Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-228666

MERGER PROPOSED—YOUR VOTE IS IMPORTANT

Dear Shareholders of Encana Corporation and Stockholders of Newfield Exploration Company:

On October 31, 2018, Encana Corporation, a Canadian corporation (“Encana”), Neapolitan Merger Corp., a Delaware corporation and an indirect, wholly-owned subsidiary of Encana (“Merger Sub”), and Newfield Exploration Company, a Delaware corporation (“Newfield”), entered into an Agreement and Plan of Merger (the “merger agreement”), providing for the merger of Merger Sub with and into Newfield, with Newfield surviving the merger as an indirect, wholly-owned subsidiary of Encana (the “merger”).

In connection with the merger, Encana will issue Encana common shares to stockholders of Newfield (the “share issuance”). Under the rules of the New York Stock Exchange (the “NYSE”) and the Toronto Stock Exchange (the “TSX”), Encana is required to obtain Encana shareholder approval of the share issuance. Accordingly, Encana will hold a special meeting of shareholders (the “Encana special meeting”) to vote on the share issuance (the “share issuance proposal”). At the Encana special meeting, Encana shareholders will also vote on a proposal to approve the adjournment of the Encana special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the share issuance proposal (the “Encana adjournment proposal”). Approval of each of these proposals requires the affirmative vote of a majority of votes cast by Encana shareholders entitled to vote thereon and present in person or represented by proxy at the Encana special meeting.

The Encana special meeting will be held on February 12, 2019 at the Oddfellows Building, Ballroom (Floor 4), 100 – 6th Avenue S.W., Calgary, Alberta, at 8:00 a.m., Mountain Time. The Encana board of directors (the “Encana board”) unanimously recommends that Encana shareholders vote “FOR” the share issuance proposal and “FOR” the Encana adjournment proposal.

In addition, under the laws of the State of Delaware and pursuant to Newfield’s bylaws, Newfield is required to obtain Newfield stockholder approval of the adoption of the merger agreement and related matters as described in the attached joint proxy statement/prospectus. Accordingly, Newfield will hold a special meeting of Newfield stockholders (the “Newfield special meeting”) to vote to adopt the merger agreement (the “merger agreement proposal”). Approval of the merger agreement proposal requires the affirmative vote, in person or by proxy, of the holders of at least 66 2⁄3% of the issued and outstanding shares of Newfield common stock entitled to vote thereon. At the Newfield special meeting, Newfield stockholders will also vote on proposals to approve (i) on an advisory (non-binding) basis, the compensation that may be paid or become payable to Newfield’s named executive officers in connection with the merger (the “non-binding compensation advisory proposal”), which is not a condition to the merger, and (ii) the adjournment of the Newfield special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement (the “Newfield adjournment proposal”). Approval of each of the non-binding compensation advisory proposal and the Newfield adjournment proposal requires the affirmative vote of a majority of votes cast by Newfield stockholders entitled to vote thereon and present in person or represented by proxy at the Newfield special meeting.

The Newfield special meeting will be held on February 12, 2019 at the Four Seasons Hotel, Fairfield Ballroom, 1300 Lamar St., Houston, Texas 77010 at 9:00 a.m., Central Time. The Newfield board of directors (the “Newfield board”) unanimously recommends that Newfield stockholders vote “FOR” the merger agreement proposal, “FOR” the non-binding compensation advisory proposal and “FOR” the Newfield adjournment proposal.

If the merger is completed, each issued and outstanding share of Newfield common stock (with certain exceptions described in the accompanying joint proxy statement/prospectus) will convert into the right to receive 2.6719 Encana common shares with cash paid in lieu of the issuance of fractional Encana common shares, if any. Although the number of Encana common shares that Newfield stockholders will receive is fixed, the market value of the merger consideration will fluctuate with the market price of Encana common shares and will not be known at the time Newfield stockholders vote to adopt the merger agreement or at the time Encana shareholders vote to approve the share issuance. Based on the closing price of the Encana common shares on the NYSE on October 31, 2018, the last trading day before the public announcement of the parties entering into the merger agreement, the 2.6719 exchange ratio represented approximately $27.36 in value for each share of Newfield common stock. Based on the closing price of the Encana common shares on the NYSE on January 7, 2019, the last practicable trading day before the date of the joint proxy statement/prospectus accompanying this notice, the 2.6719 exchange ratio represented approximately $16.78 in value for each share of Newfield common stock. Based upon the estimated number of Encana common shares and shares of Newfield common stock as well as the outstanding equity of the parties that will be outstanding immediately prior to the consummation of the merger, we estimate that, upon consummation of the merger, existing Encana shareholders will hold approximately 63.5% and former Newfield stockholders will hold approximately 36.5% of the issued and outstanding Encana common shares. We urge you to obtain current market quotations for Encana (trading symbol “ECA”) and Newfield (trading symbol “NFX”).

The obligations of Encana and Newfield to complete the merger are subject to the satisfaction or waiver of a number of conditions set forth in the merger agreement, a copy of which is included as Annex A to the attached joint proxy statement/prospectus. The attached joint proxy statement/prospectus describes the Encana special meeting, the Newfield special meeting, the merger, the documents and agreements related to the merger, the share issuance and other related matters. It also contains or references information about Encana and Newfield and certain related agreements and matters. Please carefully read this entire joint proxy statement/prospectus, including “Risk Factors,” beginning on page 39, for a discussion of the risks relating to the proposed merger. You also can obtain information about Encana and Newfield from documents that each has filed with the Securities and Exchange Commission.

Sincerely,
Douglas J. Suttles President & Chief Executive Officer and Director Encana Corporation	Lee K. Boothby President, Chief Executive Officer and Chairman Newfield Exploration Company

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger described in this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated January 8, 2019 and is first being mailed to Encana shareholders of record and Newfield stockholders of record on or about January 8, 2019.

ENCANA CORPORATION

Suite 4400, 500 Centre Street S.E., P.O. Box 2850

Calgary, Alberta, Canada, T2P 2S5

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON FEBRUARY 12, 2019

This is a notice that a special meeting (the “Encana special meeting”) of shareholders (“Encana shareholders”) of Encana Corporation, a Canadian corporation (“Encana”), will be held on February 12, 2019 at the Oddfellows Building, Ballroom (Floor 4), 100 – 6th Avenue S.W., Calgary, Alberta, at 8:00 a.m., Mountain Time. This special meeting will be held for the following purposes:

1.

to approve the issuance of Encana common shares, no par value, to stockholders of Newfield Exploration Company, a Delaware corporation (“Newfield”), in connection with the Agreement and Plan of Merger, dated as of October 31, 2018 (as it may be amended from time to time, the “merger agreement”), a copy of which is attached as Annex A to the joint proxy statement/prospectus of which this notice is a part, by and among Encana, Neapolitan Merger Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Encana (“Merger Sub”), and Newfield (the “share issuance proposal”); and

2.

to approve the adjournment of the Encana special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the share issuance proposal (the “Encana adjournment proposal”).

This joint proxy statement/prospectus describes the proposals listed above in more detail. Please refer to the attached document, including the merger agreement and all other annexes and any documents incorporated by reference, for further information with respect to the business to be transacted at the Encana special meeting. You are encouraged to read the entire document carefully before voting. In particular, see the section entitled “The Merger” beginning on page 61 for a description of the transactions contemplated by the merger agreement, including the share issuance contemplated by the share issuance proposal, and the section entitled “Risk Factors” beginning on page 39 for an explanation of the risks associated with the merger and the other transactions contemplated by the merger agreement, including the share issuance.

The Encana board of directors (the “Encana board”) has (i) unanimously determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger and the share issuance, are in the best interests of Encana, (ii) unanimously approved the execution and delivery by Encana of the merger agreement, the performance by Encana of its covenants and agreements contained therein and the consummation of the transactions contemplated by the merger agreement, including the merger and the share issuance, upon the terms and subject to the conditions therein, (iii) unanimously directed that the merger agreement be submitted to Encana shareholders at the Encana special meeting to approve the share issuance, and (iv) unanimously resolved to recommend that Encana shareholders approve the share issuance. The Encana board recommends that Encana shareholders vote “FOR” the share issuance proposal and “FOR” the Encana adjournment proposal.

The Encana board has fixed January 8, 2019 as the record date for determination of Encana shareholders entitled to receive notice of, and to vote at, the Encana special meeting or any adjournments or postponements thereof. Only Encana shareholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the Encana special meeting.

YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN. The merger between Encana and Newfield cannot be completed without the approval of the share issuance proposal by the affirmative vote of a majority of votes cast by Encana shareholders entitled to vote thereon and present in person or represented by proxy at the Encana special meeting.

Whether or not you expect to attend the Encana special meeting in person, we urge you to submit a proxy to have your shares voted as promptly as possible by either: (1) logging onto the website shown on your proxy card and following the instructions to vote online; (2) dialing the toll-free number shown on your proxy card and following the instructions to vote by phone; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the Encana special meeting. Even if you plan to attend the Encana special meeting in person, we request that you complete, sign, date and return the enclosed proxy card and thus ensure that your Encana common shares will be represented at the Encana special meeting if you are unable to attend.

If your shares are held in the name of a broker, bank, trustee or other nominee, please follow the instructions on the voting instruction form furnished by such broker, bank, trustee or other nominee, as appropriate. If you have any questions concerning the share issuance proposal or the other transactions contemplated by the merger agreement or this joint proxy statement/prospectus, would like additional copies or need help voting your Encana common shares, please contact Encana’s proxy solicitors:

1407 Broadway, 27th Floor

New York, New York 10018

Call Collect: 1-212-929-5500

Call Toll-Free: 1-800-322-2885

E-mail: Encana@mackenziepartners.com

130 King Street West, Suite 2950, P.O. Box 361

Toronto, Ontario M5X 1E2

Call Toll-Free (within North America): 1-866-229-8166

Call Collect (outside North America): 1-416-867-2272

E-mail: contactus@kingsdaleadvisors.com

By order of the Board of Directors of Encana Corporation

Nancy L. Brennan

Corporate Secretary

NEWFIELD EXPLORATION COMPANY

4 Waterway Square Place Suite 100

The Woodlands, Texas 77380

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 12, 2019

This is a notice that a special meeting (the “Newfield special meeting”) of stockholders (“Newfield stockholders”) of Newfield Exploration Company, a Delaware corporation (“Newfield”), will be held on February 12, 2019 at the Four Seasons Hotel, Fairfield Ballroom, 1300 Lamar St., Houston, Texas 77010 at 9:00 a.m., Central Time. This special meeting will be held for the following purposes:

1.

to adopt the Agreement and Plan of Merger, dated as of October 31, 2018 (as it may be amended from time to time, the “merger agreement”), a copy of which is attached as Annex A to the joint proxy statement/prospectus of which this notice is a part, by and among Newfield, Encana Corporation, a Canadian corporation (“Encana”), and Neapolitan Merger Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Encana (“Merger Sub”), pursuant to which Merger Sub will merge with and into Newfield (the “merger”), with Newfield surviving the merger as an indirect, wholly-owned subsidiary of Encana, and each outstanding share of Newfield common stock (with certain exceptions described in the accompanying joint proxy statement/prospectus) will be cancelled and converted into the right to receive 2.6719 Encana common shares pursuant to the merger agreement (the “merger agreement proposal”);

2.

to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Newfield’s named executive officers in connection with the merger (the “non-binding compensation advisory proposal”); and

3.

to approve the adjournment of the Newfield special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement (the “Newfield adjournment proposal”).

This joint proxy statement/prospectus describes the proposals listed above in more detail, as well as other matters contemplated in connection with the proposed merger. Please refer to the attached document, including the merger agreement and all other annexes and including any documents incorporated by reference, for further information with respect to the business to be transacted at the Newfield special meeting. You are encouraged to read the entire document carefully before voting. In particular, see the section entitled “The Merger” beginning on page 61 for a description of the transactions contemplated by the merger agreement, and the section entitled “Risk Factors” beginning on page 39 for an explanation of the risks associated with the merger and the other transactions contemplated by the merger agreement.

Newfield’s board of directors (the “Newfield board”) has (i) unanimously determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to, and in the best interests of, Newfield and Newfield stockholders, (ii) unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, (iii) unanimously approved the execution and delivery by Newfield of the merger agreement, the performance by Newfield of its covenants and agreements contained therein and the consummation of the transactions contemplated by the merger agreement, including the merger, upon the terms and subject to the conditions contained therein, (iv) unanimously directed that the merger agreement be submitted to Newfield stockholders at the Newfield special meeting to approve its adoption, (v) taken all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the Delaware General Corporation Law and any other applicable law with respect to a “moratorium,” “control share acquisition,” “business combination,” “fair price” or other forms of anti-takeover laws that may purport to be applicable will not apply with respect to or as a result of the entry into the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and (vi) unanimously resolved to recommend that Newfield stockholders approve the adoption of the merger agreement.

The Newfield board recommends that Newfield stockholders vote “FOR” the merger agreement proposal, “FOR” the non-binding compensation advisory proposal and “FOR” the Newfield adjournment proposal.

The Newfield board has fixed January 8, 2019 as the record date for determination of Newfield stockholders entitled to receive notice of, and to vote at, the Newfield special meeting or any adjournments or postponements thereof. Only Newfield stockholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the Newfield special meeting.

A complete list of registered Newfield stockholders entitled to vote at the Newfield special meeting will be available for inspection at the principal place of business of Newfield at 4 Waterway Square Place, Suite 100, The Woodlands, Texas 77380, during regular business hours for a period of no less than ten (10) days before the Newfield special meeting and at the place of the Newfield special meeting during the meeting.

YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN. The merger between Newfield and Encana cannot be completed without the adoption of the merger agreement by the affirmative vote, in person or by proxy, of the holders of at least 66 2⁄3% of the issued and outstanding shares of Newfield common stock entitled to vote on the merger agreement proposal as of the record date for the Newfield special meeting.

Whether or not you expect to attend the Newfield special meeting in person, we urge you to submit a proxy to have your shares voted as promptly as possible by either: (1) logging onto the website shown on your proxy card and following the instructions to vote online; (2) dialing the toll-free number shown on your proxy card and following the instructions to vote by phone; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the Newfield special meeting.

Even if you plan to attend the Newfield special meeting in person, we request that you complete, sign, date and return the enclosed proxy card and thus ensure that your Newfield common stock will be represented at the Newfield special meeting if you are unable to attend.

If your stock is held in a Newfield plan or in the name of a broker, bank, trustee or other nominee, please follow the instructions on the voting instruction form furnished by the plan administrator or such broker, bank, trustee or other nominee, as appropriate. If you have any questions concerning the merger agreement proposal or the other transactions contemplated by the merger agreement or this joint proxy statement/prospectus, would like additional copies or need help voting your shares of Newfield common stock, please contact Newfield’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Call Toll-Free: 1-888-750-5834

Banks and Brokers Call Collect: 1-212-750-5833

By order of the Board of Directors of Newfield Exploration Company

Lee K. Boothby

Chairman, President and Chief Executive Officer

ADDITIONAL INFORMATION

Both Encana and Newfield file annual, quarterly and current reports, proxy statements and other business and financial information with the U.S. Securities and Exchange Commission (the “SEC”). Financial information about Encana and Newfield is provided in each company’s annual financial statements and accompanying management’s discussion and analysis for the year ended December 31, 2017 and the nine months ended September 30, 2018.You may read and copy any materials that either Encana or Newfield files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) 732-0330 for further information on the Public Reference Room. In addition, Encana and Newfield file reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. Such information regarding Encana is also available under Encana’s profile on the System for Electronic Document Analysis and Retrieval at www.sedar.com . You can also obtain these documents, free of charge, from Encana at https://www.encana.com/investors/financial/ or from Newfield at http://ir.newfield.com. The information contained on, or that may be accessed through, Encana’s and Newfield’s websites is not incorporated by reference into, and is not a part of, this joint proxy statement/prospectus.

Encana has filed a registration statement on Form S-4 with respect to the Encana common shares to be issued in the merger, of which this joint proxy statement/prospectus forms a part. This joint proxy statement/prospectus constitutes the prospectus of Encana filed as part of the registration statement. As permitted by SEC rules, this joint proxy statement/prospectus does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits in the SEC’s reading room at the address set forth above or at the SEC’s website mentioned above. Statements contained in this joint proxy statement/prospectus as to the contents of any contract or other documents referred to in this joint proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable agreement or other document filed as an exhibit to the registration statement. This joint proxy statement/prospectus incorporates important business and financial information about Encana and Newfield from documents that are not attached to this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus, including copies of financial statements and management’s discussion and analysis, free of charge by requesting them in writing or by telephone from the appropriate company or its proxy solicitors at the following addresses and telephone numbers:

For Encana shareholders:	For Newfield stockholders:

Encana Corporation Suite 4400, 500 Centre Street S.E., P.O. Box 2850 Calgary, Alberta, Canada, T2P 2S5 Attention: Corporate Secretary (403) 645-2000	Newfield Exploration Company 4 Waterway Square Place, Suite 100 The Woodlands, Texas 77380 Attention: Investor Relations (281) 210-5182

MacKenzie Partners, Inc. 1407 Broadway, 27th Floor New York, New York 10018 Call Collect: 1-212-929-5500 Call Toll-Free: 1-800-322-2885 E-mail: Encana@mackenziepartners.com	Innisfree M&A Incorporated 501 Madison Ave, 20th Floor New York, New York 10022 Call Toll-Free: 1-888-750-5834 Banks and Brokers may call collect: 1-212-750-5833

Kingsdale Advisors

130 King Street West, Suite 2950, P.O. Box 361

Toronto, Ontario M5X 1E2

Call Toll-Free (within North America):

1-866-229-8166

Call Collect (outside North America): 1-416-867-2272

E-mail: contactus@kingsdaleadvisors.com

If you would like to request any documents, please do so by February 6, 2019 in order to receive them before the Encana special meeting or the Newfield special meeting, as applicable.

For a more detailed description of the information incorporated by reference into this joint proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information” beginning on page 196.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by Encana, constitutes a prospectus of Encana under the Securities Act of 1933, as amended, with respect to the Encana common shares, to be issued to Newfield stockholders in connection with the merger. This joint proxy statement/prospectus also constitutes a joint proxy statement for both Newfield and Encana under the Securities Exchange Act of 1934, as amended. This joint proxy statement/prospectus also constitutes a notice of meeting with respect to the special meeting of Encana shareholders and a notice of meeting with respect to the special meeting of Newfield stockholders.

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated January 8, 2019, and you should assume that the information contained in this joint proxy statement/prospectus is accurate only as of such date. You should also assume that the information incorporated by reference into this joint proxy statement/prospectus is only accurate as of the date of such information.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding Encana has been provided by Encana and information contained in this joint proxy statement/prospectus regarding Newfield has been provided by Newfield.

i

QUESTIONS AND ANSWERS

The following are some questions that you, as a shareholder (“Encana shareholder”) of Encana Corporation (“Encana”) or a stockholder (“Newfield stockholder”) of Newfield Exploration Company (“Newfield”), may have regarding the merger, the issuance of common shares of Encana, without par value (“Encana common shares”), to Newfield stockholders in connection with the merger and other matters being considered at the special meetings of Encana shareholders and Newfield stockholders (the “Encana special meeting” and the “Newfield special meeting,” respectively) and the answers to those questions. Encana and Newfield urge you to carefully read the remainder of this joint proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger, the issuance of Encana common shares in connection with the merger and the other matters being considered at the Encana special meeting and the Newfield special meeting. Additional important information is also contained in the annexes to and the documents incorporated by reference into this joint proxy statement/prospectus.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:

You are receiving this joint proxy statement/prospectus because Encana, Newfield and Neapolitan Merger Corp., a Delaware corporation and an indirect, wholly-owned subsidiary of Encana (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of October 31, 2018 (as it may be amended from time to time, the “merger agreement”), providing for the merger of Merger Sub with and into Newfield, with Newfield surviving the merger as an indirect wholly-owned subsidiary of Encana (the “merger”).

In order to complete the merger, Encana shareholders must approve the proposal to issue Encana common shares (such issuance, the “share issuance”) to Newfield stockholders pursuant to the merger agreement (the “share issuance proposal”), and Newfield stockholders must approve the proposal to adopt the merger agreement (the “merger agreement proposal”), and all other conditions to the merger must be satisfied or waived.

Encana and Newfield will hold separate special meetings to obtain these approvals and vote on other related matters, including, in the case of Newfield, a vote to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Newfield’s named executive officers in connection with the merger (the “non-binding compensation advisory proposal”).

This joint proxy statement/prospectus, which you should read carefully, contains important information about the merger, the share issuance and other matters being considered at the Encana special meeting and the Newfield special meeting.

Q:	When and where is the Encana special meeting?

A:	The Encana special meeting will be held on February 12, 2019 at the Oddfellows Building, Ballroom (Floor 4), 100 – 6th Avenue S.W., Calgary, Alberta at 8:00 a.m., Mountain Time.

Q:	When and where is the Newfield special meeting?

A:	The Newfield special meeting will be held on February 12, 2019 at the Four Seasons Hotel, Fairfield Ballroom, 1300 Lamar St., Houston, Texas 77010 at 9:00 a.m., Central Time.

Q:	What will Newfield stockholders receive for their shares of Newfield common stock in the merger?

A:

At the effective time of the merger (the “effective time,” and the date of the effective time the “closing date”), each share of Newfield common stock, par value $0.01 per share (the “Newfield common stock”), issued and outstanding immediately prior to the effective time (other than shares of Newfield common stock (a) owned or held in treasury by Newfield or any of its wholly-owned subsidiaries or (b) owned by Encana or any of its wholly-owned subsidiaries (including Merger Sub), which will automatically be canceled and cease to exist and no consideration shall be delivered in exchange therefor (the shares of Newfield common stock described in clauses (a) and (b) together, “excluded shares”)), will be cancelled and converted automatically into the right to receive 2.6719 Encana common shares (the “exchange ratio”) in certificated or book-entry form with cash paid in lieu of the issuance of fractional Encana common shares, if any (the “merger consideration”).

In addition, Newfield will take all actions as may be necessary so that at the effective time, each outstanding restricted stock award, time-based restricted stock unit award, performance-based restricted stock unit award and share of notional stock in respect of Newfield common stock will be treated as described in “The Merger—Treatment of Newfield Equity Awards in the Merger” beginning on page 134.

For additional information regarding the consideration to be received in the merger, see the section entitled “The Merger—Effects of the Merger.”

Q:	If I am a Newfield stockholder, how will I receive the merger consideration to which I am entitled?

A:

As soon as reasonably practicable after the effective time, an exchange agent will mail to each holder of record of Newfield common stock (whose shares were cancelled and converted into the right to receive the merger consideration pursuant to the merger agreement) a letter of transmittal and instructions for use in effecting the surrender of certificates of Newfield common stock (“Newfield stock certificates”) and book-entry shares representing shares of Newfield common stock (“Newfield book-entry shares”) in exchange for the merger consideration. Upon receipt by the exchange agent of (i) either Newfield stock certificates or Newfield book-entry shares and (ii) a signed letter of transmittal and such other documents as may be required pursuant to such instructions, the holder of such shares will be entitled to receive the merger consideration in exchange therefor.

Q:	What will holders of Newfield equity awards receive in the merger?

A:	Pursuant to the merger agreement, the following will occur at the effective time:

Restricted Stock Awards: All outstanding Newfield restricted stock awards will be cancelled and each holder of Newfield restricted stock will be entitled to receive, on a fully vested basis, for each share of restricted stock subject to any such award, the merger consideration.

Time-Based Restricted Stock Units with a Cash Settlement Feature: All outstanding Newfield time-based restricted stock units with a cash settlement feature will be cancelled and each holder of such restricted stock units will be entitled to receive, on a fully vested basis, for each such restricted stock unit, a cash payment of equivalent value to the merger consideration, based on the volume weighted averages of the trading price of Encana common shares on each of the five consecutive trading days ending on the trading day that is three trading days prior to the effective time of the merger.

Time-Based Restricted Stock Units with a Stock Settlement Feature: All outstanding Newfield time-based restricted stock units with a stock settlement feature will be cancelled and each holder of such restricted stock units will be entitled to receive, on a fully vested basis for each such restricted stock unit, the merger consideration.

Performance-Based Restricted Stock Units: All outstanding Newfield performance-based restricted stock units will be cancelled and will convert into the right to receive the merger consideration, with the performance-based vesting conditions applicable to such Newfield performance-based restricted stock units deemed achieved based on the determination of the compensation and management development committee (“Newfield compensation committee”) of the Newfield board of directors (the “Newfield board”), not to exceed 200% per Newfield performance-based restricted stock unit.

Notional Stock: Any shares of Newfield notional stock held in connection with Newfield’s Nonqualified Deferred Compensation Plan will convert into the right to receive a cash payment of equivalent value to the merger consideration, based on the volume weighted averages of the trading price of Encana common shares on each of the five consecutive trading days ending on the trading day that is three trading days prior to the effective time of the merger.

For additional information regarding the treatment of Newfield equity awards, see the section entitled “The Merger—Treatment of Newfield Equity Awards in the Merger” beginning on page 134.

Q:	Who will own Encana immediately following the merger?

A:

Encana and Newfield estimate that, upon completion of the merger, Encana shareholders as of immediately prior to the merger will hold approximately 63.5% and Newfield stockholders as of immediately prior to the merger will hold approximately 36.5% of the outstanding common shares of Encana (without giving effect to any Encana common shares held by Newfield stockholders prior to the merger). The exact equity stake of Newfield stockholders in Encana immediately following the effective time of the merger will depend on the number of Encana common shares and shares of Newfield common stock issued and outstanding immediately prior to the effective time of the merger.

Q:	How important is my vote?

A:

Your vote “FOR” each proposal presented at the Encana special meeting and/or the Newfield special meeting is very important, and you are encouraged to submit a proxy as soon as possible. The merger between Encana and Newfield cannot be completed without the approval of the share issuance proposal by the Encana shareholders and the approval of the merger agreement proposal by Newfield stockholders.

Encana. Approval of the share issuance proposal requires the affirmative vote of a majority of votes cast by Encana shareholders entitled to vote thereon and present in person or represented by proxy at the Encana special meeting. Abstentions are considered Encana common shares present and entitled to vote and will have the same effect as a vote “against” the share issuance proposal. The failure of any Encana shareholder to submit a vote will not be counted in determining the votes cast in connection with this proposal and therefore will have no effect on the outcome of the share issuance proposal. Approval of the proposal to adjourn the Encana special meeting, if necessary or appropriate, to solicit additional proxies in favor of the share issuance proposal if there are not sufficient votes at the time of such adjournment to approve the share issuance (the “Encana adjournment proposal”) requires the affirmative vote of a majority of votes cast by Encana shareholders entitled to vote thereon and present in person or represented by proxy at the Encana special meeting. Failure to vote and abstentions will not be counted as votes cast “for” or “against” the Encana adjournment proposal.

Newfield. Approval of the merger agreement proposal requires the affirmative vote, in person or by proxy, of the holders of at least 66 2⁄3% of the issued and outstanding shares of Newfield common stock entitled to vote thereon. The failure of any Newfield stockholder to submit a vote, or any abstention, will have the same effect as voting against the merger agreement proposal. Approval of the non-binding compensation advisory proposal requires the affirmative vote of a majority of votes cast by holders of the issued and outstanding shares of Newfield common stock entitled to vote thereon and present in person or represented by proxy at the Newfield special meeting. Abstentions are considered shares of Newfield common stock present and entitled to vote and will have the same effect as votes “against” the non-binding compensation advisory proposal. Since the non-binding compensation advisory proposal is not binding, if the merger agreement is adopted by Newfield stockholders and the merger is completed, the compensation that is the subject of the non-binding compensation advisory proposal, which includes amounts Encana or Newfield are contractually obligated to pay, would still be paid regardless of the outcome of the advisory (non-binding) vote. Approval of the proposal to adjourn the Newfield special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger agreement proposal if there are not sufficient votes at the time of such adjournment to adopt the merger agreement (the “Newfield adjournment proposal”) requires the affirmative vote of a majority of votes cast by holders of the issued and outstanding shares of Newfield common stock entitled to vote thereon and present in person or represented by proxy at the Newfield special meeting. Abstentions are considered shares of Newfield common stock present and entitled to vote and will have the same effect as votes “against” the Newfield adjournment proposal.

Q:	How do the Encana board and the Newfield board recommend that I vote?

A:

The Encana board of directors (the “Encana board”) has (i) unanimously determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger and the share issuance, are in the best interests of Encana, (ii) unanimously approved the execution and delivery by Encana of the merger agreement, the performance by Encana of its covenants and agreements contained therein and the consummation of the transactions contemplated by the merger agreement, including the merger and the share issuance, upon the terms and subject to the conditions therein, (iii) unanimously directed that the merger agreement be submitted to Encana shareholders at the Encana special meeting to approve the share issuance, and (iv) unanimously resolved to recommend that Encana shareholders approve the share issuance. For a detailed description of the various factors considered by the Encana board, see the section entitled “The Merger—Recommendation of the Encana Board and Reasons for the Merger.”

Accordingly, the Encana board unanimously recommends that Encana shareholders vote “FOR” the share issuance proposal and “FOR” the Encana adjournment proposal.

The Newfield board, after considering the various factors described under “The Merger—Recommendation of the Newfield Board and Reasons for the Merger,” the comprehensive process conducted by the Newfield board and the alternatives to the merger (including remaining as a stand-alone company), has (i) unanimously determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to, and in the best interests of, Newfield and Newfield stockholders, (ii) unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, (iii) unanimously approved the execution and delivery by Newfield of the merger agreement, the performance by Newfield of its covenants and agreements contained therein and the consummation of the transactions contemplated by the merger agreement, including the merger, upon the terms and subject to the conditions contained therein, (iv) unanimously directed that the merger agreement be submitted to Newfield stockholders at the Newfield special meeting to approve its adoption, (v) taken all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the Delaware General Corporation Law (the “DGCL”) and any other applicable law with respect to a “moratorium,” “control share acquisition,” “business combination,” “fair price” or other forms of anti-takeover laws that may purport to be applicable will not apply with respect to or as a result of the entry into the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and (vi) unanimously resolved to recommend that Newfield stockholders approve the adoption of the merger agreement.

Accordingly, the Newfield board recommends that you vote “FOR” the merger agreement proposal, “FOR” the non-binding compensation advisory proposal and “FOR” the Newfield adjournment proposal.

Q:	Will the Encana common shares received at the time of completion of the merger be traded on an exchange?

A:

Yes. It is a condition to the consummation of the merger that the Encana common shares to be issued to Newfield stockholders in connection with the merger be authorized for listing on the NYSE, subject to official notice of issuance, and the TSX, subject to satisfaction of customary listing conditions of the TSX. Shares of Newfield common stock currently trade on the NYSE under the stock symbol “NFX.” When the merger is completed, the Newfield common stock currently listed on the NYSE will cease to be traded on the NYSE and will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Q:	How will Encana shareholders be affected by the merger?

A:

Upon completion of the merger, each Encana shareholder will hold the same number of Encana common shares that such shareholder held immediately prior to completion of the merger. As a result of the merger, Encana shareholders will own shares in a larger company with more assets. However, because in connection with the merger, Encana will be issuing additional Encana common shares to Newfield stockholders in exchange for their shares of Newfield common stock, each outstanding Encana common share immediately prior to the merger will represent a smaller percentage of the aggregate number of Encana common shares issued and outstanding after the merger.

Q:	Is the transaction expected to be taxable to Newfield stockholders for U.S. federal income tax purposes?

A:

Yes. For U.S. holders (as such term is defined below under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”), the receipt of the merger consideration in exchange for Newfield common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder of Newfield common stock that receives Encana common shares in connection with the merger will recognize gain or loss equal to the difference, if any, between (1) the fair market value of the Encana common shares received and (2) such U.S. holder’s adjusted tax basis in its shares of Newfield common stock exchanged. The deductibility of loss, if any, of a U.S. holder of Newfield common stock as a result of the merger may be subject to limitation for U.S. federal income tax purposes. A U.S. holder will be subject to U.S. federal income tax on any gain recognized without a corresponding receipt of cash. Newfield stockholders should consult their tax advisors regarding the particular tax consequences of the exchange of Newfield common stock for the merger consideration pursuant to the merger in light of their particular circumstances (including the application and effect of any state, local or foreign income and other tax laws). For a more detailed discussion of the U.S. federal income tax consequences of the merger to Newfield stockholders, see “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”

Q:	Are there any unique Canadian tax considerations that Newfield stockholders should be aware of in obtaining shares of a Canadian company?

A:

Yes. An Encana shareholder who is a non-resident of Canada, and who will not use or hold Encana common shares in a business carried on in Canada, will not be subject to Canadian tax on the disposition of such shares unless such shares are “taxable Canadian property” to such holder. Any dividends paid in respect of the Encana common shares to persons who are non-residents of Canada will be subject to Canadian withholding tax at the rate of 25% unless the rate is reduced under the provisions of an applicable tax treaty. See the section entitled “The Merger—Material Canadian Federal Income Tax Consequences.”

Q:	When do Encana and Newfield expect to complete the merger?

A:

Encana and Newfield currently expect to complete the merger in the first quarter of 2019. However, neither Encana nor Newfield can predict the actual date on which the merger will be completed, nor can the parties ensure that the merger will be completed, because completion is subject to conditions beyond either company’s control. See the sections entitled “The Merger—Regulatory Approvals Required to Complete the Merger” and “The Merger Agreement—Conditions to Completion of the Merger.”

Q:	What happens if the merger is not completed?

A:

If the merger agreement is not adopted by Newfield stockholders, the share issuance is not approved by Encana shareholders or the merger is not completed for any other reason, Newfield stockholders will not receive any payment for shares of Newfield common stock they own. Instead, Newfield will remain an independent public company, Newfield common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and Newfield will continue to file periodic reports with the SEC.

Under specified circumstances, Newfield and/or Encana may be required to reimburse the other party’s expenses or pay a termination fee upon termination of the merger agreement, as described under “The Merger Agreement—Expenses and Termination Fees Relating to the Termination of the Merger Agreement.”

Q:	How many votes may I cast?

A:

Each outstanding Encana common share entitles its holder of record to one vote on each matter to be considered at the Encana special meeting. Only Encana shareholders who held Encana common shares at the close of business on January 8, 2019 are entitled to vote at the Encana special meeting and any adjournment or postponement of the Encana special meeting, so long as such shares remain outstanding on the date of the Encana special meeting.

Each outstanding share of Newfield common stock entitles its holder of record to one vote on each matter to be considered at the Newfield special meeting. Only Newfield stockholders who held shares of Newfield common stock at the close of business on January 8, 2019 are entitled to vote at the Newfield special meeting and any adjournment or postponement of the Newfield special meeting, so long as such shares remain outstanding on the date of the Newfield special meeting.

Q:	Who can vote at, and what are the record dates of, each of the Encana special meeting and the Newfield special meeting?

A:

All Encana shareholders who hold Encana common shares of record at the close of business on January 8, 2019, the record date for the Encana special meeting, are entitled to receive notice of and to vote at the Encana special meeting.

All Newfield stockholders who hold shares of Newfield common stock of record at the close of business on January 8, 2019, the record date for the Newfield special meeting, are entitled to receive notice of and to vote at the Newfield special meeting.

Q:	What constitutes a quorum at each of the Encana special meeting and the Newfield special meeting?

A:	In order for business to be conducted at the Encana and Newfield special meetings, a quorum must be present.

A quorum at the Encana special meeting requires the presence of at least two persons present in person, each being an Encana shareholder or duly appointed proxyholder of an Encana shareholder, together holding at least 25% of the total issued and outstanding Encana common shares entitled to vote at the Encana special meeting.

A quorum at the Newfield special meeting requires the presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of Newfield common stock entitled to vote at the Newfield special meeting.

Q:	What do I need to do now?

A:

After you have carefully read and considered the information contained or incorporated by reference into this joint proxy statement/prospectus, please submit your proxy via the Internet or by telephone in accordance with the instructions set forth on the enclosed proxy card, or complete, sign, date and return the enclosed proxy card in the postage-prepaid envelope provided as soon as possible so that your shares will be represented and voted at the Encana special meeting and/or the Newfield special meeting, as applicable.

Additional information on voting procedures can be found under the section entitled “Encana Special Meeting” and under the section entitled “Newfield Special Meeting.”

Q:	How will my proxy be voted?

A:	If you submit your proxy via the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy card, your proxy will be voted in accordance with your instructions.

Additional information on voting procedures can be found under the section entitled “Encana Special Meeting” and under the section entitled “Newfield Special Meeting.”

Q:	Who will count the votes?

A:

The votes at the Encana special meeting will be counted by Encana’s registrar and transfer agent AST Trust Company (Canada). The votes at the Newfield special meeting will be counted by Broadridge Financial Solutions, Inc. an independent third party.

Q:	May I vote in person?

A:

Yes. If you are a registered Encana shareholder of record at the close of business on January 8, 2019, or a Newfield stockholder of record at the close of business on January 8, 2019, you may attend the Encana special meeting or Newfield special meeting, as applicable and vote your shares in person, in lieu of submitting your proxy by Internet, telephone or by completing, signing, dating and returning the enclosed proxy card. Please note attendance at the Encana special meeting or the Newfield special meeting, as applicable, alone will not cause the voting of your shares; you must affirmatively vote the proxy card or meeting ballot provided.

If you are a beneficial owner of Encana common shares or a beneficial owner of Newfield common stock, you are also invited to attend the Encana special meeting or the Newfield special meeting, as applicable. However, because you are not the Encana shareholder of record or Newfield stockholder of record, as applicable, you may not vote your shares in person at the Encana special meeting or the Newfield special meeting, as applicable, unless you request and obtain a proxy issued in your own name from your bank, broker or nominee.

If you appoint a non-management proxyholder, please make sure they are aware and ensure they will attend the applicable special meeting with the proper authority from you, the Encana shareholder or Newfield stockholder, as applicable, for your vote to count.

Q:	What must I bring to attend my special meeting?

A:

Only Encana shareholders of record and/or Newfield stockholders of record, as of the close of business on the applicable record date, beneficial owners of Encana common shares or beneficial owners of Newfield common stock as of the close of business on the applicable record date, holders of valid proxies for the Encana special meeting or Newfield special meeting, as applicable and invited guests of Encana or Newfield, as applicable, may attend the Encana special meeting or Newfield special meeting, as applicable. All attendees should be prepared to present government-issued photo identification (such as a driver’s license or passport) for admittance. The additional items, if any, that attendees must bring depend on whether they are Encana shareholders or Newfield stockholders of record, as applicable, beneficial owners of Encana common shares or beneficial owners of Newfield common stock or proxy holders.

Additional information on attending the Encana special meeting and the Newfield special meeting can be found under the section entitled “Encana Special Meeting” and under the section entitled “Newfield Special Meeting.”

Q:	What should I do if I receive more than one set of voting materials for the Encana special meeting or the Newfield special meeting?

A:

You may receive more than one set of voting materials for the Encana special meeting, the Newfield special meeting or both, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction forms. For example, if you hold your Encana common shares or Newfield common stock in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please submit each separate proxy or voting instruction form that you receive by following the instructions set forth in each separate proxy or voting instruction form.

Q:	What’s the difference between holding shares as an Encana shareholder or a Newfield stockholder of record and holding shares as a beneficial owner of Encana common shares or Newfield common stock?

A:

If your Encana common shares are registered directly in your name with Encana’s registrar and transfer agent, AST Trust Company (Canada), or your shares of Newfield common stock are registered directly in your name with Newfield’s transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, to be the Encana shareholder of record, in the case of Encana, or the Newfield stockholder of record, in the case of Newfield. If you are such a shareholder or stockholder of record, as applicable, then this joint proxy statement and your proxy card have been sent directly to you by Encana or Newfield, as applicable.

If your Encana common shares or Newfield common stock are held through a bank, broker or other nominee, you are considered the beneficial owner of the Encana common shares or Newfield common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting, and you are also invited to attend in person the Encana special meeting or the Newfield special meeting, as applicable. However, because you are not the Encana shareholder or Newfield stockholder of record, you may not vote your Encana common shares in person at the Encana special meeting or your shares of Newfield common stock at the Newfield special meeting, as applicable, unless you request and obtain a proxy issued in your own name from your bank, broker or nominee.

If you appoint a non-management proxyholder, please make sure they are aware and ensure they will attend the applicable special meeting with the proper authority from you, the Encana shareholder or Newfield stockholder, for your vote to count.

Q:	If my Encana common shares or shares of Newfield common stock are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote my shares for me?

A:

No. If your Encana common shares or shares of Newfield common stock, as applicable, are held in the name of a broker, bank or other nominee, you will receive separate instructions from your broker, bank or other nominee describing how to vote your shares. The availability of Internet or telephonic voting will depend on the nominee’s voting process. Please check with your broker, bank or other nominee and follow the voting procedures provided by your broker, bank or other nominee on your voting instruction form.

You should instruct your broker, bank or other nominee how to vote your Encana common shares or shares of Newfield common stock, as applicable. Under the rules applicable to broker-dealers, your broker, bank or other nominee does not have discretionary authority to vote your shares on any of the proposals scheduled to be voted on at the Encana special meeting or the Newfield special meeting. A so-called “broker non-vote” results when banks, brokers and other nominees return a valid proxy voting upon a matter or matters for which the applicable rules provide discretionary authority but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. Encana and Newfield do not expect any broker non-votes at the Encana special meeting or Newfield special meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine, whereas each of the proposals to be presented at the Encana special meeting and

Newfield special meeting are considered non-routine. As a result, no broker will be permitted to vote your Encana common shares at the Encana special meeting or your shares of Newfield common stock at the Newfield special meeting without receiving instructions. Failure to instruct your broker on how to vote your shares will have no effect on the outcome of the share issuance proposal or the non-binding compensation advisory proposal, but will have the same effect as a vote “against” the approval of the merger agreement proposal.

Additional information on voting procedures can be found under the section entitled “Encana Special Meeting” and under the section entitled “Newfield Special Meeting.”

Q:	How do I vote Encana common shares held in an Encana employee benefit plan?

A.

If your Encana common shares are held in an Encana employee benefit plan, you will receive a separate voting direction card. The trustee and/or plan administrator of the applicable Encana employee benefit plan will vote your Encana common shares in accordance with the instructions on your returned direction card.

If you do not timely return a direction card, the trustee and/or plan administrator will vote your Encana common shares in accordance with their normal process. If you return a direction card with no instructions, the trustee and/or plan administrator will vote your Encana common shares “FOR” the share issuance proposal and “FOR” the Encana adjournment proposal. Please note that the direction cards have an earlier return date than the proxy cards. Please review your direction card for the date by which your instructions must be received in order for your Encana common shares to be voted.

In the case of Internet or telephone voting, you should have your direction card in hand and retain the card until you have completed the voting process. If you vote by Internet or telephone, you do not need to return the direction card by mail.

Please note that no votes will be accepted at the Encana special meeting in respect of Encana common shares held in an Encana employee benefit plan and that all such votes must be voted prior to the Encana special meeting.

Q:	How do I vote shares of Newfield common stock held in Newfield’s 401(k) plan?

A.

If your shares of Newfield common stock are held in Newfield’s 401(k) plan, you will receive a separate voting direction card. The trustee of the Newfield 401(k) plan will vote your shares of Newfield common stock in accordance with the instructions on your returned direction card.

If you do not timely return a direction card or if you return a direction card with no instructions, the trustee will vote your shares of Newfield common stock in proportion to the voting directions received from all plan participants who properly vote. Please note that the direction cards have an earlier return date than the proxy cards. Please review your direction card for the date by which your instructions must be received in order for your shares of Newfield common stock to be voted.

In the case of Internet or telephone voting, you should have your direction card in hand and retain the card until you have completed the voting process. If you vote by Internet or telephone, you do not need to return the direction card by mail.

Please note that no votes will be accepted at the Newfield special meeting in respect of shares of Newfield common stock held in Newfield’s 401(k) plan and that all such votes must be voted prior to the Newfield special meeting.

Q:	What do I do if I am an Encana shareholder and I want to revoke my proxy?

A:	Encana shareholders of record may revoke their proxies at any time before their Encana common shares are voted at the Encana special meeting in any of the following ways:

•

sending a written notice of revocation to Encana at Suite 4400, 500 Centre Street S.E., Calgary, Alberta T2P 2S5, Canada Attention: Corporate Secretary, which must be received before their shares are voted at the Encana special meeting;

•

properly submitting a later-dated, new proxy card, which must be received by 8:00 a.m., Mountain Time, on February 8, 2019 (in which case only the later-dated proxy is counted and the earlier proxy is revoked);

•

submitting a proxy via the Internet or by telephone at a later date, which must be received by 8:00 a.m., Mountain Time, on February 8, 2019 (in which case only the later-dated proxy is counted and the earlier proxy is revoked); or

•	attending the Encana special meeting and voting in person; attendance at the Encana special meeting will not, however, in and of itself, constitute a vote or revocation of a prior proxy.

Beneficial owners of Encana common shares may change their voting instruction by submitting new voting instructions to the brokers, banks or other nominees that hold their shares of record or by requesting a proxy issued in their own name from such broker, bank or other nominee and voting in person at the Encana special meeting. In addition, shareholders who hold Encana common shares in an Encana employee benefit plan may revoke or change their proxy via any of the foregoing methods, except that a new employee benefit plan participant proxy must be received by 8:00 a.m., Mountain Time, on February 4, 2019.

Additional information can be found under the section entitled “Encana Special Meeting.”

Q:	What do I do if I am a Newfield stockholder and I want to revoke my proxy?

A:	Newfield stockholders of record may revoke their proxies at any time before their shares of Newfield common stock are voted at the Newfield special meeting in any of the following ways:

•

sending a written notice of revocation to Newfield at Newfield Exploration Company, 4 Waterway Square Place, Suite 100, The Woodlands, Texas 77380, Attention: Investor Relations, which must be received before their shares are voted at the Newfield special meeting;

•

properly submitting a later-dated, new proxy card, which must be received before their shares are voted at the Newfield special meeting (in which case only the later-dated proxy is counted and the earlier proxy is revoked);

•

submitting a proxy via the Internet or by telephone at a later date, which must be received by 11:59 p.m., Eastern Time, on February 11, 2019 (in which case only the later-dated proxy is counted and the earlier proxy is revoked); or

•	attending the Newfield special meeting and voting in person; attendance at the Newfield special meeting will not, however, in and of itself, constitute a vote or revocation of a prior proxy.

Beneficial owners of Newfield common stock may change their voting instruction by submitting new voting instructions to the brokers, banks or other nominees that hold their shares of record or by requesting a “legal proxy” from such broker, bank or other nominee and voting in person at the Newfield special meeting. In addition, stockholders who hold shares of Newfield common stock in Newfield’s 401(k) plan may revoke or change their proxy via any of the foregoing methods, except that a new 401(k) plan participant proxy must be received by 11:59 p.m., Eastern Time, on February 8, 2019.

Additional information can be found under the section entitled “Newfield Special Meeting.”

Q:	Are there any risks that I should consider as an Encana shareholder or Newfield stockholder in deciding how to vote?

A:

Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 39. You also should read and carefully consider the risk factors of Encana and Newfield contained in the documents that are incorporated by reference in this joint proxy statement/prospectus.

Q:	What happens if I sell or otherwise transfer my Encana common shares before the Encana special meeting?

A:

The record date for Encana shareholders entitled to vote at the Encana special meeting is January 8, 2019, which is earlier than the date of the Encana special meeting. If you sell or otherwise transfer your shares after the record date but before the Encana special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies Encana in writing of such special arrangements, you will retain your right to vote such shares at the Encana special meeting but will otherwise transfer ownership of and the economic interest in your Encana common shares.

Q:	What happens if I sell or otherwise transfer my shares of Newfield common stock before the Newfield special meeting?

A:

The record date for Newfield stockholders entitled to vote at the Newfield special meeting is January 8, 2019, which is earlier than the date of the Newfield special meeting. If you sell or otherwise transfer your shares after the record date but before the Newfield special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies Newfield in writing of such special arrangements, you will retain your right to vote such shares at the Newfield special meeting but will otherwise transfer ownership of and the economic interest in your shares of Newfield common stock.

Q:	What happens if I sell or otherwise transfer my shares of Newfield common stock before the completion of the merger?

A:

Only Newfield stockholders at the effective time will become entitled to receive the merger consideration. If you sell your shares of Newfield common stock prior to the completion of the merger, you will not become entitled to receive the merger consideration by virtue of the merger.

Q:	Do any of the officers or directors of Newfield have interests in the merger that may differ from or be in addition to my interests as a Newfield stockholder?

A:

In considering the recommendation of the Newfield board that Newfield stockholders vote to approve the merger agreement proposal, the non-binding compensation advisory proposal and the Newfield adjournment proposal, Newfield stockholders should be aware that, aside from their interests as stockholders of Newfield, some of Newfield’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Newfield stockholders generally. The Newfield board was aware of and considered these potential interests, among other matters, in evaluating and negotiating the merger agreement and the transactions contemplated therein, in approving the merger and in recommending the approval of the merger agreement proposal, the non-binding compensation advisory proposal and the Newfield adjournment proposal.

For more information and quantification of these interests, please see “The Merger—Interests of Certain Newfield Directors and Executive Officers in the Merger.”

Q:	If I am an Encana shareholder and I oppose the share issuance proposal or I am a Newfield stockholder and I oppose the merger agreement proposal, but both proposals are approved, what are my rights?

A:

Encana shareholders may vote against the share issuance proposal if they do not favor the merger. However, if the share issuance proposal is approved, Encana shareholders who oppose the share issuance proposal are not entitled to dissenters’ or appraisal rights under Canadian law in connection with the issuance of Encana common shares as contemplated by the merger agreement.

Newfield stockholders may vote against the merger agreement proposal if they do not favor the merger. However, if the merger agreement proposal is approved, because shares of Newfield common stock are listed on the NYSE and Newfield stockholders are not required to receive consideration other than Encana common shares, which are also listed on the NYSE, with cash paid in lieu of the issuance of fractional Encana common shares, if any, in the merger, Newfield stockholders are not entitled to exercise dissenters’ or appraisal rights under Delaware law in connection with the merger.

Q:	Where can I find voting results of the Encana special meeting and the Newfield special meeting?

A:

Newfield and Encana intend to announce their respective preliminary voting results at each of the Newfield and Encana special meetings and publish the final results in Current Reports on Form 8-K that will be filed with the SEC following the Newfield special meeting and the Encana special meeting, respectively. All reports that Newfield and Encana file with the SEC are publicly available when filed. See the section entitled “Where You Can Find More Information.”

Q:	How can I find more information about Encana and Newfield?

A:	You can find more information about Encana and Newfield from various sources described in the section entitled “Where You Can Find More Information.”

Q:

Who can answer any questions I may have about the Encana special meeting, the Newfield special meeting, the merger, or the transactions contemplated by the merger agreement, including the share issuance?

A:

If you have any questions about the Encana special meeting, the Newfield special meeting, the merger, the share issuance, how to submit your proxy or if you need additional copies of this joint proxy statement/prospectus or documents incorporated by reference herein, the enclosed proxy card or voting instructions, you should contact:

For Encana shareholders:	For Newfield stockholders:

Encana Corporation 500 Centre Street S.E. P.O. Box 2850 Calgary, Alberta, Canada T2P 2S5 (403) 645-2000 Attention: Corporate Secretary	Newfield Exploration Company 4 Waterway Square Place, Suite 100 The Woodlands, Texas 77380 (281) 210-5182 Attention: Investor Relations

MacKenzie Partners, Inc. 1407 Broadway, 27th Floor New York, New York 10018 Call Collect: 1-212-929-5500 Call Toll-Free: 1-800-322-2885 E-mail: Encana@mackenziepartners.com	Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, New York 10022 Call Toll-Free: 1-888-750-5834 Banks and Brokers Call Collect: 1-212-750-5833

Kingsdale Advisors

130 King Street West, Suite 2950, P.O. Box 361

Toronto, Ontario M5X 1E2

Call Toll-Free Phone (within North America):

1-866-229-8166

Call Collect (outside North America):

1-416-867-2272

E-mail: contactus@kingsdaleadvisors.com

SUMMARY

The following summary highlights selected information described in more detail elsewhere in this joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus and may not contain all the information that may be important to you. To understand the merger and the matters being voted on by Newfield stockholders and Encana shareholders at their respective special meetings more fully, and to obtain a more complete description of the legal terms of the merger agreement and the agreements related thereto, you should carefully read this entire document, including the annexes, and the documents to which Encana and Newfield refer you. Each item in this summary includes a page reference directing you to a more complete description of that topic. See “Where You Can Find More Information.”

The Parties (see pages 46, 47)

Encana Corporation

Encana is a leading North American energy producer that is focused on developing its multi-basin portfolio of oil, natural gas liquids (“NGLs”) and natural gas producing plays. Encana’s operations also include the marketing of oil, NGLs and natural gas. All of Encana’s reserves and production are located in North America.

Encana’s common shares are listed and posted for trading on the NYSE and the TSX under the symbol “ECA.” Encana is incorporated under the Canada Business Corporations Act (the “CBCA”) and was formed in 2002 through the business combination of two predecessor companies.

The principal executive offices of Encana are located at Suite 4400, 500 Centre Street S.E., P.O. Box 2850, Calgary, Alberta, T2P 2S5 Canada and its telephone number is (403) 645-2000.

Neapolitan Merger Corp.

Neapolitan Merger Corp., a Delaware corporation (referred to previously in this joint proxy statement/prospectus as Merger Sub), is a wholly-owned indirect subsidiary of Encana. Merger Sub is newly formed, and was organized for the purpose of consummating the merger. Merger Sub has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the merger. Merger Sub’s address is 370 17th Street, Suite 1700, Denver, Colorado 80202.

Newfield Exploration Company

Newfield is a Delaware corporation, incorporated in 1988 and publicly traded on the NYSE since 1993. Newfield has been a member of the S&P 500 Index since 2010. Newfield’s U.S. operations are onshore and focus primarily on large scale, liquids-rich resource plays in the Anadarko Basin of Oklahoma, the Williston Basin of North Dakota and the Uinta Basin of Utah. In addition, Newfield has oil assets offshore of China and gas assets in the Arkoma Basin of Oklahoma.

Shares of Newfield common stock are listed for trading on the NYSE under the symbol “NFX.” The principal executive offices of Newfield are located at 4 Waterway Square Place, Suite 100, The Woodlands, Texas 77380 and its telephone number is (281) 210-5100.

Encana Special Meeting (see page 48)

Date, Time and Place. The Encana special meeting will be held on February 12, 2019 at the Oddfellows Building, Ballroom (Floor 4), 100 – 6th Avenue S.W., Calgary, Alberta, at 8:00 a.m., Mountain Time.

Purpose. The Encana special meeting is being held to consider and vote on the following proposals:

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Proposal 1. To approve the issuance of Encana common shares to Newfield stockholders in connection with the merger (referred to previously in this joint proxy statement/prospectus as the share issuance proposal); and

•

Proposal 2. To approve the adjournment of the Encana special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the share issuance proposal (referred to previously in this joint proxy statement/prospectus as the Encana adjournment proposal).

Record Date; Voting Rights. The record date for the determination of Encana shareholders entitled to notice of and to vote at the Encana special meeting is January 8, 2019. Only Encana shareholders who held Encana common shares of record at the close of business on January 8, 2019 are entitled to vote at the Encana special meeting and any adjournment or postponement of the Encana special meeting so long as such shares remain outstanding on the date of the Encana special meeting. Each issued and outstanding Encana common share entitles its holder of record to one vote on each matter to be considered at the Encana special meeting.

Quorum. In order for business to be conducted at the Encana special meeting, a quorum must be present. A quorum at the Encana special meeting requires the presence of at least two persons present in person, each being an Encana shareholder or duly appointed proxyholder of an Encana shareholder, together holding at least 25% of the total issued and outstanding Encana common shares entitled to vote at the Encana special meeting. For purposes of determining whether there is a quorum, all shares that are present, including abstentions, will count towards the quorum.

Vote Required. The affirmative vote of a majority of votes cast by Encana shareholders entitled to vote thereon and present in person or represented by proxy at the Encana special meeting is required to approve each of the share issuance proposal and the Encana adjournment proposal.

As of the record date, there were 952,507,693 Encana common shares outstanding. As of the record date, Encana directors and executive officers, as a group, beneficially owned and were entitled to vote 1,252,871 Encana common shares, or approximately 0.1% of the issued and outstanding Encana common shares. As of the record date, Encana’s directors and executive officers did not own any shares of Newfield common stock.

Newfield Special Meeting (see page 54)

Date, Time and Place. The Newfield special meeting will be held on February 12, 2019 at the Four Seasons Hotel, Fairfield Ballroom, 1300 Lamar St., Houston, Texas 77010 at 9:00 a.m., Central Time.

Purpose. The Newfield special meeting is being held to consider and vote on the following proposals:

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Proposal 1. To adopt the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus, pursuant to which each outstanding share of Newfield common stock (other than excluded shares) will be cancelled and converted into the right to receive 2.6719 Encana common shares with cash paid in lieu of the issuance of fractional Encana common shares, if any (referred to previously in this joint proxy statement/prospectus as the merger agreement proposal).

•	Proposal 2. To approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Newfield’s named executive officers in connection with the merger (referred to previously in this joint proxy statement/prospectus as the non-binding compensation advisory proposal), discussed under the heading “The Merger—Interests of Certain Newfield Directors and Executive Officers in the Merger.”

•

Proposal 3. To approve the adjournment of the Newfield special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement (referred to previously in this joint proxy statement/prospectus as the Newfield adjournment proposal).

Record Date; Voting Rights. The record date for the determination of Newfield stockholders entitled to notice of and to vote at the Newfield special meeting is January 8, 2019. Only Newfield stockholders who held shares of Newfield common stock at the close of business on January 8, 2019 are entitled to vote at the Newfield special meeting and any adjournment or postponement of the Newfield special meeting, so long as such shares remain outstanding on the date of the Newfield special meeting. Each outstanding share of Newfield common stock entitles its holder of record to one vote on each matter to be considered at the Newfield special meeting.

Quorum. In order for business to be conducted at the Newfield special meeting, a quorum must be present. A quorum at the Newfield special meeting requires the presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of Newfield common stock entitled to vote at the Newfield special meeting. For purposes of determining whether there is a quorum, all shares that are present, including abstentions, and entitled to vote will count towards the quorum.

Vote Required. The votes required for each proposal are as follows:

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Proposal 1—the merger agreement proposal. The affirmative vote, in person or by proxy, of the holders of at least 66 2⁄3% of the issued and outstanding shares of Newfield common stock entitled to vote thereon.

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Proposal 2—the non-binding compensation advisory proposal. The affirmative vote of a majority of votes cast by holders of the issued and outstanding shares of Newfield common stock entitled to vote thereon and present in person or represented by proxy at the Newfield special meeting. Since the votes for the merger-related non-binding compensation advisory proposal are non-binding, if the merger agreement is adopted by Newfield stockholders and the merger is completed, the compensation that is the subject of the non-binding compensation advisory proposal, which includes amounts Newfield or Encana are contractually obligated to pay, would still be paid regardless of the outcome of the advisory (non-binding) vote on the non-binding compensation advisory proposal.

•

Proposal 3—the Newfield adjournment proposal. The affirmative vote of a majority of votes cast by holders of the issued and outstanding shares of Newfield common stock entitled to vote thereon and present in person or represented by proxy at the Newfield special meeting.

As of the record date, there were 200,933,274 shares of Newfield common stock outstanding. As of the record date, Newfield directors and executive officers, as a group, beneficially owned and were entitled to vote 1,715,316 shares of Newfield common stock or approximately 0.9% of the issued and outstanding shares of Newfield common stock.

The Merger (see page 61)

Upon satisfaction or waiver of the conditions to closing in the merger agreement, on the closing date, Merger Sub, an indirect wholly-owned subsidiary of Encana formed for the purpose of effecting the merger, will merge with and into Newfield, whereby Newfield will be the surviving company in the merger as an indirect wholly-owned subsidiary of Encana. At the effective time of the merger, each share of Newfield common stock issued and outstanding immediately prior to the effective time (other than excluded shares) will be cancelled and converted into the right to receive 2.6719 Encana common shares with cash paid in lieu of the issuance of fractional Encana common shares, if any. In addition, Newfield will take all actions as may be necessary so that at the effective time, each outstanding restricted stock award, time-based restricted stock unit award, performance-based restricted stock unit award and share of notional stock in respect of Newfield common stock will be treated as described in “The Merger—Treatment of Newfield Equity Awards in the Merger.”

Recommendation of the Encana Board and Reasons for the Merger (see page 73)

The Encana board unanimously recommends that the Encana shareholders vote “FOR” the share issuance proposal and “FOR” the Encana adjournment proposal.

In the course of reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, including the share issuance, the Encana board considered a number of factors in its deliberations. For a more complete discussion of these factors, see “The Merger—Recommendation of the Encana Board and Reasons for the Merger.”

Recommendation of the Newfield Board and Reasons for the Merger (see page 77)

The Newfield board unanimously recommends that the Newfield stockholders vote “FOR” the merger agreement proposal, “FOR” the non-binding compensation advisory proposal and “FOR” the Newfield adjournment proposal.

In the course of reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, the Newfield board considered a number of factors in its deliberations. For a more complete discussion of these factors, see “The Merger—Recommendation of the Newfield Board and Reasons for the Merger.”

Opinions of Encana’s Financial Advisors (see page 88)

Opinion of Credit Suisse

On October 31, 2018, Credit Suisse Securities (Canada) Inc. (“Credit Suisse”) rendered its oral opinion to the Encana board (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion addressed to the Encana board dated the same date) as to, as of October 31, 2018, the fairness, from a financial point of view, to Encana of the exchange ratio in the merger pursuant to the merger agreement.

Credit Suisse’s opinion was directed to the Encana board (in its capacity as such), and only addressed the fairness, from a financial point of view, to Encana of the exchange ratio in the merger pursuant to the merger agreement and did not address any other aspect or implication (financial or otherwise) of the merger. The summary of Credit Suisse’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this joint proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in preparing its opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus are intended to be, and they do not constitute, advice or a recommendation to any securityholder as to how such holder should vote or act on any matter relating to the merger.

For further information, see the section of this joint proxy statement/prospectus entitled “The Merger—Opinions of Encana’s Financial Advisors – Opinion of Credit Suisse” and Annex B to this joint proxy statement/prospectus.

Opinion of TD Securities

On October 31, 2018, at a meeting of the Encana board, TD Securities Inc. (“TD Securities”) rendered its oral opinion to the Encana board (which was subsequently confirmed in writing by delivery of TD Securities’ written opinion addressed to the Encana board dated the same date) that, as of that date and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of, and qualifications to, the review undertaken by TD Securities as set forth in its written opinion, the exchange ratio was fair, from a financial point of view, to Encana.

The full text of the written opinion of TD Securities to the Encana board, dated as of October 31, 2018, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference in its entirety. The summary of the opinion of TD Securities in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Encana shareholders should read TD Securities’ opinion and the summary of TD Securities’ opinion carefully and in their entirety for a discussion of the matters considered, the procedures followed, the assumptions made and various limitations of, and qualifications to, the review undertaken by TD Securities in rendering its opinion.

TD Securities’ opinion was provided to the Encana board (in its capacity as such) for its information in connection with its consideration of the merger. TD Securities’ opinion does not constitute a recommendation to the Encana board with respect to the merger, nor does TD Securities’ opinion constitute advice or a recommendation to any Encana shareholder or Newfield stockholder as to how to vote with respect to the merger and does not in any manner address the prices at which Encana common shares will trade at any time. TD Securities’ opinion addresses only the fairness to Encana, from a financial point of view and as of the date of such opinion, of the exchange ratio pursuant to the merger agreement and does not address any terms or other aspects of the merger or any other matter.

For further information, see the section of this joint proxy statement/prospectus entitled “The Merger—Opinions of Encana’s Financial Advisors—Opinion of TD Securities” and Annex C to this joint proxy statement/prospectus.

Opinion of Newfield’s Financial Advisor (see page 106)

On October 31, 2018, at a meeting of the Newfield board, J.P. Morgan Securities LLC (“J.P. Morgan”) rendered its oral opinion to the Newfield board (which was subsequently confirmed in writing by delivery of J.P. Morgan’s written opinion addressed to the Newfield board dated the same date) that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to Newfield stockholders. J.P. Morgan has confirmed its October 31, 2018 oral opinion by delivering its written opinion to the Newfield board, dated October 31, 2018, that, as of such date, the exchange ratio in the proposed merger was fair, from a financial point of view, to Newfield stockholders.

The full text of the written opinion of J.P. Morgan dated October 31, 2018, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Newfield stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Newfield board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the exchange ratio in the proposed merger and did not address any other aspect of the proposed merger. J.P. Morgan expressed no opinion as to the fairness of the exchange ratio to the holders of any other class of securities, creditors or other constituencies of Newfield or as to the underlying decision by Newfield to engage in the proposed merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any Newfield stockholder as to how such stockholder should vote with respect to the proposed merger or any other matter.

For further information, see the section of this joint proxy statement/prospectus entitled “The Merger—Opinion of Newfield’s Financial Advisor” and Annex D to this joint proxy statement/prospectus.

Interests of Certain Newfield Directors and Executive Officers in the Merger (see page 115)

In considering the recommendation of the Newfield board that Newfield stockholders vote to approve the merger agreement proposal, the non-binding compensation advisory proposal and the Newfield adjournment proposal, Newfield stockholders should be aware that aside from their interests as stockholders of Newfield, Newfield’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Newfield stockholders generally. The Newfield board was aware of and considered these potential interests, among other matters, in evaluating and negotiating the merger agreement and the transactions contemplated therein, in approving the merger and in recommending the approval of the merger agreement proposal, the non-binding compensation advisory proposal and the Newfield adjournment proposal. See “The Merger—Background of the Merger” and “The Merger—Recommendation of the Newfield Board and Reasons for the Merger” beginning on page 77. Newfield stockholders should take these interests into account in deciding whether to vote “FOR” the merger agreement proposal and the other proposals. These interests are described in more detail below, and certain of them are quantified in the narrative and the tables below. For the purposes of the plans and agreements described herein, to the extent applicable, the completion of the merger will constitute a change of control, change in control or term of similar meaning.

Board of Directors and Management of Encana Following Completion of the Merger (see page 122)

In connection with the merger, Encana and Newfield have agreed that two (2) members of the Newfield board (the “Newfield Designees”), to be mutually agreed by Encana and Newfield, will be appointed to the Encana board immediately after the effective time of the merger. Additionally, from the closing of the merger until immediately following the first annual meeting of Encana shareholders that occurs after the closing of the merger, Encana shall take necessary action to cause the Newfield Designees, or individuals designated by the Newfield Designees, to be appointed to the Encana board as more fully described in the merger agreement; provided, however, that the Newfield Designees must be reasonably acceptable to the nominating and corporate governance committee of the Encana board and the Encana board, as a whole. Encana and Newfield expect that the Newfield Designees will be Steven W. Nance and Thomas G. Ricks.

Upon completion of the merger, the current directors and executive officers of Encana are expected to continue in their current positions, other than as may be publicly announced by Encana in the normal course.

No Dissenters’ or Appraisal Rights (see page 60)

No dissenters’ or appraisal rights will be available with respect to the merger.

Material U.S. Federal Income Tax Consequences of the Merger (see page 122)

The exchange of Newfield common stock for Encana common shares pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state and local and other tax laws. In general, a U.S. holder of Newfield common stock that receives Encana common shares in connection with the merger will recognize gain or loss equal to the difference, if any, between (1) the fair market value of the Encana common shares received and (2) such U.S. holder’s adjusted tax basis in its shares of Newfield common stock exchanged. The deductibility of loss, if any, of a U.S. holder of Newfield common stock as a result of the merger may be subject to limitation for U.S. federal income tax purposes. A U.S. holder of Newfield common stock will be subject to U.S. federal income tax on any gain recognized without a corresponding receipt of cash. You should read the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of

the Merger.” You are urged to consult your tax advisors regarding the U.S. federal income tax consequences of the merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Accounting Treatment (see page 133)

Encana prepares its financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”). The merger will be accounted for using the acquisition method of accounting with Encana being considered the acquirer of Newfield for accounting purposes. This means that Encana will record all assets acquired and liabilities assumed from Newfield at their acquisition date fair values at the effective date of the merger. Any excess of the consideration transferred over the fair value amounts of the identifiable assets acquired net of liabilities assumed is recorded as goodwill. Goodwill is assessed for impairment at least annually.

Regulatory Approvals Required to Complete the Merger (see page 134)

The completion of the merger is subject to antitrust review in the United States. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules promulgated thereunder, the merger cannot be completed until the parties to the merger agreement have given notification and furnished information to the Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”), and until the applicable waiting period has expired or has been terminated.

On November 15, 2018, Encana and Newfield each filed a premerger notification and report form under the HSR Act and on November 21, 2018, the FTC granted early termination under the HSR Act.

In connection with the share issuance proposal, Encana has filed a registration statement with the SEC under the Exchange Act that must be declared effective by the SEC.

In addition, the completion of the merger is subject to approval for listing of the Encana common shares issued in the merger on the NYSE, subject to official notice of issuance, and the TSX, subject to satisfaction of customary listing conditions of the TSX.

Treatment of Newfield Equity Awards in the Merger (see page 134)

Pursuant to the merger agreement, the following will occur at the effective time:

Restricted Stock Awards: All outstanding Newfield restricted stock awards will be cancelled and each holder of Newfield restricted stock will be entitled to receive, on a fully vested basis, for each share of restricted stock subject to any such award, the merger consideration.

Time-Based Restricted Stock Units with a Cash Settlement Feature: All outstanding Newfield time-based restricted stock units with a cash settlement feature will be cancelled and each holder of such restricted stock units will be entitled to receive, on a fully vested basis, for each such restricted stock unit, a cash payment of equivalent value to the merger consideration, based on the volume weighted averages of the trading price of Encana common shares on each of the five consecutive trading days ending on the trading day that is three trading days prior to the effective time of the merger.

Time-Based Restricted Stock Units with a Stock Settlement Feature: All outstanding Newfield time-based restricted stock units with a stock settlement feature will be cancelled and each holder of such restricted stock units will be entitled to receive, on a fully vested basis, for each such restricted stock unit, the merger consideration.

Performance-Based Restricted Stock Units: All outstanding Newfield performance-based restricted stock units will be cancelled and will convert into the right to receive the merger consideration, with the performance-based vesting conditions applicable to such Newfield performance-based restricted stock units deemed achieved based on the determination of the Newfield compensation committee, not to exceed 200% per Newfield performance-based restricted stock unit.

Notional Stock: Any shares of Newfield notional stock held in connection with Newfield’s Nonqualified Deferred Compensation Plan will convert into the right to receive a cash payment of equivalent value to the merger consideration, based on the volume weighted averages of the trading price of Encana common shares on each of the five consecutive trading days ending on the trading day that is three trading days prior to the effective time of the merger.

For additional information regarding the treatment of Newfield equity awards, see the section entitled “The Merger—Treatment of Newfield Equity Awards in the Merger” beginning on page 134.

Listing of Encana Common Shares; Delisting and Deregistration of Newfield Common Stock (see page 135)

It is a condition to the consummation of the merger that the Encana common shares to be issued to Newfield stockholders in connection with the merger be authorized for listing on the NYSE, subject to official notice of issuance, and the TSX, subject to satisfaction of customary listing conditions of the TSX. Shares of Newfield common stock currently trade on the NYSE under the stock symbol “NFX.” When the merger is completed, the Newfield common stock currently listed on the NYSE will cease to be traded on the NYSE and will be deregistered under the Exchange Act. This will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with stockholder meetings, no longer applicable to Newfield.

No Solicitation of Alternative Proposals (see page 145)

The merger agreement precludes Encana and Newfield from soliciting, initiating or knowingly encouraging or facilitating (including by way of providing information or taking any other action) or continuing discussions or negotiations with any person with respect to any proposal for a competing transaction, including the acquisition of a significant interest in Encana’s or Newfield’s capital stock or assets. However, if prior to the receipt of the requisite Encana shareholder approval or Newfield stockholder approval, as applicable, Encana or Newfield receives an unsolicited bona fide written acquisition proposal from a third party for a competing transaction that did not result from a knowing and intentional breach of the non-solicitation obligations set forth in the merger agreement and that the Encana board or the Newfield board, as applicable, among other things, determines in good faith (after consultation with its outside legal and financial advisors) constitutes or would reasonably be expected to result in a proposal that is superior to the merger, then Encana or Newfield, as applicable, may furnish non-public information to and enter into discussions with, and only with, that third party and its representatives about such competing transaction.

For a more detailed discussion on Encana and Newfield and the ability of their boards of directors to consider other proposals, see the section entitled “The Merger Agreement—No Solicitation of Alternative Proposals.”

Conditions to Completion of the Merger (see page 151)

The obligations of Encana and Newfield to consummate the merger are subject to the satisfaction or waiver (to the extent permissible under applicable laws) of the following mutual conditions:

•	approval of the merger agreement proposal by Newfield stockholders and approval of the share issuance proposal by Encana shareholders;

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absence of any judgment, settlement, order, decision, writ, injunction, decree, stipulation or legal or arbitration award of, or promulgated or issued by, any governmental entity (whether temporary, preliminary or permanent) or law, in each case, that is in effect as of immediately prior to the effective time, and has the effect of restraining, enjoining or otherwise prohibiting the consummation of the merger;

•	any waiting period (and extensions thereof) applicable to the merger under the HSR Act shall have been terminated or expired;

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the registration statement on Form S-4 filed by Encana in connection with the share issuance shall have been declared effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order; and

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Encana common shares issued in the merger having been approved for listing on the NYSE, subject to official notice of issuance, and the TSX, subject to satisfaction of customary listing conditions of the TSX.

The obligation of Newfield to effect the merger is also subject to the satisfaction or waiver by Newfield of the following additional conditions:

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the accuracy of the representations and warranties of Encana and Merger Sub set forth in the merger agreement, subject to the materiality standards set forth in the merger agreement, as of the date of the merger agreement and as of the closing date of the merger (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties will be true and correct as of such specific date only), and Newfield’s receipt of an officer’s certificate from Encana to such effect; and

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performance of, or compliance with, in all material respects all obligations, covenants and agreements required to be performed or complied with under the merger agreement by Encana and Merger Sub at or prior to the effective time and Newfield’s receipt of an officer’s certificate from Encana to such effect.

The obligations of Encana and Merger Sub to effect the merger are also subject to the satisfaction or waiver by Encana of the following additional conditions:

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the accuracy of the representations and warranties of Newfield set forth in the merger agreement, subject to the materiality standards set forth in the merger agreement, as of the date of the merger agreement and as of the closing date of the merger (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties will be true and correct as of such specific date only), and Encana’s receipt of an officer’s certificate from Newfield to such effect; and

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performance of, or compliance with, in all material respects all obligations, covenants and agreements required to be performed or complied with under the merger agreement by Newfield at or prior to the effective time and Encana’s receipt of an officer’s certificate from Newfield to such effect.

As further discussed under the section entitled “Risk Factors,” neither Encana nor Newfield can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the Merger Agreement (see page 152)

Encana and Newfield may mutually agree to terminate the merger agreement before consummating the merger, even after approval of the merger agreement proposal by Newfield stockholders and approval of the share issuance proposal by Encana shareholders.

In addition, either Encana or Newfield may terminate the merger agreement if:

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(i) prior to the consummation of the merger, the terminating party is not then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement, (ii) any of the representations and warranties of the non-terminating party shall have become inaccurate as of a date subsequent to the date of the merger agreement (as if made on such subsequent date) or the non-terminating party shall have breached, failed to perform or violated its respective covenants or agreements, in each case such that a condition to effect the merger would not be satisfied, and (iii) in the case of clause (ii), such breach, failure to perform, violation or inaccuracy is not capable of being cured by June 30, 2019 (the “outside date”) or, if capable of being cured by the outside date, is not cured by the non-terminating party, before the earlier of (x) the business day immediately prior to the outside date and (y) the 30th calendar day following receipt of written notice from the terminating party of such breach, failure to perform, violation or inaccuracy;

•

the consummation of the merger has not occurred on or before the outside date; provided that the right to terminate shall not be available to any party whose material breach of any provision of the merger agreement has been the cause of, or resulted in, the failure of the consummation of the merger to occur on or before the outside date;

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after the final adjournment or postponement of the Encana special meeting or the Newfield special meeting, if the required Encana shareholder or Newfield stockholder approval, as applicable, has not been obtained; or

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a governmental entity of competent jurisdiction with a material connection to any party, its subsidiaries or its respective assets has issued a final, non-appealable order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement, including the merger; provided that the right to terminate the merger agreement shall not be available to any party whose failure to comply with certain obligations with respect to such order under the merger agreement or whose material breach of the merger agreement has been the cause of or resulted in, the issuance of such final, non-appealable order.

In addition, the merger agreement may be terminated under the following circumstances:

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by Encana, prior to the time the Newfield stockholder approval is obtained, if (i) the Newfield board has effected a change of recommendation (provided that Encana is only entitled to terminate the merger agreement for ten (10) business days following the date a change of recommendation occurs) or (ii) Newfield has violated or breached (or is deemed pursuant to the terms thereof, to have violated or breached) in any material respect any of its non-solicitation obligations;

•

by Newfield, prior to the time the Encana shareholder approval is obtained, if (i) the Encana board has effected a change of recommendation (provided that Newfield is only entitled to terminate the merger agreement for ten (10) business days following the date a change of recommendation occurs) or (ii) Encana has violated or breached (or is deemed pursuant to the terms thereof, to have violated or breached) in any material respect any non-solicitation obligation;

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by Newfield, prior to the time the Newfield stockholder approval is obtained, in order to effect a change of recommendation and substantially concurrently enter into an acquisition agreement providing for a superior proposal that did not result from a material breach of its non-solicitation obligations; provided that (i) Newfield has complied with certain provisions of its non-solicitation obligations and (ii) immediately prior to or substantially concurrently with (and as a condition to) the termination, Newfield pays to Encana the applicable termination fee; or

•

by Encana, prior to the time the Encana shareholder approval is obtained, in order to effect a change of recommendation and substantially concurrently enter into an acquisition agreement providing for a superior proposal that did not result from a material breach of its non-solicitation obligations; provided that (i) Encana has complied with certain provisions of its non-solicitation obligations and (ii) immediately prior to or substantially concurrently with (and as a condition to) the termination, Encana pays to Newfield the applicable termination fee.

Expenses and Termination Fees Relating to the Termination of the Merger Agreement (see page 153)

Termination Fees Payable by Encana

The merger agreement requires Encana to pay Newfield a termination fee of $300 million if:

•

(i) Encana terminates the merger agreement because the effective time has not occurred by the outside date at a time when Newfield would be permitted to terminate the merger agreement or (ii) Newfield terminates the merger agreement, in each case because Encana has violated or breached (or is deemed pursuant to the terms thereof, to have violated or breached) in any material respect its non-solicitation obligations under the merger agreement and (A) at any time on or after the date of the merger agreement and prior to such termination an acquisition proposal shall have been made to the Encana board or Encana or publicly announced or publicly known and, in either case, not withdrawn at the time of the Encana shareholders meeting, and (B) within twelve (12) months after the date of such termination, Encana enters into a definitive agreement providing for an acquisition proposal or any acquisition proposal is consummated;

•	Newfield terminates the merger agreement due to a change of recommendation by Encana;

•	Encana terminates the merger agreement due to a superior proposal for Encana; or

•

either party terminates the merger agreement after the final adjournment or postponement of the Encana special meeting following a change of recommendation by Encana and Encana shareholder approval has not been obtained.

In no event shall Encana be required to pay the termination fee on more than one occasion.

Termination Fees Payable by Newfield

The merger agreement requires Newfield to pay Encana a termination fee of $150 million if:

•

(i) Newfield terminates the merger agreement because the effective time has not occurred by the outside date at a time when Encana would be permitted to terminate the merger agreement or (ii) Encana terminates the merger agreement, in each case because Newfield has violated or breached (or is deemed pursuant to the terms thereof, to have violated or breached) in any material respect its non-solicitation obligations under the merger agreement and (A) at any time on or after the date of the merger agreement and prior to such termination an acquisition proposal shall have been made to the Newfield board or Newfield or publicly announced or publicly known and, in either case, not withdrawn at the time of the Newfield stockholders meeting, and (B) within twelve (12) months after the date of such termination, (x) Newfield enters into a definitive agreement providing for an acquisition proposal or (y) any acquisition proposal is consummated;

•	Encana terminates the merger agreement due to a change of recommendation by Newfield;

•	Newfield terminates the merger agreement due to a superior proposal for Newfield; and

•

either party terminates the merger agreement after the final adjournment or postponement of the Newfield special meeting following a change of recommendation by Newfield and Newfield stockholder approval has not been obtained.

In no event shall Newfield be required to pay the termination fee on more than one occasion.

Expenses

In addition, unless otherwise entitled to a termination fee, either Encana or Newfield will be obligated to pay the other party an expense reimbursement fee of $50 million in connection with a termination under certain circumstances related to the failure to obtain Newfield stockholder approval or Encana shareholder approval, as applicable, or to achieve certain conditions to consummate the merger. In no event will either party be required to pay an expense reimbursement fee on more than one occasion.

If either party pays a termination fee, then such party will not be required to also pay an expense reimbursement fee. Further, any payment of an expense reimbursement fee may be deducted from any subsequent payment of a termination fee.

Specific Performance (see page 155)

In addition to any other remedy that may be available to each party, including monetary damages, prior to the valid termination of the merger agreement, each of the parties will be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent or remedy any breaches or threatened breaches of the merger agreement by any other party and to enforce specifically its terms and provisions.

Completion of the Merger (see page 137)

The merger is expected to be completed in the first quarter of 2019. However, neither Encana nor Newfield can predict the actual date on which the merger will be completed, nor can the parties ensure that the merger will be completed, because completion is subject to conditions beyond each party’s control.

Comparison of Rights of Encana Shareholders and Newfield Stockholders (see page 167)

Newfield stockholders receiving Encana common shares in connection with the merger will have different rights once they become shareholders of Encana due to differences between laws of Canada and the State of Delaware and the governing corporate documents of Encana and Newfield. These differences are described in more detail under “Comparison of Rights of Encana Shareholders and Newfield Stockholders.”

Risk Factors (see page 39)

Before voting at the Newfield special meeting or the Encana special meeting, you should carefully consider all of the information contained in or incorporated by reference into this joint proxy statement/prospectus, including the specific factors under the heading “Risk Factors.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ENCANA

The following table sets forth selected historical consolidated financial data that has been derived from Encana’s audited consolidated financial statements as of and for the years ended December 31, 2017, 2016, 2015, 2014 and 2013, as well as from Encana’s unaudited consolidated financial statements as of and for the nine months ended September 30, 2018 and 2017, and the related notes thereto. This disclosure does not include the effects of the merger. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Encana or the combined company, and the following information should be read in conjunction with, and is qualified in its entirety by, Encana’s consolidated financial statements, the related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Encana’s Annual Report on Form 10-K for the year ended December 31, 2017 and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018, each of which are incorporated by reference into this joint proxy statement/prospectus. The selected statement of earnings data for the years ended December 31, 2014 and 2013 and selected balance sheet data as of December 31, 2015, 2014 and 2013 have been derived from Encana’s audited consolidated financial statements for such years, which have not been included or incorporated by reference into this joint proxy statement/prospectus. The selected balance sheet data as of September 30, 2017 has been derived from Encana’s unaudited consolidated financial statements as of September 30, 2017, which have not been included or incorporated by reference into this joint proxy statement/prospectus. For more information, see “Where You Can Find More Information” beginning on page 196.

	Nine Months Ended September 30		Year Ended December 31
($ millions, unless otherwise specified)	2018	2017	2017	2016	2015	2014	2013
Statement of Earnings Data
Revenues	4,025	2,751	4,443	2,918	4,422	8,019	5,858
Impairments	—	—	—	1,396	6,473	—	21
Operating Income (Loss)	340	806	1,068	(1,881)	(6,301)	2,331	870
Gain (Loss) on Divestitures, Net	4	405	404	390	14	3,426	7
Net Earnings (Loss) Attributable to Common Shareholders	39	1,056	827	(944)	(5,165)	3,392	236
Per Share Data
Net Earnings (Loss) per Common Share Basic & Diluted	0.04	1.09	0.85	(1.07)	(6.28)	4.58	0.32
Dividends Declared per Common Share	0.045	0.045	0.06	0.06	0.28	0.28	0.67
Weighted Average Common Shares Outstanding Basic & Diluted (millions)	962.2	973.1	973.1	882.6	822.1	741.0	737.7
Balance Sheet Data
Cash and Cash Equivalents	615	889	719	834	271	338	2,566
Total Assets	15,318	15,164	15,267	14,653	15,614	24,492	17,599
Capital Lease Obligations and The Bow Office Building	1,526	1,669	1,639	1,570	1,591	1,959	2,175
Long-Term Debt, Including Current Portion	4,198	4,197	4,197	4,198	5,333	7,301	7,078
Total Shareholders’ Equity	6,494	6,965	6,728	6,126	6,167	9,685	5,147
Statement of Cash Flow Data
Cash From (Used In) Operating Activities	1,741	681	1,050	625	1,681	2,667	2,289
Non-GAAP Cash Flow (1)	1,575	899	1,343	838	1,430	2,934	2,581
Capital Expenditures	1,626	1,287	1,796	1,132	2,232	2,526	2,712
Net Acquisitions & (Divestitures)	(72)	(660)	(682)	(1,052)	(1,838)	(1,329)	(521)

(1)

Non-GAAP Cash Flow is a non-GAAP measure and has no standardized meaning under GAAP. It is used by Encana’s management and investors to help assist in measuring Encana’s ability to finance capital programs and meet financial obligations. It is not intended to replace Cash From (Used In) Operating Activities as a measure. For the definition of Non-GAAP Cash Flow and a reconciliation of Non-GAAP Cash Flow to Cash Flow From (Used In) Operating Activities see “—Non-GAAP Financial Measures” below.

Non-GAAP Financial Measures

Non-GAAP Cash Flow is a non-GAAP measure defined as cash from (used in) operating activities excluding net change in other assets and liabilities, net change in non-cash working capital and current tax on sale of assets.

Encana’s management believes this measure is useful to Encana and its investors as a measure of operating and financial performance across periods and against other companies in the industry, and is an indication of Encana’s ability to generate cash to finance capital programs, to service debt and to meet other financial obligations. This measure is used, along with other measures, in the calculation of certain performance targets for Encana’s management and employees.

Encana has included a reconciliation of Non-GAAP Cash Flow to Cash Flow From (Used In) Operating Activities, the most directly comparable GAAP financial measure, below for the periods indicated:

	Nine Months Ended September 30		Year Ended December 31
($ millions)	2018	2017	2017	2016	2015	2014	2013
Cash From (Used in) Operating Activities	1,741	681	1,050	625	1,681	2,667	2,289
(Add back) deduct:
Net change in other assets and liabilities	(33)	(27)	(40)	(26)	(11)	(43)	(80)
Net change in non-cash working capital	199	(191)	(253)	(187)	262	(9)	(179)
Current tax on sale of assets	—	—	—	—	—	(215)	(33)

Non-GAAP Cash Flow	1,575	899	1,343	838	1,430	2,934	2,581

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF NEWFIELD

The following table sets forth selected historical consolidated financial data from Newfield’s audited consolidated financial statements as of and for the years ended December 31, 2017, 2016, 2015, 2014 and 2013, as well as from Newfield’s unaudited consolidated financial statements as of and for the nine months ended September 30, 2018 and 2017, and the related notes thereto. This disclosure does not include the effects of the merger. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Newfield or the combined company, and the following information should be read in conjunction with, and is qualified in its entirety by, Newfield’s consolidated financial statements, the related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Newfield’s Annual Report on Form 10-K for the year ended December 31, 2017 and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018, each of which are incorporated by reference into this joint proxy statement/prospectus. The selected statement of operations data for the years ended December 31, 2014 and 2013 and selected balance sheet data as of December 31, 2015, 2014 and 2013 have been derived from Newfield’s audited consolidated financial statements for such years, which have not been included or incorporated by reference into this joint proxy statement/prospectus. The selected balance sheet data as of September 30, 2017 has been derived from Newfield’s unaudited consolidated financial statements as of September 30, 2017, which have not been included or incorporated by reference into this joint proxy statement/prospectus. For more information, see “Where You Can Find More Information” beginning on page 196.

	Nine Months Ended September 30		Year Ended December 31
($ millions, except per share data)	2018	2017	2017	2016	2015	2014	2013
Results of Operations
Oil, gas and NGL revenues(1)	1,965	1,257	1,767	1,472	1,557	2,288	1,857
Income (loss) from continuing operations	429	332	427	(1,230)	(3,362)	650	73
Net income (loss)	429	332	427	(1,230)	(3,362)	900	147
Earnings (loss) per share
Diluted
Income (loss) from continuing operations	2.14	1.66	2.13	(6.36)	(21.18)	4.71	0.39
Earnings (loss) per share	2.14	1.66	2.13	(6.36)	(21.18)	6.52	0.94
Weighted average number of shares outstanding (for diluted earnings (loss) per share)	201	200	200	193	159	138	136
Balance Sheet (at end of period)
Total assets	5,676	4,744	4,961	4,312	4,768	9,580	9,297
Long-term debt	2,436	2,433	2,434	2,431	2,467	2,874	3,670

(1)	Continuing operations only (excludes Malaysia, which was sold in February 2014).

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following selected unaudited pro forma condensed combined consolidated statements of earnings data for the nine months ended September 30, 2018 and year ended December 31, 2017 have been prepared to give effect to the merger as if the merger had been completed on January 1, 2017. The unaudited pro forma condensed combined consolidated balance sheet data at September 30, 2018 have been prepared to give effect to the merger as if the merger was completed on September 30, 2018. The following selected unaudited pro forma condensed combined consolidated financial information should be read in conjunction with the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” and related notes included in this joint proxy statement/prospectus beginning on page 156.

The pro forma financial statements have been prepared using the acquisition method of accounting for business combinations under GAAP, with Encana treated as the acquirer. Under the acquisition method of accounting, Encana will record all assets acquired and liabilities assumed at their respective acquisition date fair values at the effective time of closing of the merger. The acquisition method of accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measure. The sources and amounts of merger transaction expenses may also differ from that assumed in the following pro forma adjustments. Accordingly, the pro forma adjustments are preliminary, have been made solely for the purpose of providing pro forma financial statements, and are subject to revision based on a final determination of fair values as of the date of acquisition. Differences between these preliminary estimates and the final acquisition accounting may have a material impact on the accompanying pro forma financial statements and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not intended to represent or be indicative of the results of operations or financial position of the combined company that would have been recorded had the merger been completed as of the dates presented and should not be taken as representative of future results of operations or financial position of the combined company. The unaudited pro forma condensed combined financial statements do not reflect the impacts of any potential operational efficiencies, asset dispositions, cost savings or economies of scale that the combined company may achieve with respect to the combined operations. Future results may vary significantly from the results reflected because of various factors, including those described in the section of this joint proxy statement/prospectus entitled “Risk Factors,” in Item 1A Risk Factors of Encana’s Annual Report for the fiscal year ended December 31, 2017 on Form 10-K incorporated by reference in this joint proxy statement/prospectus, in Item 1A Risk Factors of Encana’s Quarterly Report for the quarterly period ended September 30, 2018 on Form 10-Q incorporated by reference in this joint proxy statement/prospectus and in Item 1A Risk Factors of Newfield’s Annual Report for the fiscal year ended December 31, 2017 on Form 10-K incorporated by reference in this joint proxy statement/prospectus.

	Nine Months Ended September 30, 2018	Year Ended December 31, 2017
($ millions, unless otherwise specified)
Pro Forma Statements of Earnings Data
Total Revenues	5,215	6,163
Net Earnings (Loss)	427	1,007
Net Earnings (Loss) per Common Share Basic & Diluted	0.28	0.66

($ millions, unless otherwise specified)	As of September 30, 2018
Pro Forma Balance Sheet Data
Cash and Cash Equivalents	873
Total Assets	23,081
Long-Term Debt, Including Current Portion	6,773
Shareholders’ Equity	10,285

PRO FORMA COMBINED OIL AND NATURAL GAS RESERVE AND PRODUCTION DATA

The following table presents selected unaudited pro forma information regarding Encana’s proved reserves as of December 31, 2017 after giving effect to the acquisition of Newfield’s proved reserves as if they were acquired on January 1, 2017. The following estimates of the net proved oil and natural gas reserves of Encana’s oil and gas properties as of December 31, 2017 are based on evaluations prepared by Encana’s internal qualified reserves evaluators. In 2017, McDaniel & Associates Consultants Ltd. (“McDaniel”) audited 75% of Encana’s estimated Canadian proved reserve volumes and Netherland, Sewell & Associates, Inc. (“NSAI”) audited 80% of Encana’s estimated U.S. proved reserve volumes. The following estimates of the net proved oil and natural gas reserves of Newfield’s oil and gas properties are as of December 31, 2017 and were prepared by Newfield’s petroleum engineering staff. Ryder Scott Company (“Ryder Scott”) and DeGolyer and MacNaughton (“D&M”) performed audits of the internally prepared reserve estimates on certain fields aggregating to 97% of 2017 year-end reported proved reserve volumes on a barrel of oil equivalent basis. All reserves information presented herein was prepared in accordance with applicable SEC regulations. See “Cautionary Note Regarding Oil and Gas Reserve Estimates” beginning on page 36.

There are numerous uncertainties inherent in estimating quantities and values of proved reserves and in projecting future rates of production and the amount and timing of development expenditures, including many factors beyond the property owner’s control. The following reserve data represents estimates only and should not be construed as being precise. The assumptions used in preparing these estimates may not be realized, causing the quantities of oil and gas that are ultimately recovered, the timing of the recovery of oil and gas reserves, the production and operating costs incurred and the amount and timing of future development expenditures to vary from the estimates presented herein. Actual production, revenues and expenditures with respect to reserves will vary from estimates and the variances may be material.

These estimates were calculated using the 12-month average of the first day of the month reference prices as adjusted for location and quality differentials. Any significant price changes will have a material effect on the quantity and present value of the reserves. These estimates depend on a number of variable factors and assumptions, including historical production from the area compared with production from other comparable producing areas, the assumed effects of regulations by governmental agencies, assumptions concerning future oil and gas prices, and assumptions concerning future operating costs, transportation costs, severance and excise taxes, development costs and workover and remedial costs.

The following estimated pro forma combined net proved developed and undeveloped oil, NGL and natural gas reserves is not necessarily indicative of the results that might have occurred had the merger been completed on January 1, 2017 and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors, including those described in the section of this joint proxy statement/prospectus entitled “Risk Factors,” in Item 1A Risk Factors of Encana’s Annual Report for the fiscal year ended December 31, 2017 on Form 10-K incorporated by reference in this joint proxy statement/prospectus, in Item 1A Risk Factors of Encana’s Quarterly Report for the quarterly period ended September 30, 2018 on Form 10-Q incorporated by reference in this joint proxy statement/prospectus and in Item 1A Risk Factors of Newfield’s Annual Report for the fiscal year ended December 31, 2017 on Form 10-K incorporated by reference in this joint proxy statement/prospectus.

The following summary estimated pro forma combined net proved developed and undeveloped oil, NGL and natural gas reserves should be read in conjunction with the section entitled “Unaudited Pro Forma

Condensed Combined Financial Statements” and related notes included in this joint proxy statement/prospectus beginning on page 156.

	As at December 31, 2017
	Encana Historical Canada	Encana Historical U.S.	Newfield Historical U.S.	Pro Forma Combined U.S.	Newfield Historical China	Pro Forma Combined Total
Proved Reserves:(1)
Oil (MMbbls):
Developed	0.2	104.7	136.0	240.7	2.0	242.9
Undeveloped	—	87.7	112.0	199.7	—	199.7
Total	0.2	192.3	248.0	440.3	2.0	442.5
Natural Gas Liquids (MMbbls):
Developed	40.5	41.6	78.0	119.6	—	160.1
Undeveloped	74.5	25.8	68.0	93.8	—	168.3
Total	115.0	67.5	146.0	213.5	—	328.5
Natural Gas (Bcf):
Developed	1,082	243	1,099	1,342	—	2,424
Undeveloped	1,053	141	605	746	—	1,799
Total	2,135	384	1,704	2,088	—	4,223
Total Proved Reserves (MMBOE):
Developed	221.0	186.8	398.0	584.8	2.0	807.8
Undeveloped	250.0	137.0	280.0	417.0	—	667.0
Total	471.0	323.9	678.0	1,001.9	2.0	1,474.9

(1)	Numbers may not add due to rounding.

The following table sets forth summary pro forma information with respect to Encana’s and Newfield’s combined oil, NGLs and natural gas production for the year ended December 31, 2017 and nine months ended September 30, 2018. This pro forma information gives effect to the merger as if each had occurred on January 1, 2017. The Encana and Newfield production data presented below was derived from the respective Annual Reports on Form 10-K for the year ended December 31, 2017, and the respective Quarterly Reports on Form 10-Q for the quarterly period ended September 30, 2018.

	Nine Months Ended September 30, 2018
	Encana Historical Canada	Encana Historical U.S.	Newfield Historical U.S.	Pro Forma Combined U.S.	Newfield Historical China	Pro Forma Combined Total
Production:
Oil (MMbbls)	0.1	23.8	19.9	43.7	1.3	45.1
Natural Gas Liquids (MMbbls)	11.9	7.8	11.5	19.3	—	31.2
Natural Gas (Bcf)	266	41	117	158	—	424
Total (MMBOE)	56.4	38.4	50.9	89.3	1.3	147.0

	Year Ended December 31, 2017
	Encana Historical Canada	Encana Historical U.S.	Newfield Historical U.S.	Pro Forma Combined U.S.	Newfield Historical China	Pro Forma Combined Total
Oil (MMbbls)	0.1	27.7	22.3	50.0	1.7	51.8
Natural Gas Liquids (MMbbls)	10.6	8.7	11.6	20.3	—	30.9
Natural Gas (Bcf)	306	97	126	223	—	529
Total (MMBOE)	61.7	52.5	54.8	107.3	1.7	170.7

UNAUDITED COMPARATIVE PER SHARE DATA

The following tables present Encana’s and Newfield’s historical and pro forma per share data for the year ended December 31, 2017 and for the nine months ended September 30, 2018. The pro forma per share data for the year ended December 31, 2017 and as of and for the nine months ended September 30, 2018 is presented as if the merger had been completed on January 1, 2017. Except for the historical information for the year ended December 31, 2017, the information provided in the tables below is unaudited.

Historical per share data of Encana for the year ended December 31, 2017 and the nine months ended September 30, 2018 was derived from Encana’s historical financial statements for the respective periods. Historical per share data of Newfield for the year ended December 31, 2017 and the nine months ended September 30, 2018 was derived from Newfield’s historical financial statements for the respective periods. This information should be read together with the historical consolidated financial statements and related notes of Encana and Newfield filed by each with the SEC, and that are incorporated into this joint proxy statement/prospectus by reference. See “Where You Can Find More Information” beginning on page 196.

Unaudited pro forma combined per share data for the year ended December 31, 2017 and the nine months ended September 30, 2018 was derived and should be read in conjunction with the unaudited pro forma condensed combined financial data included under “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 156. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the beginning of the period.

	Nine Months Ended September 30, 2018
	Encana Historical (unaudited)	Newfield Historical (unaudited)	Pro Forma Combined (unaudited)
Net Earnings (Loss) Per Share
Basic	$0.04	$2.15	$0.28
Diluted	$0.04	$2.14	$0.28
Book Value Per Share	$6.82	$9.25	$6.86
Cash Dividends Per Share(1)(3)	$0.045	—	$0.029

	Year Ended December 31, 2017
	Encana Historical (audited(4))	Newfield Historical (audited(4))	Pro Forma Combined (unaudited)
Net Earnings (Loss) Per Share
Basic	$0.85	$2.14	$0.66
Diluted	$0.85	$2.13	$0.66
Book Value Per Share	$6.91	$6.99	—
Cash Dividends Per Share(2)(3)	$0.06	—	$0.038

(1)

On November 1, 2018, Encana announced the declaration of a dividend of $0.015 per share of outstanding Encana common shares, payable on December 31, 2018 to Encana shareholders of record as of December 14, 2018. Encana also announced that following the close of the merger it intends to increase its future dividend by 25%. Future decisions to pay dividends on Encana common shares will be at the discretion of the Encana board and will depend on the financial condition, results of operations, capital requirements, and other factors that the Encana board may deem relevant. See “Comparative Market Price and Dividend Matters—Dividends.”

(2)	Newfield has not paid any cash dividends on its common stock and does not intend to do so in the foreseeable future. See “—Dividends.”

(3)

Subject to limited exceptions, including the payment of Encana’s regular quarterly dividend of $0.015 per Encana common share, the merger agreement prohibits Encana and Newfield (unless consented to in advance by the other, which consent may not be unreasonably withheld, conditioned or delayed) from paying dividends to their respective shareholders until the earlier of the effective time of the merger and the termination of the merger agreement in accordance with its terms.

(4)	Other than Book Value per Share and Cash Dividends per Share.

COMPARATIVE MARKET PRICE AND DIVIDEND MATTERS

Encana common shares are listed on the NYSE and the TSX under the symbol “ECA.” Newfield’s common stock is listed on the NYSE under the symbol “NFX.”

The following table sets forth, for the periods indicated, as reported by the NYSE and the TSX, the per share high and low sales prices of Encana common shares and cash dividends declared for the same periods.

	NYSE		TSX				Cash Dividend
	High	Low	High		Low
2016
First Calendar Quarter	$6.37	$3.01	C$	8.26	C$	4.14	$0.015
Second Calendar Quarter	$9.03	$5.63	C$	11.47	C$	7.41	$0.015
Third Calendar Quarter	$10.75	$7.35	C$	13.87	C$	9.56	$0.015
Fourth Calendar Quarter	$13.40	$8.96	C$	17.70	C$	12.03	$0.015
2017
First Calendar Quarter	$13.84	$10.07	C$	18.13	C$	13.61	$0.015
Second Calendar Quarter	$12.25	$8.02	C$	16.40	C$	10.64	$0.015
Third Calendar Quarter	$12.01	$8.17	C$	14.97	C$	10.54	$0.015
Fourth Calendar Quarter	$13.52	$10.16	C$	16.93	C$	13.03	$0.015
2018
First Calendar Quarter	$14.31	$9.80	C$	17.94	C$	12.37	$0.015
Second Calendar Quarter	$13.94	$10.28	C$	18.06	C$	13.20	$0.015
Third Calendar Quarter	$14.27	$11.87	C$	18.54	C$	15.46	$0.015
Fourth Calendar Quarter	$13.60	$5.00	C$	17.41	C$	6.90	$0.015
2019
First Calendar Quarter (through January 7, 2019)	$6.47	$5.53	C$	8.61	C$	7.54	—

The following table sets forth, for the periods indicated, as reported by the NYSE, the per share high and low sales prices of Newfield common stock and cash dividends declared for the same periods.

	NYSE		Cash Dividend
	High	Low
2016
First Calendar Quarter	$34.97	$20.84	—
Second Calendar Quarter	$44.79	$30.88	—
Third Calendar Quarter	$47.56	$39.25	—
Fourth Calendar Quarter	$50.00	$37.17	—
2017
First Calendar Quarter	$43.74	$33.00	—
Second Calendar Quarter	$37.61	$27.22	—
Third Calendar Quarter	$30.05	$24.41	—
Fourth Calendar Quarter	$33.33	$27.77	—
2018
First Calendar Quarter	$35.20	$22.72	—
Second Calendar Quarter	$31.35	$23.02	—
Third Calendar Quarter	$31.46	$25.26	—
Fourth Calendar Quarter	$29.62	$12.45	—
2019
First Calendar Quarter (through January 7, 2019)	$16.59	$14.02	—

As of the record date, there were 952,507,693 Encana common shares outstanding, and 200,933,274 shares of Newfield common stock outstanding.

Because the exchange ratio will not be adjusted for changes in the market price of either Encana common shares or Newfield common stock, the market value of Encana common shares that Newfield stockholders will have the right to receive on the date the merger is completed may vary significantly from the market value of the Encana common shares that Newfield stockholders would receive if the merger were completed on the date of this joint proxy statement/prospectus. As a result, you should obtain recent market prices of Encana common shares and Newfield common stock prior to voting your shares. See “Risk Factors—Risks Relating to the Merger.”

The following table sets forth the closing sale price per Encana common share and share of Newfield common stock as reported on the NYSE on October 31, 2018, the last trading day before the public announcement of the parties entering into the merger agreement, and on January 7, 2019 the last practicable trading day prior to the date of this joint proxy statement/prospectus. The table also shows the estimated implied value of the merger consideration proposed for each share of Newfield common stock as of the same two dates. The implied value was calculated by multiplying the NYSE closing price of an Encana common share on the relevant date by the exchange ratio of 2.6719 Encana common shares for each share of Newfield common stock.

	Encana common shares (NYSE)	Newfield common stock (NYSE)	Implied Per Share Value of Merger Consideration
October 31, 2018	$10.24	$20.20	$27.36
January 7, 2019	$6.28	$16.12	$16.78

Encana shareholders and Newfield stockholders are encouraged to obtain current market quotations for Encana common shares and Newfield common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference herein. No assurance can be given concerning the market price of Encana common shares before or after the effective date of the merger. See “Where You Can Find More Information” for the location of information incorporated by reference into this joint proxy statement/prospectus.

Dividends

Encana pays quarterly dividends to shareholders at the discretion of the Encana board. On November 1, 2018, Encana announced the declaration of a dividend of $0.015 per share of outstanding Encana common shares, payable on December 31, 2018 to Encana shareholders of record as of December 14, 2018. Encana also announced that following the close of the merger it intends to increase its regular dividend by 25%. Future decisions to pay dividends on Encana common shares will be at the discretion of the Encana board and will depend on the financial condition, results of operations, capital requirements, and other factors that the Encana board may deem relevant.

Newfield has not paid any cash dividends on its common stock and does not intend to do so in the foreseeable future. Newfield intends to retain earnings for the future operation and development of its business. Any future cash dividends to Newfield stockholders would depend on future earnings, capital requirements, its financial condition and other factors determined by the Newfield board. Covenants contained in Newfield’s credit facility and the indentures governing Newfield’s debt securities could restrict the payment of dividends on Newfield common stock.

CAUTIONARY NOTE REGARDING OIL AND GAS RESERVE ESTIMATES

All reserves information presented herein was prepared in accordance with applicable SEC regulations. The SEC regulations applicable to reserve reporting differ from the evaluation and reporting requirements prescribed by applicable Canadian securities laws under National Instrument 51-101—Standards of Disclosure for Oil and Gas Activities (“NI 51-101”) and the forms related thereto. Differences in the estimates of the reserve volumes and values between SEC requirements and NI 51-101 methodology may be material. Accordingly, information contained in this joint proxy statement/prospectus and the documents incorporated by reference herein containing operating and oil and gas reserve data may not be comparable to similar information disclosed in accordance with NI 51-101.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Information both included and incorporated by reference in this joint proxy statement/prospectus may contain certain forward-looking statements or information (collectively, “forward-looking statements”) within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the United States Private Securities Litigation Reform Act of 1995, as amended. All statements, other than statements of historical fact, included in this joint proxy statement/prospectus that address activities, events or developments that Encana or Newfield expects, believes or anticipates will or may occur in the future are forward-looking statements. Words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “create,” “intend,” “could,” “may,” “foresee,” “plan,” “will,” “guidance,” “look,” “outlook,” “future,” “assume,” “forecast,” “focus,” “continue” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. Forward-looking statements also include statements relating to: the timing of closing of the merger; the expectation that the closing conditions to the merger, including Encana shareholder and Newfield stockholder approvals and regulatory approvals, will be satisfied; the anticipated benefits from the merger; anticipated production and commodity mix of Encana, Newfield and the combined company; the anticipated synergies of the merger; the expectation that the transaction is accretive to all metrics in Encana’s five year plan; composition of the core assets of Encana, Newfield and the combined company, including allocation of capital and focus of development plans; growth in long-term shareholder value; vision of being a leading North American resource play company; statements with respect to strategic objectives of Encana, Newfield and the combined company, including capital allocation strategy, focus of investment, growth of high margin liquids volumes, operating and capital efficiencies and ability to preserve balance sheet strength; ability to lower costs and improve efficiencies to achieve competitive advantage; ability to repeat and deploy successful practices across the combined company’s multi-basin portfolio; balancing the combined company’s commodity portfolio; anticipated commodity prices; success of and benefits from technology and innovation, including cube development approach and advanced completion designs; ability to optimize well and completion designs; future well inventory; anticipated drilling, number of drilling rigs and the success thereof; anticipated drilling costs and cycle times; anticipated proceeds and future benefits from various joint venture, partnership and other agreements; expected timing for construction of facilities and costs thereof; expansion of future midstream services; estimates of reserves and resources; expected production and product types; statements regarding anticipated cash flow, non-GAAP cash flow margin and leverage ratios; anticipated cash and cash equivalents; anticipated hedging and outcomes of risk management program, including exposure to certain commodity prices and foreign exchange, amount of hedged production, market access and physical sales locations; impact of changes in laws and regulations; compliance with environmental legislation and claims related to the purported causes and impact of climate change, and the costs therefrom; adequacy of provisions for abandonment and site reclamation costs; financial flexibility and discipline; ability to meet financial obligations, manage debt and financial ratios, finance growth and compliance with financial covenants; impact to the combined company as a result of changes to its credit rating; access to the credit facilities of Encana, Newfield and the combined company; planned annualized dividend and the declaration and payment of future dividends, if any; Encana’s normal course issuer bid program, including amounts and number of shares to be acquired, anticipated timeframe, method and location of purchases, and source of funding thereof; adequacy of provision for taxes and legal claims of Encana, Newfield and the combined company; projections and expectation of meeting the targets contained in Encana’s and Newfield’s corporate guidance and Encana’s five-year plan; ability to manage cost inflation and expected cost structures, including expected operating, transportation and processing and administrative expenses; competitiveness and pace of growth of the assets of Encana, Newfield and the combined company within North America and against its and their peers; outlook of oil and gas industry generally and impact of geopolitical environment; expected future interest expense; the commitments and obligations of Encana, Newfield and the combined company and anticipated payments thereunder; statements with respect to future ceiling test impairments; and the possible impact and timing of accounting pronouncements, rule changes and standards; and the timing of the closing of the sale of Encana’s San Juan assets and the expectation that closing conditions and regulatory approvals in respect thereof will be satisfied.

Readers are cautioned against unduly relying on forward-looking statements which, by their nature, involve numerous assumptions, risks and uncertainties that may cause such statements not to occur, or results to differ materially from those expressed or implied. These assumptions include: expectations regarding the proposed merger; future commodity prices and differentials; foreign exchange rates; ability to access credit facilities and shelf prospectuses; assumptions contained in Encana’s corporate guidance, five-year plan and as specified herein; data contained in key modeling statistics; availability of attractive hedges and enforceability of risk management program; effectiveness of the drive to productivity and efficiencies of Encana, Newfield and the combined company; results from innovations; expectation that counterparties will fulfill their obligations under the gathering, midstream and marketing agreements of Encana, Newfield and the combined company; access to transportation and processing facilities where Encana and Newfield operate and where the combined company will operate; assumed tax, royalty and regulatory regimes; and expectations and projections made in light of, and generally consistent with, the historical experience and perception of historical trends of Encana and Newfield, including with respect to the pace of technological development, benefits achieved and general industry expectations. Risks and uncertainties that may affect these outcomes include: uncertainties relating to the Encana’s ability to successfully integrate Newfield’s business and technologies; Encana’s ability to realize the anticipated benefits of the merger, including the possibility that the expected benefits from the merger will not be realized or will not be realized within the expected time period; the ability to obtain required Encana shareholder and Newfield stockholder approvals and regulatory approvals for the merger; timing of such approvals and risk that regulatory approvals may result in the imposition of conditions that could adversely affect the expected benefits of the merger; the risk that the conditions to the merger are not satisfied on a timely basis or at all and/or the failure of the merger to close for any other reason; the risks relating to the value of the Encana common shares to be issued in connection with the merger; the disruption to Encana’s and Newfield’s respective businesses that could result from the announcement of the merger; Encana’s ability to implement Encana’s plans, forecasts and other expectations with respect to Newfield’s business after the completion of the merger and to realize expected synergies; disruption from the merger making it more difficult to maintain business and operational relationships; the amount of the costs, fees, expenses and charges related to the merger; unknown liabilities; the risk of litigation or regulatory actions related to the merger; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the ability of Encana, Newfield and the combined company to successfully integrate acquired businesses and technologies; ability to generate sufficient cash flow to meet obligations; commodity and commodity futures price volatility; sustained declines in commodity prices resulting in impairment of assets; actions of the Organization of the Petroleum Exporting Countries (OPEC), its members and other state-controlled oil companies relating to oil price and production controls; ability to secure adequate transportation and potential pipeline curtailments; variability and discretion of the Encana board and the Newfield board to declare and pay dividends, if any; timing and costs of well, facilities and pipeline construction; land, legal, regulatory and ownership complexities inherent in Canada, the U.S. and China; business interruption, property and casualty losses or unexpected technical difficulties, including impact of weather; counterparty and credit risk; impact of a downgrade in a credit rating, and its impact on access to sources of liquidity; fluctuations in currency and interest rates; risks associated with inflation rates; risks inherent in the corporate guidance of Encana, Newfield and the combined company; failure to achieve cost and efficiency initiatives; risks inherent in marketing operations; risks associated with drilling; risks associated with technology, including electronic, cyber or physical security breaches; changes in or interpretation of royalty, tax, environmental, greenhouse gas, carbon, accounting and other laws or regulations, including potential environmental liabilities that are not covered by an effective indemnity or insurance; risks associated with existing and potential lawsuits and regulatory actions made against Encana, Newfield, the combined company or the merger; impact of disputes arising with its partners, including suspension of certain obligations and inability to dispose of assets or interests in certain arrangements; the ability of Encana, Newfield and the combined company to acquire or find additional reserves; imprecision of reserves estimates and estimates of recoverable quantities, including future net revenue estimates; risks associated with past and future acquisitions or divestitures of certain assets or other transactions or receipt of amounts contemplated under the merger agreements (such transactions may include third-party capital investments, farm-outs or partnerships, which Encana or Newfield may refer to from time to time as “partnerships” or “joint ventures” and the funds received in respect thereof which Encana or Newfield may refer to from time to time as “proceeds,” “deferred purchase price” and/or “carry capital,” regardless of the legal form) as a result of various conditions not being met; and other risks described in this joint proxy statement/prospectus under the heading “Risk Factors,” in Item 1A Risk Factors of Encana’s Annual Report for the fiscal year ended December 31, 2017 on Form 10-K incorporated by reference in this joint proxy statement/prospectus, Item 1A Risk Factors of Encana’s Quarterly Report for the quarterly period ended September 30, 2018 on Form 10-Q incorporated by reference in this joint proxy statement/prospectus, risks and uncertainties impacting Encana’s business as described from time to time in Encana’s other periodic filings as filed on SEDAR and EDGAR, Item 1A Risk Factors of Newfield’s Annual Report for the fiscal year ended December 31, 2017 on Form 10-K incorporated by reference in this joint proxy statement/prospectus and risks and uncertainties impacting Newfield’s business as described from time to time in Newfield’s other periodic filings as filed on EDGAR.

Although Encana and Newfield believe the expectations represented by such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Readers are cautioned that the assumptions, risks and uncertainties referenced above and in the documents incorporated by reference herein are not exhaustive. Forward-looking statements are made as of the date of this joint proxy statement/prospectus (or, in the case of a document incorporated by reference, the date of such document incorporated by reference) and, except as required by law, neither Encana nor Newfield undertakes any obligation to update publicly or revise any forward-looking statements whether as a result of changes in internal estimates or expectations, new information, subsequent events or circumstances or otherwise. The forward-looking statements contained or incorporated by reference in this joint proxy statement/prospectus are expressly qualified by these cautionary statements.

The reader should read carefully the risk factors described in this joint proxy statement/prospectus and in the documents incorporated by reference in document for a description of certain risks that could, among other things, cause actual results to differ from these forward-looking statements.

RISK FACTORS

In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors before deciding whether to vote for the merger agreement proposal, in the case of Newfield stockholders, or for the share issuance proposal, in the case of Encana shareholders. In addition, you should read and consider the risks associated with each of the businesses of Newfield and Encana because these risks will relate to the combined company following the completion of the merger. Descriptions of some of these risks can be found in the Annual Reports of Encana and Newfield on Form 10-K for the fiscal year ended December 31, 2017, and any amendments thereto for each of Encana and Newfield, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference into this joint proxy statement/prospectus. You should also consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information.”

Risks Relating to the Merger

Because the exchange ratio is fixed and the market prices of Encana common shares and Newfield common stock may fluctuate, Newfield stockholders cannot be sure of the value of the Encana common shares they will receive on the closing date.

At the effective time, each share of Newfield common stock (other than excluded shares) will be cancelled and converted into the right to receive 2.6719 Encana common shares with cash paid in lieu of the issuance of fractional Encana common shares, if any. If applicable, the exchange ratio will be adjusted appropriately to fully reflect the effect of any stock dividend, subdivision, stock split, reclassification, reorganization or other similar change with respect to the shares of either Encana common shares or Newfield common stock prior to the completion of the merger. The exchange ratio will not, however, be adjusted for changes in the market price of either Encana common shares or Newfield common stock between the date of signing the merger agreement and the effective time. Accordingly, at the time of the Encana special meeting and at the time of the Newfield special meeting, neither Encana shareholders nor Newfield stockholders will know, or be able to determine, the value of Encana common shares to be issued in connection with the merger. For that reason, the market price of Encana common shares on the date of the Encana special meeting and the Newfield special meeting may not be indicative of the value of Encana common shares that Newfield stockholders will receive upon completion of the merger.

The market prices of Encana common shares and Newfield common stock are subject to general price fluctuations in the market for publicly traded equity securities and have experienced volatility in the past. Neither Encana nor Newfield is permitted to terminate the merger agreement or re-solicit the vote of Encana shareholders or Newfield stockholders, as applicable, solely because of changes in the market prices of either Newfield’s common stock or Encana’s common shares. Share price changes may result from a variety of factors, including general market and economic conditions and changes in the respective businesses, operations and prospects, and regulatory considerations of Encana and Newfield. Market assessments of the benefits of the proposed merger and the likelihood that the transactions will be completed, as well as general and industry-specific market and economic conditions, may also affect market prices of Encana common shares and Newfield common stock. Many of these factors are beyond Encana’s and Newfield’s control. Newfield stockholders should obtain current market quotations for Encana common shares and for shares of Newfield common stock.

The market value of Encana common shares could be negatively affected by risks and conditions that apply to Encana, which may be different from the risks and conditions applicable to Newfield, and Encana shareholders will have different rights than Newfield stockholders.

Following the merger, Encana shareholders and former Newfield stockholders will own interests in a combined company operating an expanded business with more assets and a different mix of liabilities, in various jurisdictions in which Encana does not currently operate. The business of Encana and its subsidiaries and other companies it may acquire in the future are different from those of Newfield. There is a risk that various factors, conditions and developments that would not affect the price of Newfield common stock could negatively affect the price of Encana common shares. Current Encana shareholders and Newfield stockholders may not wish to continue to invest in the combined company, or may wish to reduce their investment in the combined company, including in order to comply with institutional investing guidelines, to increase diversification, to track any rebalancing of stock indices in which Encana common shares are included or not included, to respond to the risk profile of the combined company or to realize a gain. In addition, if, following the merger, large amounts of Encana common shares are sold, the price of Encana common shares could decline.

Encana shareholders will have rights that differ from the rights they had as Newfield stockholders before the merger. For a detailed comparison of the rights of Encana shareholders to the rights of Newfield stockholders, see “Comparison of Rights of Encana Shareholders and Newfield Stockholders.”

The merger is subject to conditions, including certain conditions that may not be satisfied, or completed on a timely basis, if at all. Failure to complete the merger could have material and adverse effects on Encana and Newfield.

Completion of the merger is subject to a number of conditions, including, among other things, (i) the receipt of certain approvals of Encana shareholders and Newfield stockholders, (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) the effectiveness of the registration statement on Form S-4 that Encana is obligated to file with the SEC in connection with the issuance of Encana common shares in the merger, (iv) the authorization for listing of the Encana common shares to be issued in the merger on the NYSE and the TSX, (v) the accuracy of each party’s representations and warranties (subject to certain materiality qualifiers) and compliance by each party with its covenants under the merger agreement in all material respects and (vi) the absence of legal restraints prohibiting or restraining the merger. Such conditions make the completion and timing of the completion of the merger uncertain. Also, either Encana or Newfield may terminate the merger agreement if the merger has not been consummated by the outside date, except that this right to terminate the merger agreement will not be available to any party whose material breach of any provision of the merger agreement resulted in the failure of the merger to be consummated on or before that date. See the section entitled “The Merger Agreement—Conditions to Completion of the Merger” for a more detailed discussion.

If the merger is not completed, Encana’s and Newfield’s respective ongoing businesses may be adversely affected and, without realizing any of the benefits of having completed the merger, Encana and Newfield will be subject to a number of risks, including the following:

•	Encana and Newfield will be required to pay their respective costs relating to the merger, such as legal, accounting, financial advisory and printing fees, whether or not the merger is completed;

•	time and resources committed by Encana’s and Newfield’s management to matters relating to the merger could otherwise have been devoted to pursuing other beneficial opportunities;

•	the market price of Encana common shares or Newfield common stock could be impacted to the extent that the current market price reflects a market assumption that the merger will be completed;

•

if the merger agreement is terminated and the Newfield board seeks another business combination, Newfield stockholders cannot be certain that Newfield will be able to find a party willing to enter into a transaction agreement on terms equivalent to or more attractive than the terms agreed to in the merger agreement; and

•

if the merger agreement is terminated and the Encana board seeks another acquisition, Encana shareholders cannot be certain that Encana will be able to find a party willing to enter into a transaction as attractive to Encana as the acquisition of Newfield.

The merger agreement contains provisions that limit Newfield’s and Encana’s ability to pursue alternatives to the merger, could discourage a potential competing acquiror of Encana or Newfield from making a favorable alternative transaction proposal and, in specified circumstances, Newfield may be required to pay Encana a termination fee of $150 million, or Encana may be required to pay Newfield a termination fee of $300 million.

The merger agreement contains certain provisions that restrict Newfield’s and Encana’s ability to solicit, initiate or knowingly encourage or facilitate, among other things, any inquiries, proposals, offers, or requests for information regarding, or the making of a competing proposal, engage in any discussions or negotiations with respect to a competing proposal or furnish any non-public information to any person in connection with a competing proposal. Further, even if the Newfield board or the Encana board changes its recommendation with respect to the merger agreement proposal or the share issuance proposal, as applicable, unless the merger agreement has been terminated in accordance with its terms, both parties will still be required to submit the merger agreement proposal and the share issuance proposal, as applicable, to a vote at its special meeting. In addition, the other party generally has an opportunity to offer to modify the terms of the merger in response to any third-party alternative transaction proposal before a party’s board of directors may change its recommendation with respect to the merger agreement proposal or the share issuance proposal, as applicable. In some circumstances, upon termination of the merger agreement, Newfield may be required to pay Encana a termination fee of $150 million, or Encana may be required to pay Newfield a termination fee of $300 million. In other circumstances, upon termination of the merger agreement, either Encana or Newfield could be required to pay the other party $50 million for costs, fees and expenses incurred by such other party. See the sections entitled “The Merger Agreement—No Solicitation of Alternative Proposals,” “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Expenses and Termination Fees Relating to the Termination of the Merger Agreement.”

These provisions could discourage a potential third-party acquirer or merger partner that might have an interest in acquiring all or a significant portion of Newfield or Encana in pursuing an alternative transaction with either from considering or proposing such a transaction, even if, in the case of an acquisition of Newfield, it were prepared to pay consideration with a higher per share price than the per share price proposed to be received in the merger or might result in a potential third-party acquiror or merger partner proposing to pay a lower price to the stockholders of Newfield or the shareholders of Encana than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances.

Newfield’s executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of Newfield stockholders generally.

When considering the recommendation of the Newfield board with respect to the merger, you should be aware that Newfield’s executive officers and directors may have interests in the merger that are different from, or in addition to, those of Newfield stockholders more generally. The Newfield board was aware of these interests during its deliberations on the merits of the merger and in deciding to recommend that Newfield stockholders vote for the approval of the merger agreement proposal at the Newfield special meeting.

These interests include, among others, the treatment of outstanding time-based restricted stock units and performance-based restricted stock units. Upon completion of the merger, each outstanding restricted stock award, time-based restricted stock unit award, performance-based restricted stock unit award and share of notional stock in respect of Newfield common stock will be treated as described in “The Merger—Treatment of Newfield Equity Awards in the Merger” beginning on page 134.

See the section of this joint proxy statement/prospectus entitled “The Merger—Interests of Certain Newfield Directors and Executive Officers in the Merger” for a more detailed description of the interests of Newfield’s executive officers and directors.

Newfield and Encana will be subject to business uncertainties while the merger is pending, which could adversely affect their businesses.

In connection with the pendency of the merger, it is possible that certain persons with whom Newfield and Encana have a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships with Newfield or Encana, as the case may be, as a result of the merger, which could negatively affect Newfield’s or Encana’s revenues, earnings and cash flows, as well as the market price of Newfield’s common stock or Encana’s common shares, regardless of whether the merger is completed.

Under the terms of the merger agreement, each of Newfield and Encana are subject to certain restrictions on the conduct of its business prior to the completion of the merger, which may adversely affect its ability to execute certain of its business strategies, including the ability in certain cases to enter into certain contracts, acquire or dispose of certain assets, or incur certain indebtedness or incur certain capital expenditures, as applicable. Such limitations could negatively affect Newfield’s and Encana’s businesses and operations prior to the completion of the merger.

The merger is subject to the receipt of approvals, consents or clearances from regulatory authorities that may impose conditions that could have an adverse effect on Encana or Newfield or, if not obtained, could prevent completion of the merger.

Completion of the merger is conditioned upon the receipt of certain governmental approvals. Although each party has agreed to use their respective best efforts to obtain the requisite governmental approvals, there can be no assurance that these approvals will be obtained and that the other conditions to completing the merger will be satisfied. In addition, the governmental authorities from which the regulatory approvals are required may impose conditions on the completion of the merger or require changes to the terms of the merger or other agreements to be entered into in connection with the merger agreement. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying or impeding consummation of the transaction or of imposing additional costs or limitations on Encana or Newfield following completion of the merger, any of which might have an adverse effect on Encana or Newfield following completion of the merger. For additional information about the regulatory approvals process, see “The Merger—Regulatory Approvals Required to Complete the Merger.”

The unaudited pro forma condensed combined financial statements in this joint proxy statement/prospectus are presented for illustrative purposes only and may not be reflective of the operating results and financial condition of Encana following the occurrence of the pro forma events.

The unaudited pro forma condensed combined financial statements in this joint proxy statement/prospectus are presented for illustrative purposes only, has been prepared based on available information and certain assumptions and estimates that Encana and Newfield believe are reasonable and is not necessarily indicative of what Encana’s actual financial position or results of operations would have been had the pro forma events been completed on the dates indicated. Further, Encana’s actual results and financial position after the pro forma events occur may differ materially and adversely from the unaudited pro forma condensed combined financial statements that are included in this joint proxy statement/prospectus. The unaudited pro forma condensed combined financial statements have been prepared with the assumption that Encana will be identified as the acquirer under GAAP and reflects adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed.

Current Encana shareholders and current Newfield stockholders will have a reduced ownership interest in the combined company.

In connection with the completion of the merger and the transactions contemplated by the merger agreement, based on the number of issued and outstanding shares of Newfield common stock as of October 29,

2018 and the number of outstanding Newfield equity awards currently estimated to be payable in Encana common shares in connection with the merger, Encana anticipates issuing up to approximately 547.5 million common shares. The actual number of Encana common shares to be issued in the merger will be determined at the completion of the merger based on the number of shares of Newfield common stock outstanding at the time of the consummation of the merger. The issuance of these new shares could have the effect of depressing the market price of Encana’s common shares, through dilution of earnings per share or otherwise. Any dilution of, or delay of any accretion to, Encana’s earnings per share could cause the price of its common shares to decline or increase at a reduced rate.

Immediately after the merger is completed, it is expected that current Encana shareholders will own approximately 63.5% and current Newfield stockholders will own approximately 36.5% of the combined company’s common shares outstanding, respectively. As a result, current Encana shareholders and current Newfield stockholders will own a smaller percentage of the combined company than they currently own of Encana and Newfield, respectively, and will have less influence on the policies of the combined company than they currently have on the policies of Encana and Newfield, respectively.

Completion of the merger may trigger change in control or other provisions in certain agreements to which Newfield is a party.

The completion of the merger may trigger change in control or other provisions in certain agreements to which Newfield is a party. If Encana and Newfield are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages or, in certain situations, Encana may be required to make an offer to purchase outstanding debt securities of Newfield. Even if Encana and Newfield are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to Newfield.

Risks Relating to Encana after Completion of the Merger

Following the merger, the market price of Encana common shares may be volatile, and Encana shareholders could lose a significant portion of their investment due to drops in the market price of Encana common shares following completion of the merger.

The market price of Encana common shares may be volatile, and following completion of the merger, shareholders may not be able to resell Encana common shares at or above the price at which they acquired such shares pursuant to the merger agreement or otherwise due to fluctuations in its market price, including changes in price caused by factors unrelated to Encana’s performance or prospects.

Specific factors that may have a significant effect on the market price for Encana common shares include, among others, the following:

•	changes in stock market analyst recommendations or earnings estimates regarding Encana common shares or other comparable companies;

•	actual or anticipated fluctuations in Encana’s revenue stream or future prospects;

•	reaction to public announcements by Encana following the merger;

•	strategic actions taken by Encana or its competitors, such as acquisitions;

•	failure of Encana to achieve the perceived benefits of the merger, including financial results, as rapidly as or to the extent anticipated by financial or industry analysts;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to Encana’s business and operations or the natural gas industry;

•	changes in tax or accounting standards, policies, guidance, interpretations or principles;

•	adverse conditions in the financial markets or general U.S. or international economic conditions, including those resulting from war, incidents of terrorism and responses to such events; and

•	sales of Encana common shares by significant shareholders.

If the merger is completed, Encana may not achieve the intended benefits and the merger may disrupt its current plans or operations.

There can be no assurance that Encana will be able to successfully integrate Newfield’s assets or otherwise realize the expected benefits of the merger. Difficulties in integrating Newfield into Encana may result in the combined company performing differently than expected, in operational challenges or in the failure to realize anticipated synergies and efficiencies. Potential difficulties that may be encountered in the integration process include, among other factors: the inability to successfully integrate the businesses of Newfield into Encana in a manner that permits Encana to achieve the full revenue and cost savings anticipated from the merger; complexities associated with managing a larger, more complex, integrated business; not realizing anticipated operating synergies; integrating personnel from the two companies and the loss of key employees; potential unknown liabilities and unforeseen expenses, delays or regulatory conditions associated with and following completion of the merger; integrating relationships with vendors and business partners; performance shortfalls at one or both of the companies as a result of the diversion of management’s attention caused by completing the merger and planning to integrate Newfield’s operations into Encana; and the disruption of, or the loss of momentum in, each company’s ongoing business or inconsistencies between the companies’ standards, controls, procedures and policies.

Adverse changes in Encana’s credit rating may affect Encana’s borrowing capacity and borrowing terms.

Encana’s outstanding debt is periodically rated by nationally recognized credit rating agencies. The credit ratings are based upon Encana’s operating performance, liquidity and leverage ratios, overall financial position, and other factors viewed by the credit rating agencies as relevant to both Encana’s industry and the economic outlook. Encana’s credit rating may affect the amount of capital Encana can access, as well as the terms of any financing Encana obtains. Because Encana relies in part on debt financing to fund growth, adverse changes in Encana’s credit rating may have a negative effect on Encana’s future growth.

After the merger is completed, Newfield stockholders will become shareholders of a Canadian corporation and have their rights as shareholders governed by Encana’s organizational documents and Canadian law.

Upon consummation of the merger, Newfield stockholders will receive Encana common shares that will be governed by Encana’s organizational documents and the CBCA. For a detailed discussion of the differences between rights as an Encana shareholder and rights as a Newfield stockholder, see “Comparison of Rights of Encana Shareholders and Newfield Stockholders.”

Encana and Newfield are expected to incur significant transaction and acquisition-related costs in connection with the merger.

Encana and Newfield have incurred and are expected to continue to incur a number of non-recurring costs associated with negotiating and completing the merger, combining the operations of the two companies and achieving desired synergies. These costs may be substantial and, in many cases, will be borne by Encana and Newfield whether or not the merger is completed. A substantial majority of non-recurring expenses will consist of transaction costs and include, among others, fees paid to financial, legal and other advisors, employee retention, severance and benefit costs and filing fees. Encana will also incur costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and other employment-related costs. Encana and Newfield continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in connection with the integration of the two companies’ businesses. The elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may not initially offset integration-related costs or achieve a net benefit in the near term, or at all. Any unanticipated costs and expenses could have an adverse effect on Encana’s financial condition and operating results following the completion of the merger.

While Encana and Newfield have assumed that a certain level of expenses would be incurred, there are many factors beyond their control that could affect the total amount or the timing of the expenses.

Other Risk Factors of Encana and Newfield

Encana’s and Newfield’s businesses are and will be subject to the risks described above. In addition, Encana and Newfield are, and will continue to be subject to the risks described in Encana’s and Newfield’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2017, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. The risks described above and in those filings represent all known material risks with respect to Encana’s and Newfield’s businesses. See “Where You Can Find More Information” for the location of information incorporated by reference into this joint proxy statement/prospectus.

INFORMATION ABOUT ENCANA

Encana Corporation

Encana is a leading North American energy producer that is focused on developing its multi-basin portfolio of oil, NGL and natural gas producing plays. Encana’s operations also include the marketing of oil, NGLs and natural gas. All of Encana’s reserves and production are located in North America.

Encana’s common shares are listed and posted for trading on the NYSE and the TSX under the symbol “ECA.” Encana is incorporated under the CBCA and was formed in 2002 through the business combination of two predecessor companies.

The principal executive offices of Encana are located at Suite 4400, 500 Centre Street S.E., Calgary, Alberta T2P 2S5, Canada and its telephone number is (403) 645-2000. Additional information about Encana and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.”

Neapolitan Merger Corp.

Neapolitan Merger Corp., a Delaware corporation (referred to previously in this joint proxy statement/prospectus as Merger Sub), is a wholly-owned indirect subsidiary of Encana. Merger Sub is newly formed, and was organized for the purpose of consummating the merger. Merger Sub has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the merger. Merger Sub’s address is 370 17th Street, Suite 1700, Denver, Colorado 80202.

INFORMATION ABOUT NEWFIELD

Newfield is a Delaware corporation, incorporated in 1988 and publicly traded on the NYSE since 1993. Newfield has been a member of the S&P 500 Index since 2010. Newfield’s operations are onshore and focus primarily on large scale, liquids-rich resource plays in the Anadarko Basin of Oklahoma, the Williston Basin of North Dakota and the Uinta Basin of Utah. In addition, Newfield has oil assets offshore of China and gas assets in the Arkoma Basin of Oklahoma. Shares of Newfield common stock are listed for trading on the NYSE under the symbol “NFX.”

The principal executive offices of Newfield are located at 4 Waterway Square Place, Suite 100, The Woodlands, Texas 77380 and its telephone number is (281) 210-5100. Additional information about Newfield and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.”

ENCANA SPECIAL MEETING

General

This joint proxy statement/prospectus is being provided to Encana shareholders as part of a solicitation of proxies by the Encana board for use at the Encana special meeting and at any adjournments or postponements of such special meeting. This joint proxy statement/prospectus provides Encana shareholders with important information about the Encana special meeting and should be read carefully in its entirety.

Date, Time and Place of the Encana Special Meeting

The Encana special meeting will be held on February 12, 2019 at the Oddfellows Building, Ballroom (Floor 4), 100 – 6th Avenue S.W., Calgary, Alberta, at 8:00 a.m., Mountain Time.

Purposes of the Encana Special Meeting

The Encana special meeting is being held to consider and vote on the following proposals:

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Proposal 1: To approve the issuance of Encana common shares to Newfield stockholders in connection with the merger (referred to previously in this joint proxy statement/prospectus as the share issuance proposal); and

•

Proposal 2: To approve the adjournment of the Encana special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the share issuance proposal (referred to previously in this joint proxy statement/prospectus as the Encana adjournment proposal).

Recommendation of the Encana Board

The Encana board unanimously recommends that Encana shareholders vote:

•	Proposal 1: “FOR” the share issuance proposal; and

•	Proposal 2: “FOR” the Encana adjournment proposal.

The Encana board has (i) unanimously determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger and the share issuance, are in the best interests of Encana, (ii) unanimously approved the execution and delivery by Encana of the merger agreement, the performance by Encana of its covenants and agreements contained therein and the consummation of the transactions contemplated by the merger agreement, including the merger and the share issuance, upon the terms and subject to the conditions therein, (iii) unanimously directed that the merger agreement be submitted to the Encana shareholders at the Encana special meeting to approve the share issuance, and (iv) unanimously resolved to recommend that the Encana shareholders approve the share issuance.

This joint proxy statement/prospectus contains important information regarding these proposals and factors that Encana shareholders should consider when deciding how to cast their votes. Encana shareholders are encouraged to read the entire document carefully, including the annexes to and documents incorporated by reference into this joint proxy statement/prospectus, for more detailed information regarding the merger agreement, including the share issuance proposal.

Attendance at the Encana Special Meeting

Only Encana shareholders of record as of the close of business on the record date, beneficial owners of Encana common shares as of the close of business on the record date, holders of valid proxies for the Encana special meeting and invited guests of Encana may attend the Encana special meeting. An Encana shareholder has the right to appoint a person or company (who does not have to be an Encana shareholder or other person designated in the proxy card or voting information form) to be their representative at the Encana special meeting. Such appointment may be exercised by inserting the name of the appointed representative in the blank space provided for that purpose. If you cannot attend the Encana special meeting in person, you are requested to vote in accordance with the instructions in “How to Vote” below.

Seating is limited and will be offered on a “first come, first served” basis. Shareholders must present a form of governmental photo identification, such as a driver’s license, in order to be admitted to the Encana special meeting. No cameras, laptops, recording equipment or other similar electronic devices, signs, placards, briefcases, backpacks, large bags or packages will be permitted in the Encana special meeting. Encana reserves the right to deny admittance to any Encana shareholder who attempts to bring any such item into the Encana special meeting. Small purses are permissible, but they and any bags or packages permitted in the Encana special meeting room will be subject to inspection. The use of mobile phones or other communication devices, tablets and similar electronic devices during the Encana special meeting is prohibited, and such devices must be turned off and put away before entering the meeting room. All security procedures and instructions require strict adherence. By attending the Encana special meeting, Encana shareholders agree to abide by the agenda and procedures for the Encana special meeting, copies of which will be distributed to attendees at the Encana special meeting.

Record Date

The record date for the determination of Encana shareholders entitled to notice of and to vote at the Encana special meeting is January 8, 2019. Only Encana shareholders who held Encana common shares of record at the close of business on January 8, 2019 are entitled to vote at the Encana special meeting and any adjournment or postponement of the Encana special meeting, so long as such shares remain outstanding on the date of the Encana special meeting.

Outstanding Shares as of Record Date

As of the record date, there were 952,507,693 Encana common shares outstanding, held by 24,193 holders of record. Each Encana common share entitles its holder of record to one vote at the Encana special meeting. Encana common shares are the only class of shares entitled to vote at the Encana special meeting, and Encana shareholders are entitled to vote on each proposal presented.

A complete list of registered Encana shareholders entitled to vote at the Encana special meeting will be available for inspection at the place of the Encana special meeting during the meeting.

Quorum

In order for business to be conducted at the Encana special meeting, a quorum must be present. A quorum at the Encana special meeting requires the presence of at least two persons present in person, each being an Encana shareholder or duly appointed proxyholder of an Encana shareholder, together holding at least 25% of the total issued and outstanding Encana common shares entitled to vote at the Encana special meeting. For purposes of determining whether there is a quorum, all shares that are present, including abstentions, will count towards the quorum.

Vote Required

The votes required for each proposal are as follows:

Proposal 1—the share issuance proposal. The affirmative vote of a majority of votes cast by Encana shareholders entitled to vote thereon and present in person or represented by proxy at the Encana special meeting is required to approve the share issuance proposal. Abstentions are considered Encana common shares present and entitled to vote and will have the same effect as a vote “against” the share issuance proposal. The failure of any Encana shareholder to submit a vote (e.g., by not submitting a proxy or not voting in person) will not be counted in determining the votes cast in connection with the share issuance proposal. Because the share issuance proposal is non-routine, brokers, banks and other nominees do not have discretionary authority to vote on the share issuance proposal and will not be able to vote on the share issuance proposal absent instructions from the beneficial owner. The failure of a beneficial owner to provide voting instructions to its broker, bank or other nominee will result in the applicable shares not being counted in determining the votes cast in connection with the share issuance proposal, and will therefore have no effect on the outcome of the share issuance proposal.

Proposal 2—the Encana adjournment proposal. The affirmative vote of a majority of votes cast by Encana shareholders entitled to vote thereon and present in person or represented by proxy at the Encana special meeting is required to approve the Encana adjournment proposal. Abstentions will not be treated as votes cast and, as a result, any abstention will have no effect on the outcome of the Encana adjournment proposal. The failure of any Encana shareholder to submit a vote (e.g., not submitting a proxy or not voting in person) will not be counted in determining the votes cast in connection with the Encana adjournment proposal. Because the Encana adjournment proposal is non-routine, brokers, banks and other nominees do not have discretionary authority to vote on the Encana adjournment proposal and will not be able to vote on the Encana adjournment proposal absent instructions from the beneficial owner. The failure of a beneficial owner to provide voting instructions to its broker, bank or other nominee will result in the applicable shares not being counted in determining the votes cast in connection with the Encana adjournment proposal, and will therefore have no effect on the outcome of the Encana adjournment proposal.

If Encana common shares are held in the name of a broker, bank or other nominee, the beneficial owner of such shares will receive separate instructions from his or her broker, bank or other nominee describing how to vote such shares.

A so-called “broker non-vote” results when banks, brokers and other nominees return a valid proxy but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. Encana and Newfield do not expect any broker non-votes at the Encana special meeting or Newfield special meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine, whereas each of the proposals to be presented at the Encana special meeting and Newfield special meeting are considered non-routine. As a result, no broker will be permitted to vote shares at the Encana special meeting or Newfield special meeting without receiving instructions from the beneficial owner of such shares.

How to Vote

Encana shareholders of record as of the close of business on the record date may have their Encana common shares voted by submitting a proxy or may vote in person at the Encana special meeting by following the instructions provided on the enclosed proxy card. Encana recommends that Encana shareholders entitled to vote submit a proxy prior to the Encana special meeting even if they plan to attend the Encana special meeting.

Encana shareholders who hold their Encana common shares beneficially in “street name” and wish to submit a proxy must provide instructions to the broker, bank, trustee or other nominee that holds their shares of record as to how to vote their shares with respect to Proposals 1 and 2. Encana shareholders who hold their Encana common shares beneficially and wish to vote in person at the Encana special meeting must obtain proxies issued in their own names.

Encana shareholders of record may submit a proxy in one of three ways or vote in person at the Encana special meeting:

•	Internet: Encana shareholders may submit their proxy over the Internet at the web address shown on their proxy card. Internet voting is available 24 hours a day and will be accessible until 8:00 a.m.,

Mountain Time, on February 8, 2019. Shareholders will be given an opportunity to confirm that their voting instructions have been properly recorded. Encana shareholders who submit a proxy this way need not send in their proxy card.

•

Telephone: Encana shareholders may submit their proxy by calling the toll-free telephone number shown on their proxy card. Telephone voting is available 24 hours a day and will be accessible until 8:00 a.m., Mountain Time, on February 8, 2019. Easy-to-follow voice prompts will guide shareholders through the voting and allow them to confirm that their instructions have been properly recorded. Encana shareholders who submit a proxy this way need not send in their proxy card.

•

Mail: Encana shareholders may submit their proxy by properly completing, signing, dating and mailing their proxy card in the postage-paid envelope (if mailed in the United States or Canada) included with this joint proxy statement/prospectus. Encana shareholders who vote this way should mail the proxy card early enough so that it is received by 8:00 a.m., Mountain Time, on February 8, 2019 before the date of the Encana special meeting.

•

In Person: Encana shareholders may vote in person at the Encana special meeting or by sending a representative with an acceptable proxy that has been signed and dated; attendance at the Encana special meeting will not, however, in and of itself constitute a vote or a revocation of a prior proxy.

Encana may also use Broadridge Financial Solution Inc.’s QuickVote™ service to assist beneficial shareholders with voting their common shares. Beneficial shareholders may be contacted by MacKenzie Partners or Kingsdale Advisors to obtain a vote conveniently, quickly and directly over the telephone.

Encana shareholders are encouraged to submit a proxy promptly. Each valid proxy received in time will be voted at the Encana special meeting according to the choice specified, if any. Executed but uninstructed proxies (i.e., proxies that are properly signed, dated and returned but are not marked to tell the proxies how to vote) will be voted in accordance with the recommendations of the Encana board. The time limit for the deposit of proxies may be waived or extended by the chair of the meeting at his or her discretion without notice.

Encana shareholders who hold Encana common shares in an Encana employee benefit plan will receive a separate voting direction card. The trustee and/or plan administrator of the applicable Encana employee benefit plan will vote such Encana common shares in accordance with the instructions on such returned direction cards.

For Encana shareholders who hold Encana common shares in an Encana employee benefit plan who do not timely return a direction card, the trustee and/or plan administrator will vote the Encana common shares held by such Encana shareholder in accordance with their normal process. For Encana shareholders who hold Encana common shares in an Encana employee benefit plan who return a direction card with no instructions, the trustee and/or plan administrator will vote the Encana common shares held by such Encana shareholder “FOR” the share issuance proposal and “FOR” the Encana adjournment proposal.

Please note that the direction cards have an earlier return date than the proxy cards. Encana shareholders who hold Encana common shares in an Encana employee benefit plan should review their direction card for the date by which instructions must be received in order for such Encana common shares to be voted.

In the case of Internet or telephone voting, Encana shareholders who hold Encana common shares in an Encana employee benefit plans should have their direction card in hand and retain the card until they have completed the voting process. Encana shareholders who hold Encana common shares in an Encana employee benefit plan who vote by Internet or telephone do not need to return the direction card by mail.

Please note that no votes will be accepted at the Encana special meeting in respect of Encana common shares held in an Encana employee benefit plan and that all such votes must be voted prior to the Encana special meeting.

Proxies and Revocation

Encana shareholders of record may revoke their proxies at any time before their Encana common shares are voted at the Encana special meeting in any of the following ways:

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sending a written notice of revocation to Encana at Suite 4400, 500 Centre Street S.E., P.O. Box 2850, Calgary, Alberta T2P2S5, Attention: Corporate Secretary, which must be received before their shares are voted at the Encana special meeting;

•

properly submitting a new, later-dated proxy card, which must be received by 8:00 a.m., Mountain Time, on February 8, 2019 (in which case only the later-dated proxy is counted and the earlier proxy is revoked);

•

submitting a proxy via the Internet or by telephone at a later date, which must be received by 8:00 a.m., Mountain Time, on February 8, 2019 (in which case only the later-dated proxy is counted and the earlier proxy is revoked); or

•	attending the Encana special meeting and voting in person; attendance at the Encana special meeting will not, however, in and of itself, constitute a vote or revocation of a prior proxy.

Beneficial owners of Encana common shares may change their voting instruction only by submitting new voting instructions to the brokers, banks or other nominees that hold their shares of record. The time limit for the deposit of proxies may be waived or extended by the chair of the meeting at his or her discretion without notice. In addition, shareholders who hold Encana common shares in an Encana employee benefit plan may revoke or change their proxy via any of the foregoing methods, except that a new employee benefit plan participant proxy must be received by 8:00 a.m., Mountain Time, on February 4, 2019.

Registrar and Transfer Agent

The votes at the Encana special meeting will be counted by Encana’s registrar and transfer agent, AST Trust Company (Canada).

Solicitation of Proxies

Encana will pay for the proxy solicitation costs related to the Encana special meeting. In addition to sending and making available these materials, some of Encana’s directors, officers and other employees may solicit proxies by contacting Encana shareholders by telephone, by mail, by e-mail or in person. Encana shareholders may also be solicited by news releases issued by Encana and/or Newfield, postings on Encana’s or Newfield’s websites and advertisements in periodicals. None of Encana’s directors, officers or employees will receive any extra compensation for their solicitation services. Encana has also retained MacKenzie Partners, Inc. and Kingsdale Advisors as its proxy solicitors to assist in the solicitation of proxies. For these proxy solicitation services, MacKenzie Partners will receive an estimated fee of approximately $75,000 and Kingsdale Advisors will receive an estimated fee of approximately C$100,000, plus, in each case, reasonable out-of-pocket expenses and fees for any additional services. Encana will also reimburse brokers, banks and other nominees for their expenses in sending proxy solicitation materials to the beneficial owners of Encana common shares and obtaining their proxies.

MacKenzie Partners is located at 1407 Broadway, 27th Floor New York, New York 10018 and can be contacted at 1-800-322-2885 toll free in North America, or at +1-212-929-5500 outside of North America, or by e-mail at Encana@mackenziepartners.com. Kingsdale Advisors is located at the Exchange Tower, 130 King Street West, Suite 2950, Toronto, Ontario, M5X 1E2 and can be contacted at 1-866-229-8166 toll free in North America, or at 416-867-2272 outside of North America, or by e-mail at contactus@kingsdaleadvisors.com.

Adjournments

The Encana special meeting may be adjourned in the absence of a quorum by the affirmative vote of a majority of votes cast by Encana shareholders entitled to vote thereon and present in person or represented by proxy at the Encana special meeting.

Even if a quorum is present, the Encana special meeting could be adjourned in order to provide more time to solicit additional proxies in favor of approval of the share issuance proposal if a majority of votes are cast in favor of the Encana adjournment proposal. If after the adjournment a new record date is set for the adjourned meeting, a notice of the adjourned meeting must be given to each shareholder of record entitled to vote at the Encana special meeting.

No Dissenters’ Rights

Under the CBCA, as well as the governing documents of Encana, the Encana shareholders are not entitled to dissenters’ rights in connection with the merger or the transactions contemplated by the merger.

TSX Disclosure

Under TSX rules, a company is generally required to obtain shareholder approval prior to the issuance of common shares if the number of common shares to be issued is equal to or in excess of 25% of the number of common shares outstanding before the issuance of the common shares. If the merger is completed pursuant to the merger agreement, Encana expects to issue up to 547,430,751 Encana common shares, or approximately 57% of Encana’s common shares outstanding as of November 29, 2018, in connection with the merger. Accordingly, the aggregate number of Encana common shares issuable upon the consummation of the merger will exceed the threshold specified under TSX rules. TSX will generally not require further shareholder approval for the issuance of up to an additional 136,857,688 Encana common shares, such number being 25% of the number of Encana common shares issuable in accordance with the share issuance proposal.

The issuance of Encana common shares pursuant to the merger is not expected to have a material impact on the control of Encana.

Other Matters

At this time, Encana knows of no other matters to be submitted at the Encana special meeting.

Questions and Additional Information

Encana shareholders may contact Encana’s proxy solicitors with any questions about the proposals or how to vote or to request additional copies of any materials at:

1407 Broadway, 27th Floor

New York, New York 10018

Call Collect: 1-212-929-5500

Call Toll-Free: 1-800-322-2885

E-mail: Encana@mackeziepartners.com

130 King Street West, Suite 2950, P.O. Box 361

Toronto, Ontario M5X 1E2

Call Toll-Free (within North America): 1-866-229-8166

Call Collect (outside North America): 1-416-867-2272

E-mail: contactus@kingsdaleadvisors.com

NEWFIELD SPECIAL MEETING

General

This joint proxy statement/prospectus is being provided to Newfield stockholders as part of a solicitation of proxies by the Newfield board for use at the Newfield special meeting and at any adjournments or postponements of such special meeting. This joint proxy statement/prospectus provides Newfield stockholders with information about the Newfield special meeting and should be read carefully in its entirety.

Date, Time and Place of the Newfield Special Meeting

The Newfield special meeting will be held on February 12, 2019 at the Four Seasons Hotel, Fairfield Ballroom, 1300 Lamar St., Houston, Texas 77010 at 9:00 a.m., Central Time.

Purposes of the Newfield Special Meeting

The Newfield special meeting is being held to consider and vote upon the following proposals:

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Proposal 1. To adopt the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus, pursuant to which each outstanding share of Newfield common stock (other than excluded shares) will be cancelled and converted into the right to receive 2.6719 Encana common shares with cash paid in lieu of the issuance of fractional Encana common shares, if any (referred to previously in this joint proxy statement/prospectus as the merger agreement proposal);

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Proposal 2. To approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Newfield’s named executive officers in connection with the merger (referred to previously in this joint proxy statement/prospectus as the non-binding compensation advisory proposal); and

•

Proposal 3. To approve the adjournment of the Newfield special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger agreement proposal if there are not sufficient votes at the time of such adjournment to adopt the merger agreement (referred to previously in this joint proxy statement/prospectus as the Newfield adjournment proposal).

Recommendation of the Newfield Board

The Newfield board unanimously recommends that Newfield stockholders vote:

•	Proposal 1: “FOR” the merger agreement proposal;

•	Proposal 2: “FOR” the non-binding compensation advisory proposal; and

•	Proposal 3: “FOR” the Newfield adjournment proposal.

The Newfield board has (i) unanimously determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to, and in the best interests of, Newfield and Newfield stockholders, (ii) unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, (iii) unanimously approved the execution and delivery by Newfield of the merger agreement, the performance by Newfield of its covenants and agreements contained therein and the consummation of the transactions contemplated by the merger agreement, including the merger, upon the terms and subject to the conditions contained therein, (iv) unanimously directed that the merger agreement be submitted to Newfield stockholders at the Newfield special meeting to approve its adoption, (v) taken all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL and any other applicable law with respect to a “moratorium,” “control share acquisition,” “business combination,” “fair price” or other forms of anti-takeover laws that may purport to be applicable will not apply with respect to or as a result of the entry into the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and (vi) unanimously resolved to recommend that Newfield stockholders approve the adoption of the merger agreement.

This joint proxy statement/prospectus contains important information regarding these proposals and factors that Newfield stockholders should consider when deciding how to cast their votes. Newfield stockholders are encouraged to read the entire document carefully, including the annexes to and documents incorporated by reference into this joint proxy statement/prospectus, for more detailed information regarding the merger agreement and the merger.

The Non-binding Compensation Advisory Proposal and Interests of Directors

In considering the recommendations of the Newfield board, Newfield stockholders should be aware that some of Newfield’s directors and executive officers may have interests that are different from, or in addition to, the interests of Newfield stockholders more generally. For more information see the section entitled “The Merger—Interests of Certain Newfield Directors and Executive Officers in the Merger.”

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that Newfield provide its stockholders with the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Newfield’s named executive officers in connection with the merger, as disclosed in this joint proxy statement/prospectus, including the compensation table and the related narrative named executive officer compensation disclosures set forth in “The Merger—Interests of Certain Newfield Directors and Executive Officers in the Merger.” This vote is commonly referred to as a “golden parachute say on pay” vote. Accordingly, Newfield stockholders are being provided with the opportunity to cast an advisory (non-binding) vote on those change of control payments.

Accordingly, Newfield is seeking approval of the following resolution at the Newfield special meeting:

“RESOLVED, that Newfield stockholders approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Newfield’s named executive officers in connection with the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Merger—Interests of Certain Newfield Directors and Executive Officers in the Merger” (which disclosure includes the compensation table and related narrative named executive officer compensation disclosures required pursuant to Item 402(t) of Regulation S-K).”

Newfield stockholders should note that the non-binding compensation advisory proposal is merely an advisory vote which will not be binding on Newfield, Encana or their respective boards of directors. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is consummated, the eligibility of the Newfield named executive officers for such payments and benefits will not be affected by the outcome of the advisory vote.

The proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Newfield’s named executive officers in connection with the merger is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, a Newfield stockholder may vote to approve one proposal and not the other. Because the vote on the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Newfield’s named executive officers in connection with the merger is advisory in nature only, it will not be binding on Newfield or Encana, and the approval of that proposal is not a condition to the completion of the merger.

Attendance at the Newfield Special Meeting

Only Newfield stockholders of record as of the close of business on the record date, beneficial owners of Newfield common stock as of the close of business on record date, holders of valid proxies for the Newfield special meeting and invited guests of Newfield may attend the Newfield special meeting.

All attendees should be prepared to present government-issued photo identification (such as a driver’s license or passport) for admittance. The additional items, if any, that attendees must bring depend on whether they are Newfield stockholders of record, beneficial owners of Newfield common stock or proxy holders.

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a Newfield stockholder who holds shares of Newfield common stock directly registered in such stockholder’s name with Newfield’s transfer agent, American Stock Transfer & Trust Company, LLC (a “stockholder of record”), who wishes to attend the Newfield special meeting in person should bring government-issued photo identification.

•	a beneficial owner of Newfield common stock who wishes to attend the Newfield special meeting in person should bring:

•	government-issued photo identification; and

•

proof of beneficial ownership as of the record date (e.g., a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner’s shares, a brokerage account statement or the voting instruction form provided by the broker).

•	a proxy holder who wishes to attend the Newfield special meeting in person should bring:

•	government-issued photo identification;

•	the validly executed proxy naming such person as the proxy holder, signed by the Newfield stockholder; and

•	proof of the signing stockholder’s record ownership as of the record date.

No cameras, recording equipment or other electronic devices will be allowed in the meeting room. Failure to provide the requested documents at the door or failure to comply with the procedures for the Newfield special meeting may prevent stockholders from being admitted to the Newfield special meeting.

Newfield is able to provide reasonable assistance to help persons with disabilities participate in the Newfield special meeting if Newfield is notified in writing in advance of requested accommodations. Please write to Newfield’s principal executive offices at 4 Waterway Square Place Suite 100, The Woodlands, Texas 77380, Attention: Investor Relations.

Record Date

The record date for the determination of stockholders entitled to notice of and to vote at the Newfield special meeting is January 8, 2019. Only Newfield stockholders who held shares of Newfield common stock at the close of business on January 8, 2019 are entitled to vote at the Newfield special meeting and any adjournment or postponement of the Newfield special meeting, so long as such shares remain outstanding on the date of the Newfield special meeting.

Outstanding Shares as of Record Date

As of the record date, there were 200,933,274 shares of Newfield common stock outstanding, held by 1,299 holders of record. Each outstanding share of Newfield common stock entitles its holder of record to one vote on each matter to be considered at the Newfield special meeting. Newfield common stock is the only class of shares entitled to vote at the Newfield special meeting, and Newfield stockholders are entitled to vote on each proposal presented.

A complete list of registered Newfield stockholders entitled to vote at the Newfield special meeting will be available for inspection at the principal place of business of Newfield at 4 Waterway Square Place Suite 100, The Woodlands, Texas 77380, during regular business hours for a period of no less than ten (10) days before the Newfield special meeting and at the place of the Newfield special meeting during the meeting.

Quorum

In order for business to be conducted at the Newfield special meeting, a quorum must be present. A quorum at the Newfield special meeting requires the presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of Newfield common stock entitled to vote at the Newfield special meeting. For purposes of determining whether there is a quorum, all shares that are present, including abstentions, and entitled to vote will count towards the quorum.

Voting Rights of Newfield Stockholders

Each outstanding share of Newfield common stock will be entitled to one vote on each matter to be considered at the Newfield special meeting.

Vote Required

The votes required for each proposal are as follows:

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Proposal 1—the merger agreement proposal. The affirmative vote, in person or by proxy, of the holders of at least 66 2⁄3% of the issued and outstanding shares of Newfield common stock entitled to vote on the merger agreement proposal as of the record date for the Newfield special meeting is required to approve the merger agreement proposal. The failure of any Newfield stockholder to submit a vote (e.g., by not submitting a proxy or not voting in person), or any abstention, will have the same effect as a vote “against” the merger agreement proposal. Because the merger agreement proposal is non-routine, brokers, banks and other nominees do not have discretionary authority to vote on the merger agreement proposal, and will not be able to vote on the merger agreement proposal absent instructions from the beneficial owner.

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Proposal 2—the non-binding compensation advisory proposal. The affirmative vote of a majority of votes cast by holders of the issued and outstanding shares of Newfield common stock entitled to vote on the non-binding compensation advisory proposal and present in person or represented by proxy at the Newfield special meeting is required to approve the non-binding compensation advisory proposal. Abstentions will be considered shares of Newfield common stock present and entitled to vote and will have the same effect as votes “against” the non-binding compensation advisory proposal. Brokers, banks and other nominees do not have discretionary authority to vote on the non-binding compensation advisory proposal and will not be able to vote on the non-binding compensation advisory proposal. While the Newfield board intends to consider the vote resulting from this proposal, the vote is advisory only and therefore not binding on Newfield or Encana, and, if the proposed merger with Encana is approved by Newfield stockholders and consummated, the compensation will be payable even if the non-binding compensation advisory proposal is not approved.

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Proposal 3—the Newfield adjournment proposal. The affirmative vote of a majority of votes cast by holders of the issued and outstanding shares of Newfield common stock entitled to vote on the Newfield adjournment proposal and present in person or represented by proxy at the Newfield special meeting is required to approve the Newfield adjournment proposal. Abstentions will be considered shares of Newfield common stock present and entitled to vote and will have the same effect as a votes “against” the Newfield adjournment proposal. Brokers, banks and other nominees do not have discretionary authority to vote on the Newfield adjournment proposal and will not be able to vote on the Newfield adjournment proposal absent instructions from the beneficial owner.

If shares of Newfield common stock are held in the name of a broker, bank or other nominee, the beneficial owner of such shares will receive separate instructions from his or her broker, bank or other nominee describing how to vote such shares.

A so-called “broker non-vote” results when banks, brokers and other nominees return a valid proxy but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. Encana and Newfield do not expect any broker non-votes at the Encana special meeting or Newfield special meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine, whereas each of the proposals to be presented at the Encana special meeting and Newfield special meeting are considered non-routine. As a result, no broker will be permitted to vote Encana common shares at the Encana special meeting or shares of Newfield common stock at the Newfield special meeting without receiving instructions from the beneficial owner of such shares.

How to Vote

Newfield stockholders of record as of the close of business on the record date may have their shares of Newfield common stock voted by submitting a proxy or may vote in person at the Newfield special meeting by following the instructions provided on the enclosed proxy card. Newfield recommends that Newfield stockholders entitled to vote submit a proxy even if they plan to attend the Newfield special meeting.

Newfield stockholders who hold their shares of Newfield common stock beneficially in “street name” and wish to submit a proxy must provide instructions to the broker, bank, trustee or other nominee that holds their shares of record as to how to vote their shares with respect to Proposals 1, 2 and 3. Newfield stockholders who hold their shares of Newfield common stock beneficially and wish to vote in person at the Newfield special meeting must obtain proxies issued in their own names (known as a “legal proxy”).

Newfield stockholders of record may submit a proxy in one of three ways or vote in person at the Newfield special meeting:

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Internet: Newfield stockholders may submit their proxy over the Internet at the web address shown on their proxy card. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern Time, on February 11, 2019. Stockholders will be given an opportunity to confirm that their voting instructions have been properly recorded. Newfield stockholders who submit a proxy this way should NOT send in their proxy card.

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Telephone: Newfield stockholders may submit their proxy by calling the toll-free telephone number shown on their proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern Time, on February 11, 2019. Newfield stockholders who submit a proxy this way should NOT send in their proxy card.

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Mail: Newfield stockholders may submit their proxy by properly completing, signing, dating and mailing their proxy card in the postage-paid envelope (if mailed in the United States) included with this joint proxy statement/prospectus. Newfield stockholders who vote this way should mail the proxy card early enough so that it is received before the date of the Newfield special meeting.

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In Person: Newfield stockholders may vote in person at the Newfield special meeting or by sending a representative with an acceptable proxy that has been signed and dated; attendance at the Newfield special meeting will not, however, in and of itself constitute a vote or a revocation of a prior proxy.

Newfield stockholders are encouraged to submit a proxy promptly. Each valid proxy received in time will be voted at the Newfield special meeting according to the choice specified, if any. Executed but uninstructed proxies (i.e., proxies that are properly signed, dated and returned but are not marked to tell the proxies how to vote) will be voted in accordance with the recommendations of the Newfield board.

Newfield stockholders who hold shares of Newfield common stock in Newfield’s 401(k) plan will receive a separate voting direction card. The trustee of the Newfield 401(k) plan will vote such Newfield stockholders’

shares of Newfield common stock in accordance with the instructions on such stockholders’ returned direction cards.

For Newfield stockholders who hold shares of Newfield common stock in Newfield’s 401(k) plan who do not timely return a direction card or return a direction card with no instructions, the trustee will vote the shares of Newfield common stock held by such Newfield stockholders in proportion to the voting directions received from all plan participants who properly vote.

Please note that the direction cards have an earlier return date than the proxy cards. Newfield stockholders who hold shares of Newfield common stock in Newfield’s 401(k) plan should review their direction card for the date by which instructions must be received in order for such shares of Newfield common stock to be voted.

In the case of Internet or telephone voting, Newfield stockholders who hold shares of Newfield common stock in Newfield’s 401(k) plan should have their direction card in hand and retain the card until they have completed the voting process. Newfield stockholders who hold shares of Newfield common stock in Newfield’s 401(k) plan who vote by Internet or telephone do not need to return the direction card by mail.

Please note that no votes will be accepted at the Newfield special meeting in respect of shares of Newfield common stock held in Newfield’s 401(k) plan and that all such votes must be voted prior to the Newfield special meeting.

Proxies and Revocation

Newfield stockholders of record may revoke their proxies at any time before their shares of Newfield common stock are voted at the Newfield special meeting in any of the following ways:

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sending a written notice of revocation to Newfield at 4 Waterway Square Place Suite 100, The Woodlands, Texas 77380, Attention: Investor Relations, which must be received before their shares are voted at the Newfield special meeting;

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properly submitting a new, later-dated proxy card, which must be received before their shares are voted at the Newfield special meeting (in which case only the later-dated proxy is counted and the earlier proxy is revoked);

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submitting a proxy via the Internet or by telephone at a later date, which must be received by 11:59 p.m., Eastern Time, on February 11, 2019 (in which case only the later-dated proxy is counted and the earlier proxy is revoked); or

•	attending the Newfield special meeting and voting in person; attendance at the Newfield special meeting will not, however, in and of itself, constitute a vote or revocation of a prior proxy.

Beneficial owners of shares of Newfield common stock may change their voting instruction by submitting new voting instructions to the brokers, banks or other nominees that hold their shares of record or by requesting a “legal proxy” from such broker, bank or other nominee and voting in person at the Newfield special meeting. In addition, stockholders who hold shares of Newfield common stock in Newfield’s 401(k) plan may revoke or change their proxy via any of the foregoing methods, except that a new 401(k) plan participant proxy must be received by 11:59 p.m., Eastern Time, on February 8, 2019.

Solicitation of Proxies

Newfield will pay for the proxy solicitation costs related to the Newfield special meeting. In addition to sending and making available these materials, some of Newfield’s directors, officers and other employees may solicit proxies by contacting Newfield stockholders by telephone, by mail, by e-mail or in person. Newfield stockholders may also be solicited by news releases issued by Newfield and/or Encana, postings on Newfield’s or

Encana’s websites and advertisements in periodicals. None of Newfield’s directors, officers or employees will receive any extra compensation for their solicitation services. Newfield has also retained Innisfree M&A Incorporated. to assist in the solicitation of proxies for a fee expected not to exceed $150,000, plus related fees for any additional services and reasonable out-of-pocket expenses. Newfield will also reimburse brokers, banks and other nominees for their expenses in sending proxy solicitation materials to the beneficial owners of Newfield common stock and obtaining their proxies.

Adjournments

The Newfield special meeting may be adjourned by the chairman of the Newfield special meeting or by the affirmative vote of a majority of votes cast by holders of the issued and outstanding shares of Newfield common stock entitled to vote at the Newfield special meeting and present in person or represented by proxy at the Newfield special meeting, regardless of whether there is a quorum, without further notice other than by an announcement made at the Newfield special meeting. In the case that a quorum is not present at the Newfield special meeting, or in the case that a quorum is present at the Newfield special meeting but there are not sufficient votes at the time of the Newfield special meeting to adopt the merger agreement, then the chairman of the Newfield special meeting has the power to adjourn the Newfield special meeting, or, alternatively, Newfield stockholders may be asked to vote on a proposal to adjourn the Newfield special meeting in order to permit the further solicitation of proxies.

If the adjournment is for more than thirty (30) days or if after the adjournment a new record date is set for the adjourned meeting, a notice of the adjourned meeting must be given to each Newfield stockholder of record entitled to vote at the Newfield special meeting.

No Dissenter or Appraisal Rights

Because shares of Newfield common stock are listed on the NYSE and Newfield stockholders are not required to receive consideration other than Encana common shares, which are listed on the NYSE, with cash paid in lieu of the issuance of fractional Encana common shares, if any, in the merger, Newfield stockholders are not entitled to exercise dissenters’ or appraisal rights under Delaware law in connection with the merger.

Other Matters

At this time, Newfield knows of no other matters to be submitted at the Newfield special meeting.

Householding of Special Meeting Materials

Unless Newfield has received contrary instructions, Newfield may send a single copy of this joint proxy statement/prospectus and notice to any household at which two or more stockholders reside if Newfield believes the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce Newfield’s expenses.

Questions and Additional Information

Newfield stockholders may contact Newfield’s proxy solicitor, Innisfree M&A Incorporated with any questions about the proposals or how to vote or to request additional copies of any materials at:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Call Toll-Free: 1-888-750-5834

Banks and Brokers Call Collect: 1-212-750-5833

THE MERGER

This section of the joint proxy statement/prospectus describes the material aspects of the proposed merger. This section may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus, including the full text of the merger agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A, for a more complete understanding of the proposed merger and the transactions related thereto. In addition, important business and financial information about each of Encana and Newfield is included in or incorporated by reference into this joint proxy statement/prospectus and is included in the annexes hereto. See the section entitled “Where You Can Find More Information.”

Effects of the Merger

Upon satisfaction or waiver of the conditions to closing in the merger agreement, on the closing date, Merger Sub, an indirect wholly-owned subsidiary of Encana formed for the purpose of effecting the merger, will merge with and into Newfield, whereby Newfield will be the surviving company in the merger as an indirect wholly-owned subsidiary of Encana. At the effective time, each share of Newfield common stock issued and outstanding immediately prior to the effective time (other than excluded shares) will be cancelled and converted into the right to receive 2.6719 Encana common shares with cash paid in lieu of the issuance of fractional Encana common shares, if any. In addition, Newfield will take all actions as may be necessary so that at the effective time, each outstanding restricted stock unit award or performance stock unit award in respect of Newfield common stock will be treated as described in “The Merger—Treatment of Newfield Equity Awards in the Merger.”

Background of the Merger

The terms of the merger are the result of arm’s length negotiations between Encana and Newfield. The following is a summary of the events leading up to the negotiation of the merger and the key meetings, negotiations, discussions and actions by and between Encana and Newfield and their respective advisors that preceded the public announcement of the merger.

Encana’s decision to pursue a potential strategic combination with Newfield was the culmination of strategic analysis and study of the Anadarko Basin and Newfield over several years. Commencing in 2013, Encana formed an internal multi-disciplinary group to undertake a major strategic review of the macro environment, industry dynamics and Encana’s portfolio and to consider various options that would generate long-term shareholder value. This initial strategic work, which targeted reshaping Encana’s portfolio towards high-margin, liquids-weighted assets, was shared with investors in November 2013. Encana made significant progress on its stated objectives in 2014. In 2015, Encana once again evaluated its progress and path forward through a strategic review conducted by a multi-disciplinary internal team. Supported by external advisors, this team intended to challenge and further evolve Encana’s strategy. As part of this work, Encana conducted in-depth technical reviews and evaluations of North America’s unconventional basins, in which STACK/SCOOP in the Anadarko Basin was identified as a premium play with quality liquids-growth potential and significant scale. Technical experts within Encana’s business development and strategy teams were directed to maintain an in-depth and on-going study of the Anadarko Basin. The findings of this analysis and recommendation were shared with Encana’s board at its July 2015 annual strategy session.

In the spring of 2016, having met the strategic goals set out in late 2013, Encana’s management assembled another internal multi-disciplinary strategy group to help shape the next five-year plan to grow shareholder value. This in-depth analysis, supported by the work of internal technical experts and external advisors, was presented to Encana’s board at its annual strategy session in July 2016. Encana’s objectives to grow value through efficient development of liquids-focused high-margin production and to manage risk by focusing on a small number of high-quality basins, was shared with investors in October 2016. As part of this 2016 work, Encana once again conducted an extensive review of a number of North American basins and identified Newfield’s position in STACK/SCOOP as one of five potential candidates for further study as a potential inorganic growth option. Newfield’s premium position in the core of the oil window of STACK/SCOOP was a strong fit for Encana’s high-margin, liquids-weighted objectives.

In July 2017, at the Encana board’s annual strategy session, the Encana board discussed characteristics of a premium exploration and production company with resiliency to deliver value to shareholders over the next decade. Those characteristics included a multi-basin portfolio to mitigate risks beyond Encana’s control, a high quality liquids-weighted portfolio, scale to drive efficiency and provide resiliency, the ability to grow and generate free cash flow and a strong balance sheet. Encana’s management presented a number of organic and inorganic options to the Encana board and following its review, the Encana board concluded that inorganic growth had to be accretive on a per-share basis and provide compelling full cycle returns to be considered.

Newfield was again identified by management among four inorganic opportunities for additional study. The Encana board recognized that Newfield’s acreage would be an excellent fit for Encana’s operating capabilities and technical expertise. However, based on Encana’s view of Newfield’s positioning in the market, it was determined that Newfield would likely not be interested in a transaction at such time and that any potential transaction would likely not meet Encana’s requirements. The Encana board, therefore, determined that the timing was not right to approach Newfield regarding a potential transaction. Through the remainder of 2017 and early 2018, Encana’s management continued to provide additional analysis to the Encana board on Newfield and three other possible candidates, eliminating two of the candidates due to portfolio fit, valuation, full cycle returns and other factors, including the lack of immediate accretion to Encana’s shareholders.

The Newfield board and Newfield executive management team regularly review Newfield’s operating results, capital structure, future growth opportunities and competitive position in the exploration and production industry. These reviews have included consideration by Newfield’s management and board, and discussions with industry participants from time to time, of potential strategic alternatives, including acquisitions, joint ventures and business combinations or other strategic transactions, as well as ongoing initiatives aimed at enhancing shareholder value and growing Newfield organically, to prepare for and respond to changing market forces and resulting business risks and uncertainties in the exploration and production industry.

During its July 26-27, 2018 board meeting, as part of Newfield’s ordinary course evaluation of its strategic direction, the Newfield board evaluated the significant structural changes in the exploration and production industry since the 2014 downturn and the numerous variables impacting the future for exploration and production companies. The general consensus of the Newfield board was that the exploration and production industry was at a crossroads – shifting from the capture and assessment of large-scale onshore resource plays to the ultimate development of these plays, and focusing on sustainable free cash flow generation and growth. As a result of this shift, significant synergies and value could be achieved through scale, the swift application of leading drilling and completion technologies, the unbundling of services at the field level and improved access to downstream markets for oil, NGLs and natural gas. In addition to the changes within the exploration and production industry, the Newfield board also discussed investor feedback for improved efficiencies (much like other manufacturing sectors) and emphasis on total shareholder return and sustainable free cash flow generation allowing for a return of cash to owners through dividends and share buybacks.

As part of its evaluation of Newfield’s strategic direction, the Newfield board discussed a number of potential strategic alternatives, including: (i) continuing on its current path as a standalone company while shifting capital expenditures among its current basins and formations to capture the highest margins, returns and value opportunities in response to ongoing market volatility and investor concerns; (ii) acquiring one or more exploration and production companies or assets to enhance Newfield’s scale and competitiveness in an increasingly volatile market; or (iii) entering into a business combination with a similarly-sized or larger exploration and production company. The Newfield board discussed these potential paths in depth, including the relative merits of each option in relation to providing attractive economies of scale, improved free cash flow and a return of capital to Newfield’s investors. At the conclusion of its meetings, the Newfield board determined that it would be useful for Mr. Lee K. Boothby, Newfield’s Chairman, President and Chief Executive Officer, to have conversations over the course of the coming months with other similarly situated companies in the exploration and production industry to discuss broader trends and the potential for industry consolidation. The purpose of these discussions was to gather additional information on industry conditions to help inform the Newfield board’s discussions at its annual strategy session planned for late October 2018.

Following the July 26-27, 2018 board discussions, Mr. Boothby had informational meetings with seven exploration and production companies, including Encana. Mr. Boothby kept the other members of the Newfield board informed on the content of these discussions.

On July 30-31, 2018, the Encana board held its annual strategy session where they re-tested their analysis of the elements of a premium North American exploration and production company. Encana’s management provided an overview of various North American basins and highlighted the in-depth reviews that management and its technical teams, along with external advisors, had conducted since 2013. Encana’s management noted that over the past two years, it had presented to the Encana board a number of organic and inorganic options, and that it became apparent through its ongoing technical reviews that an entry into STACK/SCOOP in the Anadarko Basin had more compelling full-cycle returns relative to other basins Encana management had studied. This updated evaluation also confirmed that STACK/SCOOP, and Newfield’s position in the oil window, provided an opportunity for quality liquids growth potential with competitive returns, good access to markets, scale and running room to apply Encana’s “cube development” approach. Encana’s management outlined its extensive review of Newfield based on publicly available information. The Encana board then discussed the benefits of a possible transaction with Newfield, including the ability to grow and generate material free cash flow at attractive valuations, and that this could be a unique and immediately accretive combination. Following a discussion by the Encana board, it was agreed that Mr. Douglas J. Suttles, Encana’s President & Chief Executive Officer, should approach Mr. Boothby to determine whether Newfield may be interested in exploring a potential strategic combination with Encana.

On September 10, 2018, at the request of Mr. Suttles, Messrs. Boothby and Suttles had dinner in The Woodlands, Texas. At the dinner, they shared views on the characteristics of a premium exploration and production company and noted similarities in their views. Messrs. Boothby and Suttles then discussed Newfield’s and Encana’s operations and core geographies and the views of their respective boards on their respective strategic paths. Mr. Boothby noted that scale and competitiveness in an increasingly volatile market would be important, but in a review of potential acquisition candidates, Newfield had not identified a candidate it was prepared to pursue. Mr. Suttles then asked Mr. Boothby whether Newfield would be interested in exploring a potential strategic combination, in which Encana would acquire all of the issued and outstanding shares of Newfield common stock. Mr. Boothby indicated that Newfield may be interested in engaging in such discussions at an appropriate time following the Newfield board meeting and planned annual strategy session in late October 2018. Shortly thereafter, Mr. Boothby reported the conversation to Newfield directors, Mr. Steven W. Nance (lead director) and Mr. J. Terry Strange.

On or about September 17, 2018, Mr. Suttles contacted Mr. Boothby to reiterate Encana’s interest in exploring a potential strategic combination of Encana and Newfield.

In early October, Mr. Boothby saw Mr. Suttles at an industry event and told Mr. Suttles that he would be in Denver, Colorado on October 8, 2018. Mr. Suttles proposed a lunch meeting, at which they could continue their earlier discussions. Mr. Boothby reiterated that the Newfield board would be holding its regularly scheduled meeting and strategy discussions in late October 2018 and that any substantive discussions regarding a strategic combination would be best placed to occur after the conclusion of those meetings.

On October 8, 2018, Messrs. Boothby and Suttles had lunch in Denver, Colorado. At lunch, Mr. Boothby indicated that, based on prior discussions with the Newfield board, it was unlikely they would be interested in any transaction that did not reflect, at a minimum, a customary premium in similar transactions understood to be a premium of at least 25% to Newfield’s then-current stock price, which would have represented an implied offer price of $35.40 per share of Newfield common stock using Newfield’s closing stock price on October 5, 2018. Mr. Suttles indicated that he would discuss Mr. Boothby’s feedback with Encana’s board and, if Encana was prepared to proceed, any proposal would be subject to conducting due diligence of Newfield, the execution of a confidentiality agreement, including customary standstill provisions, and the execution of an exclusivity agreement.

That same day, Mr. Boothby met for dinner with the chief executive officer of another exploration and production company (which we refer to as “Company A”), during which they discussed general trends in the industry, including the potential for industry consolidation (without reference to specific transactions involving the two companies).

On October 9, 2018, Mr. Suttles indicated by phone call to Mr. Boothby that Encana would be having an Encana board meeting the following day and would discuss sending a non-binding proposal to Newfield. Mr. Boothby reported this call to Mr. Nance.

On the morning of October 10, 2018, Mr. Boothby met in person with the chief executive officer of another exploration and production company (which we refer to as “Company B”), during which they discussed general trends in the industry, including the potential for industry consolidation (without reference to specific transactions involving the two companies).

Also on October 10, 2018, the Encana board met to discuss the proposed strategic combination of Encana and Newfield, including the potential merits and risks of such a combination. At the meeting, Mr. Suttles updated the Encana board on the status of discussions with Newfield. Encana management then discussed potential transaction alternatives, valuations of Newfield and key deal terms for a potential offer. Encana’s board discussed the relative valuations of the companies and noted that a transaction could be opportunistic if done in a timely manner given current equity market conditions, its premium position in STACK/SCOOP and Encana management’s confidence in delivering on operational results and synergies. Encana’s management also reviewed its legal and commercial views based on publicly available information. Following discussion among the Encana board members, it was agreed that Encana would submit a non-binding proposal to acquire all of the issued and outstanding shares of Newfield common stock in exchange for a combination of cash and Encana common shares.

Later that day, Encana submitted a non-binding proposal to Newfield, which contemplated the acquisition of all of the issued and outstanding shares of Newfield common stock by Encana for aggregate consideration consisting of $1.0 billion in cash and 470,200,000 Encana common shares, which, based on Newfield’s public disclosure of the number of shares of Newfield common stock outstanding as of June 30, 2018 (excluding long-term incentives), represented an implied offer price of $35.00 per share of Newfield common stock, using the 20-day volume weighted average price of Encana’s common shares on October 9, 2018; the implied offer price per share represented a 24% premium to Newfield’s closing stock price on October 9, 2018. The non-binding proposal described certain key deal terms, including a non-solicitation provision with a fiduciary out, a five-day matching right, a Newfield termination fee of 4.5% (based on Newfield’s equity value), and that the proposal was subject to due diligence between the companies, as well as a period of exclusive negotiations between Encana and Newfield expiring on October 31, 2018.

After receiving the non-binding proposal, Messrs. Boothby and other members of Newfield management spoke with Mr. Suttles over the phone to discuss the proposal’s key terms. Mr. Suttles also indicated that Encana would provide a draft confidentiality agreement for Newfield’s review, as well as a list of due diligence items to facilitate Encana’s preliminary due diligence review. Messrs. Boothby and such other members of Newfield management reported the results of their discussion with Mr. Suttles to Mr. Nance.

On October 11, 2018, Mr. Boothby contacted Kirkland & Ellis LLP (“Kirkland”) and Wachtell, Lipton, Rosen & Katz (“Wachtell” and, together with Kirkland, Newfield’s “outside counsel”) to assist Newfield in considering a potential combination with Encana or others. Over the next few days, Newfield’s outside counsel worked with representatives of Newfield to assess Encana’s proposal and to conduct due diligence of Encana’s publicly available information.

On October 14, 2018, the Newfield board met telephonically to discuss Encana’s proposal. Certain members of Newfield management and representatives of Newfield’s outside counsel were also in attendance. At the meeting, Mr. Boothby updated the Newfield board on recent discussions with each of Encana, Company A and Company B, and preliminary perspectives on a potential combination with Encana. Representatives of Newfield’s outside counsel reviewed with members of the Newfield board their fiduciary duties in considering and responding to the proposal made by Encana and in determining whether to approve a strategic transaction, like that proposed by Encana.

The Newfield board discussed the attractive attributes of the combined company, including substantial scale and an expanded multi-basin portfolio, liquids-rich production mix, significant operational and corporate synergies, asset quality, lower cost of capital and an investment grade financial profile. The general similarities between Encana and Newfield with regard to their relative splits between oil and gas production were also discussed. The Newfield board noted that the combined company would create one of the largest producers and acreage holders of unconventional onshore liquids-rich resources in North America, with an accompanying opportunity for incremental value creation if the combined company were able to effectively utilize the economies of scale and synergies that could be generated by the merger. The Newfield board also discussed potential risks and concerns associated with the proposed combination and also considered the specific terms of the Encana proposal, including whether the proposal accurately reflected the relative valuation of the two companies and whether the proportional split of cash and stock being offered was appropriate. Following these discussions, the Newfield board determined that Encana’s proposal had the potential to result in a compelling transaction for Newfield. In addition, the Newfield board determined that entry into an exclusivity agreement with Encana was not in the company’s best interest at the time.

The Newfield board authorized Newfield’s management and advisors to proceed with a due diligence review of the potential merger with Encana and to seek improved economic terms. The Newfield board also authorized the engagement of J.P. Morgan and Goldman Sachs & Co. (“Goldman Sachs”) to serve as Newfield’s financial advisors for a potential strategic transaction or transactions. The Newfield board asked J.P. Morgan to provide a fairness opinion with respect to such a transaction or transactions and Goldman Sachs to provide Newfield with advice on general market conditions, consideration mix evaluation, pro forma credit impact and other related matters, subject, in each case, to disclosure by each firm of its relationships with Encana or any other potential purchaser and evaluation of any conflicts by the Newfield board with the advice of its outside counsel.

Pursuant to the direction of the Newfield board, Newfield contacted J.P. Morgan and Goldman Sachs to engage them in connection with a possible transaction. Neither J.P. Morgan nor Goldman Sachs were authorized to, and did not solicit, any expressions of interest from any other parties with respect to the sale of all or any part of Newfield or any other alternative transaction. In addition, Goldman Sachs was not requested to provide, and did not provide, any opinion as to the fairness of any proposed transaction or any valuation for the purposes of assessing the fairness of the consideration in any proposed transaction.

On October 15, 2018, Mr. Boothby conveyed to Mr. Suttles the view of the Newfield board that the consideration being offered in the proposed merger required further discussion. Although the Newfield board was willing to enter into a mutual confidentiality agreement with Encana and begin exchanging confidential information for due diligence, Newfield was not prepared to execute an exclusivity agreement. Mr. Suttles reiterated Encana’s continued interest in exploring a transaction and advised Mr. Boothby that Encana had engaged legal and financial advisors, and, if Newfield was prepared to negotiate a transaction in a timely manner, an exclusivity agreement would not be required. Mr. Suttles indicated that Encana would provide a list of preliminary due diligence items.

On October 16, 2018, Messrs. Boothby and Suttles spoke regarding the proposed confidentiality agreement, scheduling mutual management presentations and other matters. Following negotiation of the draft confidentiality agreement between Encana’s legal advisor, Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”) and Kirkland, the parties executed the confidentiality agreement on October 16, 2018, which included customary reciprocal “standstill” provisions. Following the execution of the confidentiality agreement, Encana and Newfield began to share confidential information in order to facilitate due diligence review.

On October 17, 2018, Encana’s financial advisors, Credit Suisse, which had been providing advice to Encana over a period of time on its strategic analysis, and TD Securities contacted Newfield’s financial advisor, J.P. Morgan, to discuss the potential transaction.

The Newfield board met telephonically on October 18, 2018, during which the board members further discussed the engagement of J.P. Morgan and Goldman Sachs in connection with a proposed transaction. Certain members of Newfield management and representatives of Newfield’s outside counsel were also in attendance. Mr. Boothby provided the Newfield board with initial information on pre-existing relationships between J.P. Morgan and Encana, and after discussion, the board concluded that, based on such initial information, the pre-existing relationship was immaterial and did not create a conflict that should call into question the independence of J.P. Morgan’s advice to the Newfield board. The Newfield board also discussed the specific proposal received from Encana and the broader question of whether another third party, including Company A or Company B, would potentially be a more attractive merger partner. The Newfield board directed that Goldman Sachs, once engaged, should provide guidance to the Newfield board on potential alternative counterparties to a strategic transaction. The Newfield board also engaged in a discussion of the commercial terms of a merger agreement with Newfield’s outside counsel, including the termination fee set forth in the non-binding proposal as compared to market practice.

On the evening of October 18, 2018, Paul Weiss delivered to Kirkland an initial draft of the merger agreement. The draft contemplated, among other things: (i) a taxable transaction in which an indirect wholly-owned subsidiary of Encana would acquire all of the issued and outstanding shares of Newfield common stock for cash and Encana common shares; (ii) non-solicitation provisions applicable to Newfield that would allow the Newfield board, under certain circumstances, to change its recommendation in the event of a superior proposal or intervening event and to terminate the merger agreement to accept a superior proposal; (iii) a termination fee equal to 4.5% of Newfield’s equity payable by Newfield in the event the agreement was terminated as a result of a superior proposal or following a change in recommendation; and (iv) expense reimbursement equal to 1.0% of Newfield’s equity value payable by Newfield or Encana to the other party in the event its stockholders or shareholders, as applicable, did not approve the adoption of the merger agreement or the issuance of Encana common shares, as applicable. Newfield’s outside counsel discussed these terms and other provisions of the draft merger agreement with representatives of Newfield on several occasions over the following days.

On the morning of October 19, 2018, the chief executive officer of Company B contacted Mr. Boothby and informed him that Company B was interested in exploring next steps in connection with a strategic transaction between Newfield and Company B, indicating that Company B would send a proposal to Newfield later that week.

Later that day, J.P. Morgan provided written disclosure to Newfield of such advisor’s relationships with Encana and its affiliates, which relationships are summarized more fully in “The Merger—Opinion of Newfield’s Financial Advisor.” The Newfield board subsequently concluded that based on such disclosures the pre-existing relationship between J.P. Morgan and Encana was immaterial and did not create a conflict that should call into question the independence of J.P. Morgan’s advice to the Newfield board.

On October 20, 2018, Mr. Boothby met with Mr. Suttles to discuss certain key concerns regarding the draft merger agreement, including, among others, the need for less restrictive non-solicitation provisions, the size of the termination fee and the circumstances under which the termination fee would be payable by Newfield, the need for reciprocal representations, warranties and interim operating covenants applicable to Encana, board representation for Newfield on the Encana board post-closing, the need for continuity of benefits for Newfield employees, treatment of certain Newfield long-term incentives and the proposed taxable nature of the transaction.

On the evening of October 20, 2018, Encana and its advisors were provided with access to Newfield’s electronic data room compiled based on information requests Encana had previously delivered to Newfield. From October 20, 2018 to October 31, 2018, Encana, with the assistance of its advisors, conducted a business, technical, accounting, tax and legal due diligence review of Newfield through Newfield’s electronic data room, additional requests for information and due diligence calls with relevant Newfield experts and advisors.

The Newfield board held a telephonic meeting on October 21, 2018. Certain members of Newfield management and representatives of Newfield’s outside counsel were also in attendance. During the meeting, representatives of Newfield’s outside counsel provided an overview of the key terms of the merger agreement and an update on the status of the legal review of materials provided by Encana. J.P. Morgan and Goldman Sachs each provided the Newfield board with a general overview of the market and industry trends, a discussion of Encana’s financial position based on publicly available information and other related information.

In discussing trends in the exploration and production industry, the Newfield board noted that several key macro-level factors weighed in favor of pursuing a combination at this time, though recent volatility in both equity markets and commodity prices could have a dampening effect on strategic activity generally. As it had in July 2018, the Newfield board noted that the industry remained in significant transition, generally shifting away from a primary focus on acreage accumulation and assessment toward a business model that more closely resembled traditional manufacturing sectors. This transition, combined with increasing investor focus on operational and cost efficiencies as well as return of capital to equityholders, would likely lead to increased industry consolidation and could provide a compelling opportunity for Newfield and its stockholders. Most notably, the Newfield board recognized that Encana had seen successful results with its “cube development” application within its Permian Basin operations, which Newfield had begun implementing in recent quarters in certain basins. The board recognized that Encana was ahead of Newfield in regards to the application of “cube development.”

Mr. Boothby also provided the Newfield board with an update on his recent discussion with the chief executive officer of Company B. Mr. Boothby also informed the Newfield board that he expected a request for a follow-up meeting from the chief executive officer of Company A to discuss a possible strategic transaction between Company A and Newfield.

On October 22, 2018, members of Encana’s management, as well as a representative from Credit Suisse, attended a meeting in The Woodlands, Texas with Newfield’s management, as well as representatives from J.P. Morgan and Goldman Sachs, and each of Encana and Newfield presented an overview of its respective asset base, strategic direction and financial outlook. The parties engaged in a discussion on the merits of a strategic transaction and the potential synergies that could be achieved by a combination of the two companies.

That same day, representatives of Encana management prepared a revised, consolidated due diligence request list, which was delivered to Newfield’s outside counsel and representatives of Newfield.

Also on October 22, 2018, Newfield and its advisors were provided with access to Encana’s electronic data room, which was compiled based on information requests Newfield had previously delivered to Encana. From October 22, 2018 to October 31, 2018, Newfield and its advisors conducted business, technical, accounting, tax and legal due diligence of Encana, and Newfield’s advisors provided periodic updates to the Newfield board and Newfield management regarding the findings of their due diligence review during that time.

On October 23, 2018, Messrs. Boothby and Suttles discussed their mutual interest in further progressing discussions on the potential transaction following the prior day’s management presentations.

On October 24, 2018, Kirkland delivered a revised draft of the merger agreement to Paul Weiss, reflecting Newfield’s comments on the October 18, 2018 draft, to, among other things: (i) restructure the transaction to be a tax-deferred reorganization; (ii) make the representations, warranties and covenants of the parties reciprocal, including with respect to the non-solicitation provisions and related termination rights; (iii) decrease the termination fee to 2% of Newfield’s equity value, which would be payable upon the occurrence of certain events described in the merger agreement; (iv) revise the non-solicitation provisions of the parties to enable additional flexibility to consider an alternative proposal; (v) specify the treatment of certain executive compensation matters; (vi) provide for continuity of employee benefits; and (vii) permit Newfield to designate an unspecified number of directors to the Encana board following closing.

That same day, the parties held a series of due diligence calls involving Encana, Newfield, Paul Weiss and Kirkland.

Also on October 24, 2018, Goldman Sachs provided written disclosure to Newfield of its relationships with Encana. Such disclosure stated, among other things, that as of that date, none of Goldman Sachs’s Investment Banking Division, funds in which Goldman Sachs’s Investment Banking Division has a direct investment, Goldman Sachs’s Merchant Banking Division or funds managed by Goldman Sachs’s Merchant Banking Division, had a direct investment in the equity securities of Newfield or Encana. In addition, one or more affiliates of Goldman Sachs is a lender under outstanding credit facilities of Newfield and certain affiliates of Encana, has acted as counterparty to Newfield and Encana on energy-related derivative exposures and has provided certain advisory services to Encana.

In the early afternoon of October 24, 2018, Mr. Boothby received a telephone call from another exploration and production company active in one of the basins in which Newfield also operates (which we refer to as “Company C”) to discuss a potential acquisition of Company C by Newfield. Mr. Boothby indicated to the chief executive officer of Company C that he would like to delay discussion of such a transaction until after Newfield’s regularly-scheduled board and strategy session in late October.

That evening, Mr. Boothby met with the chief executive officer of Company A, during which they discussed the conceptual framework for a strategic transaction between Newfield and Company A. The chief executive officer of Company A indicated that any such transaction would need to be structured as a merger of equals with little or no premium.

During this time, Newfield, Encana and their respective advisors continued their legal and financial reviews of each other, including in-person reviews of board minutes of the two companies and certain of their respective subsidiaries and telephone calls between Newfield, Kirkland, Encana and Paul Weiss regarding certain regulatory diligence matters.

On October 25, 2018, Paul Weiss delivered a revised merger agreement to Kirkland, accepting certain changes in the draft Kirkland had delivered to Paul Weiss the previous day, but increasing the termination fee to 4% of Newfield’s equity value, revising the definition of superior proposal, modifying the interim operating covenants and treatment of executive compensation matters and proposing that Newfield would designate one director, mutually agreed by the parties, to the Encana board following closing.

Also on October 25, 2018, Encana’s management reviewed with Encana’s internal due diligence team the preliminary results of their due diligence investigations of Newfield, along with potential synergies.

That same day, the Newfield board met in person to discuss, among other things, the current status of the legal and financial review of Encana and the status of the merger agreement, and to receive presentations from the financial advisors on Encana and the proposed transaction with Encana. Certain members of Newfield management and representatives of Newfield’s outside counsel were also in attendance. Goldman Sachs presented on the market and industry generally, including recent public exploration and production strategic transactions. Goldman Sachs also commented on potential alternative counterparties to a strategic transaction with Newfield, noting that the universe of such counterparties was few in number and likely would not offer the same scale and asset quality as Encana. Goldman Sachs also provided the Newfield board with an overview of Encana’s operations and financial position and discussed with the board certain strategic, operational and financial considerations with respect to the proposed transaction with Encana.

J.P. Morgan then presented on the proposed transaction to the Newfield board, noting recent volatility in both the energy sector and broader stock market in general, during which time Encana shares and Newfield stock had often traded out of sync with each other, and that the initial implied premium had increased from the implied premium on October 10, 2018, the date Encana delivered its initial proposal to Newfield. The Newfield board discussed with both financial advisors the current volatility in equity markets and commodity markets generally and the impact such volatility is having on strategic transaction activity overall, including the limited availability of potential alternative counterparties to a strategic transaction with Newfield. The Newfield board also discussed various positive and negative aspects of the potential combination with Encana, including Encana’s free cash flow yield and balance sheet, the large, contiguous acreage positions of both companies and the multi-basin diversification and economies of scale the combined company would offer, the increased potential for return of capital to shareholders, Encana’s relative splits between production from oil versus gas and certain other factors.

The Newfield board also reconsidered the merits of Newfield continuing as a standalone entity in an industry undergoing significant transition, in which scale and the ability to generate significant free cash flow are expected to create meaningful value for stockholders. Finally, the Newfield board considered potential strategic transactions with other third parties previously identified by Newfield in connection with its review of its strategic options and discussed whether any such alternative transactions would be available or attractive given the broader volatility in the markets in recent days and weeks.

Following these presentations and discussions, Mr. Boothby provided the Newfield board with an update on discussions with third parties, including his discussions with Company A and Company C. The Newfield board noted that a transaction with Company A would contain little or no premium according to Company A’s chief executive officer and that any such transaction would not result in the same strategic benefits or economies of scale as expected in the Encana transaction. The Newfield board separately noted that the acquisition of Company C would not provide the necessary economies of scale in the current industry environment and would result in a less favorable credit profile. Mr. Boothby indicated that he had not had any contact with Company B since October 19, 2018. The Newfield board then instructed Newfield management to continue discussions with Encana, while noting that any such combination could be impacted by recent equity and commodity price volatility.

The Newfield board also discussed certain key items in the merger agreement, including Encana’s right to terminate the merger agreement in certain circumstances and the appropriate amount of Encana’s termination fee, certain compensation items, the tax treatment of the merger and representation rights on Encana’s board post-closing.

On October 26, 2018, Mr. Boothby contacted Mr. Suttles to arrange to meet in The Woodlands, Texas for dinner following the Newfield board meeting on October 28, 2018. Messrs. Boothby and Suttles also discussed the current status of definitive documentation, coordination of communications in connection with the potential announcement of a transaction, should that occur, as well as the impact of recent market volatility on the implied premium.

On October 26-27, 2018, Kirkland and Paul Weiss exchanged emails and telephone calls regarding comments to and revised drafts of the merger agreement and continued to negotiate specific items in the merger agreement.

On October 28, 2018, the Newfield board met in person to discuss the status of Newfield’s review of Encana and the proposed transaction further with its financial and legal advisors. Certain members of Newfield management were also in attendance. Newfield management presented on the results of its financial review of Encana and noted that it had not identified any areas of material concern. For more information on the projections prepared, or otherwise authorized for use, by Encana, see the section entitled “The Merger—Certain Encana Unaudited Prospective Financial and Operating Information.”

Representatives of Goldman Sachs provided an update to the Newfield board on market and industry conditions, including a discussion of the impact of changes in commodity pricing, as well as additional detail on recent exploration and production mergers, including announced synergies. J.P. Morgan separately presented its preliminary financial analysis of Newfield, Encana and the proposed merger to the Newfield board. J.P. Morgan also presented on certain pro forma expected benefits of the combined company. The Newfield board engaged in a discussion with J.P. Morgan regarding the assumptions and methodologies used in the preparation of this analysis.

Representatives of Goldman Sachs and J.P. Morgan also presented separately on their existing relationships with Encana, consistent with the written disclosure each had previously provided to Newfield. The Newfield board determined (or, in the case of J.P. Morgan, reaffirmed its prior determination) that the existing relationships of Goldman Sachs and J.P. Morgan with Encana were immaterial and did not create a conflict that should call into question the independence of the advice either financial advisor was providing to the Newfield board.

Representatives of Newfield’s outside counsel presented on the status of their legal due diligence review of Encana and the merger agreement. Members of the Newfield board engaged in discussions with the representatives of Newfield’s outside counsel regarding certain key terms in the merger agreement, including the non-solicitation provisions, termination fee triggers, the amount of termination fees and certain compensation-related matters. Representatives of Newfield’s outside counsel also reviewed the Newfield board’s fiduciary obligations in connection with a potential strategic transaction and responded to questions from board members.

On October 28, 2018, Mr. Suttles travelled to The Woodlands, Texas and met Mr. Boothby for dinner. At dinner, Messrs. Boothby and Suttles discussed certain outstanding deal terms, including the consideration to be offered to Newfield stockholders in connection with the proposed transaction, the proposed tax treatment of the merger, Newfield’s right to designate directors to Encana’s board following closing of the proposed transaction, the termination provisions in the merger agreement and certain employee matters. Mr. Suttles advised Mr. Boothby that because Newfield’s stock price had declined since Encana’s non-binding proposal was made on October 10, 2018, the consideration cited in the non-binding proposal would need to be adjusted. While Messrs. Boothby and Suttles reserved discussion on revised consideration terms, Messrs. Boothby and Suttles agreed on certain other outstanding items, including that Newfield would designate two directors, reasonably agreeable to both parties, to the Encana board following closing of the merger. Mr. Boothby further advised Mr. Suttles that Newfield’s compensation committee had ongoing deliberations regarding certain compensation matters that were previously under review. At the end of the dinner, Mr. Boothby indicated that he would need to discuss the other outstanding items with the Newfield board.

On the morning of October 29, 2018, Mr. Boothby met Mr. Suttles in The Woodlands, Texas to discuss the merger consideration, including a possible reduction in the amount of cash being offered in exchange for an increased percentage ownership of Newfield stockholders in the combined company post-closing. Mr. Boothby noted that the Newfield board was continuing its meetings later that day and following such meetings they could discuss further.

Later that day, Paul Weiss delivered a revised draft of the merger agreement to Newfield’s outside counsel, following which Paul Weiss and Kirkland engaged in discussions on the outstanding issues in the merger agreement. Messrs. Boothby and Suttles also spoke during the day on certain outstanding items, including the termination fee triggers, amount of termination fees and certain employee-related matters.

The Newfield board met again on October 29, 2018. Certain members of Newfield management and representatives of Newfield’s outside counsel were also in attendance. J.P. Morgan presented on certain attributes of the pro forma company. The Newfield board then engaged in separate discussions with representatives of J.P. Morgan and Goldman Sachs regarding the relative merits of an all-stock versus mixed consideration deal. Following this discussion, it was the general consensus of the Newfield board that, in light of continued market volatility, an all-stock deal would enable Newfield stockholders to capture more of the expected upside of the combined company, rather than crystalizing a portion of the consideration in cash, and that retaining the cash to be used for the merger consideration on the combined company’s balance sheet (which could potentially be available to return to shareholders in the form of increased dividends or share buybacks post-closing) could be advantageous for the combined company and its shareholders. The Newfield board discussed the appropriate relative pro forma ownership of the combined company and authorized Mr. Boothby to propose to Mr. Suttles an all-stock deal with Newfield’s current stockholders owning, in the aggregate, at least 38% of the issued and outstanding Encana common shares following the closing of the proposed transaction.

Representatives from Newfield’s outside counsel also presented to the Newfield board on the proposed tax treatment of the transaction. Following discussion, the Newfield board determined that a taxable transaction likely would not have a significant negative impact on Newfield’s stockholders, taken as a whole (but acknowledged it could possibly have a negative impact on a few Newfield stockholders), but it would enable Encana to obtain full tax basis in the shares of common stock of Newfield for the benefit of the combined company’s shareholders in the future.

The Newfield board also discussed the relative termination fees payable by Newfield and Encana in certain situations and it was the general consensus of the Newfield board that the termination fees payable by each of Newfield and Encana should be proportional to its size.

Finally, Mr. Boothby updated the Newfield board on his most recent discussion with the chief executive officer of Company B. Mr. Boothby summarized for the Newfield board the discussions with Company B to date, including Mr. Boothby’s initial informational meeting with the chief executive officer of Company B on October 10, 2018 and the call from the chief executive officer of Company B on October 19, 2018, in which the chief executive officer expressed interest in a potential strategic transaction with Newfield and informed Mr. Boothby that a proposal would be forthcoming. Mr. Boothby then informed the Newfield board that he had received a call from the chief executive officer of Company B on October 29, 2018, in which the chief executive officer stated that Company B would not be providing a written proposal for a strategic combination of Company B and Newfield, noting that any such proposal would have been unlikely to be actionable on a similar timetable as the transaction proposed by Encana and would have been subject to customary conditions and diligence.

On the evening of October 29, 2018, Messrs. Boothby and Suttles spoke by telephone and discussed the transaction consideration as well as other outstanding items. Mr. Boothby proposed to Mr. Suttles that the Newfield board would be interested in pursuing an all-stock transaction if Newfield’s current stockholders would own, in the aggregate, at least 38% of the issued and outstanding Encana common shares following the closing of the proposed transaction. Based on information provided by Newfield on the number of shares of Newfield common stock issued and outstanding, including long-term incentives, this proposed percentage of current Newfield stockholder ownership in the combined company equated to a proposed exchange ratio of 2.8490 Encana common shares for each share of Newfield common stock, or an implied offer price of $28.23 per share of common stock of Newfield using the Encana closing share price on October 29, 2018. Mr. Suttles indicated that he would discuss that proposal with the Encana board.

Later on October 29, 2018, Mr. Suttles called Mr. Boothby and advised him that the Encana board was prepared to consider an all-stock transaction in which Newfield’s current stockholders would own, in the aggregate, 34% of the issued and outstanding Encana common shares following the closing of the proposed transaction, which would equate to a proposed exchange ratio of 2.3946 Encana common shares for each share of Newfield common stock, or an implied offer price of $23.73 per share of Newfield common stock based on the Encana closing share price on October 29, 2018. Mr. Boothby informed Mr. Suttles that ownership of 34% of the issued and outstanding Encana common shares following the closing of the proposed transaction would not be acceptable and instead proposed 37%, to which Mr. Suttles responded with 35% of the issued and outstanding Encana common shares following the closing of the proposed transaction. Messrs. Boothby and Suttles again discussed the unique combination and significant benefits that this transaction presented, including leveraging Encana’s multi-basin advantage, the potential synergies and free cash flow generated by the combined company and how the combined assets would complement one another. Following additional discussions, Messrs. Boothby and Suttles agreed that, subject to the completion of due diligence and negotiation of a satisfactory merger agreement, each was prepared to recommend to their respective boards an all-stock transaction in which Newfield’s current stockholders would own, in the aggregate, 36.5% of the issued and outstanding Encana common shares following the closing of the proposed transaction, which would equate to a proposed exchange ratio of 2.6719 Encana common shares for each share of Newfield common stock, or an implied offer price of $26.48 per share of Newfield common stock using the Encana closing share price on October 29, 2018. Mr. Suttles advised Mr. Boothby that he would speak further to his board and, following discussions with Mr. Boothby, Mr. Suttles attended Encana’s board dinner in Denver, Colorado and provided an update to the Encana board of his discussions with Mr. Boothby, including the proposed merger consideration.

On October 30, 2018, the Encana board held a meeting. At the meeting, Encana’s Executive Vice-President & General Counsel provided an overview to the board of its fiduciary duties as well as key terms of the draft merger agreement. Encana’s management then presented the benefits and risks of the transaction and potential synergies, followed by a presentation by each of Credit Suisse and TD Securities to the Encana board. Following the presentations, Encana’s board discussed the merits of the transaction, including the valuation, that the transaction would be accretive to Encana’s shareholders and that the acquisition cost of entering into STACK/SCOOP was very competitive relative to other transactions in the play.

The Newfield board also met on October 30, 2018 to discuss the current status of the proposed transaction with Encana, including the exchange ratio and termination fees. Certain members of Newfield management and representatives of Newfield’s outside counsel were also in attendance.

On October 30-31, 2018, representatives of Encana, Paul Weiss, Newfield and Kirkland held telephonic meetings to finalize the outstanding terms of the merger agreement and to address outstanding due diligence items.

On October 31, 2018, Messrs. Boothby and Suttles spoke by telephone regarding certain outstanding matters related to the merger agreement. Later that day, Newfield and Encana settled the remaining outstanding terms with respect to the merger agreement, including fixing the exchange ratio at 2.6719 Encana common shares for each share of Newfield common stock (which would result in Newfield stockholders owning approximately 36.5% of the Encana common shares immediately after the closing of the merger) and setting the termination fee equal to $150 million payable by Newfield or $300 million payable by Encana in the event that the merger agreement is terminated under certain circumstances.

On October 31, 2018, the Encana board met to discuss the proposed transaction, including the proposed final terms of the merger agreement that the parties had negotiated. At such meeting, Credit Suisse provided an updated presentation and then rendered its oral opinion to the Encana board (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion addressed to the Encana board dated the same date) as to the fairness, from a financial point of view, to Encana of the exchange ratio specified in the merger agreement. TD Securities provided a presentation and then also rendered its oral opinion to the Encana board (which was subsequently confirmed in writing by delivery of TD Securities’ written opinion addressed to the Encana board dated the same date) that, as of such date and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of, and qualifications to, the review undertaken by TD Securities as set forth in its written opinion, the exchange ratio was fair, from a financial point of view, to Encana. Following a discussion of these matters, the Encana board unanimously (i) determined that the merger agreement and transactions contemplated thereby, including the merger and the share issuance, were in the best interests of Encana, (ii) approved the execution and delivery of the merger agreement, the performance by Encana of its covenants and agreements contained therein and the consummation of the transactions contemplated by the merger agreement, (iii) directed that the merger agreement be submitted to Encana shareholders at a special meeting of shareholders to approve the share issuance and (iv) resolved to recommend that Encana shareholders approve the share issuance contemplated by the merger agreement.

On the evening of October 31, 2018, the Newfield board held a telephonic meeting with representatives of its legal and financial advisors. At this time, Newfield management and Newfield’s outside counsel informed the Newfield board that the remaining matters in the merger agreement had been resolved in a manner consistent with the prior day’s discussions. A representative of J.P. Morgan then delivered to the Newfield board J.P. Morgan’s oral opinion, subsequently confirmed in writing, that, as of such date and based upon and subject to the assumptions made and limitations to be set forth in the opinion, the exchange ratio was fair, from a financial point of view, to the holders of such shares. Following additional discussion, the Newfield board (i) unanimously determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to, and in the best interests of, Newfield and its stockholders, (ii) unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, (iii) unanimously approved the execution and delivery by Newfield of the merger agreement, the performance by Newfield of its covenants and agreements contained therein and the consummation of the transactions contemplated by the merger agreement, including the merger, upon the terms and subject to the conditions contained therein, (iv) unanimously directed that the merger agreement be submitted to Newfield’s stockholders at the Newfield special meeting to approve its adoption, (v) took all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL and any other applicable law with respect to a “moratorium,” “control share acquisition,” “business combination,” “fair price” or other forms of anti-takeover laws that may purport to be applicable will not apply with respect to or as a result of the entry into the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and (vi) unanimously resolved to recommend that the Newfield stockholders approve the adoption of the merger agreement.

That evening, Kirkland and Paul Weiss finalized the terms of the merger agreement and ancillary documents, following which Encana, Newfield and Merger Sub executed and delivered the merger agreement that same day.

Prior to the opening of North American stock markets on November 1, 2018, Encana and Newfield issued a joint news release announcing the proposed combination and Encana hosted a conference call and webcast for the investment community to discuss the terms of the merger.

Recommendation of the Encana Board and Reasons for the Merger

The Encana board unanimously determined the merger agreement and the transactions contemplated by the merger agreement, including the issuance of Encana shares in connection with the merger, to be in the best interests of Encana and approved the merger agreement and the transactions contemplated by the merger agreement. The Encana board unanimously recommends that Encana shareholders vote “FOR” the share issuance proposal and “FOR” the Encana adjournment proposal.

In evaluating the merger, the Encana board consulted with Encana management, as well as Encana’s financial and legal advisors, and considered a number of factors, weighing both the perceived benefits of the merger as well as potential risks of the merger.

In the course of its deliberations, the Encana board considered a variety of factors and information that it believes support its determinations and recommendations, including the following factors:

•

the merger is expected to be immediately accretive to key elements of Encana’s five-year plan, including non-GAAP cash flow per share and free cash flow and, as a result, it is expected that Encana will, following completion of the merger:

•	increase its regular dividend by 25%; and

•	expand its share buyback program from $400 million to $1.5 billion, with the remaining $1.25 billion planned to be completed in 2019;

in each case to be funded with expected non-GAAP free cash flow and cash on hand;

•

the merger will create a leading multi-basin company with premium, liquids-weighted positions in three of North America’s highest quality, lowest supply cost basins: the Permian, STACK/SCOOP and Montney;

•

this enhanced multi-basin portfolio is expected to continue Encana’s competitive advantage to allow Encana to manage risk, provide optionality to direct capital to its highest margin opportunities and transfer learnings across the business; and

•	the merger will increase oil and condensate production by over 54% and increase proved reserves by approximately 85%;

•

the acquisition of Newfield adds a significant premium position in the core of the world-class, oil-rich, STACK/SCOOP in the Anadarko Basin, a basin that Encana’s technical team has studied since 2013 when Encana launched its strategy to become a leading North American resource company, allowing Encana to unlock value because:

•	this premium, oil-weighted, stacked-pay asset contains multiple commercial and prospective zones that Encana believes are well suited to its proven cube development model;

•	this asset contains over 6,000 gross risked well locations and about 3 billion BOE of net unrisked resource; and

•

this entry into the STACK/SCOOP in the Anadarko basin was attractive to Encana in comparison to other acquisition opportunities reasonably available to Encana, as well as in comparison to previous transactions in the basin.

•	the merger is expected to create approximately $250 million of annual synergies through cube development, operational efficiencies and overhead savings;

•

the combination of Encana and Newfield’s strong balance sheets are expected to create an even stronger investment grade company, providing Encana with additional financial flexibility and resiliency through the commodity price cycles;

•

Encana’s past record of successfully integrating acquisitions and realizing the projected financial goals and benefits of acquisitions, and Encana management’s belief that Encana will be able to extract significant value from Newfield’s assets;

•

Encana will continue to be led by its current strong, experienced management team, and that the addition of two current Newfield directors to the Encana board post-merger will add further valuable expertise and experience and in-depth familiarity with Newfield’s assets to the Encana board, which will enhance the likelihood of realizing the strategic benefits that Encana expects to derive from the merger;

•

Encana board’s knowledge of, and discussions with Encana management and its advisors regarding, Encana’s and Newfield’s business operations, financial condition, earnings and prospects, taking into account Encana’s due diligence investigation of Newfield;

•

the oral opinion of Credit Suisse rendered to the Encana board on October 31, 2018 (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion addressed to the Encana board dated the same date, which is included as Annex B) to the effect that as of the date of such opinion, and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in preparing its opinion, the exchange ratio was fair from a financial point of view to Encana, as further described in the section entitled “Opinions of Encana’s Financial Advisors – Opinion of Credit Suisse”;

•

the oral opinion of TD Securities rendered to the Encana board on October 31, 2018 (which was subsequently confirmed in writing by delivery of TD Securities’ written opinion addressed to the Encana board dated the same date, which is included as Annex C) to the effect that as of the date of such opinion, and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of, and qualifications to, the review undertaken by TD Securities as set forth in its written opinion, the exchange ratio was fair, from a financial point of view, to Encana, as further described in the section entitled “Opinions of Encana’s Financial Advisors – Opinion of TD Securities”;

•	the restrictions imposed on Encana’s business and operations during the pendency of the merger are reasonable and not unduly burdensome;

•

the exchange ratio is fixed and will not fluctuate in the event that the market price of Newfield common stock increases relative to the market price of Encana common shares between the date of the merger agreement and the closing of the merger;

•	the likelihood of consummation of the merger and the Encana board’s evaluation of the likely time frame necessary to close the merger;

•	Encana shareholders will have the opportunity to vote on the share issuance proposal, which is a condition precedent to the merger; and

•	the representations, warranties, covenants and conditions contained in the merger agreement, including the following:

•

that Encana has the ability, in specified circumstances, to provide information to and to engage in discussions or negotiations with a third party that makes an unsolicited acquisition proposal, as further described in the section entitled “The Merger Agreement—No Solicitation of Alternative Proposals”;

•

that the Encana board has the ability, in specified circumstances, to change its recommendation to Encana shareholders to vote in favor of the share issuance proposal, as further described in the section entitled “The Merger Agreement—Change in Board Recommendation”;

•

that there are limited circumstances in which the Newfield board may terminate the merger agreement or change its recommendation that Newfield stockholders approve the merger agreement proposal, and if the merger agreement is terminated by Encana as a result of a change in recommendation of the Newfield board or by Newfield in order to enter into a definitive agreement with a third party providing for the consummation of a superior proposal, then in each case Newfield has agreed to pay Encana a termination fee of $150 million, as further described in the section entitled “The Merger Agreement—Expenses and Termination Fees Relating to the Termination of the Merger Agreement—Termination Fees payable by Newfield”; and

•

that if the merger agreement is terminated by either party because Newfield stockholders do not approve the merger agreement proposal, then Newfield has agreed to pay Encana an expense reimbursement fee of $50 million, as further described in the section entitled “The Merger Agreement— Expenses and Termination Fees Relating to the Termination of the Merger Agreement—Expenses.”

In the course of its deliberations, the Encana board also considered a variety of risks, uncertainties and other potentially negative factors, including the following factors:

•	the merger may not be completed in a timely manner or at all and the potential consequences of non-completion or delays in completion;

•

the effect that the length of time from announcement until completion of the merger could have on the market price of Encana common shares, Encana’s operating results and the relationship with Encana’s employees, shareholders, customers, suppliers, regulators and others who do business with Encana;

•	Encana will be entering into a new basin in which it has not previously operated, despite the fact that Encana’s technical team has studied the STACK/SCOOP for years;

•

that the integration of Encana and Newfield may not be as successful as expected and that the anticipated benefits of the merger may not be realized in full or in part, including the risk that synergies may not be achieved or not achieved in the expected time frame;

•

Encana’s senior management may be diverted from other priorities to implement the merger and make arrangements for the integration of Encana’s and Newfield’s operations, assets and employees following the merger;

•	Newfield stockholders may not approve the merger agreement proposal;

•	Encana shareholders may not approve the share issuance proposal;

•

the exchange ratio is fixed and will not fluctuate in the event that the market price of Encana common shares increases relative to the market price of Newfield common stock between the date of the merger agreement and the closing of the merger;

•

the merger agreement imposes restrictions on Encana’s ability to engage in certain business transactions, which are described in the section entitled “The Merger Agreement—Conduct of Business— Conduct of Business by Encana and its Subsidiaries”;

•

the merger agreement imposes restrictions on Encana’s ability to solicit alternative proposals to the merger, which is described in the section entitled “The Merger Agreement— No Solicitation of Alternative Proposals”;

•

there are limited circumstances in which the Encana board may terminate the merger agreement or change its recommendation that Encana shareholders approve the share issuance proposal, and if the merger agreement is terminated by Newfield as a result of a change in recommendation of the Encana board or by Encana in order to enter into a definitive agreement with a third party providing for the consummation of a superior proposal, then Encana has agreed to pay Newfield a termination fee of $300 million, as further described in the section entitled “The Merger Agreement—Expenses and Termination Fees Relating to the Termination of the Merger Agreement—Termination Fees payable by Encana”;

•

if the merger agreement is terminated by either party because Encana shareholders have not approved the share issuance proposal, then Encana has agreed to pay Newfield an expense reimbursement fee of $50 million, as further described in the section entitled “The Merger Agreement— Expenses and Termination Fees Relating to the Termination of the Merger Agreement—Expenses”;

•	the transaction costs to be incurred by Encana in connection with the merger;

•

the risks associated with the occurrence of events that may adversely affect the financial condition, properties, assets, liabilities, business or results of operations of Newfield and its subsidiaries but that will not entitle Encana to terminate the merger agreement;

•	the potential impact on the market price of Encana common shares as a result of the issuance of the merger consideration to Newfield stockholders; and

•	various other risks described in the section entitled “Risk Factors” beginning on page 39.

In determining to approve the merger agreement and the transactions contemplated by the merger agreement, the Encana board took into account the factors set forth above, as well as others, and concluded that the potential benefits to Encana of the transactions contemplated by the merger agreement significantly outweighed the negative factors associated with the transactions contemplated by the merger agreement.

The foregoing discussion of the information and factors considered by the Encana board is not exhaustive. In view of the wide variety of factors considered by the Encana board in connection with its evaluation of the merger and the complexity of these matters, the Encana board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above and any other factors, individual members of the Encana board may have viewed factors differently or given different weight or merit to different factors.

The foregoing discussion of the information and factors considered by the Encana board is forward-looking in nature and should be read in light of the factors described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 36.

Recommendation of the Newfield Board and Reasons for the Merger

On October 31, 2018, the Newfield board unanimously determined that the terms of the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to, and in the best interests of Newfield and its stockholders, and unanimously approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Newfield board unanimously recommends that Newfield’s stockholders vote “FOR” the merger agreement proposal, “FOR” the compensation proposal and “FOR” the Newfield adjournment proposal.

In the course of reaching its recommendation, the Newfield board consulted with Newfield’s executive management and its outside legal and financial advisors and considered several potentially positive factors, including the following (not necessarily presented in order of relative importance):

•	Benefits of a Combination with Encana.

•

Use of equity in the merger. It was deemed important by the Newfield board for stockholders to receive Encana shares in an all-stock merger reflective of the relative value of the two companies. This would allow for Newfield stockholders to have a significant ownership position in a combined entity expected to have free cash flow, production growth and the ability to immediately return capital to shareholders through dividends and share buybacks. In addition, the combined entity would have a superior capital structure, which would afford the ability to develop a deep inventory of assets in North America’s premier Permian, STACK/SCOOP and Montney plays.

•

Exchange ratio. The exchange ratio of 2.6719 Encana common shares for each share of Newfield common stock represents a premium of approximately 35% to the closing price of Newfield’s common stock on October 31, 2018, the last trading day before the public announcement of the merger. The all-stock merger consideration will result in an increase in Newfield stockholders’ exposure to the potential upside of the combined company going forward, with Newfield stockholders being expected to own 36.5% of the combined company on a pro forma basis, based on the number of shares of Newfield common stock and Encana common shares expected to be outstanding immediately prior to the consummation of the merger.

•

Multi-basin vs pure play business model; sustainability. The Newfield board believes that the multi-basin business model for exploration and production companies and the unique size and the operational footprint of the combined company across multiple onshore liquids-focused resource plays reduces risks, allows for “through-cycle” development of key plays and provides distinct advantages over the pure play, or single-basin, model. The combined company would benefit from the optionality provided from several large-scale positions in quality onshore resource plays. Capital investments could be shifted between active drilling areas to react in a timely manner to changes in commodity prices, regulatory conditions, regional takeaway constraints and other factors.

•

Significant synergies. As the exploration and production industry is transitioning from resource capture and play assessment to full-field development, the Newfield board considers consolidation to be an effective method of exploiting synergies and rapidly transferring key learnings across basins to improve returns. The elimination of duplicative internal departments and positions, as well as an integration of the best and brightest personnel from both companies, is expected to provide additional benefits. The combined company is expected to compare favorably to all onshore resource companies on a general and administrative expense per unit of production basis. Following a thorough analysis, the Newfield board determined that they were confident the operational footprint, strong cost structure and balance sheet of the combined company, combined with Encana’s cube development expertise, will enable the combined company to advance the development of Newfield’s assets for less capital and realize the projected cost synergies. Encana subsequently disclosed estimated synergies of $250 million per year (50% related to operational synergies, primarily through well cost reductions in STACK/SCOOP, and 50% related to general and administrative expenses).

•

Improved cost of capital. The merger is expected to be credit-enhancing. The size of the combined company is expected to lead to a significantly lower cost of capital. When combined, the pro forma company will have net daily production of approximately 577,000 barrels of oil equivalent per day, proved reserves of more than 1.4 billion barrels of oil equivalent and a deep inventory of drilling projects across multiple basins. The Newfield board believes that this will ultimately lead to improved credit ratings, lower cost of capital and improved access to capital markets through-cycle.

•

Portfolio optionality. The combined portfolios of the two companies will provide multiple options for the optimization of non-strategic assets, if desired. Although the Newfield board did not have insights on any planned future actions, it believed that potential optimization activities could make funds available for other uses.

•

Corporate Governance. Newfield’s stockholders will have a continuing influence in the execution of the strategy and business plan of the combined company through the appointment of two Newfield directors to the Encana board of directors in connection with the consummation of the merger.

•	Alternative Transactions.

•

The Newfield board believes, after thorough review of, and based on its knowledge of, Newfield’s strategic goals and opportunities, and trends in and the competitive environment of the exploration and production industry, including the potential impact of those factors on the trading price of Newfield common stock (which cannot be precisely quantified numerically), that the value offered to Newfield’s stockholders pursuant to the merger is more favorable to Newfield’s stockholders than the potential value that might reasonably be expected to result from remaining an independent public company.

•

The Newfield board also considered alternative strategic transactions, including both acquiring and being acquired by another public company, and, following review of such alternatives and consultation with Newfield management and its financial advisors, believed that it was unlikely an alternative strategic counterparty could consummate a transaction that would be on superior terms and that would provide Newfield stockholders greater merger consideration than is being provided in connection with the merger.

•

Receipt of Fairness Opinion from J.P. Morgan. The Newfield board considered the financial analysis reviewed and discussed with representatives of J.P. Morgan, as well as the oral opinion of J.P. Morgan rendered to the Newfield board, which was subsequently confirmed by delivery of a written opinion dated October 31, 2018, to the effect that, as of such date, the exchange ratio was fair, from a financial point of view, to the holders of Newfield common stock. See the section entitled “—Opinion of Newfield’s Financial Advisor” beginning on page 106.

•

Likelihood of Completion. The Newfield board considered the likelihood of completion of the merger to be significant, in light of, among other things the belief that, in consultation with Newfield’s legal advisors, the terms of the merger agreement, taken as a whole, including the parties’ representations, warranties, covenants and conditions to closing, and the circumstances under which the merger agreement may be terminated, are reasonable.

•

Opportunity to Receive Alternative Acquisition Proposals and to Terminate the Transaction in Order to Accept a Superior Proposal. The Newfield board considered the terms of the merger agreement relating to Newfield’s ability to respond to unsolicited acquisition proposals, and the other terms of the merger agreement, including:

•

the fact that Newfield has the right, subject to certain conditions, to provide non-public information in response to, and to discuss and negotiate, certain unsolicited acquisition proposals made before Newfield’s stockholders approve of the transaction (see the section entitled “The Merger Agreement—No Solicitation of Alternative Proposals” beginning on page 145);

•

the provision of the merger agreement allowing the Newfield board, prior to obtaining Newfield stockholder approval, to change its recommendation to Newfield stockholders with respect to the adoption of the merger agreement or to terminate the merger agreement to accept a superior proposal if it determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to take such action would reasonably be expected to be inconsistent with the Newfield board’s fiduciary duties;

•

the belief of the Newfield board that the termination fee of $150 million, which may be payable by Newfield in certain circumstances, is reasonable under the circumstances given the size of the transaction and taking into account the range of such termination fees in similar transactions (see the section entitled “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Expenses and Termination Fees Relating to the Termination of the Merger Agreement” beginning on page 153);

•

that there are limited circumstances in which the Encana board may terminate the merger agreement or change its recommendation that Encana shareholders approve the share issuance proposal, and if the merger agreement is terminated by Newfield as a result of a change in recommendation of the Encana board or by Encana in order to enter into a definitive agreement with a third party providing for the consummation of a superior proposal, then in each case Encana has agreed to pay Newfield a termination fee of $300 million, as further described in the section entitled “The Merger Agreement—Expenses and Termination Fees Relating to the Termination of the Merger Agreement—Termination Fees payable by Encana”; and

•

that if the merger agreement is terminated by either party because Encana shareholders do not approve the share issuance proposal, then Encana has agreed to pay Newfield an expense reimbursement fee of $50 million, as further described in the section entitled “The Merger Agreement—Expenses and Termination Fees Relating to the Termination of the Merger Agreement—Expenses.”

The Newfield board also considered and balanced against the potentially positive factors a number of uncertainties, risks and other countervailing factors in its deliberations concerning the transaction and the other transactions contemplated by the merger agreement, including the following (not necessarily in order of relative importance):

•

the fact that the exchange ratio in the merger agreement provides for a fixed number of Encana common shares, and, as such, Newfield stockholders cannot be certain at the time of the Newfield special meeting of the market value of the merger consideration they will receive, and the possibility that Newfield stockholders could be adversely affected by a decrease in the trading price of Encana common shares before the closing of the merger;

•

the fact that the market price of Newfield common stock could be affected by many factors, including: (i) if the merger agreement is terminated, the reason or reasons for such termination and whether such termination resulted from factors adversely affecting Newfield; (ii) the possibility that, as a result of the termination of the merger agreement, possible acquirers may consider Newfield to be an unattractive acquisition candidate; and (iii) the possible sale of Newfield common stock by short-term investors following an announcement that the merger agreement was terminated.

•

the fact that, under specified circumstances, Newfield may be required to pay certain termination fees in the event the merger agreement is terminated and the effect this could have on Newfield, including:

•

the possibility that the $150 million termination fee payable by Newfield to Encana upon the termination of the merger agreement in order to allow Newfield to enter into an agreement with respect to a superior proposal could discourage other potential acquirers from making a competing proposal, although the Newfield board believes that the termination fee is reasonable in amount and will not unduly deter, preclude or restrict any other party that might be interested in acquiring Newfield; and

•

if the transaction is not consummated, Newfield will generally be required to pay its own expenses associated with the transaction and, if the merger agreement is terminated for the failure of Newfield’s stockholders to approve the merger agreement and transactions contemplated thereby, Newfield will be required to pay Encana $50 million for Encana’s costs, fees and expenses incurred in connection with the transactions contemplated by the merger agreement;

•

the fact that the restrictions in the merger agreement on Newfield’s ability to actively solicit competing bids to acquire it and to entertain other acquisition proposals unless certain conditions are satisfied;

•

the fact that the restrictions on Newfield’s conduct of business prior to completion of the transaction could delay or prevent Newfield from undertaking business opportunities that may arise or taking other actions with respect to its operations during the pendency of the transaction;

•

the fact that the amount of time that may be required to consummate the transaction, including the fact that the completion of the transaction depends on factors outside of Newfield’s or Encana’s control and the risk that the pendency of the transaction for an extended period of time could have an adverse effect on Newfield;

•

the fact that the significant costs involved in connection with entering into the merger agreement and completing the transaction and the substantial time and effort of management required to consummate the transaction could disrupt Newfield’s business operations;

•

the fact that the exchange of Newfield common stock for Encana common shares in the merger will be a taxable transaction to the holders of Newfield common stock for U.S. federal income tax purposes (as more fully described in the section entitled “—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 122); and

•

the risks and uncertainties associated with executing on Newfield’s business strategy and achieving Newfield’s related financial projections and opportunities, including as described in the “risk factors” and “forward looking information” sections of Newfield’s disclosures filed with the SEC and in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” of this joint proxy statement/prospectus.

After taking into account the factors set forth above, as well as others, the Newfield board concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the transaction were outweighed by the potential benefits of the transaction to Newfield’s stockholders.

The foregoing discussion of factors considered by Newfield is not intended to be exhaustive, but summarizes the material factors considered by the Newfield board. In light of the variety of factors considered in connection with their evaluation of the merger agreement and the transaction, Newfield did not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching their determinations and recommendations. Moreover, each member of the Newfield board applied his or her own personal business judgment to the process and may have given different weight to different factors. The Newfield board based its recommendation on the totality of the information presented, including thorough discussions with, and questioning of, Newfield’s executive management and the Newfield board’s financial advisors and outside legal counsel.

In considering the recommendation of the Newfield board to approve the merger agreement proposal, Newfield stockholders should be aware that the executive officers and directors of Newfield have certain interests in the transaction that may be different from, or in addition to, the interests of Newfield stockholders generally. The Newfield board was aware of these interests and considered them when approving the merger agreement and recommending that Newfield stockholders vote to approve the merger agreement proposal. See the section entitled “—Interests of Certain Newfield Directors and Executive Officers in the Merger” beginning on page 115.

It should be noted that this explanation of the reasoning of the Newfield board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 36.

Certain Encana Unaudited Prospective Financial and Operating Information

Encana does not as a matter of course make public long-term forecasts or internal projections as to future performance, revenues, production, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, Encana’s management authorized the use of and reliance upon certain unaudited internal financial forecasts by Credit Suisse and TD Securities in connection with their respective financial analyses and opinions described in the section entitled “Opinions of Encana’s Financial Advisors”, which forecasts were provided to the Encana board in connection with its evaluation of the proposed merger. The inclusion of this information should not be regarded as an indication that any of Encana, Newfield, their respective advisors or other representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such summary projections set forth below should not be relied on as such.

This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial and operating information reflects numerous estimates and assumptions that are inherently uncertain and may be beyond the control of Encana’s management, including, among others, Encana’s and Newfield’s future results, oil and gas industry activity, commodity prices, demand for natural gas and crude oil, the availability of financing to fund the exploration and development costs associated with the respective projected drilling programs, general economic and regulatory conditions and other matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” The unaudited prospective financial and operating information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Encana and Newfield can give no assurance that the unaudited prospective financial and operating information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial and operating information is prepared at a point in time, inherently forward-looking and covers multiple years, such information by its nature may not be predictive of successive years. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to Encana’s business, industry performance, the regulatory environment, general business and economic conditions and other matters described under the section of this joint proxy statement/prospectus entitled “Risk Factors.” See also “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information.”

The unaudited prospective financial and operating information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Encana’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial and operating information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of the independent registered public accounting firm to Encana contained in its Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference into this joint proxy statement/prospectus, relates to historical financial information of Encana, and such report does not extend to the projections included below and should not be read to do so.

Furthermore, the unaudited prospective financial and operating information does not take into account any circumstances or events occurring after the date it was prepared. Encana and Newfield can give no assurance that, had the unaudited prospective financial and operating information been prepared either as of the date of the merger agreement or as of the date of this joint proxy statement/prospectus, similar estimates and assumptions would be used. Except as required by applicable securities laws, Encana and Newfield do not intend to, and disclaim any obligation to, make publicly available any update or other revision to the unaudited prospective financial and operating information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, including with respect to the accounting treatment of the merger under GAAP, or to reflect changes in general economic or industry conditions. The unaudited prospective financial and operating information does not take into account all the possible financial and other effects on Encana or Newfield of the merger, the effect on Encana or Newfield of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited prospective financial and operating information does not take into account the effect on Encana or Newfield of any possible failure of the merger to occur. None of Encana, Newfield, or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any Encana shareholder or Newfield stockholder or other person regarding Encana’s or Newfield’s ultimate performance compared to the information contained in the unaudited prospective financial and operating information or that the forecasted results will be achieved. The inclusion of the unaudited prospective financial and operating information herein should not be deemed an admission or representation by Encana, Newfield, their respective advisors or any other person that it is viewed as material information of Encana or Newfield, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the unaudited prospective financial and operating information included below is not being included to influence your decision whether to vote in favor of the merger agreement proposal, the share issuance proposal or any other proposal to be considered at the special meetings, but is being provided solely because it was authorized by Encana’s management to be used and relied upon by Credit Suisse and TD Securities in connection with their respective financial analyses and opinions described in the section entitled “Opinions of Encana’s Financial Advisors”, which forecasts were provided to the Encana board in connection with its evaluation of the proposed merger.

In light of the foregoing, and considering that the special meetings will be held several months after the unaudited prospective financial and operating information was prepared, as well as the uncertainties inherent in any forecasted information, Encana shareholders and Newfield stockholders are cautioned not to place undue reliance on such information, and Encana and Newfield urge all Encana shareholders and Newfield stockholders to review Encana’s most recent SEC filings for a description of Encana’s reported financial results and Newfield’s most recent SEC filings for a description of Newfield’s reported financial results. See the section entitled “Where You Can Find More Information.”

Summary of Certain Encana Unaudited Prospective Financial and Operating Information

In preparing the prospective financial and operating information for Encana described below, Encana’s management authorized the use of the following price assumptions, which are based on (1) NYMEX oil and gas strip pricing available as of approximately 5:45 p.m. (EST) on October 30, 2018 and (2) Wall Street consensus pricing with respect to future commodity prices for oil and natural gas, per Bloomberg, as of October 30, 2018:

	NYMEX oil and gas strip pricing
	2019E	2020E	2021E	2022E
Oil price ($/Bbl)	$66.68	$64.60	$61.98	$59.50
Gas price ($/Mmbtu)	$2.83	$2.67	$2.60	$2.61

	Wall Street consensus pricing
	2019E	2020E	2021E	2022E
Oil price ($/Bbl)	$69.25	$66.13	$63.50	$63.50
Gas price ($/Mmbtu)	$2.99	$3.01	$3.05	$3.05

The following tables present selected unaudited prospective financial and operating information, on an unrisked basis, for certain assets of Encana for the fiscal years ending 2019 through 2022, based on the above (1) NYMEX oil and gas strip pricing available as of approximately 5:45 p.m. (EST) on October 30, 2018 and (2) Wall Street consensus pricing, per Bloomberg, as of October 30, 2018 (in millions, other than production data), and that were authorized by Encana’s management to be used and relied upon by Credit Suisse and TD Securities in connection with their respective financial analyses and opinions described in the section entitled “Opinions of Encana’s Financial Advisors.” Certain adjustments were made to the unaudited prospective financial and operating information of Encana in connection with the financial analyses performed by TD Securities at the direction or authorization of the management of Encana. The following selected unaudited prospective financial and operating information should not be regarded as an indication that Encana considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such information does not take into account any circumstances or events occurring after the date it was prepared, including, among other things, Encana’s anticipated or actual capital allocation relating to the Encana assets post-closing of the merger.

	Unaudited Encana Financial and Operating Forecast with NYMEX oil and gas strip pricing
	2019E	2020E	2021E	2022E
Daily Production (MBoe/d)(1)(4)	420	454	497	576
EBITDA(1)(2)	$3,031	$3,471	$4,018	$4,791
Unlevered Free Cash Flow(1)(3)	$1,217	$1,497	$1,468	$1,920

	Unaudited Encana Financial and Operating Forecast with Wall Street consensus pricing
	2019E	2020E	2021E	2022E
Daily Production (MBoe/d)(1)(4)	420	454	497	576
EBITDA(1)(2)	$3,199	$3,788	$4,227	$5,226
Unlevered Free Cash Flow(1)(3)	$1,385	$1,733	$1,617	$2,300

(1)

Represents Daily Production, EBITDA and Unlevered Free Cash Flow from certain assets of Encana and may not be representative of Encana’s total consolidated Daily Production, EBITDA and Unlevered Free Cash Flow.

(2)

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is a non-GAAP measure and has no standardized meaning under GAAP. This measure should not be considered as an alternative to net earnings or other measures derived in accordance with GAAP.

(3)

Unlevered Free Cash Flow is defined as EBITDA adjusted for the cash flow impact of cash taxes and capital expenditures. Unlevered Free Cash Flow does not include any estimated synergies. Unlevered Free Cash Flow is a non-GAAP measure and has no standardized meaning under GAAP. This measure should not be considered as an alternative to net earnings or other measures derived in accordance with GAAP.

(4)	Unaudited prospective financial and operating information regarding Daily Production was provided to Newfield and Newfield’s financial advisor.

Encana Management Projections for Newfield

Encana’s management also authorized the use of and reliance upon certain unaudited prospective financial and operating information with respect to Newfield, which was generally derived from publicly available information related to Newfield as well as the unrisked information provided by Newfield’s management and summarized in this joint proxy statement/prospectus under the caption “—Certain Newfield Unaudited Prospective Financial and Operating Information,” by Credit Suisse and TD Securities in connection with their respective financial analyses and opinions described in the section entitled “Opinions of Encana’s Financial Advisors”, which forecasts were provided to the Encana board in connection with its evaluation of the proposed merger.

The following tables present selected unaudited prospective financial and operating information, on an unrisked basis, for Newfield for the fiscal years ending 2019 through 2022, based on the above (1) NYMEX oil and gas strip pricing available as of approximately 5:45 p.m. (EST) on October 30, 2018 and (2) Wall Street consensus pricing, per Bloomberg, as of October 30, 2018 (in millions, other than production data), and that were authorized by Encana to be used and relied upon by Credit Suisse and TD Securities in connection with their respective financial analyses and opinions described in the section entitled “Opinions of Encana’s Financial Advisors”. Certain adjustments were made to the unaudited prospective financial and operating information of Newfield in connection with the financial analyses performed by TD Securities at the direction or authorization of the management of Encana. The following selected unaudited prospective financial and operating information should not be regarded as an indication that Encana considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such information does not take into account any circumstances or events occurring after the date it was prepared, including, among other things, Encana’s anticipated or actual capital allocation relating to the Newfield assets post-closing of the merger.

	Unaudited Newfield Financial and Operating Forecast with NYMEX oil and gas strip pricing
	2019E	2020E	2021E	2022E
Daily Production (MBoe/d)	206	229	278	322
EBITDA(1)	$1,771	$2,069	$2,564	$2,795
Unlevered Free Cash Flow(2)	$308	$508	$787	$807

	Unaudited Newfield Financial and Operating Forecast with Wall Street consensus pricing
	2019E	2020E	2021E	2022E
Daily Production (MBoe/d)	206	229	278	322
EBITDA(1)	$1,859	$2,189	$2,731	$3,137
Unlevered Free Cash Flow(2)	$396	$612	$891	$1,077

(1)

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is a non-GAAP measure and has no standardized meaning under GAAP. This measure should not be considered as an alternative to net earnings or other measures derived in accordance with GAAP.

(2)

Unlevered Free Cash Flow is defined as EBITDA adjusted for the cash flow impact of cash taxes and capital expenditures. Unlevered Free Cash Flow does not include any estimated synergies. Unlevered Free Cash Flow is a non-GAAP measure and has no standardized meaning under GAAP. This measure should not be considered as an alternative to net earnings or other measures derived in accordance with GAAP.

In addition, Encana’s management provided to the Encana board and Encana’s financial advisors certain estimates of the amounts and timing of cost savings, net of costs necessary to achieve such cost savings, anticipated by Encana’s management to result from the merger, which consisted of estimated annual run rate cost savings of between $180—$250 million, with incremental costs of up to approximately $150 million to achieve such cost savings (such estimated annual net cost savings, the “Expected Synergies”). The Expected Synergies also were provided to each of Credit Suisse and TD Securities for use and reliance in connection with their respective opinions and related financial analyses described in the section entitled “Opinions of Encana’s Financial Advisors.”

Certain Newfield Unaudited Prospective Financial and Operating Information

Newfield does not as a matter of course make public long-term forecasts or internal projections as to future performance, revenues, production, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with its evaluation of the merger, Newfield’s management prepared certain unaudited internal financial forecasts with respect to Newfield, which were provided to the Newfield board in connection with their evaluation of the proposed merger. Such forecasts were also provided to J.P. Morgan for its use and reliance in connection with its financial analysis and opinion described in the section entitled “ —Opinion of Newfield’s Financial Advisor.” The inclusion of this information should not be regarded as influential on your decision whether to vote for or against the merger proposal or as an indication that any of Newfield, Encana, their respective advisors or other representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such summary projections set forth below should not be relied on as such.

This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial and operating information reflects numerous estimates and assumptions that were deemed to be reasonable as of the respective dates, but are inherently uncertain and may be beyond the control of Newfield’s management. These assumptions include, but are not limited to Newfield’s and Encana’s future results, oil and gas industry activity, commodity prices, demand for natural gas and crude oil, the availability of financing to fund the exploration and development costs associated with the respective projected drilling programs, general economic and regulatory conditions and other matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” The unaudited prospective financial and operating information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Newfield and Encana can give no assurance that the unaudited prospective financial and operating information and the underlying estimates and assumptions will be realized.

In addition, since the unaudited prospective financial and operating information is inherently forward looking and covers multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to Newfield’s business, industry performance, the regulatory environment, general business and economic conditions and other matters described under the section of this joint proxy statement/prospectus entitled “Risk Factors.” See also “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information.”

The unaudited prospective financial and operating information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Newfield’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial and operating information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of the independent registered public accounting firm to Newfield contained in its Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference into this joint proxy statement/prospectus, relates to historical financial information of Newfield, and such report does not extend to the projections included below and should not be read to do so. The unaudited prospective financial and operating information set forth in this section of this joint proxy statement/prospectus entitled “Certain Newfield Unaudited Prospective Financial and Operating Information” has been prepared by, and is the responsibility of, Newfield’s management.

Furthermore, the unaudited prospective financial and operating information does not take into account any circumstances or events occurring after the date it was prepared. Newfield and Encana can give no assurance that, had the unaudited prospective financial and operating information been prepared either as of the date of the merger agreement or as of the date of this joint proxy statement/prospectus, similar estimates and assumptions would be used. Except as required by applicable securities laws, Newfield and Encana do not intend to, and disclaim any obligation to, make publicly available any update or other revision to the unaudited prospective financial and operating information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, including with respect to the accounting treatment of the merger under GAAP, or to reflect changes in general economic or industry conditions.

The unaudited prospective financial and operating information does not take into account all the possible financial and other effects on Newfield or Encana of the merger, the effect on Newfield or Encana of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited prospective financial and operating information does not take into account the effect on Newfield or Encana of any possible failure of the merger to occur. None of Encana, Newfield, or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any Newfield stockholder or Encana shareholder or other person regarding Newfield’s or Encana’s ultimate performance compared to the information contained in the unaudited prospective financial and operating information or that the forecasted results will be achieved. The inclusion of the unaudited prospective financial and operating information herein should not be deemed an admission or representation by Newfield, Encana, their respective advisors or any other person that it is viewed as material information of Newfield or Encana, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the unaudited prospective financial and operating information included below is not being included to influence your decision whether to vote in favor of the merger agreement proposal or any other proposal to be considered at the special meetings, but is being provided solely because it was made available to the Newfield board and Newfield’s financial advisor in connection with the merger.

In light of the foregoing, and considering that the special meetings will be held several months after the unaudited prospective financial and operating information was prepared, as well as the uncertainties inherent in any forecasted information, Newfield stockholders and Encana shareholders are cautioned not to place undue reliance on such information, and Newfield and Encana urge all Newfield stockholders and Encana shareholders to review Newfield’s most recent SEC filings for a description of Newfield’s reported financial results and Encana’s most recent SEC filings for a description of Encana’s reported financial results. See the section entitled “Where You Can Find More Information.”

Summary of Certain Newfield Unaudited Prospective Financial and Operating Information

In preparing the prospective financial and operating information for Newfield described below, the management team of Newfield used the following price assumptions, which are based on (1) NYMEX oil and gas strip pricing and (2) Wall Street consensus pricing with respect to future commodity prices for oil and natural gas, in each case, as of October 30, 2018:

	NYMEX oil and gas strip pricing
	4Q2018E	2019E	2020E	2021E	2022E
Oil price ($/Bbl)	$69.05	$66.51	$64.57	$61.93	$59.49
Gas price ($/Mmbtu)	$3.19	$2.81	$2.66	$2.60	$2.61

	Wall Street consensus pricing
	4Q2018E	2019E	2020E	2021E	2022E
Oil price ($/Bbl)	$68.82	$66.86	$65.44	$64.56	$64.56
Gas price ($/Mmbtu)	$2.89	$2.84	$2.94	$2.92	$2.92

The following table presents selected unaudited forecasted financial data, on a risked basis, for Newfield for the fourth quarter of 2018 and the fiscal years ending 2019 through 2022 provided to the Newfield board and

Newfield’s financial advisor based on the above NYMEX oil and gas strip pricing as of October 30, 2018 (in millions, other than production data).

	Unaudited Newfield Financial and Operating Forecast with NYMEX oil and gas strip pricing
	4Q2018E	2019E	2020E	2021E	2022E
Net Production (MBoe/d)	195	206	228	275	304
EBITDAX(1)	$389	$1,745	$2,030	$2,524	$2,671
Operating Cash Flow(2)	$355	$1,611	$1,895	$2,389	$2,537

The following table presents selected unaudited forecasted financial data, on a risked basis, for Newfield for the fourth quarter of 2018 and fiscal years ending 2019 through 2022 provided to the Newfield board and Newfield’s financial advisor based on the above Wall Street consensus pricing as of October 30, 2018 (in millions, other than production data).

	Unaudited Newfield Financial and Operating Forecast with Wall Street consensus pricing
	4Q2018E	2019E	2020E	2021E	2022E
Net Production (MBoe/d)	195	206	228	275	304
EBITDAX(1)	$383	$1,760	$2,113	$2,721	$3,031
Operating Cash Flow(2)	$349	$1,626	$1,979	$2,586	$2,851

(1)

EBITDAX is defined as earnings before interest, taxes, depreciation, amortization and exploration expenses. EBITDAX is a non-GAAP measure and has no standardized meaning under GAAP. This measure should not be considered as an alternative to net earnings or other measures derived in accordance with GAAP.

(2)

Operating Cash Flow is defined as EBITDAX less cash interest expense and cash taxes. Operating Cash Flow is a non-GAAP measure and has no standardized meaning under GAAP. This measure should not be considered as an alternative to other measures derived in accordance with GAAP.

Newfield’s management directed J.P. Morgan to rely for purposes of J.P. Morgan’s analysis upon the risked forecasts reflecting parameters on select assumptions because Newfield’s management regarded such risked forecasts as more reasonable and achievable than un-risked forecasts; the un-risked Newfield forecasts were not relied upon or taken into account in J.P. Morgan’s analysis.

Newfield Management Projections for Encana

Newfield management also provided to the Newfield board and to J.P. Morgan for its use and reliance in connection with its financial analysis and opinion certain unaudited prospective financial and operating information with respect to Encana, which was generally derived from publicly available information related to Encana as well as the information provided by Encana management and summarized in this joint proxy statement/prospectus under the caption “—Certain Encana Unaudited Prospective Financial and Operating Information,” except that Newfield management adjusted the information provided by Encana management in order to harmonize certain of the assumptions underlying such information with the assumptions underlying Newfield’s prospective financial information summarized above.

The following tables set forth a summary of this adjusted prospective financial and operating information regarding Encana, as prepared by Newfield management, for the fourth quarter of 2018 and fiscal years ending 2019 through 2022 based on the above NYMEX oil and gas strip pricing and Wall Street consensus pricing as of October 30, 2018 (in millions, other than production data).

	Unaudited Encana Financial and Operating Forecast with NYMEX oil and gas strip pricing
	4Q2018E	2019E	2020E	2021E	2022E
Net Production (MBoe/d)	430	428	467	495	532
EBITDAX(1)	$679	$3,069	$3,439	$3,730	$4,120
Operating Cash Flow(2)	$615	$2,808	$3,177	$3,473	$3,864

	Unaudited Encana Financial and Operating Forecast with Wall Street Consensus pricing
	4Q2018E	2019E	2020E	2021E	2022E
Net Production (MBoe/d)	430	428	467	495	532
EBITDAX(1)	$701	$3,097	$3,672	$4,131	$4,755
Operating Cash Flow(2)	$637	$2,836	$3,412	$3,875	$4,439

(1)

EBITDAX is defined as earnings before interest, taxes, depreciation, amortization and exploration expenses. EBITDAX is a non-GAAP measure and has no standardized meaning under GAAP. This measure should not be considered as an alternative to net earnings or other measures derived in accordance with GAAP.

(2)

Operating Cash Flow is defined as EBITDAX less cash interest expense and cash taxes. Operating Cash Flow is a non-GAAP measure and has no standardized meaning under GAAP. This measure should not be considered as an alternative to other measures derived in accordance with GAAP.

Opinions of Encana’s Financial Advisors

Opinion of Credit Suisse

On October 31, 2018, Credit Suisse rendered its oral opinion to the Encana board (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion addressed to the Encana board dated the same date) as to, as of October 31, 2018, the fairness, from a financial point of view, to Encana of the exchange ratio in the merger pursuant to the merger agreement.

Credit Suisse’s opinion was directed to the Encana board (in its capacity as such), and only addressed the fairness, from a financial point of view, to Encana of the exchange ratio in the merger pursuant to the merger agreement and did not address any other aspect or implication (financial or otherwise) of the merger. The summary of Credit Suisse’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this joint proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in preparing its opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus are intended to be, and they do not constitute, advice or a recommendation to any securityholder as to how such holder should vote or act on any matter relating to the merger.

In arriving at its opinion, Credit Suisse:

•	reviewed a draft dated October 31, 2018 of the merger agreement and certain publicly available business and financial information relating to Newfield and Encana;

•	reviewed certain other information relating to Newfield and Encana, including:

•

financial forecasts and projected production and operating data prepared or otherwise authorized by Encana management for use and reliance by Credit Suisse relating to Newfield (the “Encana Projections for Newfield”), which were based on certain oil and gas reserve information prepared by Newfield’s management regarding its oil and gas reserves (the “Newfield Reserve Information”);

•

financial forecasts and projected production and operating data, as well as an estimate of the value of certain acreage not accounted for in the projected production and operating data, prepared or otherwise authorized by Encana management for use and reliance by Credit Suisse relating to Encana (the “Encana Projections for Encana”), which were based on certain oil and gas reserve information prepared by Encana’s management regarding its oil and gas reserves (the “Encana Reserve Information”);

•	riskings for Newfield’s oil and gas reserves prepared or otherwise authorized by Encana management for use and reliance by Credit Suisse (the “Encana Riskings for Newfield”);

•	riskings for Encana’s oil and gas reserves authorized by Encana management for use and reliance by Credit Suisse (the “Encana Riskings for Encana”); and

•

certain publicly available market data regarding future oil and gas commodity pricing and certain alternative estimates regarding future oil and gas commodity pricing prepared or otherwise authorized by Encana management for use and reliance by Credit Suisse (the “Future Pricing Data”);

•

reviewed estimates prepared and provided to Credit Suisse by Encana’s management with respect to the cost savings, net of costs necessary to achieve such cost savings, anticipated by such management to result from the merger;

•

spoke with the managements of Newfield and Encana and certain of their respective representatives regarding the business and prospects of Newfield and Encana, and Newfield’s and Encana’s respective oil and gas reserves and their respective oil and gas development and operating assumptions;

•

considered certain financial and stock market data of Newfield and Encana, and compared that data with similar data for other companies with publicly traded equity securities in businesses that Credit Suisse deemed similar to those of Newfield and Encana, respectively;

•	considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions that had been effected or announced; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that Credit Suisse deemed relevant.

In connection with its review, Credit Suisse did not independently verify any of the foregoing information, and Credit Suisse assumed that such information was complete and accurate in all respects material to its analyses and opinion and relied upon such assumption. With respect to the Encana Projections for Newfield that Credit Suisse used in its analyses, management of Encana advised Credit Suisse, and Credit Suisse assumed, that those financial forecasts were reasonably prepared in good faith and reflected such management’s best currently available estimates and judgments as to the future financial performance of Newfield. With respect to the Encana Projections for Encana (and other estimates of Encana’s management described above) that Credit Suisse used in its analyses, management of Encana advised Credit Suisse, and Credit Suisse assumed, that those financial forecasts and other estimates were reasonably prepared in good faith and reflected such management’s best currently available estimates and judgments as to the future financial performance of Encana and the other matters addressed thereby. With respect to the Newfield Reserve Information that Credit Suisse reviewed, management of Newfield advised Credit Suisse, and Credit Suisse assumed, that such reserve information was reasonably prepared in good faith and reflected such management’s best currently available estimates and judgments as to Newfield’s oil and gas reserves. With respect to the Encana Reserve Information that Credit Suisse reviewed, management of Encana advised Credit Suisse, and Credit Suisse assumed, that such reserve information was reasonably prepared in good faith and reflected such management’s best currently available estimates and judgments as to Encana’s oil and gas reserves. With respect to the Encana Riskings for Newfield and the Encana Riskings for Encana, management of Encana advised Credit Suisse, and Credit Suisse assumed, that such riskings were reasonably prepared in good faith and reflected such management’s best currently available estimates and judgments as to the appropriate riskings for the Newfield Reserve Information and the Encana Reserve Information, respectively.

Credit Suisse expressed no view or opinion with respect to the Encana Projections for Newfield, the Encana Projections for Encana, the Newfield Reserve Information, the Encana Reserve Information, the Encana Riskings for Newfield, the Encana Riskings for Encana, the Future Pricing Data, or the assumptions upon which any of the foregoing were based. At Encana’s direction, Credit Suisse assumed that the Encana Projections for Newfield, the Encana Projections for Encana, the Newfield Reserve Information, the Encana Reserve Information, the Encana Riskings for Newfield, the Encana Riskings for Encana and the Future Pricing Data, taken together, were a reasonable basis on which to evaluate Newfield, Encana and the merger, and Credit Suisse used and relied upon such information for purposes of its analyses and opinion.

In addition, Credit Suisse relied upon, without independent verification (i) the assessments of the management of Encana with respect to Encana’s ability to integrate the businesses of Newfield and Encana and (ii) the assessments of the management of Encana as to Newfield’s and Encana’s existing technology and future capabilities with respect to the extraction of Newfield’s and Encana’s oil and gas reserves and other oil and gas resources and associated timing and costs and, with Encana’s consent, assumed that there had been no developments that would adversely affect such management’s views with respect to such technologies, capabilities, timing and costs. Credit Suisse also assumed, with Encana’s consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Newfield, Encana or the contemplated benefits of the merger, that the merger would be consummated in accordance with all applicable laws and regulations, and that the merger would be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any term, condition or agreement thereof material to Credit Suisse’s analyses or opinion. In addition, Credit Suisse was not requested to, and did not, make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Newfield or Encana, and Credit Suisse was not furnished with any such evaluations or appraisals (other than oil and gas reserve information, including the Newfield Reserve Information and the Encana Reserve Information). With Encana’s consent, Credit Suisse assumed that the final form of the merger agreement, when executed by the parties thereto, would conform to the draft reviewed by it in all respects material to its analyses and opinion.

Credit Suisse’s opinion addressed only the fairness, from a financial point of view, to Encana of the exchange ratio in the merger pursuant to the merger agreement and did not address any other aspect or implication (financial or otherwise) of the merger or any agreement, arrangement or understanding entered into in connection therewith or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received or otherwise payable to any officers, directors, employees, securityholders or affiliates of any party to the merger, or class of such persons, relative to the exchange ratio or otherwise. Furthermore, Credit Suisse did not express any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, executive compensation or other similar professional advice, including, without limitation, any advice regarding the amounts of any company’s oil and gas reserves, the riskings of such reserves or any other aspects of any company’s (including Newfield’s or Encana’s) oil and gas reserves. Credit Suisse assumed that Encana had or would obtain such advice or opinions from the appropriate professional sources. The issuance of Credit Suisse’s opinion was approved by its authorized internal committee.

Credit Suisse’s opinion was necessarily based upon information made available to Credit Suisse as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. Credit Suisse did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion. In addition, as Encana was aware, the financial projections and estimates that Credit Suisse reviewed relating to the future financial performance of Newfield and Encana reflected certain assumptions regarding the oil and gas industry and future commodity prices associated with that industry that were subject to significant uncertainty and volatility and that, if different than assumed, could have a material impact on Credit Suisse’s analyses and opinion. Also, as Encana was aware, the credit, financial and stock markets had been experiencing unusual volatility and Credit Suisse expressed no opinion or view as to any potential effects of such volatility on Newfield, Encana or the merger. Credit Suisse’s opinion did not address the relative merits of the merger as compared to alternative transactions or strategies that might have been available to Encana, nor did it address the underlying business decision of the Encana board or Encana to proceed with or effect the merger. Credit Suisse did not express any opinion as to what the value of Encana common shares actually would be when issued pursuant to the merger or the price or range of prices at which Newfield common stock or Encana common shares may be purchased or sold at any time.

In preparing its opinion to the Encana board, Credit Suisse performed a variety of analyses, including those described below. The summary of Credit Suisse’s financial analyses is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Credit Suisse’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Credit Suisse arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Credit Suisse considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, business or transaction used in Credit Suisse’s analyses for comparative purposes is identical to Encana, Newfield or the proposed merger. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness to Encana of the exchange ratio in the merger, Credit Suisse did not make separate or quantifiable judgments regarding individual analyses. The reference ranges indicated by Credit Suisse’s financial analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond Encana’s control and the control of Credit Suisse. Much of the information used in, and accordingly the results of, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Credit Suisse’s opinion and analyses were provided to the Encana board (in its capacity as such) in connection with its consideration of the proposed merger and were among many factors considered by the Encana board in evaluating the proposed merger. Neither Credit Suisse’s opinion nor its analyses were determinative of the exchange ratio or of the views of the Encana board with respect to the proposed merger. Under the terms of its engagement by Encana, neither Credit Suisse’s opinion nor any other advice or services rendered by it in connection with the proposed merger or otherwise, should be construed as creating, and Credit Suisse should not be deemed to have, any fiduciary duty to the Encana board, Encana, Newfield, any securityholder or creditor of Encana or Newfield or any other person, regardless of any prior or ongoing advice or relationships.

The following is a summary of certain financial analyses reviewed by Credit Suisse with the Encana board in connection with the rendering of its opinion to the Encana board on October 31, 2018. The summary does not contain all of the financial data securityholders of Encana may want or need for purposes of making an independent determination of fair value. Securityholders of Encana are encouraged to consult their own financial and other advisors before making any investment decision in connection with the proposed merger. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses—as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis—could create a misleading or incomplete view of Credit Suisse’s analyses.

For purposes of its analyses, Credit Suisse reviewed a number of financial metrics including:

•

Enterprise Value—generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its options and other outstanding convertible securities) plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet).

•	EBITDA—generally the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization for a specified time period.

Unless the context indicates otherwise, (1) share prices for the selected companies used in the selected companies analysis described below were as of October 30, 2018, (2) the transaction values for the selected transactions analysis described below were calculated on an enterprise value basis based on the consideration proposed to be paid in the selected transactions as of the date of announcement, (3) as authorized by Encana, estimates of future financial performance of Newfield used in the discounted cash flow analysis described below were based on the Encana Projections for Newfield (reflecting Encana Riskings for Newfield and using NYMEX oil and gas strip pricing as of October 30, 2018) and (4) as authorized by Encana, estimates of future financial performance of Encana used in the discounted cash flow analysis described below were based on the Encana Projections for Encana (reflecting Encana Riskings for Encana and using NYMEX oil and gas strip pricing as of October 30, 2018). Estimates of future financial performance for the selected companies for the years ending December 31, 2019 and 2020 listed below under the selected companies analysis used to select the implied multiple ranges were based on publicly available research analyst estimates for those companies. Credit Suisse was authorized by Encana to rely for its selected companies analyses upon the Encana Projections for Newfield and Encana Projections for Encana for estimates of future financial performance on an unrisked basis for the years ending December 31, 2019 and 2020 using consensus estimates of research analysts for oil and gas pricing as of October 30, 2018.

Selected Companies Analyses

Credit Suisse considered certain financial data for Newfield, Encana and selected companies with publicly traded equity securities Credit Suisse deemed relevant. The selected companies were selected because they were deemed to be similar to Newfield and Encana in one or more respects.

The financial data reviewed included:

•	Enterprise Value as a multiple of estimated EBITDA for the year ended December 31, 2019, or “2019E EBITDA”;

•	Enterprise Value as a multiple of estimated EBITDA for the year ended December 31, 2020, or “2020E EBITDA”;

•	Enterprise Value as a multiple of estimated daily production on a thousand barrels of oil equivalent per day, or “Mboe,” basis for the year ended December 31, 2019, or “2019E Daily Production”; and

•	Enterprise Value as a multiple of estimated daily production on an Mboe basis for the year ended December 31, 2020, or “2020E Daily Production.”

Newfield. The selected companies (with respect to Newfield) and corresponding financial data based on publicly available research analyst estimates were:

	Enterprise value
	EBITDA		Daily Production ($/Mboe/day)
Company Name	2019E	2020E	2019E	2020E
Continental Resources, Inc.	5.7x	5.1x	$74,446	$64,559
Devon Energy Corp.	5.1x	4.3x	34,258	32,557
Noble Energy, Inc.	5.4x	4.0x	43,584	35,267
Marathon Oil Corporation	4.6x	4.3x	45,974	42,370
Cimarex Energy Co.	4.8x	4.0x	35,386	30,911
WPX Energy Inc.	5.0x	4.2x	45,184	47,751
Oasis Petroleum Inc.	4.3x	3.8x	53,241	45,616

Newfield. Taking into account the results of the selected companies analysis, Credit Suisse applied multiple ranges of 3.5x to 4.5x to Newfield’s 2019E EBITDA based on the Encana Projections for Newfield (on an unrisked basis and using consensus estimates of research analysts for oil and gas pricing as of October 30, 2018), 3.0x to 4.0x to Newfield’s 2020E EBITDA based on the Encana Projections for Newfield (on an unrisked basis and using consensus estimates of research analysts for oil and gas pricing as of October 30, 2018), $30,000 to $40,000 per Mboe/day to Newfield’s estimated daily production for 2019, and $27,500 to $37,500 per Mboe/day to Newfield’s estimated daily production for 2020. The selected companies analysis indicated an implied reference range of $19.16 to $30.15 per share of Newfield common stock.

Encana. The selected companies (with respect to Encana) and corresponding financial data based on publicly available research analyst estimates were:

	Enterprise Value
	EBITDA		Daily Production ($/Mboe/day)
Company Name	2019E	2020E	2019E	2020E
EOG Resources, Inc.	6.6x	5.8x	$80,768	$68,929
Continental Resources, Inc.	5.7x	5.1x	74,446	64,559
Marathon Oil Corporation	4.6x	4.3x	45,974	42,370
Noble Energy, Inc.	5.4x	4.0x	43,584	35,267
Devon Energy Corp.	5.1x	4.3x	34,258	32,557
WPX Energy Inc.	5.0x	4.2x	45,184	47,751
Cimarex Energy Co.	4.8x	4.0x	35,386	30,911
Seven Generations Energy Ltd.	3.6x	3.4x	24,640	23,105
Tourmaline Oil Corp.	4.7x	3.8x	18,142	16,834
ARC Resources Ltd.	6.0x	4.7x	27,340	24,765

Encana. Taking into account the results of the selected companies analysis, Credit Suisse applied multiple ranges of 4.0x to 5.0x to the Encana’s 2019E EBITDA based on the Encana Projections for Encana (on an unrisked basis and using consensus estimates of research analysts for oil and gas pricing as of October 30, 2018), 3.5x to 4.5x to Encana’s 2020E EBITDA based on the Encana Projections for Encana (on an unrisked basis and using consensus estimates of research analysts for oil and gas pricing as of October 30, 2018), $30,000 to $40,000 per Mboe/day to Encana’s estimated daily production for 2019, and $30,000 to $40,000 per Mboe/day to Encana’s estimated daily production for 2020. The selected companies analysis indicated an implied reference range of $9.71 to $13.90 per Encana common share.

The selected companies analysis indicated an implied exchange ratio reference range of 1.3783 to 3.1061 Encana common shares for each share of Newfield common stock, as compared to the exchange ratio in the merger of 2.6719 Encana common shares for each share of Newfield common stock.

Discounted Cash Flow Analysis

Newfield. Credit Suisse performed a discounted cash flow analysis of Newfield by calculating the estimated net present value of the projected after-tax, unlevered, free cash flows of Newfield based on the Encana Projections for Newfield and the Encana Riskings for Newfield. At the direction of Encana’s management, Credit Suisse applied NYMEX oil and gas strip pricing as of October 30, 2018, with prices held flat after 2023. Credit Suisse applied discount rates ranging from 8.0% to 10.0% to the projected unlevered free cash flows. The discounted cash flow analysis for Newfield indicated implied reference ranges per share of Newfield common stock of $27.60 to $37.14.

Encana. Credit Suisse performed a discounted cash flow analysis of Encana by calculating the estimated net present value of the projected after-tax, unlevered, free cash flows of Encana based on the Encana Projections for Encana and the Encana Riskings for Encana. At the direction of Encana’s management, Credit Suisse applied NYMEX oil and gas strip pricing as of October 30, 2018, with prices held flat after 2023. Credit Suisse applied discount rates ranging from 8.0% to 10.0% to the projected unlevered free cash flows. The discounted cash flow analysis for Encana indicated implied reference ranges per Encana common share of $11.40 to $14.94.

The discounted cash flow analysis indicated implied exchange ratio reference ranges of 1.8478 to 3.2582 Encana common shares for each share of Newfield common stock, as compared to the exchange ratio in the merger of 2.6719 Encana common shares for each share of Newfield common stock.

Selected Transactions Analysis

Credit Suisse also considered the financial terms of certain business combinations and other transactions that Credit Suisse deemed relevant. The selected transactions were selected because the target companies or assets were deemed by Credit Suisse to be similar to Newfield in one or more respects. The financial data reviewed included the implied Transaction Value as a multiple of EBITDA for the latest twelve months (“LTM EBITDA”).

Date Announced	Acquirer	Target	Transaction Value / LTM EBITDA
08/18	Diamondback Energy Inc.	Energen Corporation	10.3x
03/18	Concho Resources Inc.	RSP Permian Inc.	16.2x
06/17	EQT Corporation	Rice Energy Inc.	11.0x
05/15	Noble Energy, Inc.	Rosetta Resources Inc.	6.1x
12/14	Repsol SA	Talisman Energy	5.1x
09/14	Encana Corp	Athlon Energy Inc.	25.1x
07/14	Whiting Petroleum Corp.	Kodiak Oil & Gas Corp.	7.7x
03/14	Energy XXI Ltd.	EPL Oil & Gas, Inc.	4.8x
02/14	Baytex Energy Corp.	Aurora Oil & Gas Limited	NA
11/13	Linn Energy / LinnCo	Berry Petroleum Company	7.4x
12/12	Freeport-McMoRan Copper & Gold Inc.	Plains Exploration & Production Company	5.3x
07/12	CNOOC	Nexen Inc.	4.1x
06/12	PETRONAS	Progress Energy Resources Corp.	25.0x
01/12	Denver Parent Corporation	Venoco, Inc.	6.9x
10/11	Sinopec International Petroleum and Production Corp	Daylight Energy Ltd.	9.4x
07/11	CNOOC	OPTI Canada Inc.	N/A
07/11	BHP Billiton	Petrohawk Energy Corporation	12.4x
11/10	Chevron Corporation	Atlas Energy, Inc.	19.2x
04/10	Sandridge Energy Inc.	Arena Resources Inc.	9.9x
03/10	CONSOL Energy Inc.	CNX Gas Corporation	15.5x
12/09	Exxon Mobil Corp.	XTO Energy Inc.	6.0x
11/09	Denbury Resources Inc.	Encore Acquisition Company	11.8x
03/09	Suncor Energy Inc.	Petro-Canada	2.2x
07/08	Royal Dutch Shell plc	Duvernay Oil Corp.	18.8x
10/07	Penn West Energy Trust	Canetic Resources Trust	7.0x
07/07	Marathon Oil	Western Oil Sands, Inc.	15.4x
07/07	Plains Exploration & Production Company	Pogo Producing Co.	7.1x
01/07	Forest Oil Corporation	Houston Exploration Company	4.6x
06/06	Anadarko Petroleum Corporation	Western Gas Resources, Inc.	10.2x
04/06	Petrohawk Energy Corporation	KCS Energy Inc.	5.7x
12/05	ConocoPhillips	Burlington Resources Inc.	6.3x
10/05	Occidental Petroleum Corporation	Vintage Petroleum, Inc.	7.5x
04/05	Chevron Corp.	Unocal Corp.	5.1x
01/05	Cimarex Energy Co.	Magnum Hunter Resources Inc.	6.6x

Taking into account the results of the selected transactions analysis, Credit Suisse applied a multiple range of 6.0x to 8.0x to Newfield’s LTM EBITDA (as of September 30, 2018). The selected transactions analysis indicated an implied reference range per share of Newfield common stock of $30.15 to $44.79. The selected transactions analysis for Newfield and the selected companies analysis for Encana indicated an implied exchange ratio reference Encana of 2.1680 to 4.6147 Encana common shares for each share of Newfield common stock as compared to the exchange ratio in the merger of 2.6719 Encana common shares for each share of Newfield common stock.

Other Information

Credit Suisse also reviewed with the Encana board financial information and analyses relating to the potential cost savings anticipated by Encana’s management to result from the merger.

Other Matters

Encana retained Credit Suisse as its financial advisor in connection with the merger based on Credit Suisse’s qualifications, experience and reputation as an internationally recognized investment banking and financial advisory firm. Pursuant to the engagement letter between Encana and Credit Suisse, Encana has agreed to pay Credit Suisse a fee of $22 million for its services of which $3.5 million became payable to Credit Suisse upon the rendering of its opinion to the Encana board and the remainder of which is contingent upon the consummation of the merger. In addition, Encana has agreed to reimburse certain of Credit Suisse’s expenses and to indemnify Credit Suisse and certain related parties for certain liabilities and other items arising out of or related to its engagement.

Credit Suisse and its affiliates have in the past provided and currently are providing investment banking and other financial advice and services to Encana and its affiliates for which advice and services Credit Suisse and its affiliates have received and would expect to receive compensation, including among other things, during the past two years, having been and continuing to be a lender to Encana and having acted as a lead underwriter in connection with the public offering of securities by Encana in September 2016. Credit Suisse and its affiliates have in the past provided and currently are providing investment banking and other financial advice and services to Newfield and its affiliates for which advice and services Credit Suisse and its affiliates have received and would expect to receive compensation, including among other things, during the past two years, having been and continuing to be a lender to Newfield and having acted as a lead underwriter in connection with the public offering of securities by Newfield in February 2016. Credit Suisse and its affiliates may in the future provide investment banking and other financial advice and services to Encana, Newfield and their respective affiliates for which advice and services Credit Suisse and its affiliates would expect to receive compensation. Since January 1, 2016, Credit Suisse received approximately $9 million in fees for investment banking services from Newfield and its affiliates in matters unrelated to the merger and approximately $6 million in fees for investment banking services from Encana and its affiliates in matters unrelated to the merger. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial advice and services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for its and its affiliates’ own accounts and the accounts of customers, and equity, debt and other securities and financial instruments (including bank loans and other obligations) of Encana, Newfield and any other company that may be involved in merger, as well as provide investment banking and other financial advice and services to such companies and their affiliates.

Opinion of TD Securities

The Encana board retained TD Securities to act as a financial advisor and to render an opinion to the Encana board as to the fairness, from a financial point of view, to Encana, of the exchange ratio pursuant to the merger agreement. On October 31, 2018, TD Securities rendered to the Encana board its oral opinion, which it subsequently confirmed in writing on October 31, 2018, that as of that date and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of, and qualifications to, the review undertaken by TD Securities as set forth in its written opinion, the exchange ratio was fair, from a financial point of view, to Encana.

The full text of the written opinion of TD Securities to the Encana board, dated as of October 31, 2018, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference in its entirety. The summary of the opinion of TD Securities in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Encana shareholders should read TD Securities’ opinion and this summary of TD Securities’ opinion carefully and in their entirety for a discussion of the matters considered, the procedures followed, the assumptions made and various limitations of, and qualifications to, the review undertaken by TD Securities in rendering its opinion.

TD Securities’ opinion was provided to the Encana board (in its capacity as such) for its information in connection with its consideration of the merger. TD Securities’ opinion does not constitute a recommendation to the Encana board with respect to the merger, nor does TD Securities’ opinion constitute advice or a recommendation to any Encana shareholder or Newfield stockholder as to how to vote with respect to the merger and does not in any manner address the prices at which Encana common shares will trade at any time. TD Securities’ opinion addresses only the fairness, from a financial point of view and as of the date of such opinion, of the exchange ratio pursuant to the merger agreement and does not address any terms or other aspects of the merger or any other matter.

For purposes of rendering its opinion and performing its related financial analyses, TD Securities:

•	reviewed the draft merger agreement;

•	reviewed certain publicly available financial statements and other business and financial information of Encana and Newfield, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning Encana and Newfield, respectively;

•

reviewed estimates of certain oil and gas reserves and resources engineering analyses relating to Encana and Newfield and prepared by the respective managements of Encana and Newfield and their reserve evaluators (the “Engineering Analyses”);

•	discussed the past and current operations and financial condition and the prospects of Encana and Newfield with senior executives of Encana and Newfield, respectively;

•

reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Encana, including the amounts and timing of the cost savings and operational synergies expected by the management of Encana to result from a combination of the businesses of Encana and Newfield;

•

reviewed certain financial projections and operating data prepared by the management of Encana (the “Encana Projections”) and by the management of Newfield (the “Newfield Projections”), including, in each case, certain adjustments thereto prepared at the direction of the management of Encana or otherwise authorized by management of Encana to be used and relied upon by TD Securities;

•	reviewed the pro forma impact of the merger on Encana’s consolidated cash flow, consolidated capitalization and certain financial ratios;

•

reviewed the historical market prices and trading activity for Encana common shares and Newfield common stock and compared the financial performance of Encana and Newfield and the prices and trading activity of Encana common shares and Newfield common stock with each other and with that of certain other publicly-traded companies considered comparable with Encana and Newfield, respectively;

•	reviewed the financial terms, to the extent publicly available, of selected acquisition transactions;

•	reviewed published estimates of research analysts with respect to Encana and Newfield;

•

reviewed certain publicly available data regarding future oil and gas commodity prices including certain extrapolations therefrom prepared at the direction of Encana or otherwise authorized by Encana to be used and relied upon by TD Securities (the “Commodity Pricing Data”); and

•	performed such other analyses and reviewed such other information and considered such other matters as TD Securities deemed appropriate.

For purposes of rendering its opinion, TD Securities assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, TD Securities, by Encana and Newfield. With respect to the Encana Projections and the Newfield Projections, including certain adjustments thereto prepared at the direction of the management of Encana or otherwise authorized by the management of Encana to be used and relied upon by TD Securities, TD Securities was advised by the management of Encana, and assumed, that such projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Encana and Newfield of the future financial performance of Encana and Newfield, respectively. With respect to the Expected Synergies, TD Securities was advised by the management of Encana, and assumed, that such Expected Synergies were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Encana and assumed that such Expected Synergies would be realized in the amounts and the times indicated thereby. With respect to the Engineering Analyses, TD Securities was advised by the management of Encana, and assumed, that such reports were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments as to Encana’s and Newfield’s proved and probable oil and gas reserves. TD Securities expressed no view or opinion with respect to the Engineering Analyses, the Encana Projections, the Newfield Projections, the Expected Synergies, the Commodity Pricing Data or the assumptions upon which they were based, and, at the direction of management of Encana, assumed that the Engineering Analyses, the Encana Projections (including certain adjustments thereto prepared at the direction of the management of Encana or otherwise authorized by the management of Encana to be used and relied upon by TD Securities), the Newfield Projections (including certain adjustments thereto prepared at the direction of the management of Encana or otherwise authorized by the management of Encana to be used and relied upon by TD Securities), the Expected Synergies and the Commodity Pricing Data, as well as the assumptions upon which they are based, were a reasonable basis on which to evaluate Newfield, Encana and the merger and TD Securities used and relied upon such information for purposes of its analyses and its opinion.

In arriving at its opinion, TD Securities assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement, without any waiver, modification or amendment of any material term, condition or agreement, or delay, including, among other things, that the definitive merger agreement would not differ in any material respect from the draft thereof furnished to TD Securities. In addition, TD Securities assumed that in connection with the receipt of all the necessary governmental, regulatory and third party approvals relating to the proposed merger, no delays, limitations, conditions, modifications or restrictions would be imposed that could have an adverse effect on Encana, Newfield or the contemplated benefits expected to be derived in the proposed merger.

TD Securities did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Encana or Newfield, nor was TD Securities furnished with any such evaluation or appraisal, other than the Engineering Analyses, upon which TD Securities relied without independent verification. TD Securities expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Newfield’s officers, directors or employees or any class of such persons, relative to the consideration to be paid to the Newfield stockholders in the transaction. TD Securities relied, without independent verification, upon the assessments of the management of Encana as to (i) the existing and future technology and products of Newfield and the risks associated with such technology and products, (ii) their ability to integrate the businesses of Encana and Newfield and (iii) their ability to retain key employees of Encana and Newfield. Additionally, TD Securities are financial advisors only and relied upon, without independent verification, the assessment of Newfield and its legal, tax, regulatory, accounting, insurance, environmental or other similar professional advisors with respect to legal, tax, regulatory, accounting, insurance, environmental and oil and gas reserve and resource matters.

Financial Analyses of TD Securities

The following is a summary of the material financial analyses performed by TD Securities in connection with the delivery to the Encana board of its oral opinion and its written opinion to the Encana board, each dated as of October 31, 2018. The following summary does not purport to be a complete description of the financial analyses performed by TD Securities, nor does the order of analyses described represent relative importance or weight given to those analyses by TD Securities. Some of these summaries of the financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by TD Securities, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of TD Securities’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 29, 2018 (which was the last trading day prior to finalization of TD Securities’ financial analyses), and is not necessarily indicative of current market conditions.

For purposes of the financial analyses summarized below, the term “implied equity value per share” refers to the implied equity value per share for Newfield common stock of $26.47 (rounded down to the nearest cent) based on the exchange ratio of 2.6719 pursuant to the merger agreement and Encana’s closing share price of $9.91 on October 29, 2018, which was the last trading day prior to finalization of TD Securities’ financial analyses.

Net Asset Valuation Analysis

TD Securities performed a net asset valuation (“NAV”) on Newfield. The NAV methodology estimates the present value of future after-tax cash flows of Newfield using projected free cash flows expected to be generated from Newfield’s assets. TD Securities’ NAV analysis involved discounting to a present value projected unlevered free cash flows from October 1, 2018 until December 31, 2068.

TD Securities performed a NAV analysis on Newfield based on the Newfield Projections, as adjusted at the direction or authorization of the management of Encana, to estimate the present value of the future after-tax cash flows expected to be generated by the currently producing assets, as well as the total proved and unproved reserves of Newfield. The projected future unlevered free cash flows for Newfield were based on forecasts for production, cash flows, capital and operating costs provided by Newfield management. TD Securities calculated projected future unlevered after-tax free cash flows using a corporate tax rate of 21% taking into account available tax offsets.

At the direction of the management of Encana, TD Securities calculated NAVs for Newfield using publicly-available strip pricing (as of October 16, 2018) based on NYMEX commodity prices. The NYMEX commodity prices were used until 2024, after which TD Securities assumed 2.0% escalation annually thereafter.

TD Securities discounted the unlevered after tax cash flows of Newfield to October 1, 2018 for each basin of Newfield using a discount rate ranging between 8.5% to 9.5%, which was the TD Securities then current estimate of the Newfield weighted average cost of capital (“WACC”). The resulting present values for each of the Newfield basins were risk-adjusted based on risk adjusting provided to TD Securities by the management of Encana, which ranged from 0% to 95% of unrisked value.

TD Securities then subtracted from the aggregate NAVs for all basins of Newfield the present value of Newfield’s corporate and other expenses using a discount rate ranging between 8.5% to 9.5%, which was TD Securities’ then current estimate of Newfield’s WACC. TD Securities then calculated an illustrative equity value of Newfield by subtracting the book value of Newfield’s net debt as of September 30, 2018, Newfield’s net working capital as of September 30, 2018 and asset retirement obligations as of September 30, 2018 and adding the book value of Newfield’s other assets and liabilities.

TD Securities noted that the analyses implied an equity value per share of Newfield common stock of $38.13 per share to $44.31 per share. TD Securities noted that the implied equity value per share of Newfield common stock based on the exchange ratio pursuant to the merger agreement was $26.47 (rounded down to the nearest cent) and the closing stock price for Newfield common stock on October 29, 2018 was $19.10.

For informational purposes, TD Securities also calculated NAVs for Newfield, without consideration given to the effects of inflation using publicly-available strip pricing based on NYMEX commodity prices. The NYMEX commodity prices were used until 2024, after which TD Securities held the commodity prices constant through the remainder of the forecast period. TD Securities then performed the same analyses as above, which resulted in an implied an equity value per share of Newfield common stock of $33.12 per share to $38.18 per share. TD Securities noted that the implied equity value per share of Newfield common stock based on the exchange ratio pursuant to the merger agreement was $26.47 (rounded down to the nearest cent) and the closing stock price for Newfield common stock on October 29, 2018 was $19.10.

Selected Precedent Transaction Analysis

TD Securities performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms for selected transactions. In connection with its analysis, TD Securities compared publicly available statistics for transactions involving exploration and production (“E&P”) targets that TD Securities, in the exercise of its professional judgment, determined to be the most relevant. TD Securities chose such transactions based on, among other things, the similarity of the applicable target companies in the transactions to each of Encana’s and Newfield’s E&P business with respect to the size, focus, commodity mix, reserve profile, margins and other characteristics of their businesses. The transactions included those announced since January 1, 2013 with upstream values greater than $1.0 billion that were structured as corporate acquisitions or mergers and where the target’s assets were primarily onshore in the continental United States. The following table sets forth the transactions used in such analysis:

Date Announced	Acquirer	Target
08/18	Diamondback Energy, Inc.	Energen Corporation
08/18	Diamondback Energy, Inc.	Ajax Resources, LLC
07/18	BP Plc	BHP Billiton / Petrohawk Energy
03/18	Concho Resources Inc.	RSP Permian, Inc.
08/17	Silver Run Acquisition Corp. II	Alta Mesa Holdings LP
06/17	EQT Corporation	Rice Energy Inc.
02/17	Parsley Energy, Inc.	Double Eagle Energy Permian LLC
01/17	ExxonMobil Corporation	Bass Companies (BOPCO)
01/17	Noble Energy, Inc.	Clayton Williams Energy, Inc.
12/16	Diamondback Energy, Inc.	Brigham Resources Operating, LLC
12/16	Gulfport Energy Corporation	Vitruvian II Woodford, LLC
10/16	SM Energy Company	QStar LLC; RRP
10/16	RSP Permian Inc.	Silver Hill Energy Partners LLC
09/16	Rice Energy Inc.	Vantage Energy, LLC
09/16	EOG Resources Inc.	Yates Petroleum Corp.
07/16	Silver Run Acquisition Corporation	Centennial Resource Production, LLC
05/16	Range Resources Corporation	Memorial Resource Development Corp.
12/15	Devon Energy Corp.	Felix Energy LLC
07/15	WPX Energy Inc.	RKI Exploration & Production LLC
05/15	Noble Energy, Inc.	Rosetta Resources Inc.
09/14	Encana Corp.	Athlon Energy Inc.
07/14	Breitburn Energy Partners LP	QR Energy, LP
07/14	Whiting Petroleum Corporation	Kodiak Oil & Gas Corp.
05/14	Sabine Oil & Gas Corp.	Forest Oil Corp.
02/14	Baytex Energy Corp.	Aurora Oil & Gas Ltd.
02/13	Linn Energy Inc.	Berry Petroleum Company

No transaction utilized in the precedent transaction analysis is identical to Encana, Newfield or the merger. In evaluating the precedent transactions, TD Securities therefore made qualitative judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of Encana and Newfield. These include, among other things, the impact of competition on the business of Newfield or the industry generally, industry growth, commodity prices and the absence of any adverse material change in the financial condition of Newfield or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and equity value of the transactions to which they are being compared. TD Securities also used its professional judgment concerning differences between the characteristics of the selected precedent transactions and the merger.

Based on publicly available financial data including company filings, TD Securities analyzed for the precedent transactions the ratio of enterprise value (calculated as market capitalization plus net debt and preferred stock) to (i) last twelve months (“LTM”) of earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the applicable target company prior to the transaction, (ii) the then current production for each target and (iii) the then proved reserves for each target. Based on this analysis and its professional judgment, TD Securities selected ranges of enterprise value to LTM EBITDA, enterprise value to current production and enterprise value to proved reserves and applied these ranges to the applicable statistic for Newfield in order to derive a range of implied equity value per share of Newfield common stock. The analyses indicated the following:

		Implied Newfield Share Value
	Statistic Range	Low	High
Enterprise Value / LTM EBITDA	6.5x – 7.5x	$31.06	$37.47
Enterprise Value / Current Production	$55,000 – $65,000	$39.96	$49.16
Enterprise Value / Proved Reserves	$14.00 – $17.00	$35.98	$45.96

TD Securities noted that the implied equity value per share of Newfield common stock based on the exchange ratio pursuant to the merger agreement was $26.47 (rounded down to the nearest cent) and the closing stock price for Newfield common stock on October 29, 2018 was $19.10.

Selected Comparable Company Analysis

In order to assess how the public market values shares of publicly traded companies similar to Newfield, TD Securities reviewed and compared certain Newfield financial information with selected public companies that TD Securities, in exercise of its professional judgment and based on its experience in the E&P industry, deemed comparable to Newfield. TD Securities utilized the following companies in its analysis:

•	Continental Resources Inc.

•	Marathon Oil Corp.

•	Noble Energy Inc.

•	Devon Energy Corp.

•	WPX Energy Inc.

•	Cimarex Energy Co.

•	Oasis Petroleum Inc.

Of the selected companies, based on its professional judgment, TD Securities determined that Continental Resources Inc., Marathon Oil Corp, Noble Energy Inc., and Devon Energy Corp. were the most relevant comparable companies within this group to Newfield given the geographic location of their basins, their enterprise values, and their production mix between gas and liquids production.

TD Securities calculated and compared various financial multiples and ratios of Newfield and its selected comparable companies. Based on this analysis and its professional judgment, TD Securities selected ranges of enterprise value to 2019 EBITDA, enterprise value to current production and enterprise value to proved reserves and applied these ranges the applicable statistic for Newfield both based on the Newfield Projections as adjusted at the direction or authorization of the management of Encana, and, in the case of 2019 EBITDA and current production, Wall Street consensus estimates, in order to derive a range of implied equity value per share of Newfield common stock. The analyses indicated the following:

		Multiple Range of Comparable Companies
			Implied Newfield Share Value
	Applicable Statistic	Statistic Range	Low	High
Enterprise Value / 2019E EBITDA (Management)	$1,939 million	4.5x – 5.5x	$32.22	$41.74
Enterprise Value / 2019E Production (Management)	204.0 mboe/d	$45,000 – $55,000	$34.45	$44.47
Enterprise Value / 2019E EBITDA (Wall Street Consensus)	$1,893 million	4.5x – 5.5x	$31.20	$40.48
Enterprise Value / 2019E Production (Wall Street Consensus)	212.5 mboe/d	$45,000 – $55,000	$36.33	$46.76
Enterprise Value / Proved Reserves (Management)	678.0 mmboe	$14.00 – $17.00	$35.98	$45.96

TD Securities noted that the implied equity value per share of Newfield common stock based on the exchange ratio pursuant to the merger agreement was $26.47 (rounded down to the nearest cent) and the closing stock price for Newfield common stock on October 29, 2018 was $19.10.

No company utilized in the analysis is identical to Newfield. In evaluating the comparable companies, TD Securities therefore made qualitative judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of Encana and Newfield. These include, among other things, the impact of competition on the business of Newfield or the industry generally, industry growth, commodity prices and the absence of any adverse material change in the financial condition of Newfield or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and equity value of the transactions to which they are being compared. TD Securities also used its professional judgment concerning differences between the characteristics of the selected companies.

Encana NAV Analysis

TD Securities performed a NAV analysis on Encana, based on the Encana Projections for Encana, as adjusted at the direction or authorization of the management of Encana, to estimate the present value of the future after-tax cash flows expected to be generated by certain currently producing assets, as well as the total proved and unproved reserves of Encana. Projected future unlevered free cash flows for Encana were based on asset-level forecasts for production, cash flows, capital and operating costs, provided by management of Encana. TD Securities calculated projected future unlevered after-tax free cash flows using a U.S. corporate tax rate of 21.6% and a Canadian corporate tax rate of 27.0%, taking into account available tax offsets.

TD Securities utilized the same pricing assumptions using publicly-available strip pricing (as of October 16, 2018) based on NYMEX commodity prices, as set forth under the heading “—Net Asset Valuation Analysis” above.

TD Securities discounted the unlevered after tax cash flows of Encana to October 1, 2018 for each basin of Encana using a discount rate ranging between of 8.5% to 9.5%, which was the TD Securities then current estimate of Encana’s WACC. The resulting present values for each of the Encana basins were risk-adjusted based on risk adjusting provided to TD Securities by the management of Encana, which ranged from 55% to 100% of unrisked value.

TD Securities then subtracted from the aggregate NAVs for all basins of Encana the present value of Encana’s corporate and other expenses using a discount rate ranging between of 8.5% to 9.5%, which was TD Securities’ then current estimate of Encana’s WACC. TD Securities then calculated an illustrative equity value of Encana by subtracting the book value of Encana’s net debt and other liabilities as of September 30, 2018, Encana’s net working capital as of September 30, 2018 and asset retirement obligations and other liabilities as of September 30, 2018 and adding the book value of Encana’s other assets.

For informational purposes, TD Securities also calculated NAVs for Encana, without consideration given to the effects of inflation using publicly-available strip pricing based on NYMEX commodity prices. The NYMEX commodity prices were used until 2024, after which TD Securities held the commodity prices constant through the remainder of the forecast period. TD Securities then performed the same analyses as above.

Exchange Ratio Implied by Newfield NAV Analysis and Encana NAV Analysis

TD Securities calculated the implied exchange ratio ranges by comparing the Newfield NAV analyses and the Encana NAV analyses, both including and excluding synergies. In its analysis, TD Securities compared the lowest implied per share value for Newfield common stock to the highest implied per share value for Encana common shares, to derive the lowest exchange ratio implied by the analyses. Similarly, TD Securities compared the highest implied per share value for Newfield common stock to the lowest implied per share value for Encana common shares, to derive the highest exchange ratio implied by the analyses. In the analysis that included synergies, TD Securities adjusted each of Encana’s and Newfield’s implied per share values to reflect the estimated synergies provided by Encana management. The analyses yielded the following ranges of implied exchange ratios:

	Implied Exchange Ratios
	Low	High
No Synergies	2.1302	2.8205
Synergies	2.2546	2.9227

TD Securities noted that the merger agreement provided for an exchange ratio of 2.6719.

For informational purposes, TD Securities also calculated the implied exchange ratio ranges by comparing the Newfield NAV analysis and the Encana NAV analysis, both including and excluding synergies, without consideration given to the effects of inflation. TD Securities then performed the same analyses as above, which resulted in an implied exchange ratio range from 2.2036 to 2.8599 for the analyses that excluded synergies and an implied exchange ratio range from 2.3462 to 2.9765 for the analyses that included synergies.

Other Analysis

Transaction Premium Analysis

TD Securities reviewed the premiums paid in corporate M&A transactions from January 1, 2005 to October 29, 2018 with a transaction value between $2.0 billion and $20 billion where the consideration was all cash, a mix of cash and stock, and all stock, relative to (i) the closing stock price one day prior to announcement of the transaction and (ii) the twenty day volume weighted average price (which we refer to as “VWAP”) prior to announcement of the transaction. TD Securities noted that the mean and median premiums paid in the transactions reviewed relative to the closing stock price one day prior to announcement of a transaction were 29.7% and 25.1%, respectively, and the mean and median premiums paid in the transactions reviewed relative to twenty day VWAP were 34.9% and 28.8%, respectively. TD Securities also noted that in the all stock transactions that it reviewed, the mean and median premiums paid relative to the closing stock price one day prior to announcement were 17.4% and 15.7%, respectively, and the mean and median premiums paid in such transactions relative to twenty day VWAP were 20.1% and 17.6%, respectively.

Based on this analysis and its professional judgment, TD Securities selected a reference premium range of 10% to 40% to apply to the closing stock price for Newfield common stock on October 29, 2018 and twenty day VWAP to determine an implied equity value range for a share of Newfield common stock. Based on this analysis, TD Securities calculated an implied equity value reference range for Newfield common stock of $21.01 per share to $26.74 per share based on the closing stock price one day prior to announcement of the merger and an implied equity value reference range for Newfield common stock of $26.79 per share to $34.09 per share based on the twenty day VWAP of Newfield.

TD Securities noted that the implied equity value per share of Newfield common stock based on the exchange ratio pursuant to the merger agreement was $26.47 (rounded down to the nearest cent) and the closing stock price for Newfield common stock on October 29, 2018 was $19.10.

Historical Stock Trading Analysis

For informational purposes, TD Securities calculated (i) the range of closing stock prices for Newfield for the two weeks ending on October 29, 2018 and noted that the range was $19.10 to $25.34 and (ii) the 52-week closing high and low market prices of shares of Newfield common stock for the period ending October 29, 2018 and noted that the range was $19.10 to $34.80.

TD Securities noted that the implied equity value per share of Newfield common stock based on the exchange ratio pursuant to the merger agreement was $26.47 (rounded down to the nearest cent) and the closing stock price for Newfield common stock on October 29, 2018 was $19.10.

Analysis of Equity Research Price Targets

For informational purposes, TD Securities reviewed public market trading price targets for Newfield common stock prepared and published by equity research analysts that published or confirmed price targets for Newfield on and after July 18, 2018 and on or prior to October 29, 2018. These targets reflected each analyst’s estimate of the future public market trading price of Newfield common stock. TD Securities noted the range of stock price targets for Newfield common stock from such research targets was $23.00 to $49.50 per share.

TD Securities noted that the implied equity value per share of Newfield common stock based on the exchange ratio pursuant to the merger agreement was $26.47 (rounded down to the nearest cent) and the closing stock price for Newfield common stock on October 29, 2018 was $19.10.

The public market trading price targets published by research analysts do not necessarily reflect current market trading prices for Newfield common stock or Encana common shares and these estimates are subject to uncertainties, including the future financial performance of Newfield and Encana and future financial market conditions.

General

In connection with the review of the merger agreement and the transactions contemplated thereby by the Encana board, TD Securities performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, TD Securities considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered. Selecting any portion of the analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, TD Securities may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be TD Securities’ view of the actual value of Encana or Newfield. In performing its analyses, TD Securities made numerous assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Encana or Newfield. These include, among other things, the impact of competition on Encana’s and Newfield’s businesses and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Encana or Newfield, or the industry, or in the financial markets in general. Any estimates contained in TD Securities’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

In rendering its opinion, TD Securities was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to Encana, from a financial point of view, of the exchange ratio pursuant to the merger agreement. In addition, TD Securities expressed no view or opinion as to any terms or other aspects of the merger (other than the exchange ratio to the extent expressly specified in its opinion). TD Securities’ opinion was based on financial, economic, market and other conditions as in effect on, and the information made available to TD Securities as of, the date of its opinion, and TD Securities assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, TD Securities noted that the financial projections and estimates that TD Securities reviewed relating to the future financial performance of Encana and Newfield reflect certain assumptions regarding the oil and gas industry and future commodity prices associated with that industry that are subject to significant uncertainty and volatility and that, if different than assumed, could have a material impact on TD Securities’ analyses and its opinion. TD Securities’ opinion did not address the underlying business decision of Encana to engage in the merger, or the relative merits of the merger as compared to any alternative transactions or strategies that may be available to Encana. TD Securities’ opinion was not a solvency opinion and did not in any way address the solvency or financial condition of Encana, Merger Sub or Newfield. TD Securities’ opinion did not constitute a recommendation to any Encana shareholder or Newfield stockholder as to how to vote with respect to the merger and did not in any manner address the prices at which Encana common shares will trade at any time.

TD Securities’ opinion and its oral presentation to the Encana board was one of many factors taken into consideration by the Encana board in deciding to approve the merger agreement and the transactions contemplated thereby. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Encana board with respect to the exchange ratio pursuant to the merger agreement or of whether the Encana board would have been willing to agree to a different exchange ratio. TD Securities’ opinion was approved by a committee of TD Securities investment banking and other professionals in accordance with TD Securities’ customary practice.

The Encana board retained TD Securities based upon TD Securities’ qualifications, experience and expertise. TD Securities, wholly-owned by The Toronto-Dominion Bank, is a full service financial institution and one of Canada’s largest investment banking firms with operations in a broad range of merchant banking, corporate banking, security brokerage and investment banking activities, including corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading and investment research. TD Securities also has significant international operations. TD Securities and its affiliates provide investment and commercial banking, lending, asset management and other financial and non-financial services to a wide range of corporations and individuals. In the ordinary course of these activities, TD Securities and its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions in any currency or commodity that may be involved in the merger, debt, equity and/or other securities or loans of Encana, Newfield or certain of their respective affiliates or related derivative instruments and TD Securities may have received or may receive compensation in connections with such activities. TD Securities or its affiliates also conduct research on securities and may, in the ordinary course of business, provide research reports and investment advice to its clients on investment matters, including matters with respect to Encana, Newfield or any of their affiliates.

Under the terms of its engagement letter, TD Securities provided the Encana board with financial advisory services and a financial opinion in connection with the merger, and Encana paid TD Securities a fee, upon rendering its fairness opinion, of $1 million. If the merger is consummated, Encana has agreed to pay TD Securities a transaction fee of $8 million (less any opinion fee that has been previously paid), which is payable upon and is contingent upon the consummation of the merger. Encana has also agreed to reimburse TD Securities for its expenses incurred in performing its services. In addition, Encana has agreed to indemnify TD Securities and its affiliates, their respective officers, directors, employees and agents and each person, if any, controlling TD Securities or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to or arising out of TD Securities’ engagement.

During the two year period prior to the date of TD Securities’ opinion, TD Securities or its affiliates provided financial advisory and financing services to Encana and received aggregate fees of approximately C$10.9 million in connection with such services. TD Securities or its affiliates are also currently a lender to Encana and has made commitments under Encana’s credit facilities. In addition, TD Securities and its affiliates may in the future provide investment banking and other financial services to Encana and Newfield and their respective affiliates for which TD Securities and its affiliates would expect to receive customary fees for such services.

Opinion of Newfield’s Financial Advisor

Pursuant to an engagement letter dated October 22, 2018, Newfield retained J.P. Morgan as its financial advisor in connection with the proposed merger.

At the meeting of the Newfield board on October 31, 2018, J.P. Morgan rendered its oral opinion to the Newfield board (which was subsequently confirmed in writing by delivery of J.P. Morgan’s written opinion addressed to the Newfield board dated the same date) that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to Newfield stockholders. J.P. Morgan has confirmed its October 31, 2018 oral opinion by delivering its written opinion to the Newfield board, dated October 31, 2018, that, as of such date, the exchange ratio in the proposed merger was fair, from a financial point of view, to Newfield stockholders.

The full text of the written opinion of J.P. Morgan dated October 31, 2018, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Newfield stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Newfield board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the exchange ratio in the proposed merger and did not address any other aspect of the proposed merger. J.P. Morgan expressed no opinion as to the fairness of the exchange ratio to the holders of any other class of securities, creditors or other constituencies of Newfield or as to the underlying decision by Newfield to engage in the proposed merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any Newfield stockholder as to how such stockholder should vote with respect to the proposed merger or any other matter.

In arriving at its opinions, J.P. Morgan, among other things:

•	reviewed a draft dated October 31, 2018 of the merger agreement;

•	reviewed certain publicly available business and financial information concerning Newfield and Encana and the industries in which they operate;

•

compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•

compared the financial and operating performance of Newfield and Encana with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Newfield common stock and Encana common shares and certain publicly traded securities of such other companies;

•

reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of Newfield relating to its business and certain internal financial analyses and forecast prepared or otherwise authorized by the management of Encana relating to its business, as adjusted and approved for use by the management of Newfield, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the merger (which is referred to for purposes of this section as the “Synergies”); and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of Newfield and Encana with respect to certain aspects of the merger, and the past and current business operations of Newfield and Encana, the financial condition and future prospects and operations of Newfield and Encana, the effects of the merger on the financial condition and future prospects of Newfield and Encana, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Newfield and Encana or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (and did not assume any obligation or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct or was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Newfield and Encana under any applicable laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the Synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Newfield and Encana to which such analyses or forecasts relate. In particular, Newfield’s management directed J.P. Morgan to rely for purposes of J.P. Morgan’s analysis upon the risked forecast reflecting parameters on select assumptions because Newfield’s management regarded such risked forecasts as more reasonable and achievable than un-risked forecasts; the un-risked Newfield forecasts were not relied upon or taken into account in J.P. Morgan analysis. J.P. Morgan expressed no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the merger will have the tax consequences described in this joint proxy statement/prospectus, and in discussions with, and materials furnished to J.P. Morgan by, representatives of Newfield, and that the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement, and that the definitive merger agreement would not differ in any material respect from the draft thereof provided to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by Newfield and Encana in the merger agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Newfield with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Newfield and Encana or on the contemplated benefits of the merger.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on and the information made available to J.P. Morgan as of the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, to Newfield stockholders of the exchange ratio in the proposed merger, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to the holders of any other class of securities, creditors or other constituencies of Newfield or the underlying decision by Newfield to engage in the merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the proposed merger, or any class of such persons relative to the exchange ratio in the proposed merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which Newfield common stock and Encana common shares will trade at any future time.

J.P. Morgan’s opinion further noted that J.P. Morgan was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of Newfield or any other alternative transaction.

The terms of the merger agreement, including the exchange ratio, were determined through arm’s length negotiations between Newfield and Encana, and the decision to enter into the merger agreement was solely that of the Newfield board and the Encana board. J.P. Morgan’s opinion and financial analyses were only a subset of the many factors considered by the Newfield board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Newfield board or management with respect to the proposed merger or the exchange ratio.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in rendering its verbal opinion to the Newfield board on October 31, 2018 and contained in the presentation delivered to the Newfield board on such date in connection with the rendering of such opinion does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

Public Trading Multiples

Using publicly available information, J.P. Morgan compared selected financial data of Newfield and Encana with similar data for two sets of selected publicly traded companies which J.P. Morgan judged to be analogous to Newfield and Encana, respectively. The companies selected by J.P. Morgan were:

Newfield companies

Primary public SCOOP / STACK exploration & production companies

•	Cimarex Energy Co.

•	Continental Resources, Inc.

•	Devon Energy Corporation

•	Marathon Oil Corporation

Secondary public small mid-cap exploration & production companies

•	Carrizo Oil & Gas, Inc.

•	PDC Energy Inc.

•	QEP Resources, Inc.

•	SM Energy Company

Encana companies

Large-cap diversified exploration and production companies

•	Apache Corporation

•	Anadarko Petroleum Corporation

•	Cimarex Energy Co.

•	Devon Energy Corporation

•	EOG Resources, Inc.

•	Marathon Oil Corporation

•	Noble Energy, Inc.

•	Pioneer Natural Resources Company

•	WPX Energy, Inc.

Canadian exploration and production companies

•	ARC Resources Ltd.

•	Tourmaline Oil Corp.

•	Seven Generations Energy Ltd.

None of the selected companies reviewed is identical or directly comparable to Newfield or Encana, as applicable. Certain of these companies may have characteristics that are materially different from those of Newfield and Encana. However, these companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered sufficiently similar in certain respects to those of Newfield and Encana. The analysis necessarily involves complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than they would affect Newfield or Encana.

For each company listed above, J.P. Morgan calculated and compared various financial multiples and ratios based on publicly available information as of October 30, 2018. For each of the following analyses performed by J.P. Morgan, estimated financial data for the selected companies were based on the Newfield forecast and Encana forecast, as applicable (assuming Wall Street consensus commodity price estimates), and information obtained from FactSet Research Systems (which is referred to in this section as “Street estimates”) (in the case of the other selected companies as well as in the case of Newfield and Encana). The information J.P. Morgan calculated for each of the selected companies included:

•

Multiple of firm value (calculated as the market value of the company’s common stock on a fully diluted basis, plus debt and other adjustments, less cash and cash equivalents) to estimated EBITDAX (defined as earnings before interest, taxes, depreciation, amortization and exploration expenses) for the fiscal years ending December 31, 2019 and December 31, 2020; and

•

Multiple of equity value (calculated as the market value of the company’s common stock on a fully diluted basis) to estimated operating cash flow (calculated as EBITDAX, less cash interest expense, less cash taxes) for the fiscal years ending December 31, 2019 and December 31, 2020.

Results of the analysis for Newfield and Encana, respectively, are as follows:

Newfield

	Firm Value/EBITDAX		Equity Value/Operating Cash Flow
	2019E	2020E	2019E	2020E
Primary public SCOOP / STACK exploration & production companies
Cimarex Energy Co.	4.8x	3.9x	4.3x	3.5x
Continental Resources, Inc.	5.7x	5.2x	4.7x	4.3x
Devon Energy Corporation	5.1x	4.3x	4.8x	4.0x
Marathon Oil Corporation	4.8x	4.5x	3.7x	3.4x

Secondary public small mid-cap exploration & production companies
Carrizo Oil & Gas, Inc.	3.3x	3.1x	1.8x	1.6x
PDC Energy Inc.	3.3x	2.5x	2.3x	1.7x
QEP Resources, Inc.	4.3x	3.7x	2.2x	1.7x
SM Energy Company	4.2x	3.3x	2.5x	1.9x

J.P. Morgan also calculated, for reference only, the same financial multiples and ratios for Newfield based on the Newfield forecast (assuming Wall Street consensus commodity price estimates) and Street estimates.

	Firm Value/ EBITDAX		Equity Value/ Operating Cash Flow
	2019E	2020E	2019E	2020E
Newfield (based on management forecast)	3.6x	3.0x	2.4x	2.0x
Newfield (based on Street estimates)	3.3x	2.8x	2.3x	2.0x

J.P. Morgan did not rely solely on the quantitative results of the selected public company analysis, but also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Newfield and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, asset profiles and capital structures between Newfield and the companies included in the selected public company analysis. Based upon these judgments, J.P. Morgan selected multiple reference ranges for Newfield of 3.25x - 5.00x and 3.00x - 4.50x for firm value to estimated 2019 and 2020 EBITDAX, respectively and 2.00x - 4.50x and 1.75x - 4.00x for equity value to estimated 2019 and 2020 operating cash flow, respectively.

After applying such ranges to the appropriate metrics for Newfield based on the Newfield forecast (assuming Wall Street consensus commodity price estimates), the analysis indicated the following implied equity value per share ranges for Newfield common stock (resulting per share values were in all cases rounded to the nearest $0.25 per share):

	Firm Value/ EBITDAX		Equity Value/ Operating Cash Flow
	2019E	2020E	2019E	2020E
Low	$16.75	$19.75	$16.00	$17.00
High	$32.00	$35.50	$36.00	$38.75

Encana

	Firm Value/EBITDAX		Equity Value/Operating Cash Flow
	2019E	2020E	2019E	2020E
Large-cap diversified exploration and production companies
Apache Corporation	4.8x	4.6x	3.5x	3.2x
Anadarko Petroleum Corporation	5.5x	5.3x	3.6x	3.4x
Cimarex Energy Co.	4.8x	3.9x	4.3x	3.5x
Devon Energy Corporation	5.1x	4.3x	4.8x	4.0x
EOG Resources, Inc.	6.5x	5.9x	6.3x	5.6x
Marathon Oil Corporation	4.8x	4.5x	3.7x	3.4x
Noble Energy, Inc.	5.6x	4.2x	3.7x	2.6x
Pioneer Natural Resources Company	5.7x	4.8x	5.7x	4.8x
WPX Energy, Inc.	5.2x	4.3x	4.4x	3.4x

Canadian exploration and production companies
ARC Resources Ltd.	6.2x	4.7x	5.0x	3.8x
Tourmaline Oil Corp.	4.6x	3.8x	3.5x	2.9x
Seven Generations Energy Ltd.	3.7x	3.4x	2.6x	2.6x

J.P. Morgan also calculated for reference only the same financial multiples and ratios for Encana based on the Encana forecast (assuming Wall Street consensus commodity price estimates) and Street estimates.

	Firm Value/ EBITDAX		Equity Value/ Operating Cash Flow
	2019E	2020E	2019E	2020E
Encana (based on management forecast)	4.5x	3.8x	3.4x	2.8x
Encana (based on Street estimates)	4.5x	3.6x	3.3x	3.0x

J.P. Morgan did not rely solely on the quantitative results of the selected public company analysis, but also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Encana and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, asset profiles and capital structures between Encana and the companies included in the selected public company analysis. Based upon these judgments, J.P. Morgan selected multiple reference ranges for Encana of 4.25x - 6.00x and 3.50x - 5.50x for firm value to estimated 2019 and 2020 EBITDAX, respectively and 3.25x - 6.00x and 3.00x - 5.00x for equity value to estimated 2019 and 2020 operating cash flow, respectively.

After applying such ranges to the appropriate metrics for Encana based on the Encana forecast (assuming Wall Street consensus commodity price estimates), the analysis indicated the following implied equity value per share ranges for Encana common shares (resulting per share values were in all cases rounded to the nearest $0.25 per share):

	Firm Value/ EBITDAX		Equity Value/ Operating Cash Flow
	2019E	2020E	2019E	2020E
Low	$9.25	$9.00	$9.50	$10.50
High	$15.00	$16.50	$17.75	$17.75

Transaction Multiples Analysis

Using publicly available information, J.P. Morgan examined selected transactions with respect to companies that engaged in businesses that J.P. Morgan judged to be similar to Newfield’s business. It should be emphasized that none of the companies involved in the selected transactions is identical to Newfield and none of the selected transactions is identical to the proposed merger. J.P. Morgan calculated, for each selected transaction, the target company’s implied firm value in such transaction as a multiple of EBITDAX for the twelve-month period prior to the announcement date of the applicable transaction. The transactions considered, the date each transaction was announced and the EBITDAX multiple are as follows:

Announcement Date	Target	Acquiror	Firm Value/ LTM EBITDAX
October 30, 2018	Chesapeake Energy Corporation	Wildhorse Resource Development Corporation	7.1x
May 11, 2015	Noble Energy, Inc.	Rosetta Resources Inc.	4.1x
January 26, 2005	Cimarex Energy Co.	Magnum Hunter Resources, Inc.	6.4x
April 7, 2004	Kerr-McGee Corp.	Westport Resources Corp.	8.0x
May 26, 2000	Devon Energy Corp.	Santa Fe Snyder Corp.	7.4x
April 03, 2000	Anadarko Petroleum Corporation	Union Pacific Resources Group Inc.	5.8x

Based on the results of this analysis, J.P. Morgan selected a multiple reference range for Newfield of 4.00x – 8.00x for transaction value to Newfield’s EBITDAX for the 12-month period ending September 30, 2018.

This analysis indicated the following implied equity value per share ranges for Newfield common stock (resulting per share values were in all cases rounded to the nearest $0.25 per share):

Firm Value/ LTM EBITDAX
Low	$16.75
High	$45.00

Net Asset Value Analysis

J.P. Morgan conducted an after-tax discounted cash flow, net asset valuation analysis for the purpose of determining an implied equity value per share for Newfield common stock and Encana common shares. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” “Present value” refers to the current value of an asset’s cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. A “net asset valuation” is a multi-decade life-of-field model with no terminal value assumptions (except as otherwise described below). “Terminal value” refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period.

J.P. Morgan calculated the present value, as of September 30, 2018, of unlevered free cash flows that Newfield is expected to generate from September 30, 2018 onward using the Newfield forecasts and assuming (i) NYMEX strip pricing through 2023, with prices held flat thereafter (which is referred to in this section as “Strip Pricing”) and (ii) Wall Street consensus pricing through 2021, with prices held flat thereafter (which is referred to in this section as “Consensus Pricing”), which pricing assumptions were reviewed and authorized by Newfield’s management. Newfield’s projected asset-level cash flows were discounted to present values using a range of discount rates from 9.00% to 11.50%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Newfield, and then were adjusted for Newfield’s hedges, other corporate and operating expenses, projected general and administrative expenses, projected cash tax savings adjusted for utilization of Newfield’s net operating losses, asset retirement obligations, and net debt as of September 30, 2018 to indicate a range of implied net asset values on a per share basis for Newfield, which were divided by the number of fully diluted shares outstanding at Newfield to arrive at the following range of implied net asset values per share of Newfield common stock, based on Strip Pricing and Consensus Pricing. Resulting per share values were in all cases rounded to the nearest $0.25 per share.

	Low	High
Newfield Implied Net Asset Value Per Share—Strip Pricing	$26.75	$35.75
Newfield Implied Net Asset Value Per Share—Consensus Pricing	$36.50	$48.00

J.P. Morgan also calculated the present value, as of September 30, 2018, of unlevered free cash flows that Encana is expected to generate from September 30, 2018 onward using the Encana forecasts and assuming (i) Strip Pricing and (ii) Consensus Pricing, which pricing assumptions were reviewed and authorized by Newfield’s management. Encana’s projected asset-level cash flows were discounted to present values using a range of discount rates from 8.50% to 11.00%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Encana, and then were adjusted for Encana’s hedges, minimum volume commitments and other liabilities, projected general and administrative expenses, projected cash tax savings adjusted for utilization of Encana’s net operating losses, asset retirement obligations and net debt as of September 30, 2018 to indicate a range of implied net asset values per share of Encana common shares, based on Strip Pricing and Consensus Pricing. Resulting per share values were in all cases rounded to the nearest $0.25 per share.

	Low	High
Encana Implied Net Asset Value Per Share—Strip Pricing	$10.50	$13.75
Encana Implied Net Asset Value Per Share—Consensus Pricing	$14.50	$18.50

Relative Valuation Analysis

Based upon the implied equity values per share for Newfield and the implied equity values per share for Encana calculated in its Trading Multiples Analysis, and the implied equity values for Newfield and the implied equity values for Encana calculated in its Net Asset Value Analysis, J.P. Morgan calculated an implied range of exchange ratios. For each comparison, J.P. Morgan compared the lowest equity value for Newfield to the highest equity value for Encana to derive the lowest implied exchange ratio for Newfield stockholders implied by each set of reference ranges. J.P. Morgan also compared the highest equity value per share for Newfield to the lowest equity value per share for Encana to derive the highest implied exchange ratio for Newfield stockholders implied by each set of reference ranges. The implied ranges of the exchange ratio resulting from this analysis were:

Public Trading Analysis	Low	High
Firm Value / 2019E EBITDAX	1.1167x	3.4595x
Firm Value / 2020E EBITDAX	1.1970x	3.9444x
Equity Value / 2019E Operating Cash Flow	0.9014x	3.7895x
Equity Value / 2020E Operating Cash Flow	0.9577x	3.6905x

Net Asset Value Analysis	Low	High
Strip Pricing	1.9455x	3.4048x
Consensus Pricing	1.9730x	3.3103x

The implied ranges of the exchange ratio for Newfield stockholders were compared to the merger exchange ratio of 2.6719x.

Implied Intrinsic Value Creation Analysis

J.P. Morgan conducted an analysis of theoretical value creation to the existing Newfield stockholders and Encana shareholders that compared the estimated implied equity value of each of Newfield and Encana on a standalone basis (based on the midpoint discount rate value determined in J.P. Morgan’s after-tax Net Asset Value Analysis based on each of Strip Pricing and Consensus Pricing (such pricing assumptions referred to below as the “Pricing Assumptions”)) to the estimated implied equity value of former Newfield stockholders’ and Encana shareholders’ ownership in Encana common shares, pro forma for the merger. J.P. Morgan calculated the pro forma implied after-tax equity value of Encana common shares based on each Pricing Assumption by (1) adding the sum of (a) the implied after-tax equity value of Newfield (based on each Pricing Assumption, using the midpoint discount rate value determined in J.P. Morgan’s after-tax Net Asset Value Analysis described above), (b) the implied after-tax equity value of Encana (based on each Pricing Assumption, using the midpoint discount rate value determined in J.P. Morgan’s after-tax Net Asset Value Analysis described above) and (c) the estimated present value of the Synergies, (2) subtracting the (a) estimated transaction fees and expenses relating to the merger and (b) estimated value leakage from limitations on pro forma net operating losses and (3) multiplying such sum of the estimated valuations described above by, (a) with respect to Newfield, a factor of 36.5%, representing the approximate pro forma equity ownership of the combined company by Newfield stockholders or (b) with respect to Encana, a factor of 63.5%, representing the approximate pro forma equity ownership of the combined company by the Encana shareholders. Based on the assumptions described above, this analysis implied value creation for Newfield stockholders of approximately 10.7% assuming Strip Pricing and 8.8% assuming Consensus Pricing.

There can be no assurance, however, that the Synergies, transaction-related expenses and other impacts referred to above will not be substantially greater or less than those estimated by Newfield’s management as described above, which in turn would affect the potential value creation described above.

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of Newfield or Encana. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to Newfield or Encana, and none of the selected transactions reviewed was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Newfield and Encana. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Newfield and Encana and the transactions compared to the merger.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise Newfield with respect to the merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Newfield, Encana and the industries in which they operate.

For services rendered in connection with the merger, Newfield has agreed to pay J.P. Morgan fees of up to $20,500,000, which includes a fee of $5,000,000 that became payable to J.P. Morgan upon delivery by J.P. Morgan of its fairness opinion, and the remainder of which will become payable only if and upon consummation of the proposed merger. The foregoing total also includes a discretionary fee of up to $3,000,000, payable in Newfield’s discretion upon the consummation of the proposed merger. If Newfield or any of its affiliates is paid a break-up, termination or similar fee in connection with the termination, abandonment or failure to occur of the merger, Newfield has agreed to pay J.P. Morgan a fee equal to 50% of the transaction fee to which J.P. Morgan would have been entitled had the merger been consummated upon the stated terms thereof and against which any of the foregoing fees paid by Newfield will be credited. In addition, Newfield has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had, and continue to have, commercial or investment banking relationships with Newfield and Encana and certain of its affiliates, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as sole bookrunner and joint lead arranger on Newfield’s revolving credit facility which closed in March 2018 and joint bookrunner and joint lead arranger on the revolving credit facility of an affiliate of Encana which closed in March 2018. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of Newfield and certain affiliates of Encana, for which it receives customary compensation or other financial benefits. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of outstanding Newfield common stock and Encana common shares. During the two year period preceding delivery of its opinion ending on September 30, 2018, the aggregate fees received by J.P. Morgan from Newfield were approximately $1,400,000 and from Encana were approximately $310,000 in connection with material commercial or investment banking relationships with Newfield and Encana, respectively. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Newfield or Encana for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments.

Interests of Certain Newfield Directors and Executive Officers in the Merger

Indemnification and Insurance

The merger agreement provides that, for a period of six years from the effective time, Encana and the surviving corporation in the merger shall jointly and severally indemnify, defend, and hold harmless each past and present director and officer of Newfield or any of its subsidiaries with respect to all acts or omissions by them in their capacities as such or taken at the request of any of Newfield or its subsidiaries at any time prior to the effective time to the fullest extent that Newfield or Newfield’s subsidiary for which they were acting in such capacity would have been permitted to indemnify and hold harmless such individuals by applicable law, and as provided in Newfield’s organizational documents or any indemnification agreement. For additional information see “The Merger Agreement—Indemnification and Insurance” beginning on page 150.

Treatment of Newfield Equity Awards in the Merger

The merger agreement provides for the treatment set forth below with respect to the awards held by Newfield’s non-employee directors and executive officers:

Restricted Stock Awards: All outstanding Newfield restricted stock awards will be cancelled and each holder of Newfield restricted stock will be entitled to receive, on a fully vested basis, for each share of restricted stock subject to any such award, the merger consideration.

Time-Based Restricted Stock Units with a Cash Settlement Feature: All outstanding Newfield time-based restricted stock units with a cash settlement feature will be cancelled and each holder of such restricted stock units will be entitled to receive, on a fully vested basis, for each such restricted stock unit, a cash payment of equivalent value to the merger consideration, based on the volume weighted averages of the trading price of Encana common shares on each of the five consecutive trading days ending on the trading day that is three trading days prior to the effective time of the merger.

Time-Based Restricted Stock Units with a Stock Settlement Feature: All outstanding Newfield time-based restricted stock units with a stock settlement feature will be cancelled and each holder of such restricted stock units will be entitled to receive, on a fully vested basis, for each such restricted stock unit, the merger consideration.

Performance-Based Restricted Stock Units: All outstanding Newfield performance-based restricted stock units will be cancelled and will convert into the right to receive the merger consideration, with the performance-based vesting conditions applicable to such Newfield performance-based restricted stock units deemed achieved based on the determination of the Newfield compensation committee, not to exceed 200% per Newfield performance-based restricted stock unit.

Notional Stock: Any shares of Newfield notional stock held in connection with Newfield’s Nonqualified Deferred Compensation Plan will convert into the right to receive a cash payment of equivalent value to the merger consideration, based on the volume weighted averages of the trading price of Encana common shares on each of the five consecutive trading days ending on the trading day that is three trading days prior to the effective time of the merger. None of Newfield’s executive officers or non-employee directors hold shares of Newfield notional stock other than George W. Fairchild, Jr.

For additional information regarding the treatment of Newfield equity awards, see the section entitled “The Merger—Treatment of Newfield Equity Awards in the Merger” beginning on page 134.

The following table sets forth, for each of Newfield’s directors and executive officers who hold restricted stock, time-based or performance-based restricted stock units or notional stock, the aggregate number of shares of Newfield common stock subject to such awards anticipated to be held by such directors and executive officers as of the assumed date of closing (February 15, 2019).

Name	Restricted Stock	Number of Stock- Settled Time- Based Restricted Stock Units	Number of Cash- Settled Time- Based Restricted Stock Units	Number of Performance- Based Restricted Stock Units (at target level)	Notional Stock
Executive Officers(1)
Lee K. Boothby	—	55,127	55,127	220,507	—
Lawrence S. Massaro	—	27,119	27,119	108,475	—
Gary D. Packer	—	27,119	27,119	108,475	—
John H. Jasek	—	17,836	17,836	59,417	—
George Dunn	—	12,491	12,491	40,420	—
Stephen C. Campbell	—	7,219	7,219	20,764	—
W. Allen Donaldson	—	13,394	13,394	38,568	—
George W. Fairchild, Jr.	—	6,130	6,130	12,619	349
John D. Ford	—	14,169	4,169	11,115	—
Matthew R. Vezza	—	9,675	9,675	22,737	—

Non-Employee Directors
Steven Nance	6,968	10,770	—	—	—
Pamela J. Gardner	6,968	—	—	—	—
Edgar R. Giesinger, Jr.	—	6,968	—	—	—
Roger B. Plank	6,968	10,770	—	—	—
Thomas G. Ricks	6,968	—	—	—	—
Juanita M. Romans	6,968	—	—	—	—
John W. Schanck	—	17,738	—	—	—
J. Terry Strange	6,968	—	—	—	—
J. Kent Wells	—	17,738	—	—	—

(1)

This table does not reflect any amounts that may, pursuant to the merger agreement, be granted as 2019 annual long-term incentive awards to the executive officers (other than the named executive officers, who are not eligible to receive such awards), which awards, if any, will (a) include solely time-based vesting conditions, (b) be settled and denominated only in cash, (c) be substantially consistent with the applicable grant date fair value of equity awards granted in 2018, and (d) provide for pro-rated vesting and settlement in the event the awardee is terminated without cause or for good reason. The vesting of the 2019 awards will not accelerate upon the occurrence of a change in control; hence, these awards will not accelerate in connection with the merger.

Termination Benefits

The following section outlines the benefits that Newfield’s executive officers are eligible to receive if they experience a qualifying termination of employment in connection with the merger.

Named Executive Officers

Newfield has entered into change of control severance agreements with each of the named executive officers. The change of control agreements generally provide for a severance protection period that begins on the date of a “change of control” of Newfield and ends on the 36-month anniversary of that date (on the 24-month anniversary of that date, in the case of Mr. Jasek). During the protection period, if the named executive officer’s employment is terminated by Newfield without “cause” or by the named executive officer for “good reason,” the agreements provide for the severance benefits described below. In connection with the execution of the merger agreement, the change of control severance agreements were amended to provide that, in the event a dispute arises under such agreements, the named executive officers will be entitled to recover from Newfield all damages, costs, expenses and attorney’s fees incurred in connection with such dispute. Additionally, such amendments provide for an additional severance benefit of $25,000 per year for two years following a qualifying termination of employment for financial planning expenses and executive medical benefits, commencing on the date that is six months after such qualifying termination.

Although it has not yet been determined whether the named executive officers will continue employment with Encana following the consummation of the merger or if they will incur a termination of employment in connection therewith, for purposes of quantifying severance benefits that may become payable to each named executive officer, it has been assumed that the employment of each of the named executive officers will be terminated in connection with the merger either by Newfield without “cause” or by the executive for “good reason,” triggering the following compensation and benefits to each of those named executive officers under the change of control severance agreements:

•

Lump Sum Cash Severance Payment. Payment of a lump sum in cash equal to three times (two times, in the case of Mr. Jasek) the sum of (1) the greater of the named executive officer’s base salary immediately prior to the change of control or at any time thereafter and (2) one-half of the greater of the named executive officer’s cash bonus compensation for the two years ending prior to the change of control or for the two years ending prior to the named executive officer’s termination of employment.

•

Continued Health Coverage. Payment of the applicable premiums for COBRA continuation coverage or retiree medical coverage, as applicable, for the named executive officer and his or her covered dependents for 36 months (24 months, in the case of Mr. Jasek), plus an amount to reimburse the named executive officer for all applicable income taxes related to such payments, to the extent the named executive officer and his or her dependents are eligible for and elect such continuation or retiree medical coverage.

•	Outplacement Services. Payment for reasonable outplacement services in an amount not exceeding $30,000.

•	Financial Planning and Executive Medical Benefits. Payment of $25,000 per year for two years for financial planning expenses and executive medical benefits.

If the named executive officer is terminated by Newfield for failure to perform the named executive officer’s duties for at least 180 days due to physical or mental illness, the named executive officer will not be eligible to receive the severance benefits described above.

For purposes of the change of control severance agreements, the following terms are generally defined as set forth below:

•

“Cause” means (1) willful and continued failure to substantially perform duties (other than any such failure resulting from the named executive officer’s incapacity due to physical or mental illness); (2) conviction of or plea of nolo contendere to a felony or a misdemeanor involving moral turpitude; (3) willful engagement in gross misconduct materially and demonstrably injurious to Newfield; (4) material violation of any of Newfield’s material policies; or (5) the named executive officer is the subject of an order obtained or issued by the SEC for any securities violation involving fraud.

•

“Good reason” means (1) a material reduction in the named executive officer’s authority, duties, titles, status or responsibilities in effect immediately prior to a change of control or the assignment to the named executive officer of duties or responsibilities inconsistent in any material respect with those in effect immediately prior to a change of control; (2) any reduction in the named executive officer’s annual rate of base salary; (3) any failure to provide the named executive officer with a combined total of base salary and bonus compensation at a level at least equal to the combined total of (a) the named executive officer’s annual rate of base salary immediately prior to the change of control and (b) one-half of the total of all cash bonuses (whether paid or deferred) awarded to the named executive officer for the two years ending prior to the change of control; (4) the failure of Newfield to obtain a written agreement from any successor to assume and perform the change of control severance agreements; or (5) relocation of Newfield’s principal executive offices by more than fifty miles from its location immediately prior to the change of control or the named executive officer is based at any office other than Newfield’s principal executive offices, except for travel reasonably required in the performance of the named executive officer’s duties and reasonably consistent with the named executive officer’s travel prior to the change of control.

If the payment of benefits under the agreement or otherwise results in the named executive officer being subject to excise taxes under Section 4999 of the Internal Revenue Code (“280G Excise Taxes”), the change of control severance agreements (other than Mr. Massaro’s agreement) provide that Newfield must make an additional payment to the named executive officer in an amount such that after the payment of all income and excise taxes, the named executive officer will be in the same net after-tax position as if no such excise taxes had been imposed (a “excise tax gross-up”). Mr. Massaro’s change of control severance agreement does not provide for an excise tax gross-up and instead provides that if a 280G Excise Tax is triggered, then the severance benefits shall either be (1) reduced so that benefits would not trigger 280G Excise Taxes, or (2) paid in full, whichever produces the better net after-tax position to Mr. Massaro. However, the Newfield compensation committee has reserved the right to provide certain individuals (including Mr. Massaro) with an excise tax gross-up to the extent that, following Newfield’s efforts to mitigate any 280G Excise Taxes (including by accelerating compensation, such as settlement of equity awards and payment of 2018 annual bonuses, to a date prior to January 1, 2019), the payments and benefits received by certain individuals in connection with the merger would trigger 280G Excise Taxes.

Receipt of benefits under the change of control severance agreements is subject to the named executive officer’s execution of a comprehensive release, which contains non-disparagement provisions and a confidentiality agreement.

Other Executive Officers

Newfield maintains a change of control severance plan for the benefit of its full-time employees (other than its named executive officers whose severance entitlements are governed by their respective change of control severance agreements, as described above). The change of control severance plan, as amended in connection with the execution of the merger agreement, provides for certain severance benefits upon an “involuntary termination.” Although it has not yet been determined whether Newfield’s executive officers will continue employment with Encana following the consummation of the merger or if they will incur a termination of employment in connection therewith, for purposes of disclosing benefits that may become payable to each executive officer, it has been assumed that each of the executive officers will experience an “involuntary termination,” triggering the following compensation and benefits to such executive officers under the change of control severance plan:

•

Lump Sum Cash Severance Payment. Payment of a lump sum in cash equal to 104 times the quotient of (1) the sum of (A) the executive officer’s annual base salary immediately prior to the change of control and (B) one-half the total of all cash bonuses awarded to the executive officer for the two most recent calendar years ending prior to the change of control, (2) divided by 52.

•	Financial Planning and Executive Medical Benefits. Payment of $25,000 per year for two years for financial planning expenses and executive medical benefits.

For purposes of the change of control severance plan, an “involuntary termination” generally means, with respect to an employee, any termination that occurs on or following a change of control but not later than the latest to occur of (1) the second anniversary of the change of control and (2) the expiration of the 30-day period described in (B) herein, and which either (A) does not result from a voluntary resignation (other than a resignation for “good reason”) or (B) results from a resignation on or before the date which is 30 days after the date the employee receives notice of a “good reason” event; provided, however, that the term “involuntary termination” does not include a termination for “cause,” any termination as a result of such employee’s death or disability under circumstances entitling the employee to long-term benefits under Newfield’s long-term disability plan, or any termination as a result of such employee declining to accept an offer of comparable employment from a successor employer. For the calendar year during which the second anniversary of the change of control occurs, in the event that Newfield fails to award the employee prorated bonus compensation with respect to the portion of such calendar year ending on such second anniversary, such failure will be deemed a “good reason” event, and, if such employee terminates his/her employment upon or within 30 days following such failure, then such termination will be deemed to be an “involuntary termination.”

For purposes of the change of control severance plan, “cause” generally means a determination by the committee that was appointed to administer the change of control severance plan, that any of the following occurred with respect to an employee: (1) a conviction of or a plea of nolo contendere to a felony or misdemeanor involving moral turpitude; (2) willful refusal without proper legal cause to perform the duties and responsibilities of the employee; (3) willful engagement in conduct which the employee has reason to know is materially injurious to Newfield; (4) gross negligence or willful misconduct in the performance of the employee’s duties and responsibilities; or (5) material breach of any material policy of Newfield.

For purposes of the change of control severance plan, “good reason” generally means any of the following: (1) a material reduction in the nature or scope of an employee’s aggregate responsibilities from those applicable to such employee immediately prior to the change of control; (2) a reduction in an employee’s annual base salary; (3) any failure to provide an employee with a combined total of annual base salary and annual bonus compensation at a level at least equal to the combined total of such employee’s annual rate of base salary with Newfield in effect immediately prior to the change of control and bonus compensation in an amount equal to one-half of the total of all cash bonuses awarded to such employee for the two most recent calendar years ending prior to the change of control (provided that in the event that such employee has not yet been eligible to receive any annual cash bonus awards due to such employee’s length or period of service with Newfield, then such amount of bonus compensation shall equal the mean of the total amount determined for all employees who were similarly situated to such employee immediately prior to the change of control), with a failure being deemed to have occurred generally in the event that payments are made to the employee in a form other than cash, amounts are deferred (other than at the employee’s election), or amounts are not paid in a manner and at such times substantially similar the two most recent calendar years ending prior to the change of control; or (4) a change in the location of an employee’s principal place of employment by Newfield by 50 miles or more from the location where he or she was principally employed immediately prior to the change of control.

The change in control severance plan provides that if a 280G Excise Tax is triggered, then the severance benefits shall either be (1) reduced so that benefits would not trigger an excise tax, or (2) paid in full, whichever produces the better net after-tax position to the applicable executive officer.

However, as further described above, the Newfield compensation committee has reserved the right to provide certain individuals (including certain executive officers) with an excise tax gross-up if necessary following Newfield’s efforts to mitigate any 280G Excise Taxes.

Receipt of benefits under the change of control severance plan is subject to the executive officer’s execution of a comprehensive release, which contains non-disparagement provisions and a confidentiality agreement.

Quantification of Payments and Benefits to Newfield’s Named Executive Officers

Item 402(t) of Regulation S-K requires disclosure of compensation arrangements or understandings with Newfield’s named executive officers that are based on or otherwise relate to the merger, whether present, deferred or contingent. The individuals disclosed within this section and referred to as the “named executive officers” are Newfield’s current principal executive officer, current principal financial officer, and three most highly compensated executive officers other than the principal executive officer and principal financial officer for Newfield’s most recently completed fiscal year.

The table set forth below details the amount of payments and benefits that each of Newfield’s named executive officers could potentially receive in connection with the merger under the merger agreement and the applicable change of control severance agreements. These payments include the payments described above and are not in addition to those described in previous sections. The amounts presented in the table below do not necessarily represent what each named executive officer will actually receive, and are calculated based on particular assumptions, as outlined below. These payments are specifically identified in this fashion to allow for a non-binding advisory vote of Newfield’s stockholders regarding these payments and benefits.

The amounts in the table below were calculated using the following assumptions: (i) the consummation of the merger occurs on February 15, 2019, (ii) the value of accelerated equity awards is determined by multiplying the number of shares of Newfield common stock subject to each time-based restricted stock unit or performance-based restricted stock unit by $22.372, the average closing price of the Newfield common stock over the first five trading days following the first public announcement of the merger, with the number of shares subject to each performance-based restricted stock unit determined assuming achievement at the maximum level of performance specified in the award, (iii) although it has not yet been determined whether the named executive officers will continue employment with Encana following the consummation of the merger or if their employment will be terminated in connection therewith, for purposes of this disclosure as required by Item 402(t) of Regulation S-K, the employment of each of the named executive officers will be terminated by Newfield without cause or by the executive officer for good reason immediately following the completion of the merger, and (iv) with respect to any agreements that require the named executive officer to execute a release agreement or to comply with restrictive covenants, the named executive officer has properly executed that document or complied with all requirements necessary in order to receive the benefits noted below. Some of the assumptions used in the table below are subject to change and, as a result, the actual amounts to be received by any of the individuals below may differ from the amounts set forth below.

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)(3)	Perquisites/ Benefits ($)(4)	Tax Reimbursement ($)(5)	Other ($)	Total ($)
Lee K. Boothby	8,974,258	18,401,820	—	172,329	—	—	27,548,407
Lawrence S. Massaro	4,100,534	9,293,060	—	172,329	—	—	13,565,923
Gary D. Packer	4,647,466	9,293,060	—	191,654	—	—	14,132,180
John H. Jasek	2,148,205	4,876,112	—	154,436	—	—	7,178,753
George T. Dunn(6)	—	2,140,710	—	—	—	—	2,140,710

1.

Represents (a) pursuant to the change of control severance agreements with each executive officer, a lump sum cash payment equal to three times (two times, in the case of Mr. Jasek) the sum of (x) the greater of the executive’s base salary immediately prior to the change of control or at any time thereafter, which amounts to $1,020,000 for Mr. Boothby, $520,000 for Mr. Massaro, $575,000 for Mr. Packer, and $450,000 for Mr. Jasek, and (y) one-half of the greater of the executive’s cash bonus compensation for the two years ending prior to the change of control or for the two years ending prior to the executive’s termination of employment, which amounts to $1,920,000 for Mr. Boothby, $825,000 for Mr. Massaro, $950,000 for Mr. Packer, and $600,000 for Mr. Jasek (based on the assumption that the executive’s 2018 cash bonus compensation will be equal to the executive’s 2017 cash bonus compensation) (“cash severance”), plus (b) the executive’s pro-rata annual incentive program (“AIP”) awards for 2019 at target level potentially payable under the 2019 AIP upon a change of control (the “pro-rata AIP bonus”), which amounts to $154,258 for Mr. Boothby, $65,534 for Mr. Massaro, $72,466 for Mr. Packer, and $48,205 for Mr. Jasek. For purposes herein, each executive’s target 2019 AIP bonus was assumed to be equal to the executive’s 2019 annual base salary rate multiplied by the same bonus percentage utilized for the executive’s target 2018 AIP bonus. The cash severance is a “double-trigger” payment and is only payable to the named executive officer upon a termination of the named executive officer’s employment without cause or upon his resignation for good reason, in each case within 36 months (or 24 months for Mr. Jasek) of the merger. The pro-rata AIP bonus payment is “single trigger,” payable within 30 days of a change of control of Newfield absent any termination of employment.

2.

Represents, with respect to each executive officer, (i) the consideration to be received upon cancellation of the executive officer’s time-based restricted stock units granted in 2017 and 2018, and performance-based restricted stock units granted in 2017 and 2018 pursuant to the merger agreement, assuming a per share price of $22.372, which is the average closing price of Newfield common stock for the five trading days following the first public announcement of the merger, and (ii) the consideration to be received for performance-based restricted stock units granted in 2016 (the “2016 PSUs”), utilizing the same share price assumption stated in (i), the payment of which will be accelerated into the 2018 calendar year. With respect to (i) and (ii) herein, the number of Newfield shares subject to each performance-based restricted stock unit award was determined assuming achievement at the maximum level of performance specified in the award (except with respect to Mr. Dunn whose awards are reported at target level as agreed upon pursuant to the merger agreement). The consideration to be received for the 2016 PSUs is anticipated to be the following: $6,068,852 for Mr. Boothby, $3,226,042 for Mr. Massaro, $3,226,042 for Mr. Packer, $1,419,503 for Mr. Jasek, and $677,536 for Mr. Dunn. See the section entitled “Treatment of Newfield Equity Awards in the Merger” for the number of restricted stock, time-based restricted stock units, and performance-based restricted stock units held by the named executive officers as of the assumed date of closing (February 15, 2019).
3.

All participants in Newfield’s Nonqualified Deferred Compensation Plan (including the named executive officers) are currently fully vested in their plan accounts and are not entitled to any benefit enhancements in connection with the merger.

4.

Represents, pursuant to the change of control severance agreements with each executive officer, (i) payment of the applicable premiums for COBRA continuation coverage or retiree medical coverage, as applicable, for the executive and his or her covered dependents for 36 months (24 months, in the case of Mr. Jasek), plus an amount to reimburse the executive for all applicable income taxes related to such payments (which amounts to $92,329 for Messrs. Boothby and Massaro, $111,654 for Mr. Packer, and $74,436 for Mr. Jasek), (ii) $30,000, representing the maximum amount of outplacement services that may be provided following a qualifying termination, and (iii) $25,000 per year for two years for financial planning expenses and executive medical benefits. These benefits are “double-trigger” benefits and are only payable where the named executive officer is terminated without cause or upon his resignation for good reason during the protection period in connection with the merger.

5.

Based on a Section 280G analysis prepared by Newfield’s outside advisors (which assumes that 2018 AIP bonuses and 2016 PSUs will be paid in December 2018 as part of Newfield’s efforts to mitigate any 280G Excise Taxes), the payments and benefits received by the named executive officers in connection with the merger will not trigger 280G Excise Taxes, and therefore, no gross-up amounts were included herein.

6.

George Dunn retired on May 10, 2018 and accordingly is not eligible for any cash severance or other benefits in connection with the merger or any assumed termination (except pursuant to his outstanding equity awards).

Board of Directors and Management of Encana Following Completion of the Merger

In connection with the merger, Encana and Newfield have agreed that two (2) members of the Newfield board (the “Newfield Designees”), to be mutually agreed by Encana and Newfield, will be appointed to the Encana board immediately after the effective time of the merger. Additionally, from the closing of the merger until immediately following the first annual meeting of Encana shareholders that occurs after the closing of the merger, Encana shall take necessary action to cause the Newfield Designees, or individuals designated by the Newfield Designees, to be appointed to the Encana board as more fully described in the merger agreement; provided, however, that the Newfield Designees must be reasonably acceptable to the nominating and corporate governance committee of the Encana board and the Encana board. Encana and Newfield expect that the Newfield Designees will be Steven W. Nance and Thomas G. Ricks.

Upon completion of the merger, the current directors and executive officers of Encana are expected to continue in their current positions, other than as may be publicly announced by Encana in the normal course.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to “U.S. holders” and “non-U.S. holders” (in each case, as defined below) of Newfield common stock whose shares of common stock are converted into the right to receive Encana common shares. This summary is based on the current provisions of the Internal Revenue Code of 1986 as amended (the “Code”), applicable Treasury Regulations, judicial authority, and administrative rulings, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences to the holders as described herein. This summary is general in nature and does not purport to be a complete analysis of all potential tax effects of the merger. For example, it does not consider the effect of the Medicare tax on net investment income, U.S. federal alternative minimum tax, the base erosion and anti-abuse tax, or any applicable state, local or non-U.S. income tax laws, or federal estate and gift taxes or other non-income tax laws. Furthermore, this summary applies only to holders that hold their Newfield common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

In addition, this discussion does not address all aspects of U.S. federal income tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	a bank, insurance company, or other financial institution;

•	a tax-exempt organization;

•	a retirement plan or other tax-deferred account;

•	an entity or arrangement treated for U.S. federal income tax purposes as a partnership, S corporation or other pass-through entity (or an investor in such an entity or arrangement);

•	a mutual fund;

•	a real estate investment trust or regulated investment company;

•	a dealer or broker in stocks and securities or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of shares that received the shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a holder that has a functional currency other than the U.S. dollar;

•	a “controlled foreign corporation,” “passive foreign investment company,” or corporation that accumulates earnings to avoid U.S. federal income tax;

•	a person that is required to report income no later than when such income is reported on an “applicable financial statement”;

•	a holder that holds shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

•	a U.S. expatriate.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Newfield common stock, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partnerships holding Newfield common stock and partners in such partnerships are urged to consult their tax advisors as to the particular U.S. federal income tax consequences of the merger to them.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Newfield common stock that is:

•	an individual citizen or resident of the United States as determined for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

A “non-U.S. holder” means a beneficial owner of Newfield common stock that is not a U.S. holder or a partnership (or any other entity classified as a partnership for U.S. federal income tax purposes).

Tax Consequences of the Merger to Newfield and Encana

Neither Newfield nor Encana is expected to be subject to U.S. federal income tax as a result of the merger. After the merger, Encana is expected to continue to be treated as a foreign corporation for U.S. federal income tax purposes. However, as described further below, it is possible that the Internal Revenue Service (the “IRS”) will disagree with this conclusion. Should the IRS conclude that Encana is properly treated as a “domestic” corporation for U.S. federal income tax purposes as a result of the merger (and such conclusion is not overturned), Encana would be subject to tax on its worldwide income at U.S. tax rates, and would be subject to other provisions of the U.S. tax regime, including with respect to Encana subsidiaries that would be treated as “controlled foreign corporations” for U.S. tax purposes. Also, certain payments made by Encana to non-U.S. shareholders, including dividend payments, would be subject to U.S. withholding tax at a statutory rate of 30%, unless reduced or eliminated by applicable treaty.

Under current U.S. federal tax law, a corporation generally is considered to be a tax resident in the jurisdiction of its organization or incorporation. Accordingly, under the generally applicable U.S. federal income tax rules, Encana, which is incorporated under the laws of Canada, would be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident) for U.S. federal income tax purposes. Section 7874 of the Code provides an exception to this general rule (more fully discussed below), under which a non-U.S. incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal tax purposes. These rules are relatively new and complex and there is limited guidance regarding their application.

Under Section 7874 of the Code, a corporation created or organized outside the United States (i.e., a non-U.S. corporation) nevertheless will be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, as a U.S. tax resident subject to U.S. federal income tax on its worldwide income) if each of the following three conditions are met: (i) the non-U.S. corporation, directly or indirectly, acquires substantially all of the properties held directly or indirectly by a U.S. corporation (including through the acquisition of all of the outstanding shares of the U.S. corporation), (ii) the non-U.S. corporation’s “expanded affiliated group” does not have “substantial business activities” in the non-U.S. corporation’s country of organization or incorporation and tax residence relative to the expanded affiliated group’s worldwide activities and (iii) after the acquisition, the percentage of the shares of the non-U.S. acquiring corporation (by either vote or value) held by former shareholders of the acquired U.S. corporation by reason of holding shares in the U.S. acquired corporation (taking into account the receipt of the non-U.S. corporation’s shares in exchange for the U.S. corporation’s shares) as determined for purposes of Section 7874 of the Code, taking into account various adjustments (the “Section 7874 Percentage”) is at least 80% (the “80% ownership test”).

In addition, following the merger, Section 7874 of the Code could limit the ability of Encana’s U.S. affiliates to use U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions if the first two conditions described above are met and the Section 7874 Percentage is at least 60% (but less than 80%).

Although it is expected that the first condition described above will be met with respect to the merger, because Encana will acquire indirectly all of the assets of Newfield through the merger, (i) Encana’s “expanded affiliated group” may have “substantial business activities” in its country of organization relative to the expanded affiliated group’s worldwide activities and (ii) it is expected that the 80% ownership test will not be satisfied. Accordingly, it is expected that the third condition (and possibly also the second condition) described above will not be met, and therefore that Encana will not be treated as a U.S. corporation for U.S. federal income tax purposes. Moreover, the Section 7874 Percentage is expected to be less than 60%. The calculation of the Section 7874 Percentage, however, is complex, is calculated based on the facts as of the effective time, is subject to detailed Treasury Regulations (which are subject to change, possibly with retroactive effect and the application of which is uncertain in various respects), and is subject to various adjustments (including, but not limited to, the adjustments described in the following sentence). For example, for purposes of determining the Section 7874 Percentage, (1) any “non-ordinary course distributions” (within the meaning of the Treasury Regulations) made by the acquired U.S. corporation during the 36 months preceding the merger, including certain dividends and share repurchases, (2) shares held by Encana historical shareholders that are attributable to the foreign acquirer’s passive assets (as determined under applicable rules), and (3) any shares held by Encana shareholders that were issued for cash in a public offering related to the merger.

Fluctuations in the value of shares of Newfield common stock and Encana common shares between the time of the execution of the merger agreement and the effective time also may affect the Section 7874 Percentage.

After taking into account the adjustments described above, the Section 7874 Percentage is expected to be less than 60%. (As discussed above, if the Section 7874 Percentage were 80% or more, Encana would be treated as a U.S. corporation (that is, as a U.S. tax resident) for U.S. federal income tax purposes.) Accordingly, following the merger, Encana is expected to be treated as a foreign corporation for U.S. federal income tax purposes, and the remainder of this discussion assumes such treatment.

U.S. Holders

Consequences of the Merger Generally

The receipt of Encana common shares in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder that receives Encana common shares will recognize gain or loss equal to the difference, if any, between (1) the fair market value of Encana common shares received and (2) such U.S. holder’s adjusted tax basis in its shares of Newfield common stock exchanged. A U.S. holder’s adjusted tax basis in Newfield common stock generally will equal the price the U.S. holder paid for such shares. Such gain or loss will be capital gain or loss and generally will be treated as long-term capital gain or loss if the U.S. holder has held the shares of Newfield common stock for more than one year at the effective time of the merger. The amount of such gain or loss, as well as the holding period, will be determined separately for each block of shares of Newfield common stock (i.e., shares of Newfield common stock acquired at the same cost in a single transaction). Long-term capital gains of non-corporate U.S. holders (including individuals) are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

A U.S. holder’s aggregate tax basis in its Encana common shares received in the merger will equal the fair market value of such shares at the effective time of the merger, and the U.S. holder’s holding period for such shares will begin on the day after the merger.

Taxation of Dividends and Other Distributions on Encana Common Shares

Subject to the passive foreign investment company (“PFIC”) rules discussed below, the gross amount of a distribution paid to a U.S. holder with respect to Encana common shares (including amounts withheld to pay Canadian withholding taxes) will be included in such U.S. holder’s gross income as dividend income to the extent that the distribution is paid out of Encana’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The dividends will not be eligible for the dividends-received deduction allowed to corporations. With respect to non-corporate U.S. holders, including individual U.S. holders, dividends may constitute “qualified dividend income” and, thus, may be taxed at the lower applicable capital gains rate, provided that (1) Encana is eligible for the benefits of the United States-Canada income tax treaty or Encana common shares, with respect to which dividends are paid, are readily tradable on an established securities market in the United States; (2) Encana is not a PFIC, as discussed below, for either the taxable year of Encana in which the dividend is paid or the preceding taxable year; and (3) certain holding period requirements are met. Encana expects to be eligible for the benefits of the United States-Canada income tax treaty. Further, U.S. Treasury guidance indicates that Encana common shares currently are readily tradable on an established securities market in the United States; however, there can be no assurance that Encana common shares will be considered readily tradable on an established securities market in the United States in future years. However, if Encana is a PFIC in the taxable year in which the dividend is paid or the preceding taxable year, dividends paid to non-corporate U.S. holders generally will not be eligible for the preferential tax rates applicable to qualified dividend income.

Dividends received on Encana common shares generally will be treated as income from sources outside the United States and generally will constitute “passive category income” for U.S. foreign tax credit limitation purposes. However, if 50% or more of Encana is owned by U.S. persons, Encana will be treated as a “United States-owned foreign corporation,” in which case dividends may be treated for foreign tax credit limitation purposes as “foreign source” income to the extent attributable to Encana’s non-U.S. source earnings and profits and as “U.S. source” income to the extent attributable to Encana’s U.S. source earnings and profits. The Code permits a U.S. holder entitled to benefits under the United States-Canada income tax treaty to elect to treat any dividends received on the Encana common shares as foreign source income for foreign tax credit purposes if the dividend income is separated from other income items for purposes of calculating the U.S. holder’s foreign tax credit. Because Encana does not expect to make the determination regarding whether it is or will be a United States-owned foreign corporation and because the rules governing foreign tax credits are complex and depend upon a U.S. holder’s particular circumstances, U.S. holders are urged to consult their tax advisors regarding the desirability of making the aforementioned election as well as the availability of foreign tax credits under their particular circumstances.

To the extent that the amount of a distribution exceeds Encana’s current and accumulated earnings and profits, it will be treated first as a tax-free return of a U.S. holder’s tax basis in its Encana common shares, and to the extent the amount of the distribution exceeds such tax basis, the excess will be taxed as capital gain. Encana does not currently expect to calculate its earnings and profits under U.S. federal income tax principles. Therefore, U.S. holders should expect that a distribution will be treated as a dividend.

Taxation of Disposition of Encana Common Shares

Subject to the PFIC rules discussed below, a U.S. holder will recognize taxable gain or loss on any sale, exchange or other taxable disposition of Encana common shares equal to the difference between the amount realized for Encana common shares and its adjusted tax basis in Encana common shares. Such gain or loss will be capital gain or loss and generally will be treated as long-term capital gain or loss if the U.S. holder has held Encana common shares for more than one year at the time of disposition. Long-term capital gains of non-corporate U.S. holders (including individuals) generally are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any such gain or loss that a U.S. holder recognizes generally will be treated as U.S. source gain or loss for foreign tax credit limitation purposes.

Passive Foreign Investment Company

Special U.S. federal income tax rules apply to U.S. holders owning stock of a PFIC. A foreign corporation will be considered a PFIC for any taxable year in which (i) 75% or more of its gross income is passive income, or (ii) 50% or more of the value (determined on the basis of a quarterly average) of its assets are considered “passive assets” (generally, assets that generate passive income).

Encana believes that Encana common shares should not be treated as stock of a PFIC for U.S. federal income tax purposes, but this conclusion is a factual determination that is made annually and thus may be subject to change. If Encana were to be treated as a PFIC, gain realized on the sale or other disposition of a U.S. holder’s Encana common shares would in general not be treated as capital gain. Instead, unless a U.S. holder elected to be taxed annually on a mark-to-market basis with respect to such U.S. holder’s Encana common shares, such U.S. holder would be treated as if it had realized such gain and certain “excess distributions” ratably over its holding period for the Encana common shares and would generally be taxed at the highest tax rate in effect for each such year to which the gain was allocated, and be subject to an interest charge in respect of the tax attributable to each such year. With certain exceptions, a U.S. holder’s Encana common shares will be treated as stock in a PFIC if Encana were a PFIC at any time during such U.S. holder’s holding period in its Encana common shares. Dividends received by a U.S. holder from Encana will not be eligible for the tax rates applicable to qualified dividend income if Encana is treated as a PFIC with respect to such U.S. holder either in the taxable year of the distribution or the preceding taxable year, but instead will be taxable at rates applicable to ordinary income.

U.S. holders are urged to consult their own tax advisors regarding the application of the PFIC rules to an investment in Encana common shares.

Information Reporting and Backup Withholding

Information reporting and, in the case of cash payments, if any, backup withholding may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a Newfield stockholder that (1) furnishes a correct taxpayer identification number, certifies that such holder is not subject to backup withholding on IRS Form W-9 (or appropriate successor form), and otherwise complies with all applicable requirements of the backup withholding rules; or (2) provides proof that such holder is otherwise exempt from backup withholding. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s United States federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner. The IRS may impose a penalty upon any taxpayer that fails to provide the correct taxpayer identification number.

Non-U.S. Holders

Consequences of the Merger Generally

A non-U.S. holder’s receipt of Encana common shares in exchange for shares of Newfield common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•

the gain, if any, on such shares is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment in the United States);

•

the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange of shares of Newfield common stock for Encana common shares pursuant to the merger and certain other conditions are met; or

•

subject to the discussion below under “—FIRPTA Tax,” shares of Newfield common stock constitute “United States real property interests” (as such term is defined in Section 897 of the Code) (a “USRPI”) by reason of Newfield’s status as a “United States real property holding corporation” (as such term is defined in Section 897(c) of the Code) (a “USRPHC”) at any time during the shorter of the five-year period preceding the merger and the non-U.S. holder’s holding period in the Newfield common stock.

A non-U.S. holder described in the first bullet point immediately above will generally be subject to regular U.S. federal income tax on any gain realized as if the non-U.S. holder were a U.S. holder, as described above. If such non-U.S. holder is a corporation, it may also be subject to a branch profits tax imposed at a rate of 30% (or a lower treaty rate) on its effectively connected earnings and profits. A non-U.S. holder described in the second bullet point immediately above will be subject to tax at a rate of 30% (or a lower treaty rate) on any gain realized, which may be offset by U.S. source capital losses recognized in the same taxable year, even though the individual is not considered a resident of the United States.

A corporation generally is characterized as a USRPHC if the fair market value of the “United States real property interests” (as defined above) owned by the corporation and certain of its subsidiaries equals or exceeds 50% of the sum of the fair market value of (i) the USRPIs owned by the corporation and certain of its subsidiaries, (ii) interests in real property located outside of the United States owned by the corporation and certain of its subsidiaries and (iii) other assets used or held for use by the corporation and certain of its subsidiaries in a trade or business. USRPIs include any interest (other than an interest solely as a creditor) in real property located in the United States or the Virgin Islands and in another USRPHC. Real property generally includes land and unsevered natural products of the land, improvements on land and personal property associated with the use of real property within the meaning of applicable Treasury Regulations. Newfield believes that it is, and has been during the five-year period preceding the merger, a USRPHC.

This discussion assumes that the Newfield common stock is “regularly traded” (within the meaning of Section 897 of the Code) on the NYSE at all times during the year in which the merger occurs. Accordingly, a non-U.S. holder that is not a Significant Shareholder (as defined below) with respect to Newfield should not be subject to U.S. federal net income tax under Section 897 of the Code (“FIRPTA Tax”) on the exchange of Newfield common stock for Encana common shares in the merger. However, because Newfield believes that it is (and has been during the five-year period preceding the merger) a USRPHC, a non-U.S. holder that is a Significant Shareholder with respect to Newfield and that exchanges Newfield common stock for Encana common shares in the merger generally will be subject to FIRPTA Tax on any gain recognized in the merger. A “Significant Shareholder” for this purpose is a non-U.S. holder that holds or held, directly or by attribution, more than 5% of the stock of Newfield at any time during the shorter of the five-year period preceding the merger or the period that the non-U.S. holder held stock of Newfield.

A Significant Shareholder with respect to Newfield that is subject to FIRPTA Tax on any gain recognized in the merger will be required to file a U.S. federal income tax return. Such holder’s aggregate tax basis in the Encana common shares received in the merger generally will equal the fair market value of such Encana common shares at the time of receipt, and such holder’s holding period in the Encana common shares received in the merger will begin the day after the effective time.

Non-U.S. holders are urged to consult their tax advisors to determine the possible application of the FIRPTA Tax to the merger.

Information reporting and backup withholding

Information reporting and, in the case of cash payments, if any, backup withholding will generally apply to payments made pursuant to the merger to a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Copies of applicable information returns reporting such payments and any withholding may also be made available to the tax authorities in the non-U.S. holder’s country in which such holder resides under the provisions of an applicable treaty or agreement. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a U.S. broker or a non-U.S. broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker.

A non-U.S. holder must generally submit an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8) attesting to its exempt foreign status in order to qualify as an exempt recipient. Notwithstanding the foregoing, backup withholding and information reporting may apply if Encana or Newfield has actual knowledge, or reason to know, that a non-U.S. holder is a U.S. person. Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any; provided, that an appropriate claim is timely filed with the IRS.

FATCA

Pursuant to Sections 1471 through 1474 of the Code and related U.S. Treasury guidance commonly referred to as the Foreign Account Tax Compliance Act, (or “FATCA”), foreign financial institutions (which include most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and any other investment vehicles) and certain other foreign entities generally must comply with information reporting rules and due diligence requirements with respect to their U.S. account holders and investors or be subject to a withholding tax on U.S. source payments made to them (whether received as a beneficial owner or as an intermediary for another party). More specifically, a foreign financial institution or other foreign entity that does not comply with the FATCA reporting requirements and due diligence will generally be subject to a 30% withholding tax with respect to any “withholdable payments.” For this purpose, withholdable payments generally include U.S. source payments otherwise subject to nonresident withholding tax (e.g., U.S. source dividends) and also include the entire gross proceeds from the sale or other disposition of any equity or debt instruments of U.S. issuers. The FATCA withholding tax will apply even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is capital gain). Administrative guidance from the IRS defers this withholding obligation for gross proceeds from dispositions of U.S. common stock until January 1, 2019.

Non-U.S. holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. WE URGE YOU TO CONSULT WITH YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Material Canadian Federal Income Tax Consequences

The following is a summary of the material Canadian federal income tax consequences under the Income Tax Act (Canada) (the “Canadian Tax Act”) of the merger to a beneficial owner of Newfield common stock who disposes, or is deemed to have disposed, of Newfield common stock pursuant to the merger and who, for the purposes of the Canadian Tax Act and at all relevant times, (i) deals at arm’s length with and is not affiliated with Encana, Merger Sub or Newfield; and (ii) holds all Newfield common stock, and will hold all Encana common shares acquired pursuant to the merger (collectively, the “Securities”) as capital property (a “Holder”). Generally, the Securities will be considered to be capital property to a Holder for purposes of the Canadian Tax Act provided that the Holder does not use or hold those Securities in the course of carrying on a business and has not acquired such Securities in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary is not applicable to a Holder: (i) that is a “financial institution” for the purposes of the “mark-to-market property” rules, (ii) that is a “specified financial institution,” (iii) an interest in which would be a “tax shelter investment,” (iv) that has elected to determine its “Canadian tax results” in a currency other than Canadian currency pursuant to the functional currency reporting rules, (v) that has entered or will enter into, in respect of any Securities, a “derivative forward agreement” or a “synthetic disposition arrangement,” or (vi) in respect of which Newfield is a “foreign affiliate,” all within the meaning of the Canadian Tax Act. Any such Holders should consult their own tax advisors with respect to the particular Canadian federal income tax consequences to them of the merger. This summary does not address issues relevant to stockholders who acquired their Newfield common stock on the exercise of an employee stock option or other employee incentive award. Such stockholders should consult their own tax advisors.

This summary is based on the current provisions of the Canadian Tax Act and the published administrative policies and assessment practices of the Canada Revenue Agency, publicly available prior to the date hereof.

This summary takes into account all proposed amendments to the Canadian Tax Act that have been publicly announced by or on by behalf of the Minister of Finance (Canada) prior to the date hereof, which are referred to as the proposed amendments, and assumes that such proposed amendments will be enacted in the form proposed. However, no assurance can be given that such proposed amendments will be enacted in the form proposed, or at all.

This summary is not exhaustive of all possible Canadian federal income tax considerations applicable to the disposition of Newfield common stock or the acquisition, holding or disposition of Encana common shares. Except for the proposed amendments, this summary does not take into account or anticipate any other changes in law or any changes in the Canada Revenue Agency’s administrative policies and assessment practices, whether by judicial, governmental or legislative action or decision, nor does it take into account other federal or any provincial, territorial or foreign tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein.

THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL, BUSINESS OR TAX ADVICE TO ANY PARTICULAR NEWFIELD STOCKHOLDER. ACCORDINGLY, HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS.

Canadian Currency

For the purposes of the Canadian Tax Act, any amount relating to the disposition of the Newfield common stock and the acquisition, holding or disposition of the Encana common shares must generally be converted into Canadian dollars using the noon exchange rate (or, if the noon exchange rate is not available, the daily average exchange rate) quoted by the Bank of Canada for the day on which the amount arose, or if there is no such rate quoted for the particular day, the closest preceding day for which such a rate is quoted.

Holders Resident in Canada

The following portion of the summary is generally applicable to a Holder who, at all relevant times and for purposes of the Canadian Tax Act and any applicable income tax treaty or convention, is or is deemed to be resident in Canada (a “Canadian Resident Holder”). A Canadian Resident Holder whose Securities would not otherwise be capital property may be entitled to file an election under subsection 39(4) of the Canadian Tax Act to treat the Encana common shares and any other “Canadian securities” (as defined in the Canadian Tax Act) owned by such Canadian Resident Holder as capital property. This election will not apply to any Newfield common stock held by such Canadian Resident Holder. Canadian Resident Holders should consult their own tax advisors with respect to whether this election is available and advisable in their particular circumstances.

Consequences of the Merger Generally

A Canadian Resident Holder that disposes of Newfield common stock pursuant to the merger agreement will realize a capital gain (or capital loss) equal to the amount, if any, by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Canadian Resident Holder of its Newfield common stock, determined immediately before the disposition.

The proceeds of disposition to the Canadian Resident Holder will be equal to the sum of the aggregate fair market value of the Encana common shares received on the disposition and with cash paid in lieu of the issuance of fractional Encana common shares, if any. For a description of the tax treatment of capital gains and capital losses, see the section entitled “—Taxation of Capital Gains and Capital Losses” below.

The cost to a Canadian Resident Holder of Encana common shares received by that Canadian Resident Holder will be equal to their fair market value at the time they are acquired by such Canadian Resident Holder.

For purposes of determining the adjusted cost base of Encana common shares, the cost of the Encana common shares acquired must be averaged with the adjusted cost base of all other Encana common shares held by the Canadian Resident Holder as capital property.

Taxation of Dividends on Encana Common Shares

A Canadian Resident Holder who is an individual (other than certain trusts) will be required to include in income any dividends received or deemed to be received on the Encana common shares, and will be subject to the gross-up and dividend tax credit rules applicable to taxable dividends received from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit rules applicable to any dividends designated by Encana as “eligible dividends” as defined in the Canadian Tax Act. Although there can be no assurance that any dividend paid by Encana will be designated as an “eligible dividend,” Encana has posted notification on its website that, unless otherwise indicated, dividends on Encana common shares will be designated as “eligible dividends” for purposes of the Canadian Tax Act. Dividends received or deemed to be received by an individual and certain trusts may give rise to a liability for alternative minimum tax under the Canadian Tax Act.

A Canadian Resident Holder that is a corporation will be required to include in income any dividend received or deemed to be received on its Encana common shares, and generally will be entitled to deduct an equivalent amount in computing its taxable income, subject to certain limitations in the Canadian Tax Act. A “private corporation” or a “subject corporation” (each as defined in the Canadian Tax Act) may be liable under Part IV of the Canadian Tax Act to pay an additional refundable tax on any dividend that it receives or is deemed to receive on its Encana common shares to the extent that the dividend is deductible in computing the corporation’s taxable income. A holder of Encana common shares that is, throughout the year, a “Canadian-controlled private corporation,” as defined in the Canadian Tax Act, may be subject to an additional refundable tax on its “aggregate investment income,” which is defined to include dividends that are not deductible in computing taxable income. Subsection 55(2) of the Canadian Tax Act provides that, where certain corporate holders of shares receive a dividend or deemed dividend in specified circumstances, all or part of such dividend may be treated as proceeds of disposition or as a capital gain from the disposition of capital property and not as a dividend. For a description of the tax treatment of capital gains and capital losses, see the section entitled “—Taxation of Capital Gains and Capital Losses” below.

Taxation of Disposition of Encana Common Shares

A Canadian Resident Holder that disposes or is deemed to dispose of Encana common shares after the merger will realize a capital gain (or capital loss) equal to the amount, if any, by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Canadian Resident Holder of the Encana common shares, determined immediately before the disposition. For a description of the tax treatment of capital gains and capital losses, see the section entitled “—Taxation of Capital Gains and Capital Losses” below.

Taxation of Capital Gains and Capital Losses

Generally, one-half of any capital gain (a “taxable capital gain”) realized by a Canadian Resident Holder in a taxation year will be included in computing the Canadian Resident Holder’s income in that taxation year and, generally, one-half of any capital loss (an “allowable capital loss”) realized in a taxation year must be deducted from the taxable capital gains realized by the Canadian Resident Holder in the same taxation year, in accordance with the rules contained in the Canadian Tax Act. Allowable capital losses in excess of taxable capital gains realized by a Canadian Resident Holder in a particular taxation year may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized by the Canadian Resident Holder in such taxation year, subject to and in accordance with the rules contained in the Canadian Tax Act.

Capital gains realized by an individual and certain trusts may give rise to a liability for alternative minimum tax under the Canadian Tax Act.

A Canadian Resident Holder that is, throughout the year, a “Canadian-controlled private corporation,” as defined in the Canadian Tax Act, may be subject to an additional refundable tax on its “aggregate investment income” which is defined to include taxable capital gains.

The amount of any capital loss realized by a Canadian Resident Holder that is a corporation on the disposition of an Encana common share may be reduced by the amount of dividends received or deemed to be received by it on such share (or on a share for which the share has been substituted) to the extent and under the circumstances prescribed by the Canadian Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns shares, directly or indirectly through a partnership or a trust. Canadian Resident Holders to whom these rules may apply should consult their own tax advisors.

Eligibility for Investment

The Encana common shares will be qualified investments under the Canadian Tax Act for a trust governed by a registered retirement savings plan, a registered retirement income fund, a registered disability savings plan, a registered education savings plan, a tax-free savings account (collectively, the “Registered Plans”) or a deferred profit sharing plan.

Notwithstanding the foregoing, if the Encana common shares are “prohibited investments,” within the meaning of the Canadian Tax Act, for a particular Registered Plan, the annuitant, holder or subscriber of the Registered Plan, as the case may be, will be subject to a penalty tax under the Canadian Tax Act. The Encana common shares will generally not be a “prohibited investment” for these purposes unless the annuitant, holder or subscriber, as applicable, (i) does not deal at arm’s length with Encana for purposes of the Canadian Tax Act, or (ii) has a “significant interest,” as defined in the Canadian Tax Act, in Encana. In addition, the Encana common shares will generally not be a “prohibited investment” if the Encana common shares are “excluded property” for purposes of the prohibited investment rules for a Registered Plan.

Holders Not Resident in Canada

The following portion of the summary is generally applicable to a Holder who, at all relevant times and for purposes of the Canadian Tax Act, is not, and is not deemed to be, a resident of Canada and does not use or hold, and is not deemed to use or hold, Newfield common stock and will not use or hold, or be deemed to use or hold, Encana common shares in a business carried on in Canada (a “Non-Canadian Resident Holder”). This portion of the summary is not generally applicable to a Non-Canadian Resident Holder that is: (i) an insurer carrying on an insurance business in Canada and elsewhere or (ii) an “authorized foreign bank” (as defined in the Canadian Tax Act).

The following portion of the summary assumes that neither Newfield common stock nor Encana common shares will constitute “taxable Canadian property” to any particular Non-Canadian Resident Holder at any time. Generally, Newfield common stock or Encana common shares, as the case may be, will not constitute taxable Canadian property to a Non-Canadian Resident Holder at a particular time provided that the applicable shares are listed at that time on a designated stock exchange (which includes the TSX and the NYSE), unless at any particular time during the 60-month period that ends at that time:

(i)

one or any combination of (a) the Non-Canadian Resident Holder, (b) persons with whom the Non-Canadian Resident Holder does not deal at arm’s length, and (c) partnerships in which the Non-Canadian Resident Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships, owned 25% or more of the issued shares of any class or series of the capital stock of Newfield or Encana, as the case may be, and

(ii)

more than 50% of the fair market value of Newfield common stock or Encana common shares, as the case may be, was derived directly or indirectly from one or any combination of: (A) real or immovable properties situated in Canada, (B) “Canadian resource properties” (as defined in the Canadian Tax Act), (C) “timber resource properties” (as defined in the Canadian Tax Act), and (D) options in respect of, or interests in, or for civil law rights in, any of the foregoing property whether or not the property exists.

In certain circumstances set out in the Canadian Tax Act, shares which are not otherwise “taxable Canadian property” may be deemed to be “taxable Canadian property.”

Consequences of the Merger Generally

A Non-Canadian Resident Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition of Newfield common stock, unless the shares are “taxable Canadian property” to the Non-Resident Holder and the shares are not “treaty-protected property” of the Non-Canadian Resident Holder, each within the meaning of the Canadian Tax Act.

Non-Canadian Resident Holders whose Newfield common stock is taxable Canadian property should consult their own tax advisors for advice regarding their particular circumstances, including whether their Newfield common stock constitutes treaty-protected property.

Taxation of Dividends on Encana Common Shares

Dividends paid or credited, or deemed to be paid or credited, on Encana common shares to a Non-Canadian Resident Holder generally will be subject to Canadian withholding tax at a rate of 25% of the gross amount of the dividend, unless the rate is reduced under the provisions of an applicable income tax convention between Canada and the Non-Canadian Resident Holder’s jurisdiction of residence. For example, the rate of withholding tax under the treaty applicable to a Non-Canadian Resident Holder who is a resident of the United States for the purposes of the treaty, is the beneficial owner of the dividend and is entitled to all of the benefits under the treaty, generally will be 15%. Encana will be required to withhold the required amount of withholding tax from the dividend, and to remit it to the Canada Revenue Agency for the account of the Non-Canadian Resident Holder.

Taxation of Disposition of Encana Common Shares

A Non-Canadian Resident Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition of Encana common shares, unless the shares are “taxable Canadian property” to the Non-Canadian Resident Holder and the shares are not “treaty-protected property” of the Non-Canadian Resident Holder, each within the meaning of the Canadian Tax Act.

Non-Canadian Resident Holders whose Encana common shares are taxable Canadian property should consult their own tax advisors for advice regarding their particular circumstances, including whether their Encana common shares constitute treaty-protected property.

Accounting Treatment of the Merger

Encana prepares its financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting with Encana being considered the acquirer of Newfield for accounting purposes. This means that Encana will record all assets acquired and liabilities assumed from Newfield at their acquisition date fair values at the effective date of the merger. Any excess of the consideration transferred over the fair value amounts of the identifiable assets acquired net of liabilities assumed is recorded as goodwill. Goodwill is assessed for impairment at least annually.

Regulatory Approvals Required to Complete the Merger

Antitrust Clearance

The completion of the merger is subject to antitrust review in the United States. Under the HSR Act and the rules promulgated thereunder, the merger cannot be completed until the parties to the merger agreement have given notification and furnished information to the FTC and the DOJ, and until the applicable waiting period has expired or has been terminated.

On November 15, 2018, Encana and Newfield each filed a premerger notification and report form under the HSR Act and on November 21, 2018, the FTC granted early termination under the HSR Act.

At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the FTC or the DOJ, or any state, could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of Encana or Newfield or their respective subsidiaries. Private parties may also seek to take legal action under antitrust laws under certain circumstances.

Securities and Exchange Commission

In connection with the share issuance proposal, Encana has filed a registration statement with the SEC under the Exchange Act that must be declared effective by the SEC.

Exchange of Shares

As soon as reasonably practicable after the effective date, an exchange agent will mail to each holder of record of Newfield common stock (whose shares were converted into the right to receive the merger consideration pursuant to the merger agreement) a letter of transmittal and instructions for use in effecting the surrender of Newfield stock certificates and book-entry shares representing Newfield book-entry shares in exchange for the merger consideration. Upon receipt by the exchange agent of (i) either Newfield stock certificates or Newfield book-entry shares and (ii) a signed letter of transmittal and such other documents as may be required pursuant to such instructions, the holder of such shares will be entitled to receive the merger consideration in exchange therefor.

Treatment of Newfield Equity Awards in the Merger

Pursuant to the merger agreement, the following will occur at the effective time: (i) all outstanding Newfield restricted stock awards will be cancelled and each holder of Newfield restricted stock will be entitled to receive, on a fully vested basis, for each share of restricted stock subject to any such award, the merger consideration; (ii) all outstanding Newfield time-based restricted stock units will be cancelled and (a) each holder of Newfield time-based restricted stock units that have a cash settlement feature will be entitled to receive, on a fully vested basis, for each such restricted stock unit, a cash payment of equivalent value to the merger consideration, based on the volume weighted averages of the trading price of Encana common shares on each of the five consecutive trading days ending on the trading day that is three trading days prior to the effective time and (b) each holder of Newfield time-based restricted stock units that have a share settlement feature will be entitled to receive, on a fully vested basis, for each such restricted stock unit, the merger consideration; (iii) all outstanding Newfield performance-based restricted stock units will be cancelled and will convert into the right to receive the merger consideration, with the performance-based vesting conditions applicable to such Newfield performance-based restricted stock units deemed achieved based on the determination of the Newfield compensation committee, not to exceed 200% per Newfield performance-based restricted stock units; and (iv) any shares of Newfield notional stock held in connection with Newfield’s Nonqualified Deferred Compensation Plan will convert into the right to receive a cash payment of equivalent value to the merger consideration, based on the volume weighted averages of the trading price of Encana common shares on each of the five consecutive trading days ending on the trading day that is three trading days prior to the effective time.

Dividend Policy

Encana pays quarterly dividends to shareholders at the discretion of the Encana board. On November 1, 2018, Encana announced the declaration of a dividend of $0.015 per share of outstanding Encana common shares, payable on December 31, 2018 to Encana shareholders of record as of December 14, 2018. Encana also announced that following the close of the merger it intends to increase its regular dividend by 25%. Any future decisions to pay dividends on Encana common shares will be at the discretion of the Encana board and will depend on the financial condition, results of operations and capital requirements of Encana, and other factors that the Encana board may deem relevant.

Subject to limited exceptions, including for Encana’s ordinary course quarterly dividends, the merger agreement prohibits Encana (unless consented to in advance by Newfield, which consent may not be unreasonably withheld, conditioned or delayed) from paying dividends to Encana shareholders until the earlier of the effective time and the termination of the merger agreement in accordance with its terms.

Newfield has not paid any cash dividends on its common stock and does not intend to do so in the foreseeable future. Newfield intends to retain earnings for the future operation and development of its business. Any future cash dividends to Newfield stockholders would depend on future earnings, capital requirements, its financial condition and other factors determined by the Newfield board. Covenants contained in Newfield’s credit facility and the indentures governing Newfield’s debt securities could restrict the payment of dividends on Newfield common stock.

Subject to limited exceptions, the merger agreement prohibits Newfield (unless consented to in advance by Encana, which consent may not be unreasonably withheld, conditioned or delayed) from paying dividends to Newfield stockholders until the earlier of the effective time and the termination of the merger agreement in accordance with its terms.

For additional information on the treatment of dividends under the merger agreement, see “The Merger Agreement—Conduct of Business.”

Listing of Encana Common Shares; Delisting and Deregistration of Newfield Common Stock

It is a condition to the consummation of the merger that the Encana common shares to be issued to Newfield stockholders in connection with the merger be authorized for listing on the NYSE, subject to official notice of issuance, and the TSX, subject to satisfaction of customary listing conditions of the TSX.

Shares of Newfield common stock currently trade on the NYSE under the stock symbol “NFX.” When the merger is completed, the Newfield common stock currently listed on the NYSE will cease to be traded on the NYSE and will be deregistered under the Exchange Act. This will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with stockholder meetings, no longer applicable to Newfield.

Appraisal Rights and Dissenters’ Rights

Encana

Under the CBCA, as well as the governing documents of Encana, Encana shareholders are not entitled to dissenters’ or appraisal rights in connection with the issuance of Encana common shares as contemplated by the merger agreement.

Newfield

Because shares of Newfield common stock are listed on the NYSE and Newfield stockholders are not required to receive consideration other than Encana common shares, which are listed on the NYSE, with cash paid in lieu of the issuance of fractional Encana common shares, if any, in the merger, Newfield stockholders are not entitled to exercise dissenters’ or appraisal rights under Delaware law in connection with the merger.

THE MERGER AGREEMENT

The following describes the material provisions of the merger agreement and certain exhibits thereto, which is included as Annex A to this joint proxy statement/prospectus and incorporated by reference herein. The summary of the material provisions of the merger agreement below and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. Encana and Newfield encourage you to read carefully the merger agreement in its entirety before making any investment or voting decisions as it is the principal legal document governing the business combination between Encana and Newfield described in this joint proxy statement/prospectus.

The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. Encana and Newfield are responsible for considering whether additional disclosure of material information is required to make the statements in this joint proxy statement/prospectus not misleading. Factual disclosures about Encana or Newfield contained in this joint proxy statement/prospectus or Encana’s or Newfield’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Encana or Newfield contained in the merger agreement and described in the summary. The representations, warranties and covenants made in the merger agreement by Encana and Newfield are qualified and subject to important limitations agreed to by Encana and Newfield in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement, and were negotiated with the principal purpose of allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality that may be different from what is generally relevant to shareholders or stockholders or applicable to reports and documents filed with the SEC, and in some cases are qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement or otherwise publicly disclosed. The representations and warranties in the merger agreement will not survive the completion of the merger. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included or incorporated by reference into this joint proxy statement/prospectus. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.”

Terms of the Merger; Merger Consideration

The merger agreement provides that, upon the terms and subject to the satisfaction or waiver of the conditions set forth in the merger agreement, and in accordance with the DGCL, at the effective time, Merger Sub will be merged with and into Newfield, whereupon the separate corporate existence of Merger Sub shall cease, and Newfield shall continue its existence under the laws of the State of Delaware as the surviving corporation in the merger and as an indirect wholly-owned subsidiary of Encana.

At the effective time, each share of Newfield common stock issued and outstanding immediately prior to the effective time (other than shares of Newfield common stock (i) owned or held in treasury by Newfield or any wholly-owned subsidiary of Newfield or (ii) owned by Encana or any wholly-owned subsidiary of Encana (including Merger Sub), which shall automatically be cancelled and cease to exist, and no consideration shall be delivered in exchange therefor), will be cancelled and automatically converted into the right to receive 2.6719 Encana common shares with cash paid in lieu of the issuance of fractional Encana common shares, if any, without interest and subject to applicable withholding taxes.

At the effective time, all issued and outstanding shares of Merger Sub common stock will be automatically converted into one (1) share of preferred stock, par value $0.01 per share, of the surviving corporation having a redemption amount and fair market value equal to the aggregate fair market value of the converted shares of Merger Sub common stock immediately prior to the effective time.

Encana will not issue any fractional Encana common shares in connection with the merger. In lieu of any fractional Encana common shares to which a Newfield stockholder would otherwise have been entitled, each Newfield stockholder shall receive cash, without interest, in an amount equal to the product of (i) such fractional amount multiplied by (ii) the volume weighted average of the trading price of Encana common shares on the NYSE as reported by Bloomberg L.P. on each of the five (5) consecutive trading days ending on the trading day that is three (3) trading days prior to the date of the effective time, rounded down to the nearest penny (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events) (the “fractional share consideration”).

Completion of the Merger

Unless the parties agree otherwise, the closing of the merger will take place no later than the third (3rd) business day after the satisfaction or, to the extent permitted by applicable law, waiver of the last of the conditions to closing (other than any such conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of such conditions at the closing of the merger).

Immediately following the closing, Encana, Newfield and Merger Sub will cause a certificate of merger with respect to the merger to be filed with the Office of the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the DGCL and make any other filings, recordings or publications required to be made by Newfield or Merger Sub under the DGCL in connection with the merger. The merger will become effective at such time as the certificate of merger has been filed with the Office of the Secretary of State of the State of Delaware unless the parties agree to some other date or time (to the extent permitted by the DGCL) and specify that date or time in the certificate of merger.

Encana and Newfield have targeted to complete the merger in the first quarter of fiscal year 2019, subject to receipt of the required Newfield stockholder and Encana shareholder approvals, regulatory approvals and the satisfaction or waiver of the other conditions to the merger (described below under “—Conditions to Completion of the Merger”).

Exchange and Payment Procedures

Prior to the effective time, Encana will designate the transfer agent of the Encana common shares or a bank, trust company or similar institution reasonably acceptable to Newfield to act as the exchange agent (the “exchange agent”) in connection with the merger and as the agent for Newfield stockholders for the purpose of receiving and holding their certificates and book-entry shares.

Prior to or concurrently with the effective time, Encana or Merger Sub, as applicable, will deposit or cause to be deposited with the exchange agent evidence of Encana common shares in certificated or book-entry form equal to the aggregate merger consideration and cash in immediately available funds in any amount sufficient to pay the aggregate fractional share consideration (and any other amounts payable in respect of the merger consideration pursuant to the merger agreement).

As soon as reasonably practicable after the effective time, Encana will cause the exchange agent to mail to each holder of record of Newfield common stock (whose shares were converted into the right to receive the merger consideration pursuant to the merger agreement) (i) a letter of transmittal and (ii) instructions for effecting the surrender of the Newfield stock certificates (or affidavits of loss in lieu thereof and, if required by Encana, an indemnity bond) or Newfield book-entry shares in exchange for the merger consideration (including any other amounts payable in respect thereof pursuant to the merger agreement).

Upon receipt by the exchange agent of (i) either Newfield stock certificates (or an affidavit of loss in lieu thereof and, if required by Encana, an indemnity bond) or Newfield book-entry shares for cancellation and (ii) a validly executed and duly completed letter of transmittal in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such shares will be entitled to receive in exchange therefor the merger consideration (including any other amounts payable pursuant to the merger agreement) for each certificated share of Newfield common stock or book-entry share. No interest shall be paid or accrue on any portion of the merger consideration payable upon surrender of any Newfield stock certificate (or affidavit of loss in lieu thereof in accordance) or Newfield book-entry shares, including in respect of any fractional share consideration.

Encana, Newfield, Merger Sub, the surviving corporation in the merger and the exchange agent will be entitled to deduct and withhold from the amounts otherwise payable pursuant to the merger agreement any amounts as are required to be withheld or deducted with respect to such payment under applicable tax laws or any other applicable law.

If any Newfield stock certificate is lost, stolen or destroyed, upon the making of an affidavit of the fact by the holder thereof and, if required by Encana, an indemnity bond in customary and reasonable amount and upon such terms as may be required by Encana as indemnity against any claim that may be made against it, the exchange agent or the surviving corporation with respect to such Newfield stock certificate, the exchange agent shall issue the applicable merger consideration (including any other amounts payable in respect thereof pursuant to the merger agreement).

If any portion of the merger consideration deposited with the exchange agent is not claimed within nine (9) months following the effective time, such merger consideration will be delivered to Encana, upon demand, and any former Newfield stockholders who have not theretofore received the merger consideration will thereafter look only to Encana for payment of their claim for such amounts.

The Encana Board Following the Merger

In connection with the merger, Encana and Newfield have agreed that the two (2) Newfield Designees, to be mutually agreed by Encana and Newfield, will be appointed to the Encana board immediately after the effective time of the merger. Additionally, from the closing of the merger until immediately following the first annual meeting of Encana shareholders that occurs after the closing of the merger, Encana shall take necessary action to cause the Newfield Designees, or individuals designated by the Newfield Designees, to be appointed to the Encana board as more fully described in the merger agreement; provided, however, that the Newfield Designees must be reasonably acceptable to the nominating and corporate governance committee of the Encana board and the Encana board, as a whole. Encana and Newfield expect that the Newfield Designees will be Steven W. Nance and Thomas G. Ricks.

Representations and Warranties

Encana and Newfield have each made representations and warranties to the other. Newfield’s representations and warranties relate to, among other topics, the following:

•	organization, good standing and qualification to conduct business;

•	capitalization;

•	corporate authority to enter into the merger agreement;

•	required regulatory filings and consents and approvals of governmental entities;

•	absence of conflicts with, or violations of, organizational documents, other contracts and applicable laws;

•	SEC reports and financial statements;

•	internal controls and procedures;

•	absence of undisclosed liabilities;

•	absence of certain changes or events;

•	compliance with applicable laws and permits;

•	employee benefit plans;

•	labor matters;

•	tax matters;

•	litigation and orders;

•	intellectual property;

•	real property, oil and gas leases and oil and gas interests;

•	reserve reports;

•	material contracts;

•	environmental matters;

•	insurance;

•	accuracy of information supplied or to be supplied in this joint proxy statement/prospectus;

•	receipt of an opinion from Newfield’s financial advisor;

•	inapplicability of state takeover statutes and anti-takeover laws;

•	no affiliate transactions;

•	absence of undisclosed brokers’ fees and expenses; and

•	absence of other representations and warranties.

Encana’s and Merger Sub’s representations and warranties relate to, among other topics, the following, as applicable:

•	organization, good standing and qualification to conduct business;

•	capitalization;

•	corporate authority to enter into the merger agreement;

•	required regulatory filings and consents and approvals of governmental entities;

•	absence of conflicts with, or violations of, organizational documents, other contracts and applicable laws;

•	SEC reports and financial statements;

•	internal controls and procedures;

•	absence of undisclosed liabilities;

•	absence of certain changes or events;

•	compliance with applicable laws and permits;

•	employee benefit plans;

•	labor matters;

•	tax matters;

•	litigation and orders;

•	intellectual property;

•	real property, oil and gas leases and oil and gas interests;

•	reserve reports;

•	material contracts;

•	environmental matters;

•	insurance;

•	accuracy of information supplied or to be supplied in this joint proxy statement/prospectus;

•	receipt of opinions from Encana’s financial advisors;

•	no affiliate transactions;

•	absence of undisclosed brokers’ fees and expenses;

•	the valid issuance of common shares of Encana in connection with the merger;

•	ownership of shares of Newfield common stock;

•	conduct of business of Merger Sub; and

•	absence of other representations and warranties.

Certain of the representations and warranties given by Newfield and Encana and Merger Sub, as applicable, are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect” with respect to a person means changes, effects, developments, events or occurrences that, individually or in the aggregate, have had or would reasonably be expected to (a) have a material adverse effect on the financial condition, business, capitalization or operations of Encana or Newfield or their respective subsidiaries, as applicable, taken as a whole or (b) prevent, materially impede or delay beyond the outside date the ability of Encana or Newfield or their respective subsidiaries, as applicable, to consummate the transactions contemplated by the merger agreement, including the merger; provided, however, that in the case of clause (a) no changes, effects, developments, events or occurrences (individually or when aggregated or taken together with all other changes, effects, developments, events or occurrences) resulting or arising from the following shall be deemed to constitute a “material adverse effect” or shall be taken into account when determining whether a “material adverse effect” exists or has occurred or would reasonably be expected to exist or occur: (i) general United States or global economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions (including commodity prices, interest rates and exchange rates) or changes thereof, (ii) general conditions in the oil and gas exploration, development or production industries or changes thereof, (iii) general political conditions and changes thereof, (iv) any changes after the date of the execution of the merger agreement in GAAP or the interpretation thereof, (v) any changes after the date of the execution of the merger agreement in applicable law or the interpretation thereof, (vi) any failure by Encana or Newfield, as applicable, to meet any internal or published projections, estimates, predictions or expectations of Encana’s or Newfield’s, as applicable, revenue, earnings or other financial performance or results of operations or operating metrics for any period, in and of itself, or any failure by Encana or Newfield, as applicable, to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations or operating metrics, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “material adverse effect” may be taken into account), (vii) geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of the execution of the merger agreement, or changes in such conditions, (viii) the execution and delivery of the merger agreement or the consummation of the transactions contemplated by the merger agreement, or the public announcement of the merger agreement or the transactions contemplated by the merger agreement, including the impact thereof on relationships, contractual or otherwise, with officers, employees, customers, suppliers, distributors, vendors, licensors, licensees, lenders, governmental entities, governmental officials and other persons with whom Encana or Newfield, as applicable, has material business relations (provided that this clause (viii) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of the merger agreement or the consummation of the transactions contemplated by the merger agreement) (ix) any action or failure to take any action which action or failure to act is requested in writing by Encana or Newfield, as applicable, or required by the merger agreement, and (x) any litigation brought by any shareholders or stockholders of Encana or Newfield, as applicable, against a party or any of their respective subsidiaries and/or respective directors or officers relating to the merger and any of the other transactions contemplated by the merger agreement; provided that with respect to the exceptions set forth in clauses (i), (ii), (iv), (v) and (vii) shall not be excluded to the extent such change, effect, development, event or occurrence has had a disproportionate adverse impact on Encana or Newfield or their respective subsidiaries, as applicable, relative to other similarly-situated oil and gas exploration, development or production companies.

Conduct of Business

Under the merger agreement, each of Encana and Newfield has agreed to restrict the conduct of its respective businesses between the date of the merger agreement and the earlier of the effective time and the termination of the merger agreement.

Conduct of Business by Newfield and its Subsidiaries

In general, except as previously disclosed to Encana, expressly required by the merger agreement or applicable law or otherwise consented to in writing by Encana (such consent not to be unreasonably withheld, conditioned or delayed), Newfield has agreed to use commercially reasonable efforts to, and to cause each of its subsidiaries to, conduct its business in the ordinary course of business consistent with past practice and use commercially reasonable efforts to (i) preserve intact its and their present business organizations, goodwill and ongoing businesses, (ii) keep available the services of its and their present officers and key employees (other than where termination of such services is for cause) and (iii) preserve its and their present relationships with customers, suppliers, vendors, licensors, licensees, governmental entities, employees and other persons with whom it and they have material business relations.

In addition, except as previously disclosed to Encana, expressly required by the merger agreement or applicable law or otherwise consented to in writing by Encana (such consent not to be unreasonably withheld, conditioned or delayed), until the merger closes or the merger agreement is terminated, Newfield has agreed that it will not, and will not permit its subsidiaries to, directly or indirectly:

•	amend Newfield’s or its subsidiaries’ organizational documents;

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authorize, declare, set aside, establish a record date, make or pay any dividends on or make any distribution with respect to outstanding shares of capital stock or other equity interests (whether in cash, assets, shares, property or other securities or any combination thereof) of Newfield or any of its subsidiaries, subject to certain exceptions relating to transactions between Newfield and its wholly-owned subsidiaries;

•	enter into any agreement and arrangement with respect to voting or registration of its capital stock or other equity interests or securities;

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split, combine or reclassify any capital stock of, or other equity interests in, Newfield or any of its subsidiaries or redeem, purchase or otherwise acquire, any capital stock of or other equity interests in, or issue or authorize the issuance of any capital stock or other equity interests in respect of, in lieu of or in substitution for, shares of capital stock or other equity interests in Newfield or any of its subsidiaries, subject to certain exceptions relating to transactions between Newfield and its subsidiaries;

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issue, deliver, grant or sell or authorize the issuance, delivery, grant or sale of any capital stock of, or other equity interests in, Newfield or any of its subsidiaries, or any securities convertible into or exchangeable or exercisable for any such shares or equity interests, or any rights to acquire any such shares, equity interests or any “phantom” or similar stock rights or take any action to cause to be exercisable or vested any otherwise unexercisable company equity awards (except as otherwise provided by the express terms of any company equity award), subject to certain exceptions relating to (1) the issuance of Newfield common stock pursuant to Newfield’s employee stock purchase plan or settlement of outstanding equity awards and redemption of certain securities of Newfield subsidiaries as required by the merger agreement and (2) transactions between Newfield and its wholly-owned subsidiaries;

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except as required by applicable law or a pre-existing benefit plan (1) increase the compensation or benefits payable or to become payable to any directors, executive officers or employees; (2) grant any retention, severance or termination pay to or increase the entitlement to such payments of any directors, executive officers or employees; (3) pay or award, or commit to pay or award, any bonuses, retention or incentive compensation to any directors or executive officers; (4) establish, adopt, enter into, amend or terminate any collective bargaining agreement or benefit plan; (5) take any action to amend or waive any performance or vesting criteria or accelerate the vesting, exercisability or funding under any benefit plan; (6) terminate the employment of any employee at the level of vice president or above, other than for cause; (7) hire any new directors, officers or employees; or (8) provide any funding for any rabbi trust or similar arrangement, other than with respect to monthly fundings of Newfield’s Nonqualified Deferred Compensation Plan in accordance with past practice;

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acquire, or authorize the acquisition of, any person, subject to certain exceptions relating to (1) transactions between Newfield and its wholly-owned subsidiaries and (2) acquisitions of oil and gas leases and oil and gas interests for which the consideration is less than $5,000,000 individually or $30,000,000 in the aggregate;

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dispose of oil and gas interests or oil and gas leases (other than sales of hydrocarbons in the ordinary course of business consistent with past practice), involving an amount in excess of $5,000,000 individually or $30,000,000 in the aggregate;

•	adopt any plan of merger, consolidation, reorganization or complete or partial liquidation or dissolution of Newfield or any of its subsidiaries;

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make any loans, advances or capital contributions to, or investments in, any other person, except for loans solely among Newfield and its wholly-owned subsidiaries or advances for reimbursable employee expenses in the ordinary course of business consistent with past practice;

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sell, lease, exchange or otherwise dispose of any material properties, rights or assets, except (1) obsolete or worthless equipment, in the ordinary course of business consistent with past practice; (2) non-exclusive licenses or other non-exclusive grants of rights in, to or under the intellectual property of Newfield and its subsidiaries entered in the ordinary course of business consistent with past practice with customers of Newfield or its subsidiaries; (3) sales of hydrocarbons in the ordinary course of business; and (4) transactions solely among Newfield and its wholly-owned subsidiaries;

•	enter into, materially amend, terminate or assign, or waive or assign (other than in the ordinary course of business consistent with past practice) any material rights under, material contracts;

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enter into any contract for terminal, storage, transportation, processing or gathering services, or dedications or commitments relating to such services (including any dedication of production or acreage or revenue, volumetric or capacity commitments), other than any such contract that is terminable on sixty (60) days’ or less prior notice

•	authorize or make capital expenditures in excess of specified limits, subject to certain exceptions;

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compromise or settle litigation (other than in any collection action in the ordinary course of business consistent with past practice or any action to enforce the provisions of the merger agreement or any proceeding relating to tax matters), other than litigation (1) involving an amount for any such compromise or settlement of less than $1,000,000 individually or $2,000,000 in the aggregate; (2) that does not impose any injunctive or non-monetary relief on Newfield and its subsidiaries, which, in either case imposes material restrictions on the business operations of Newfield and its subsidiaries, taken as a whole; and (3) does not provide for the license of any material intellectual property of Newfield and its subsidiaries in favor of a third party;

•	change material financial accounting principles, practices or methods except as required by GAAP or applicable law;

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make, change or rescind any material election relating to taxes, amend any material tax return, settle or compromise any material proceeding relating to taxes, change any material method of tax accounting, or surrender any right to claim a material refund of taxes;

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redeem, terminate, prepay, create, incur, guarantee or otherwise become liable for or modify in any material respects any indebtedness, liens or derivative instruments or issue or sell any debt securities or other rights to acquire debt securities, subject to certain exceptions relating to indebtedness among Newfield and its wholly-owned subsidiaries and certain incremental borrowings under Newfield’s credit agreement in the ordinary course of business consistent with past practice not to exceed $5,000,000;

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enter into any transaction, contract, agreement, arrangement or understanding between it or any of its subsidiaries, on the one hand, and any of its affiliates (other than its wholly-owned subsidiaries), on the other hand, that would be required to be disclosed by it under Item 404 of Regulation S-K under the Securities Act;

•	enter into a new line of business or abandon or discontinue any existing line of business;

•	convene any special meeting (or any adjournment or postponement thereof) of Newfield stockholders;

•	adopt or otherwise implement any stockholder rights plan, “poison pill” or other comparable agreement;

•	fail to timely file any report required to be filed by Newfield or any of its subsidiaries with the SEC or any other governmental entity;

•	enter into any derivative instrument or position with, or amend or extend any derivative instrument or position to have, a term in excess of three (3) months;

•	enter into any contract with any oilfield services company or other independent contractors that could not be terminated without payment in excess of $1,000,000;

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enter into any contract that limits in any material respect the freedom of Newfield, any subsidiary of Newfield or any of their respective affiliates (including Encana and its affiliates after the effective time) to compete or engage in any line of business or geographic region or with any person or sell, supply or distribute any product or service or that otherwise has the effect of restricting Newfield, subsidiaries of Newfield or their affiliates (including Encana and its affiliates after the effective time) from the development, marketing or distribution of products and services, in each case, in any geographic area;

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enter into any contract providing for the purchase or sale, transportation, or processing of hydrocarbons that has a remaining term of greater than ninety (90) days and does not allow Newfield or such subsidiary of Newfield to terminate it without penalty on ninety (90) days’ notice or less;

•	enter into any material contract providing for the sale by Newfield or any of the subsidiaries of Newfield of hydrocarbons that contains a “take-or-pay” clause or any similar material prepayment or forward sale arrangement or obligation (excluding “gas balancing” arrangements associated with customary joint operating agreements) to deliver hydrocarbons at some future time without then or thereafter receiving full payment therefor;

•	enter into any material contract that provides for a call or option on production, or acreage dedication to a gathering, transportation or other arrangement downstream of the wellhead; and

•	agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Conduct of Business by Encana and its Subsidiaries

In general, except as previously disclosed to Newfield, expressly required by the merger agreement or applicable law or otherwise consented to in writing by Newfield (such consent not to be unreasonably withheld, conditioned or delayed), Encana has agreed to use commercially reasonable efforts to, and to cause each of its subsidiaries to, conduct its business in the ordinary course of business consistent with past practice and use commercially reasonable efforts to (i) preserve intact its and their present business organizations, goodwill and ongoing businesses, (ii) keep available the services of its and their present officers and key employees (other than where termination of such services is for cause) and (iii) preserve its and their present relationships with customers, suppliers, vendors, licensors, licensees, governmental entities, employees and other persons with whom it and they have material business relations.

In addition, except as previously disclosed to Newfield, expressly required by the merger agreement or applicable law or otherwise consented to in writing by Newfield (such consent not to be unreasonably withheld, conditioned or delayed), until the merger closes or the merger agreement is terminated, Encana has agreed that it will not, and will not permit its subsidiaries to, directly or indirectly:

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amend Encana’s or its subsidiaries’ organizational documents (other than in immaterial respects) or adopt any material change in Encana’s or its subsidiaries’ organizational documents that would adversely affect the consummation of the merger;

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authorize, declare, set aside, establish a record date, make or pay any dividends on or make any distribution with respect to outstanding shares of capital stock or other equity interests (whether in cash, assets, shares or other securities or any combination thereof) of Encana or any of its subsidiaries, subject to certain exceptions including (1) Encana’s regular quarterly dividend, (2) transactions between Encana and its wholly-owned subsidiaries and (3) transactions that would require an adjustment to the merger consideration and for which the proper adjustment is made;

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split, combine or reclassify any capital stock of, or other equity interests in, Encana, subject to certain exceptions relating to transactions between Encana and its wholly-owned subsidiaries and transactions that would require an adjustment to the merger consideration and for which the proper adjustment is made;

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issue, deliver, grant or sell or authorize the issuance, delivery, grant or sale of any capital stock of, or other equity interests in, Encana or any of its subsidiaries, or any securities convertible into or exchangeable or exercisable for any such shares or equity interests, or any rights to acquire any such shares, equity interests or any “phantom” or similar stock rights, subject to certain exceptions relating to (1) the issuance of Encana common shares pursuant to Encana’s equity plan, (2) transactions between Encana and its wholly-owned subsidiaries and (3) issuances of Encana common shares through any public or private registered offering or other transaction of up to 10% of the Encana common shares issued and outstanding as of the date of the merger agreement;

•	adopt any material plan of merger, consolidation, reorganization or complete or partial liquidation or dissolution of Encana or any of its material subsidiaries;

•	other than in the ordinary course of business consistent with past practice enter into, materially amend, terminate or assign, or waive or assign any material rights under, material contracts;

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make, change or rescind any material election relating to taxes, amend any material tax return, settle or compromise any material proceeding relating to taxes, change any material method of tax accounting, or surrender any right to claim a material refund of taxes;

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enter into any transaction, contract, agreement, arrangement or understanding between it or any of its subsidiaries, on the one hand, and any of its affiliates (other than its wholly-owned subsidiaries), on the other hand, that would be required to be disclosed by it under Item 404 of Regulation S-K under the Securities Act;

•	fail to timely file any report required to be filed by Encana or any of its subsidiaries with the SEC or the Canadian Securities Administrators or any other governmental entity; and

•	agree or authorize, in writing or otherwise, to take any of the foregoing actions.

No Solicitation of Alternative Proposals

Each of Encana and Newfield has agreed that it will, and will cause its respective affiliates to, and will direct and use its commercially reasonably reasonable efforts to cause its respective representatives to immediately cease and cause to be terminated any and all solicitations, discussions or negotiations with any person with respect to any inquiry, proposal, offer or expression of interest that constitutes, or may reasonably be expected to result in a competing transaction, including the acquisition of a signing interest in Encana’s or Newfield’s capital stock or assets. Further, both parties agreed to terminate access promptly following the execution of the merger agreement to any physical or electronic data rooms relating to a possible acquisition proposal (as defined below) by any such person.

In addition, each of Encana and Newfield has agreed that it will not, and will cause its affiliates not to, and shall direct and use commercially reasonable efforts to cause its and their respective representatives not to, directly or indirectly:

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solicit, initiate or knowingly encourage or facilitate (including by way of providing information or taking any other action) any inquiry, proposal, offer, request for information, expression of interest or the making, submission or announcement of any inquiry, proposal, offer, request for information or expression of interest from any person which constitutes or may reasonably be expected to result in, an acquisition proposal;

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other than clarifying terms of the acquisition proposal, or to disclose to such person the existence of the non-solicitation covenant of the parties as set forth in the merger agreement, engage or participate in any discussions or negotiations regarding, or furnish to any person any information relating to Encana or Newfield, as applicable, or its subsidiaries in connection with or in response to an acquisition proposal;

•	adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend any acquisition proposal;

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withdraw (or change, amend, modify or qualify in a manner adverse to the other party) or otherwise publicly propose to withdraw (or change, amend, modify or qualify in a manner adverse to the other party) Encana’s or Newfield’s, as applicable, board recommendation, or commit or agree to take any such action;

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if an acquisition proposal has been publicly disclosed, fail to publicly reaffirm Encana’s or Newfield’s, as applicable, board recommendation within ten (10) business days (or, with respect to any material amendments, revisions or changes to the terms of any such previously publicly disclosed acquisition proposal that are publicly disclosed within the last five (5) business days prior to the effective time, fail to take the actions referred to in this sentence, with references to the applicable ten (10) business day period being replaced with three (3) business days), in each case subject to the covenant that immediately follows;

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fail to recommend, in a solicitation/recommendation statement on Schedule 14D-9, against any acquisition proposal subject to Regulation 14D under the Exchange Act within ten (10) business days after the commencement of such acquisition proposal;

•	fail to include Encana’s or Newfield’s, as applicable, board recommendation in the joint proxy statement/prospectus;

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approve or authorize, or cause or permit Encana or Newfield, as applicable, or a subsidiary of such party to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement or partnership agreement providing for any acquisition proposal (other than an acceptable confidentiality agreement (as defined below));

•	solely with respect to Newfield, its affiliates and its representatives, exempt any person other than Encana or Merger Sub from any applicable anti-takeover statute; or

•	commit or agree to take any of the foregoing actions (to the extent related to a change of recommendation).

Notwithstanding these restrictions, the merger agreement provides that, if at any time before obtaining approval of its shareholders or stockholders, Encana or Newfield, as applicable, receives an unsolicited bona fide written acquisition proposal that its board of directors determines in good faith (after consultation with outside counsel and financial advisors) constitutes or would reasonably be expected to result in a “superior proposal” (as defined below) and that did not result from a knowing and intentional breach of the non-solicitation obligations set forth in the merger agreement, then Encana or Newfield, as applicable, may:

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furnish non-public information with respect to itself to the person making such acquisition proposal (and its representatives), if, and only if, prior to so furnishing such non-public information, Encana or Newfield, as applicable, receives from such person an executed confidentiality agreement containing terms as to confidentiality no less restrictive than the terms of the confidentiality agreement entered into between Encana and Newfield and do not restrict the parties from complying with its obligations under the merger agreement (an “acceptable confidentiality agreement”) (provided that any such information that is non-public must have been previously provided to the other party or must be provided to the other party before or substantially concurrently with the time it is provided to such person); and

•	engage in discussions or negotiations with such person (and its representatives) with respect to such acquisition proposal.

The merger agreement also requires each party to promptly (and in any event within two (2) days) (i) notify the other party orally and in writing of any receipt of any acquisition proposal or any inquiries, proposals, offers, requests, or expressions of interest that may reasonably be expected to result in an acquisition proposal (such notice will indicate the identity of the person making the acquisition proposal or expression of interest, the material terms related thereto and unredacted copies of all written requests, proposals or offers received by such party), (ii) keep the other party informed of the status and material terms (including any amendments or proposed amendments to such material terms) of any such acquisition proposal or potential acquisition proposal and the nature of the information requested thereto and (iii) inform the other party in writing if it determines to begin providing non-public information or to engage in discussions or negotiations concerning an acquisition proposal.

For purposes of the merger agreement:

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“acquisition proposal” means, with respect to the applicable party, (a) any proposal or offer (with respect to Newfield, other than the merger or any other proposal or offer by Encana or any Encana subsidiary) with respect to a merger, consolidation, business combination, recapitalization, reorganization, joint venture, partnership, liquidation, dissolution or similar transaction involving the applicable party or any of its subsidiaries or (b) any proposal or offer to acquire, by tender offer, share exchange, stock or asset purchase or in any other manner, which, in each case with respect to clauses (a) and (b), if consummated, would result in any person (other than either of the parties or any subsidiary of the applicable party) becoming, in one or a series of related transactions, directly or indirectly, the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act) of (i) twenty-five percent (25%) or more of the total voting power or of any class of equity securities of the other party or, in the case of a transaction described in clause (a), the entity resulting from such transaction or (ii) assets (including equity securities of any of the subsidiaries of the applicable party) comprising twenty-five percent (25%) or more of the consolidated revenues, consolidated net income or consolidated total assets of the applicable party and its subsidiaries, taken as a whole.

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“superior proposal” means, with respect to the applicable party, a bona fide, written acquisition proposal (with references to “twenty-five percent (25%) or more” being deemed to be replaced with references to “one hundred percent (100%)”) by a third party, which the applicable party’s board of directors determines in good faith after consultation with its outside legal and financial advisors to be more favorable to its shareholders than the merger, taking into account all relevant factors (including all the terms and conditions of such proposal or offer (including the merger consideration, conditionality, timing, certainty of financing and/or regulatory approvals and likelihood of consummation) and the merger agreement).

Change in Board Recommendation

Encana and Newfield have both agreed that unless specifically permitted by the merger agreement, they will not fail to include in this joint proxy statement/prospectus their respective board recommendations. Either party may (i) make a change of recommendation in response to an intervening event if the board of directors of such party has determined in good faith after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties to their shareholders or stockholders, as applicable, under applicable law or (ii) make a change of recommendation and cause such party to terminate the merger agreement in accordance with the terms and conditions thereof in order to enter into an acquisition agreement with respect to an acquisition proposal that did not result from a material breach of such party’s non-solicitation obligations under the merger agreement, which the board of directors of such party determines in good faith after consultation with its outside legal counsel and financial advisors is a superior proposal, but only if the board of directors has determined in good faith after consultation with its outside legal counsel, that the failure to terminate the merger agreement to enter into such acquisition agreement providing for such superior proposal would reasonably be expected to be inconsistent with the directors’ fiduciary duties to their shareholder or stockholders, as applicable, under applicable law.

Nevertheless, neither party nor any subsidiary of either party shall enter into any acquisition agreement unless (x) such party has materially complied with its non-solicitation obligations under the merger agreement and (y) prior to or contemporaneously with entering into such an acquisition agreement, (1) the party pays, or causes to be paid to the other party, the requisite termination fee, and (2) the merger agreement has been validly terminated in accordance with its terms.

Prior to either party taking any action permitted (i) with respect to an intervening event, if failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties to their shareholders or stockholders, as applicable, under applicable law, the party taking action shall provide the other party with four (4) business days’ prior written notice advising such party it intends to effect a change of recommendation and specifying, in reasonable detail, the reasons therefor, and during such four (4) business day period, the notifying party shall cause its representatives (including its executive officers) to be available to negotiate in good faith (to the extent the other party desires to negotiate) any proposal by such party to amend the terms and conditions of the merger agreement in a manner that would obviate the need to effect a change of recommendation and at the end of such four (4) business day period the board of directors of the notifying party again makes the fiduciary determination (after in good faith taking into account any amendments proposed by the other party) or (ii) with respect to a superior proposal, the party taking action shall provide the other party with four (4) business days’ prior written notice advising such party that the board of directors of the notifying party intends to take such action and specifying the material terms and conditions of the acquisition proposal, including a copy of any proposed definitive documentation, and during such four (4) business day period, the notifying party shall cause its representatives (including its executive officers) to be available to negotiate in good faith (to the extent the other party desires to negotiate) any proposal by such party to amend the terms and conditions of the merger agreement such that such acquisition proposal would no longer constitute a superior proposal and at the end of such four (4) business day period the board of directors of the notifying party again makes a change of recommendation and causes such party to terminate the agreement pursuant to the merger agreement in order to enter into an acquisition agreement with respect to an acquisition proposal that did not result from a material breach of the merger agreement (after in good faith taking into account the proposed amendments to the merger agreement). If there are any material amendments, revisions or changes to the terms of any such superior proposal (including any revision to the amount, form or mix of consideration the shareholders would receive as a result of the superior proposal), the applicable four (4) business day period shall be replaced by a two (2) business day period.

An “intervening event” means any change, effect, development, event or occurrence first occurring or arising after the date of the execution of the merger agreement that is material to the party and its subsidiaries (taken as a whole) (other than any event, occurrence or fact resulting from a breach of the merger agreement by that party) and was not known by or reasonably foreseeable to the board of directors of such party as of the date of execution of the merger agreement; provided, however, that in no event shall the following events, changes or developments constitute an intervening event: (A) the receipt, existence or terms of an acquisition proposal or any inquiry, proposal, offer, request for information or expression of interest that may reasonably be expected to lead to, or result in, an acquisition proposal, (B) changes in the market price or trading volume of the common stock or common shares, as applicable, or any other securities of either party or their respective Subsidiaries, or any change in credit rating or the fact that the one party meets or exceeds (or that the other party fails to meet or exceed) internal or published estimates, projections, forecasts or predictions for any period (it being understood that the underlying cause thereof may be taken into account for purposes of determining whether an intervening event has occurred), (C) changes after the date of the execution of the merger agreement in general economic or business conditions (including, without limitation, the price of oil, natural gas and other commodities) in the United States or elsewhere in the world or (D) changes after the date of the execution of the merger agreement in the credit, debt, financial or capital markets or in interest or exchange rates, in each case, in the United States or elsewhere in the world.

Efforts to Close the Merger

The parties have agreed to use their best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the merger as soon as practicable after the date of the merger agreement, including (i) preparing and filing or otherwise providing, in consultation with the other party and as promptly as practicable and advisable after the date of the execution of the merger agreement, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party or any governmental entity in order to consummate the merger, and (ii) taking all steps as may be necessary to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals.

On November 15, 2018, each of the parties made a filing of a notification and report form pursuant to the HSR Act and on November 21, 2018, the FTC granted early termination under the HSR Act. The parties have also agreed to make all other necessary filings as promptly as practicable and to supply as promptly as practicable and advisable any additional information and documentary materials that may be requested under any antitrust laws.

Encana and Newfield shall, in connection with and without limiting the efforts to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations for the merger under the HSR Act or any other antitrust law:

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cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, including by allowing the other party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions and reasonably considering in good faith comments of the other party;

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promptly inform the other party of any communication received by such party from, or given by such party to, the DOJ, the FTC or any other governmental entity, by promptly providing copies to the other party of any such written communications, and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by the merger agreement; and

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permit the other party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the DOJ, the FTC or any other governmental entity, or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the DOJ, the FTC or other applicable governmental entity or other person, give the other party the opportunity to attend and participate in any in-person meetings, substantive telephone calls or conferences with the DOJ, the FTC or other governmental entity or other person.

Notwithstanding anything to the contrary contained in the merger agreement:

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Encana, after prior consultation with Newfield to the extent practicable, shall have the principal responsibility for devising and implementing the strategy for obtaining the receipt of any required approvals under the HSR Act and any other applicable antitrust laws and shall take the lead in all meetings and communications with any governmental entity in connection with obtaining any such approvals.

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None of Encana, Merger Sub or any of their respective subsidiaries shall be required to, and Newfield may not and may not permit any of its subsidiaries to, without the prior written consent of Encana, take any action with respect to any requirement, condition, limitation, understanding, agreement or order to (A) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of Encana or any of its affiliates (including, after the closing, Newfield or any of its subsidiaries), (B) conduct, restrict, operate, invest or otherwise change the assets, the business or portion of the business of Encana or any of its affiliates (including, after the closing, Newfield or any of its subsidiaries) in any manner or (C) impose any restriction, requirement or limitation on the operation of the business or portion of the business of Encana or any of its affiliates (including, after the closing, Newfield or any of its subsidiaries), in each case if becoming subject to, consenting to or offering or agreeing to, or otherwise taking any action with respect to, any requirement, condition, limitation, understanding, agreement or order would reasonably be expected to have a material adverse effect, after giving full effect to any such requirement, condition, limitation, understanding, agreement or order described in clause (A), (B), or (C) would reasonably be expected to have a material adverse effect, as described in the merger agreement, after giving full effect to any such requirement, condition, limitation, understanding, agreement or order. Further, nothing shall require Newfield or any of its subsidiaries to take, or cause to be taken, any action with respect to their respective assets, businesses or subsidiaries that is not conditioned upon the consummation of the merger.

Neither Encana nor Newfield shall withdraw its notification and report form that it has filed pursuant to the HSR Act, or commit to or agree with any governmental entity to stay, toll or extend any applicable waiting period under the HSR Act, other applicable antitrust or competition laws or regulations, or any other law applicable to the merger or otherwise agree not to close the merger for some period of time, without the prior written consent of the other.

Efforts to Hold the Newfield and Encana Special Meetings

Subject to its rights in certain circumstances to postpone or adjourn the Newfield special meeting, Newfield has agreed to take all action necessary in accordance with applicable laws and its governing documents to duly give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable for the purpose of obtaining its stockholders’ approval of the merger agreement proposal. Under the merger agreement, unless the merger agreement has been terminated in accordance with its terms, Newfield has agreed to call, give notice of, convene and hold the Newfield special meeting even (1) upon the making, commencement, disclosure, announcement or submission of any superior proposal or acquisition proposal (as described above under “—No Solicitation of Alternative Proposals”) or (2) if the Newfield board has made a change of recommendation (as described above under “—Change in Board Recommendation”).

Subject to its rights in certain circumstances to postpone or adjourn the Encana special meeting, Encana has agreed to take all action necessary in accordance with applicable laws and its governing documents to duly give notice of, convene and hold a meeting of its shareholders as promptly as reasonably practicable for the purpose of obtaining its shareholders’ approval of the share issuance proposal. Under the merger agreement, unless the merger agreement has been terminated in accordance with its terms, Encana has agreed to call, give notice of, convene and hold the Encana special meeting even if the Encana board has made a change of recommendation (as described above under “—Change in Board Recommendation”).

Subject to applicable law, Encana and Newfield will use their respective commercially reasonable efforts to set the record dates for and hold their respective meetings on the same date.

Indemnification and Insurance

For not less than six (6) years from and after the effective time, Encana and the surviving corporation shall jointly and severally indemnify and hold harmless all past and present directors and officers of Newfield and any of its subsidiaries with respect to all acts or omissions by them in their capacities as such or taken at the request of any of Newfield or its subsidiaries at any time prior to the effective time to the fullest extent that Newfield or the subsidiary for which they were acting in such capacity would have been permitted to indemnify and hold harmless such individuals by applicable law. The parties agree that all rights to exculpation or indemnification for acts or omissions occurring or alleged to have occurred at or prior to the effective time existing as of the date of the execution of the merger agreement in favor of Newfield and its subsidiaries as provided in their respective certificate of incorporation or bylaws (or comparable organizational documents) or in any indemnification agreement in existence on the date of the execution of the merger agreement and provided to Encana prior to the date thereof shall survive the merger and shall continue in full force and effect in accordance with the terms of the merger agreement.

Additionally, for six (6) years after the effective time, Encana shall cause to be maintained in effect the provisions in (i) Newfield’s governing documents and (ii) any indemnification agreement of Newfield or a Newfield subsidiary with any indemnified party under the merger agreement and provided to Encana, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections of any such indemnified party in respect of acts or omissions occurring or alleged to have occurred at or prior to the effective time.

The merger agreement also provides that at or prior to the effective time, Newfield shall purchase a 6 year prepaid “tail” policy on terms and conditions providing coverage retentions, limits and other terms no less favorable than those of the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Newfield and Newfield’s subsidiaries with respect to matters arising at or prior to the effective time; provided, however, that Newfield shall not commit or spend on such “tail” policy, in the aggregate, more than 300% of the last aggregate annual premium paid by Newfield for Newfield’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “base amount”); provided, however, that if the cost of such “tail” policy exceeds the base amount, Newfield shall obtain “tail” insurance policies with the greatest coverage available, with respect to matters occurring prior to the effective time, for a cost not exceeding the base amount. Newfield shall in good faith cooperate with Encana prior to the effective time with respect to the procurement of such “tail” policy, including with respect to the selection of the broker, available policy price and coverage options.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including, among other things, covenants relating to:

•	cooperation between Encana and Newfield in the preparation of this joint proxy statement/prospectus;

•	access by each party to certain information about the other party during the period prior to the effective time or termination of the merger agreement, as applicable;

•	cooperation between Encana and Newfield in connection with public announcements;

•	taking all action necessary to eliminate or minimize the effect of takeover laws on the merger;

•	certain employee matters;

•	obligations of Encana to cause Merger Sub to perform its obligations under the merger agreement;

•	requirements of Section 16(a) of the Exchange Act;

•	cooperation between Encana and Newfield in the defense or settlement of any shareholder litigation relating to the merger;

•	delisting of Newfield shares on the NYSE;

•	resignation of Newfield’s directors from the Newfield board;

•	listing of Encana shares issued in connection with the merger on the NYSE and TSX; and

•	prepayment of certain indebtedness of Newfield.

Conditions to Completion of the Merger

The obligations of Encana and Newfield to consummate the merger are subject to the satisfaction or waiver (to the extent permissible under applicable laws) of the following mutual conditions:

•	approval of the merger agreement proposal by Newfield stockholders and approval of the share issuance proposal by Encana shareholders;

•

absence of any judgment, settlement, order, decision, writ, injunction, decree, stipulation or legal or arbitration award of, or promulgated or issued by, any governmental entity of competent jursidiction (whether temporary, preliminary or permanent) or law, in each case, that is in effect as of immediately prior to the effective time, and has the effect of restraining, enjoining or otherwise prohibiting the consummation of the merger;

•	any waiting period (and extensions thereof) applicable to the merger under the HSR Act shall have been terminated or expired;

•

the registration statement on Form S-4 filed by Encana in connection with the share issuance shall have been declared effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order; and

•

Encana common shares issued in the merger having been approved for listing on the NYSE, subject to official notice of issuance, and the TSX, subject to satisfaction of customary listing conditions of the TSX.

The obligation of Newfield to effect the merger is also subject to the satisfaction or waiver by Newfield of the following additional conditions:

•

the accuracy of the representations and warranties of Encana and Merger Sub set forth in the merger agreement, subject to the materiality standards set forth in the merger agreement, as of the date of the merger agreement and as of the closing date of the merger (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties will be true and correct as of such specific date only), and Newfield’s receipt of an officer’s certificate from Encana to such effect; and

•

performance of, or compliance with, in all material respects all obligations, covenants and agreements required to be performed or complied with under the merger agreement by Encana and Merger Sub at or prior to the effective time, and Newfield’s receipt of an officer’s certificate from Encana to such effect.

The obligations of Encana and Merger Sub to effect the merger are also subject to the satisfaction or waiver by Encana of the following additional conditions:

•

the accuracy of the representations and warranties of Newfield set forth in the merger agreement, subject to the materiality standards set forth in the merger agreement, as of the date of the merger agreement and as of the closing date of the merger (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties will be true and correct as of such specific date only), and Encana’s receipt of an officer’s certificate from Newfield to such effect; and

•

performance of, or compliance with, in all material respects all obligations, covenants and agreements required to be performed or complied with under the merger agreement by Newfield at or prior to the effective time, and Encana’s receipt of an officer’s certificate from Newfield to such effect.

As further discussed under the section entitled “Risk Factors,” neither Encana nor Newfield can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the Merger Agreement

Encana and Newfield may mutually agree to terminate the merger agreement before consummating the merger, even after approval of the merger agreement proposal by Newfield stockholders and approval of the share issuance proposal by Encana shareholders.

In addition, either Encana or Newfield may terminate the merger agreement if:

•

(i) prior to the consummation of the merger, the terminating party is not then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement, (ii) any of the representations and warranties of the non-terminating party shall have become inaccurate as of a date subsequent to the date of the merger agreement (as if made on such subsequent date) or the non-terminating party shall have breached, failed to perform or violated its respective covenants or agreements, in each case such that a condition to effect the merger would not be satisfied, and (iii) in the case of clause (ii), such breach, failure to perform, violation or inaccuracy is not capable of being cured by the outside date or, if capable of being cured by the outside date, is not cured by the non-terminating party, before the earlier of (x) the business day immediately prior to the outside date and (y) the 30th calendar day following receipt of written notice from the terminating party of such breach, failure to perform, violation or inaccuracy;

•

the consummation of the merger has not occurred on or before the outside date; provided that the right to terminate shall not be available to any party whose material breach of any provision of the merger agreement has been the cause of, or resulted in, the failure of the consummation of the merger to occur on or before the outside date;

•

after the final adjournment or postponement of the Encana special meeting or the Newfield special meeting, if the required Encana shareholder or Newfield stockholder approval, as applicable, has not been obtained; or

•

a governmental entity of competent jurisdiction with a material connection to any party, its subsidiaries or its respective assets has issued a final, non-appealable order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement, including the merger; provided that the right to terminate the merger agreement shall not be available to any party whose failure to comply with certain obligations with respect to such order under the merger agreement or whose material breach of the merger agreement has been the cause of or resulted in, the issuance of such final, non-appealable order.

In addition, the merger agreement may be terminated under the following circumstances:

•

by Encana, prior to the time the Newfield stockholder approval is obtained, if (i) the Newfield board has effected a change of recommendation (provided that Encana is only entitled to terminate the merger agreement for ten (10) business days following the date a change of recommendation occurs) or (ii) Newfield has violated or breached (or is deemed pursuant to the terms thereof, to have violated or breached) in any material respect any of its non-solicitation obligations;

•

by Newfield, prior to the time the Encana shareholder approval is obtained, if (i) the Encana board has effected a change of recommendation (provided that Newfield is only entitled to terminate the merger agreement for ten (10) business days following the date a change of recommendation occurs) or (ii) Encana has violated or breached (or is deemed pursuant to the terms thereof, to have violated or breached) in any material respect any non-solicitation obligation;

•

by Newfield, prior to the time the Newfield stockholder approval is obtained, in order to effect a change of recommendation and substantially concurrently enter into an acquisition agreement providing for a superior proposal that did not result from a material breach of its non-solicitation obligations; provided that (i) Newfield has complied with certain provisions of its non-solicitation obligations and (ii) immediately prior to or substantially concurrently with (and as a condition to) the termination, Newfield pays to Encana the applicable termination fee; or

•

by Encana, prior to the time the Encana shareholder approval is obtained, in order to effect a change of recommendation and substantially concurrently enter into an acquisition agreement providing for a superior proposal that did not result from a material breach of its non-solicitation obligations; provided that (i) Encana has complied with certain provisions of its non-solicitation obligations and (ii) immediately prior to or substantially concurrently with (and as a condition to) the termination, Encana pays to Newfield the applicable termination fee.

Expenses and Termination Fees Relating to the Termination of the Merger Agreement

Termination Fees Payable by Encana

The merger agreement requires Encana to pay Newfield a termination fee of $300 million if:

•

(i) Encana terminates the merger agreement because the effective time has not occurred by the outside date at a time when Newfield would be permitted to terminate the merger agreement or (ii) Newfield terminates the merger agreement, in each case because Encana has violated or breached in any material respect its non-solicitation obligations under the merger agreement and (A) at any time on or after the date of the merger agreement and prior to such termination an acquisition proposal shall have been made to the Encana board or Encana or publicly announced or publicly known and, in either case, not withdrawn at the time of the Encana shareholders meeting, and (B) within twelve (12) months after the date of such termination, Encana enters into a definitive agreement providing for an acquisition proposal or any acquisition proposal is consummated;

•	Newfield terminates the merger agreement due to a change of recommendation by Encana;

•	Encana terminates the merger agreement due to a superior proposal for Encana; or

•

either party terminates the merger agreement after the final adjournment or postponement of the Encana special meeting following a change of recommendation by Encana and Encana shareholder approval has not been obtained.

In no event shall Encana be required to pay the termination fee on more than one occasion.

Termination Fees Payable by Newfield

The merger agreement requires Newfield to pay Encana a termination fee of $150 million if:

•

(i) Newfield terminates the merger agreement because the effective time has not occurred by the outside date at a time when Encana would be permitted to terminate the merger agreement or (ii) Encana terminates the merger agreement, in each case because Newfield has violated or breached (or is deemed pursuant to the terms thereof, to have violated or breached) in any material respect its non-solicitation obligations under the merger agreement and (A) at any time on or after the date of the merger agreement and prior to such termination an acquisition proposal shall have been made to the Newfield board or Newfield or publicly announced or publicly known and, in either case, not withdrawn at the time of the Newfield stockholders meeting, and (B) within twelve (12) months after the date of such termination, (x) Newfield enters into a definitive agreement providing for an acquisition proposal or (y) any acquisition proposal is consummated;

•	Encana terminates the merger agreement due to a change of recommendation by Newfield;

•	Newfield terminates the merger agreement due to a superior proposal for Newfield; or

•

either party terminates the merger agreement after the final adjournment or postponement of the Newfield special meeting following a change of recommendation by Newfield and Newfield stockholder approval has not been obtained.

In no event shall Newfield be required to pay the termination fee on more than one occasion.

Expenses

In addition, unless otherwise entitled to a termination fee, either Encana or Newfield will be obligated to pay the other party an expense reimbursement fee of $50 million in connection with a termination under certain circumstances related to the failure to obtain Newfield stockholder approval or Encana shareholder approval, as applicable, or to achieve certain conditions to consummate the merger. In no event will either party be required to pay an expense reimbursement fee on more than one occasion.

If either party pays a termination fee, then such party will not be required to also pay an expense reimbursement fee. Further, any payment of an expense reimbursement fee may be deducted from any subsequent payment of a termination fee.

Amendments and Waivers

Subject to applicable law, any provision of the merger agreement may be amended, modified and supplemented by written agreement of each of the parties.

Specific Performance

In addition to any other remedy that may be available to each party, including monetary damages, prior to the valid termination of the merger agreement, each of the parties will be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent or remedy any breaches or threatened breaches of the merger agreement by any other party and to enforce specifically its terms and provisions.

Governing Law

The merger agreement is governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the law of any other jurisdiction.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements give effect to the proposed business combination of Encana and Newfield. The merger will be accounted for using the acquisition method of accounting with Encana identified as the acquirer. Under the acquisition method of accounting, Encana will record all assets acquired and liabilities assumed at their respective acquisition date fair values at the effective time of the merger.

The following unaudited pro forma condensed combined financial statements are derived from the historical consolidated financial statements of Encana and Newfield, adjusted to reflect the proposed merger of Encana and Newfield. Certain of Newfield’s historical amounts have been reclassified to conform to Encana’s financial statement presentation. The unaudited pro forma combined balance sheet as of September 30, 2018 gives effect to the merger as if the merger had been completed on September 30, 2018. The unaudited pro forma combined statement of earnings for the year ended December 31, 2017 and the nine months ended September 30, 2018 gives effect to the merger as if the merger had been completed on January 1, 2017.

The unaudited pro forma combined financial statements reflect the following merger-related pro forma adjustments, based on available information and certain assumptions that Encana believes are reasonable:

•	the merger, including the issuance of Encana common shares as merger consideration, will be accounted for using the acquisition method of accounting, with Encana identified as the acquirer;

•

the exchange of Newfield’s outstanding equity awards, including time-based restricted stock units with a stock settlement feature, restricted stock awards and performance-based restricted stock units, for Encana common shares;

•

the exchange of Newfield’s outstanding liability awards, including time-based restricted stock units with a cash settlement feature and notional stock under Newfield’s non-qualified deferred compensation plan, for cash based on the value of notional Encana common shares;

•	the assumption of liabilities for transaction-related expenses; and

•	the recognition of estimated tax impacts of the pro forma adjustments.

Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma combined financial statements. In Encana’s opinion, all adjustments that are necessary to present fairly the pro forma information have been made.

The unaudited pro forma combined financial information is provided for illustrative purposes only and is not intended to represent what Encana’s financial position or results of operations would have been had the merger actually been consummated on the assumed dates nor is it indicative of Encana’s future financial position or results of operations. The unaudited pro forma combined financial information does not reflect future events that may occur after the merger, including, but not limited to, the anticipated realization of ongoing savings from potential operating efficiencies, asset dispositions, cost savings or economies of scale that the combined company may achieve with respect to the combined operations.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes contained in Encana’s and Newfield’s respective Annual Reports on Form 10-K for the year ended December 31, 2017 and Quarterly Reports on Form 10-Q for the quarterly period ended September 30, 2018, Encana’s Current Report on Form 8-K filed on November 2, 2018 and Newfield’s Current Report on Form 8-K filed on November 2, 2018, each of which are incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information.”

	Unaudited Pro Forma Condensed Combined Balance Sheet
	As of September 30, 2018
			Pro Forma Adjustments
($ millions, except per share amounts)	Encana Historical	Newfield Historical	Reclassification Adjustment (Note 2a)	Acquisition Adjustment (Note 2)		Transaction Adjustment (Note 2)			Pro Forma Combined
Assets
Current Assets
Cash and cash equivalents	615	264	—	—		(6)	b	)	873
Accounts receivables and accrued revenues	835	386	—	—		—			1,221
Inventories	—	25	(20)	—		—			5
Risk Management	146	—	—	—		—			146
Income tax receivable	290	—	38	—		—			328
Other current assets	—	82	(38)	—		—			44

Total Current Assets	1,886	757	(20)	—		(6)			2,617

Property, Plant and Equipment, at cost:
Oil and natural gas properties, based on full cost accounting
Oil and gas properties, net	—	4,634	—	(4,634)	c)	—			—
Proved properties	41,859	—	101	5,793	c)	—			47,753
Unproved properties	3,964	—	—	980	c)	—			4,944
Other	2,229	172	(76)	(34)	c)	—			2,291

Property, plant and equipment	48,052	4,806	25	2,105		—			54,988
Less: Accumulated depreciation, depletion and amortization	(38,519)	—	—	—		—			(38,519)

Property, plant and equipment, net	9,533	4,806	25	2,105		—			16,469
Other Assets	160	41	20	(12)	d)	—			209
Risk Management	132	—	—	—		—			132
Long-term investments	—	25	(25)	—		—			—
Restricted cash	—	47	—	—		—			47
Deferred Income Taxes	1,019	—	—	(291)	c)	—			728
Goodwill	2,588	—	—	291	c)	—			2,879

Total Assets	15,318	5,676	—	2,093		(6)			23,081

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	1,751	51	777	—		106	e	)	2,685
Accrued liabilities	—	700	(700)	—		—			—
Advances from joint owners	—	77	(77)	—		—			—
Asset retirement obligation	—	2	—	—		—			2
Incomes taxes payable	1	—	—	—		—			1
Risk Management	450	221	—	—		—			671
Current portion of long-term debt	500	—	—	—		—			500

Total Current Liabilities	2,702	1,051	—	—		106			3,859

Long-Term Debt	3,698	2,436	—	139	c)	—			6,273
Other Liabilities and Provisions	1,916	67	—	—		—			1,983
Risk Management	68	24	—	—		—			92
Asset Retirement Obligation	407	135	—	14	c)	—			556
Deferred Income Taxes	33	92	—	(92)	c)	—			33

Total Liabilities	8,824	3,805	—	61		106			12,796

Shareholders’ Equity
Share capital	4,655	2	—	(2)	f), g)	3,897			8,552
Treasury stock	—	(67)	—	67	g)	—			—
Paid in surplus	1,358	3,346	—	(3,346)	g)	—			1,358
Retained earnings (Accumulated deficit)	(581)	(1,409)	—	1,409	g)	(106)	e	)	(687)
Accumulated other comprehensive income	1,062	(1)	—	1	g)	—			1,062

Total Shareholders’ Equity	6,494	1,871	—	(1,871)		3,791			10,285
Total Liabilities and Shareholders’ Equity	15,318	5,676	—	(1,810)		3,897			23,081

	Unaudited Pro Forma Condensed Combined Statement of Earnings
	For the Nine Months Ended September 30, 2018
($ millions, except per share amounts)	Encana Historical	Newfield Historical	Reclassification Adjustments (Note 3a)	Pro Forma Adjustments (Note 3)			Pro Forma Combined
Revenues
Product and service revenues	4,025	1,965	—	—			5,990
Gains (losses) on risk management, net	(517)	—	(313)	—			(830)
Sublease revenues	50	—	—	—			50
Other revenue	—	5	—	—			5

Total Revenues	3,558	1,970	(313)	—			5,215

Operating Expenses
Production, mineral and other taxes	109	90	—	—			199
Transportation and processing	799	253	—	—			1,052
Operating	372	197	—	—			569
Purchased product	803	—	—	—			803
Depreciation, depletion and amortization	924	447	(6)	80	b	)	1,445
Accretion of asset retirement obligation	24	—	6	—			30
Administrative	187	159	—	—			346
Other expenses (income)	—	(3)	—	—			(3)

Total Operating Expenses	3,218	1,143	—	80			4,441
Operating Income (Loss)	340	827	(313)	(80)			774
Other (Income) Expenses
Interest	265	113	(45)	(19)	c	)	314
Foreign exchange (gain) loss, net	93	—	—	—			93
(Gain) loss on divestitures, net	(4)	—	—	—			(4)
Capitalized interest	—	(45)	45	—			—
Commodity derivative (income) expense	—	313	(313)	—			—
Other (gains) losses, net	2	(4)	—	—			(2)

Total Other (Income) Expenses	356	377	(313)	(19)			401
Net Earnings (Loss) Before Income Tax	(16)	450	—	(61)			373
Income tax expense (recovery)	(55)	21	—	(20)	d	)	(54)

Net Earnings (Loss)	39	429	—	(41)			427

Net Earnings (Loss) Per Common Share
Basic	0.04						0.28
Diluted	0.04						0.28

Weighted Average Common Shares Outstanding (millions)
Basic	962.2			547.4	e	)	1,509.6
Diluted	962.2			547.4	e	)	1,509.6

	Unaudited Pro Forma Condensed Combined Statement of Earnings
	For the Year Ended December 31, 2017
($ millions, except per share amounts)	Encana Historical	Newfield Historical	Reclassification Adjustment (Note 3a)	Pro Forma Adjustments (Note 3)			Pro Forma Combined
Revenues
Product revenues	2,999	1,767	—	—			4,766
Gains (losses) on risk management, net	482	—	(47)	—			435
Market Optimization	863	—	—	—			863
Other	99	—	—	—			99

Total Revenues	4,443	1,767	(47)	—			6,163

Operating Expenses
Production, mineral and other taxes	112	64	—	—			176
Transportation and processing	845	300	—	—			1,145
Operating	506	215	—	—			721
Purchased product	788	—	—	—			788
Depreciation, depletion and amortization	833	467	(8)	358	b	)	1,650
Accretion of asset retirement obligation	37	—	8	—			45
Administrative	254	200	—	—			454
Other	—	6	—	—			6

Total Operating Expenses	3,375	1,252	—	358			4,985
Operating Income (Loss)	1,068	515	(47)	(358)			1,178
Other (Income) Expenses
Interest	363	150	(61)	(28)	c	)	424
Foreign exchange (gain) loss, net	(279)	—	—	—			(279)
(Gain) loss on divestitures, net	(404)	—	—	—			(404)
Capitalized interest	—	(61)	61	—			—
Commodity derivative (income) expense	—	47	(47)	—			—
Other (gains) losses, net	(42)	(7)	—	—			(49)

Total Other (Income) Expenses	(362)	129	(47)	(28)			(308)
Net Earnings (Loss) Before Income Tax	1,430	386	—	(330)			1,486
Income tax expense (recovery)	603	(41)	—	(83)	d	)	479

Net Earnings (Loss)	827	427	—	(247)			1,007

Net Earnings (Loss) Per Common Share
Basic	0.85						0.66
Diluted	0.85						0.66

Weighted Average Common Shares Outstanding (millions)
Basic	973.1			547.4	e	)	1,520.5
Diluted	973.1			547.4	e	)	1,520.5

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1—Basis of Presentations

On October 31, 2018, Encana, Merger Sub, and Newfield entered into the merger agreement, which contemplates the merger of Merger Sub with and into Newfield. As a result, Newfield would become an indirect wholly owned subsidiary of Encana at the effective time of the merger. Under the merger agreement, Newfield stockholders will receive 2.6719 Encana common shares for each share of Newfield common stock that are issued and outstanding immediately prior to the effective time of the merger.

The unaudited pro forma combined financial information has been derived from the historical consolidated financial statements of Encana and Newfield. Certain of Newfield’s historical amounts have been reclassified to conform to Encana’s financial statement presentation. The unaudited pro forma condensed combined balance sheets as of September 30, 2018 give effect to the merger and the related financing transactions as if they had occurred on September 30, 2018. The unaudited pro forma combined statements of earnings for the nine months ended September 30, 2018 and the year ended December 31, 2017 give effect to the merger and the related financing transactions as if they had occurred on January 1, 2017.

The unaudited pro forma condensed combined financial statements reflect pro forma adjustments that are described in the accompanying notes and are based on available information and certain assumptions that Encana believes are reasonable. However, actual results may differ from those reflected in these statements. In Encana’s opinion, all adjustments that are necessary to present fairly the pro forma information have been made. The following unaudited pro forma combined statements do not purport to represent what the financial position or results of operations would have been if the transaction had actually occurred on the dates indicated above, nor are they indicative of Encana’s future financial position or results of operations. No adjustments have been made to the pro forma financial information to reflect costs savings or synergies that may be obtained as a result of the merger of Newfield described herein. These unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements and related notes of Encana and Newfield for the periods presented which are incorporated by reference in this joint proxy statement/prospectus.

Note 2—Unaudited Pro Forma Condensed Combined Balance Sheet

The merger will be accounted for using the acquisition method of accounting for business combinations. The allocation of the preliminary estimated purchase price is based upon Encana management’s estimates of and assumptions related to the fair value of assets to be acquired and liabilities to be assumed as of September 30, 2018, using currently available information. Because the unaudited pro forma combined financial information has been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on financial position and results of operations may differ significantly from the pro forma amounts included in this joint proxy statement/prospectus. Encana expects to finalize its allocation of the purchase consideration as soon as practicable after completion of the proposed transaction.

The preliminary purchase price allocation is subject to change as a result of several factors, including but not limited to:

•	changes in the estimated fair value of the Encana common shares issued as merger consideration to Newfield stockholders, based on Encana’s share price at the effective time of the merger;

•

changes in the estimated fair value of Newfield’s assets acquired and liabilities assumed as of the date of the transaction, which could result from changes in future oil, NGLs and natural gas commodity prices, reserve estimates, interest rates, and other factors;

•	the tax basis of Newfield’s assets and liabilities as of the effective time of the merger; and

•	the risk factors described in “Risk Factors” beginning on page 39.

The preliminary merger consideration to be transferred, fair value of assets acquired and liabilities assumed were calculated as follows:

($ millions)
Consideration
Fair value of Encana common shares to be issued(1)	3,813
Fair value of Newfield equity awards converted to Encana common shares(2)	84
Fair value of Newfield liability awards paid in cash(3)	6

Total Consideration	3,903

Fair Value of Liabilities Assumed
Accounts payable and accrued liabilities	828
Derivative liabilities	245
Long-Term Debt	2,575
Asset retirement obligations	151
Other non-current liabilities	67
Deferred income tax	291

Fair Value of Assets Acquired
Cash and cash equivalents	264
Accounts receivable and accrued revenues	386
Other current assets	87
Proved property	5,894
Unproved property	980
Other property plant and equipment	62
Other non-current assets	96
Goodwill	291

Net Assets Acquired and Liabilities Assumed	3,903

(1)	Based on 535.5 million Encana common shares at $7.12 per share (closing price as of November 23, 2018).
(2)

Based on 11.9 million Encana common shares computed using a closing price of Encana common shares at $7.12 per share at November 23, 2018. Newfield equity awards include restricted stock awards, restricted stock units and performance share units.

(3)

Based on 0.8 million notional Encana common shares computed using a closing price of Encana common shares at $7.12 per share at November 23, 2018. Newfield liability awards include cash-settled restricted stock units and notional stock under Newfield’s non-qualified deferred compensation plan.

Under the merger agreement, Newfield stockholders will receive 2.6719 Encana common shares for each share of Newfield common stock issued and outstanding immediately prior to the effective time of the merger. This will result in Encana issuing approximately 547.4 million of its common shares as merger consideration, or $3.9 billion in value, and cash payments related to the liability awards of approximately $6 million. Based on the NYSE closing price of the Encana common shares of $7.12 on November 23, 2018, the proposed transaction has a preliminary value of approximately $6.5 billion, including the fair value of Newfield’s long-term debt assumed of $2.6 billion.

Goodwill recognized is primarily attributable to the excess of the consideration transferred over the acquisition-date identifiable assets acquired net of liabilities assumed, measured in accordance with GAAP. Newfield’s tax basis in the assets and liabilities will carry over to Encana.

From October 31, 2018, the last trading date before the parties entered into the merger agreement, to November 23, 2018, the preliminary value of the Encana common shares to be transferred as merger consideration to Newfield stockholders had decreased by approximately $1.7 billion, as a result of the decrease in the share price for Encana common shares from $10.24 to $7.12. The final value of total merger consideration paid by Encana will be determined based on the actual number of Encana shares issued and the market price of Encana common shares at the effective time of the merger. A 10 % increase or decrease in the closing price of Encana common shares, as compared to the November 23, 2018 NYSE closing price of $7.12, would increase or decrease the total merger consideration by approximately $390 million, assuming all other factors are held constant.

The following adjustments have been made to the accompanying unaudited pro forma combined balance sheet as of September 30, 2018:

(a)	Reflects reclassification of Newfield amounts presented to conform to Encana’s presentation:

•	Pipeline and well equipment from other assets and inventory to capital spares in other property plant and equipment;

•	Income tax receivables from other current assets;

•	Gathering assets from other property plant and equipment to proved property;

•	Long-term investments to other long-term assets; and

•	Accrued liabilities and advances from joint owners to accounts payable and accrued liabilities.

(b)	Reflects cash paid in respect of liability awards computed using the NYSE closing price of the Encana common shares at $7.12 per share at November 23, 2018;

(c)

The allocation of the estimated fair value of consideration transferred (based on the closing price of Encana common shares at $7.12 per share at November 23, 2018) to the estimated fair value of the assets acquired and liabilities assumed resulted in the following purchase price allocation adjustments:

•	$2.1 billion increase in Newfield’s net book basis of oil and gas properties and other property plant and equipment to reflect them at fair value;

•	$139 million increase to long-term debt to reflect them at fair value and to eliminate debt issuance costs;

•	$14 million increase in asset retirement obligations to reflect them at fair value;

•	$291 million net deferred tax liability associated with the preliminary purchase price allocation; and

•

$291 million increase in goodwill associated with the difference between the fair value of the assets acquired and liabilities assumed and Newfield’s tax basis in the assets and liabilities that will carry over to Encana.

(d)	Reflects the elimination of $12 million in other assets related to Newfield’s credit facility issuance costs.

(e)

Reflects the impact of estimated severance costs of $20 million related to Newfield’s named executive officers as well as transaction costs of $86 million expected to be incurred by Encana and Newfield in connection with the merger, including estimated financial advisor, legal and accounting fees that are not capitalizable as part of the transaction. These costs are not reflected in the historical September 30, 2018 balance sheets of Encana or Newfield, but are reflected in the unaudited pro forma balance sheet as an increase to liabilities and a reduction of equity as they will be expensed by Encana and Newfield as incurred. These amounts and their corresponding tax effect have not been reflected in the pro forma statement of earnings due to their non-recurring nature.

(f)

Reflects the estimated increase in Encana common shares, with no par value, resulting from the issuance of Encana common shares to Newfield stockholders to effect the transaction as follows (in millions, except share and per share amounts):

Encana common shares to be issued in respect of outstanding Newfield common stock	535.5
Encana common shares to be issued pursuant to Newfield equity awards	11.9

Total Encana common shares to be issued	547.4
NYSE closing price per share of Encana common shares on November 23, 2018	7.12
Fair value of Encana common shares to be issued	3,897

(g)	Reflects the elimination of Newfield’s historical equity balances in accordance with the acquisition method of accounting.

Note 3. Adjustments to the Unaudited Pro Forma Combined Statements of Earnings

The following adjustments have been made to the accompanying unaudited pro forma combined statements of earnings for the year ended December 31, 2017 and for the nine months ended September 30, 2018:

(a)	Reflects reclassification of Newfield amounts presented to conform to Encana’s presentation:

•	Realized and unrealized gains and losses on derivative contracts to be presented in product and service revenues;

•	Capitalized interest included in interest expense; and

•	Accretion from DD&A to accretion of asset retirement obligation.

(b)	Reflects the DD&A expense calculated using Encana’s depletion rate calculated under the full cost method of accounting for oil and gas properties based on the preliminary purchase price allocation.

(c)	Reflects effective interest from the fair valuation of Newfield’s long-term debt using market interest rates.

(d)	Reflects the approximate income tax effects of the pro forma adjustments presented.

(e)	Reflects Encana’s common shares estimated to be issued to Newfield stockholders.

Note 4. Supplemental Pro Forma Oil, NGL and Natural Gas Reserves Information

The following tables present the estimated pro forma combined net proved developed and undeveloped, oil, NGLs and natural gas reserves as of December 31, 2017, along with a summary of changes in quantities of net remaining proved reserves during the year ended December 31, 2017. The pro forma reserve information set forth below gives effect to the merger as if the transaction had occurred on January 1, 2017. All reserves information presented herein was prepared in accordance with applicable SEC regulations.

	Oil (MMbbls)
	Encana Historical Canada	Encana Historical U.S.	Newfield Historical U.S.	Pro Forma Combined U.S.	Newfield Historical China(1)	Pro Forma Combined Total
Balance—December 31, 2016	—	155.6	185.0	340.6	5.0	345.6
Revisions and improved recovery	0.2	(16.0)	50.0	34.0	2.0	36.2
Extensions and discoveries	0.2	84.9	35.0	119.9	—	120.1
Purchases of reserves in place	—	0.8	1.0	1.8	—	1.8
Sale of reserves in place	—	(5.4)	(1.0)	(6.4)	(3.0)	(9.4)
Production	(0.2)	(27.7)	(22.0)	(49.7)	(2.0)	(51.9)

Balance—December 31, 2017	0.2	192.3	248.0	440.3	2.0	442.5

	Oil (MMbbls)
	Encana Historical Canada	Encana Historical U.S.	Newfield Historical U.S.	Pro Forma Combined U.S.	Newfield Historical China(1)	Pro Forma Combined Total
Proved developed reserves as of
December 31, 2016	—	82.5	104.0	186.5	5.0	191.5
December 31, 2017	0.2	104.7	136.0	240.7	2.0	242.9
Proved undeveloped reserves as of
December 31, 2016	—	73.1	81.0	154.1	—	154.1
December 31, 2017	—	87.7	112.0	199.7	—	199.7

	NGLs (MMbbls)
	Encana Historical Canada	Encana Historical U.S.	Newfield Historical U.S.	Pro Forma Combined U.S.	Newfield Historical China	Pro Forma Combined Total
Balance—December 31, 2016	94.0	56.4	95.0	151.4	—	245.4
Revisions and improved recovery	(14.6)	(3.6)	49.0	45.4	—	30.8
Extensions and discoveries	46.4	26.5	14.0	40.5	—	86.9
Purchases of reserves in place	—	0.4	—	0.4	—	0.4
Sale of reserves in place	(0.2)	(3.6)	—	(3.6)	—	(3.8)
Production	(10.6)	(8.7)	(12.0)	(20.7)	—	(31.3)

Balance—December 31, 2017	115.0	67.5	146.0	213.5	—	328.5

Proved developed reserves as of
December 31, 2016	25.6	31.8	50.0	81.8	—	107.4
December 31, 2017	40.5	41.6	78.0	119.6	—	160.1
Proved undeveloped reserves as of
December 31, 2016	68.4	24.6	45.0	69.6	—	138.0
December 31, 2017	74.5	25.8	68.0	93.8	—	168.3

	Natural Gas (Bcf)
	Encana Historical Canada	Encana Historical U.S.	Newfield Historical U.S.	Pro Forma Combined U.S.	Newfield Historical China	Pro Forma Combined Total
Balance—December 31, 2016	1,810	1,093	1,366	2,459	—	4,269
Revisions and improved recovery	(31)	(27)	318	291	—	260
Extensions and discoveries	727	144	151	295	—	1,022
Purchases of reserves in place	—	2	2	4	—	4
Sale of reserves in place	(65)	(729)	(3)	(732)	—	(797)
Production	(306)	(97)	(130)	(227)	—	(533)

Balance—December 31, 2017	2,135	384	1,704	2,088	—	4,223

Proved developed reserves as of
December 31, 2016	903	951	928	1,879	—	2,782
December 31, 2017	1,082	243	1,099	1,342	—	2,424
Proved undeveloped reserves as of
December 31, 2016	907	142	438	580	—	1,487
December 31, 2017	1,053	141	605	746	—	1,799

(1)	All of Newfield’s reserves in China are associated with production sharing contracts and are calculated using the economic interest method.
(2)	Numbers may not add due to rounding.

The pro forma standardized measure of discounted future net cash flows relating to proved oil, NGLs and natural gas reserves as of December 31, 2017 is as follows:

($ millions)	Encana Historical Canada	Encana Historical U.S.	Newfield Historical U.S.	Pro Forma Combined U.S.	Newfield Historical China	Pro Forma Combined Total
Future cash inflows	7,850	11,459	20,346	31,805	120	39,775
Less future:
Production costs	3,516	3,661	8,193	11,854	53	15,423
Development costs	2,058	3,042	2,786	5,828	16	7,902
Income taxes	76	—	1,091	1,091	—	1,167

Future net cash flows	2,200	4,756	8,276	13,032	51	15,283
Less 10% annual discount for estimated timing of cash flows	618	2,025	3,922	5,947	4	6,569

Discounted future net cash flows	1,582	2,731	4,354	7,085	47	8,714

The changes in the pro forma standardized measure of discounted future net cash flows relating to proved oil, NGL and natural gas reserves for the year ended December 31, 2017 are as follows:

($ millions)	Encana Historical Canada	Encana Historical U.S.	Newfield Historical U.S.	Pro Forma Combined U.S.	Newfield Historical China	Pro Forma Combined Total
Balance, beginning of year—January 1, 2017	439	1,236	2,520	3,756	64	4,259
Changes resulting from:
Sales of oil and gas produced during the year	(471)	(1,291)	(1,127)	(2,418)	(59)	(2,948)
Discoveries and extensions, net of related costs	582	1,141	658	1,799	—	2,381
Purchases of proved reserves in place	—	13	23	36	—	36
Sales and transfers of proved reserves in place	(12)	(413)	(2)	(415)	(46)	(473)
Net change in prices and production costs	893	2,183	1,393	3,576	(9)	4,460
Revisions to quantity estimates	(22)	(203)	1,387	1,184	42	1,204
Accretion of discount	44	124	247	371	6	421
Development costs incurred during the period	454	1,366	456	1,822	1	2,277
Changes in estimated future development costs	(279)	(1,433)	(728)	(2,161)	13	(2,427)
Other	7	8	(29)	(21)	35	21
Net change in income taxes	(53)	—	(444)	(444)	—	(497)

Balance, end of year—December 31, 2017	1,582	2,731	4,354	7,085	47	8,714

DESCRIPTION OF ENCANA SHARE CAPITAL

General

Encana is authorized to issue an unlimited number of Encana common shares and class A preferred shares (the “Encana Class A Preferred Shares”) limited to a number equal to not more than 20% of the issued and outstanding number of Encana common shares at the time of the issuance. As of the record date, there were approximately 952.5 million Encana common shares outstanding and no Encana Class A Preferred Shares outstanding.

Encana Common Shares

Encana shareholders are entitled to receive dividends if, as and when declared by the Encana board. Encana shareholders are entitled to receive notice of and to attend all meetings of shareholders and are entitled to one vote per common share held at all such meetings. In the event of the liquidation, dissolution or winding up of Encana or other distribution of assets of Encana among its shareholders for the purpose of winding up its affairs, the Encana shareholders will be entitled to participate ratably in any distribution of the assets of Encana. Encana has share-based compensation plans that allow employees to purchase Encana common shares. Encana has an amended and restated shareholder rights plan (the “Plan”) that was adopted to ensure, to the extent possible, that all Encana shareholders are treated fairly in connection with any take-over bid for Encana. The Plan creates a right that attaches to each present and subsequently issued Encana common share. Until the separation time, which typically occurs at the time of an unsolicited take-over bid, whereby a person acquires or attempts to acquire 20% or more of Encana common shares, the rights are not separable from Encana common shares, are not exercisable and no separate rights certificates are issued. Each right entitles the Encana shareholder, other than the 20% acquirer, from and after the separation time and before certain expiration times, to acquire one Encana common share at 50% of the market price at the time of exercise.

Encana Class A Preferred Shares

Encana Class A Preferred Shares may be issued in one or more series. The Encana board shall fix the number of shares in each series and may determine the designation, rights, privileges, restrictions and conditions attached to each series of Encana Class A Preferred Shares before the issue of such series. The Encana Class A Preferred Shares are entitled to priority over the Encana common shares, with respect to redemption, the payment of dividends, the return of capital and the distribution of assets of Encana in the event of the liquidation, dissolution or winding up of Encana’s affairs. Each Encana Class A Preferred Share will have certain restrictions, including that holders of the Encana Class A Preferred Shares are not entitled to vote at any meeting of the Encana shareholders, but may be entitled to vote if Encana fails to pay a certain number of dividends on that series of Encana Class A Preferred Shares, and Encana Class A Preferred Shares will only be convertible into another series of Encana Class A Preferred Shares (and not Encana common shares).

COMPARISON OF RIGHTS OF ENCANA SHAREHOLDERS

AND NEWFIELD STOCKHOLDERS

Holders of shares of Newfield common stock will receive Encana common shares as part of the consideration in the merger. Newfield is a Delaware corporation organized under the DGCL and Encana is a Canadian corporation incorporated under the CBCA.

The following is a summary comparison of the material differences between:

•	the current rights of Newfield stockholders under the DGCL and Newfield’s certificate of incorporation and bylaws, each as amended to date, and

•	the current rights of Encana shareholders under the CBCA and Encana’s articles of incorporation and by-law, each as amended to date.

The following summary is not a complete statement of the rights of Newfield stockholders or Encana shareholders or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to the DGCL and the CBCA and Newfield’s and Encana’s constituent documents, which Newfield stockholders should read. To see where copies of these documents can be obtained, see “Where You Can Find More Information.”

	Encana	Newfield
Authorized Capital Stock

Encana’s articles of incorporation authorize Encana to issue an unlimited number of common shares and a number of Encana Class A Preferred Shares, which shall be limited to a number equal to not more than 20% of the number of issued and outstanding Encana common shares at the time of issuance of any such Encana Class A Preferred Shares.

Encana common shares are listed on the NYSE and the TSX.

Newfield’s certificate of incorporation authorizes Newfield to issue 305,000,000 shares consisting of (1) 300,000,000 shares of Newfield common stock, par value $0.01 per share, and (2) 5,000,000 shares of preferred stock, par value $0.01 per share.

Newfield’s certificate of incorporation authorizes its board of directors to issue preferred stock without shareholder approval.

The shares of Newfield common stock are listed on the NYSE.

Dividends	Under the CBCA, a corporation may pay a dividend by issuing fully paid shares of such corporation or may pay in money or property. If shares of a corporation are issued in payment of a dividend, the declared amount of the dividend stated as an amount of money shall be added to the stated capital account maintained or to be maintained for the shares of the class or series issued in payment of the dividend.	Under the DGCL, a Delaware corporation may, subject to restrictions in its certificate of incorporation, pay dividends out of the corporation’s surplus or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year. Dividends out of net profits may not be paid when the capital of a Delaware corporation has diminished to an amount less than

	Encana	Newfield
the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

	Under the CBCA, a corporation shall not declare or pay a dividend if there are reasonable grounds for believing: (a) that the corporation is, or would after the payment be, unable to pay its liabilities as they become due; or (b) the realizable value of such corporation’s assets would thereby be less than the aggregate of its liabilities and stated capital of all classes.	Newfield has not paid cash dividends on its common stock and does not intend to do so for the foreseeable future.

Encana currently intends to pay quarterly cash dividends to its shareholders, these cash dividends may vary from time to time and could be increased, reduced or suspended. The amount of cash available to Encana to pay dividends, if any, can vary significantly from period to period.

The decision whether or not to pay dividends and the amount of any such dividends are subject to the discretion of the Encana board, which regularly evaluates Encana’s proposed dividend payments and the solvency test requirements of the CBCA

Voting Rights	The CBCA provides that, in general, the holders of at least one class of shares of a corporation are entitled to receive notice of and vote at each meeting of shareholders. Each Encana common share entitles its holder to one vote on all matters on which common shareholders are entitled to vote.	The DGCL provides that each stockholder must be entitled to one vote for each share of capital stock held by such stockholder, unless otherwise provided in a corporation’s certificate of incorporation. Each share of Newfield common stock entitles its holder to one vote on each matter voted upon by the stockholders. The Newfield board is authorized by the certificate of incorporation to determine the

	Encana	Newfield
voting power of any series of preferred stock that it issues.

Number of Directors and Size of Board

The CBCA provides that the board of directors of a distributing corporation shall consist of not fewer than three directors, at least two of whom are not officers or employees of the corporation or its affiliates.

The DGCL provides that the board of directors of a Delaware corporation must consist of one or more directors as fixed by the certificate of incorporation or bylaws.

	Encana is a distributing corporation under the CBCA and Encana’s articles of incorporation provide that the number of directors will be not less than eight or more than 17. The exact number of directors within these limits will be fixed from time to time by resolution of the board of directors. The Encana board currently consists of 10 members.	The Newfield board currently has ten members. Newfield’s bylaws provide that the number of directors shall be determined by resolution of the board of directors, but the number of directors may not be decreased if it would have the effect of shortening the term of an incumbent director.

Director Qualifications	The CBCA requires that all directors be individuals, of sound mind, not less than the age of 18 and not have the status of bankrupt. Further, according to the CBCA, 25% of the directors of a Canadian corporation must be Canadian residents.	The DGCL requires that directors of Delaware corporations be natural persons.

Election of Directors	The CBCA provides that directors will be elected by ordinary resolution passed at a meeting of the shareholders called for that purpose.	The DGCL provides that directors will be elected at an annual meeting or at a special meeting called for that purpose or by majority written consent in lieu thereof.

Newfield’s bylaws provide that an election of directors must be by written ballot, unless the certificate of incorporation provides otherwise (which it currently does not).

Term of Directors	The CBCA provides that a director not elected for an expressly stated term ceases to hold office at the close of the first	The DGCL provides that directors of a Delaware corporation may, by the certificate of incorporation or

	Encana	Newfield
annual meeting of shareholders following the director’s election. The CBCA provides that it is not necessary that all directors elected at a meeting of shareholders hold office for the same term. Encana’s directors are elected to one-year terms expiring at the next annual shareholders’ meeting following election. Encana’s articles of incorporation do not provide for staggered terms or a classified board and the rules of the TSX do not permit listed companies to have staggered terms or a classified board.

by bylaws be divided into one, two or three classes.

Each Newfield director shall hold office for the term for which he or she is elected and thereafter until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal. Newfield does not have a classified board of directors.

Removal of Directors

The CBCA provides that the shareholders of a corporation may by an ordinary resolution passed by a majority of votes cast by the shareholders who voted in respect of that resolution at a special meeting remove any director or directors from office. Where the holders of any class or series of shares of a Canadian corporation have an exclusive right to elect one or more directors, a director so elected may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series.

Newfield’s bylaws provide that any one or more directors or the entire board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.
Encana’s articles of incorporation and by-law are silent on this issue.

Filling of Board Vacancies	The CBCA provides that, subject to any right of the shareholders (or class of shareholders) to fill a vacancy among the directors, as set forth in the articles, a vacancy among the directors may be filled by a vote of the shareholders or by a quorum of directors except when the vacancy results from an increase in the number or the minimum or maximum number of directors or from a failure to elect the number or minimum number of directors provided for in the

The DGCL provides that, unless otherwise provided in the certificate of incorporation or bylaws, vacancies and newly created directorships may be filled by a majority vote of the directors then in office, even if the number of directors then in office is less than a quorum.

Newfield’s bylaws provide that any vacancies and newly created directorships resulting from any increase in the authorized number

	Encana	Newfield

articles. Each director appointed or elected to fill a vacancy holds office for the unexpired term of their predecessor.

Encana’s articles of incorporation provide that the directors may appoint additional directors who shall hold office for the term expiring not later than the close of the next annual meeting of the shareholders, but the total number of directors so appointed may not exceed one-third of the number of directors elected at the previous annual meeting of the shareholders.

of directors elected by all of the stockholders having the right to vote as a single class may be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Board Quorum and Vote Requirements

Under the CBCA, subject to the articles or by-laws of a corporation, a majority of the number of directors or minimum number of directors required by the articles constitutes a quorum at any meeting of directors, and, notwithstanding any vacancy among the directors, a quorum of directors may exercise all the powers of the directors.

Under Newfield’s bylaws, the presence of a majority of the total number of directors constitutes a quorum, and the vote of a majority of the directors present at any meeting at which a quorum is present constitutes the act of the board. The DGCL provides that in no case will a quorum be less than one-third of the authorized number of directors.

Under Encana’s by-law, the presence of at least a majority of the directors constitute a quorum. At all Encana board meetings every question is decided by a majority of the votes cast thereon. In the case of an equality of votes, the chairman of the meeting is not entitled to a second or casting vote.

Annual Meetings of Stockholders

Under the CBCA, the directors of a Canadian corporation shall call an annual meeting of the shareholders not later than eighteen (18) months after the Canadian corporation comes into existence and subsequently not later than fifteen (15) months after holding the last preceding annual

Newfield’s bylaws provide that an annual meeting of stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly be considered at the meeting, shall be held on such date and at such time as the board fixes and sets forth in

	Encana	Newfield
meeting but no later than six (6) months after the end of the corporation’s preceding financial year. Encana’s by-law and articles of incorporation are silent on this issue.

the notice of the meeting. Newfield may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

Under the DGCL, if Newfield does not hold an annual meeting to elect directors within the thirteen (13)-month period following its last annual meeting, the Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director.

Quorum for Stockholder Meetings

Under Encana’s by-law, a quorum is present at a meeting of Encana shareholders if the holders of 25% of the shares entitled to vote at the meeting are present in person or represented by proxy, provided that a quorum shall be not less than two persons, each being a shareholder entitled to vote at that meeting or a duly appointed proxyholder for such a shareholder.

Under the DGCL and Newfield’s bylaws, the holders of a majority of the Newfield common stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at all meetings of Newfield stockholders. The stockholders may continue to transact business at the meeting even if quorum is subsequently broken.

Notice of Annual and Special Meetings of Stockholders:

Under the CBCA, notice of the date, time and place of a meeting of shareholders must be given not less than 21 days and not more than 60 days prior to the meeting to each director, auditor and to each shareholder entitled to vote at the meeting.

Encana’s by-law and articles of incorporation are silent on this issue.

Under the DGCL and Newfield’s bylaws, notice of any meeting of stockholders must be sent not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting; provided that under Newfield’s bylaws, attendance of a stockholder at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends such meeting for the express purpose of objecting, at the beginning of the meeting, that

	Encana	Newfield
the meeting is not lawfully called or convened.

Calling Special Meetings of Stockholders

The CBCA provides that the directors of a Canadian corporation may at any time call a special meeting of the shareholders. The CBCA also provides that holders of not less than 5% of the issued shares of a corporation that carry the right to vote at a meeting sought to be held may requisition the directors to call a meeting of shareholders for the purposes stated in the requisition. Upon meeting the technical requirements set out in the CBCA for making such a requisition, the directors of the corporation must call a meeting of shareholders. If they do not call a meeting within 21 days after receiving the requisition, any shareholder who signed the requisition may call the special meeting.

Encana’s articles of incorporation and by-law are silent on this issue.

The DGCL provides that special meetings may be called by the board of directors or by such person as may be authorized by the certificate of incorporation or by the bylaws.

Newfield’s bylaws provide that special meetings of Newfield stockholders, for any purpose, may be called at any time by the chairman of the board (if any), by the president, by a majority of the board or by a majority of the executive committee (if any), and shall be called upon the written request therefor, signed by stockholders holding at least 50% of the issued and outstanding stock entitled to vote at such meeting. Business transacted at all special meetings of Newfield stockholders is confined to the purposes stated in the notice.

Notice of Stockholder Proposals

The CBCA provides that a registered or beneficial holder of shares entitled to be voted at an annual meeting of shareholders may submit notice to the corporation of any matter that the person proposes to raise at the meeting, which we refer to as a “proposal,” and discuss at the meeting any matter in respect of which the person would have been entitled to submit a proposal.

To be eligible to submit a proposal a registered or beneficial shareholder: (1) must be, for at least the six (6)-month period immediately before the day on which the shareholder submits the proposal, the registered holder or

The DGCL does not contain any limits on or requirements for stockholders to propose business for annual meetings.

Newfield’s bylaws provide the manner in which stockholders may give notice of director nominations and other business (that is a proper matter for stockholder action under the DGCL) to be brought before an annual meeting. In general, a stockholder may nominate a director or bring other business before an annual meeting if that stockholder (i) gives timely written notice of the nomination or other business to Newfield’s secretary, (ii) is a stockholder of

Encana	Newfield

the beneficial owner of at least: (a) 1% of the total outstanding voting shares of the corporation; or (b) the number of voting shares whose fair market value, as determined at the close of business on the day before the shareholder submits the proposal to the corporation, is at least $2,000; or (2) must have the support of persons who in the aggregate, and including or not including the person that submits the proposal, have been, for at least the six (6)- month period immediately before the day on which the shareholder submits the proposal, the registered holder or the beneficial owners of at least: (a) 1% of the total outstanding voting shares of the corporation; or (b) the number of voting shares whose fair market value, as determined at the close of business on the day before the shareholder submits the proposal to the corporation, is at least $2,000.

A proposal may include nominations for the election of directors if the proposal is signed by one or more holders of shares representing in the aggregate not less than 5% of the shares or 5% of the shares of a class of shares of the corporation entitled to vote at the meeting to which the proposal is to be presented, but this does not preclude nominations made at a meeting of shareholders. A proposal submitted by notice to the corporation must include the name and address of the person making the proposal and of the person’s supporters, if applicable; and the number of shares held or owned by the person and the person’s supporters, if applicable, and the date the shares were acquired.

record on the date the stockholder gives notice and on the date of the meeting and (iii) is entitled to vote at the meeting. With respect to nominations for election to the board of directors, the stockholder’s nominee must be included in Newfield’s proxy materials for the annual meeting.

To be timely, a stockholder’s notice must be delivered to Newfield’s principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the immediately preceding annual meeting. However, in the event that the date of the annual meeting is more than 30 days before or 60 days after the anniversary date, the stockholder’s notice must be delivered not earlier than 120 days prior to such annual meeting and not later than the later of 90 days prior to such annual meeting and 10 days after the day on which public announcement of the date of such meeting is first made. The adjournment or postponement of an annual meeting shall not commence a new time period for purposes of the notice described above. In the event that the number of directors to be elected to the board at the annual meeting is increased effective after the time period for which nominations would otherwise be due and there is no public announcement by Newfield naming nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice shall also be considered timely if it shall be delivered no later than the close of business on the 10th day following the day on which such public

Encana	Newfield

If the corporation solicits proxies it shall set out its proposals in the management proxy circular or attach the proposals thereto.

If so requested by the person who submits a proposal, the corporation shall include in the management proxy circular or attach to it a statement in support of the proposal by the person and the name and address of the person. The statement and the proposal must together not exceed 500 words.

Encana’s by-laws provide that nominations of persons for election to the Encana board may be made at any annual meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the meeting was called was the election of directors:

•  by or at the direction of the Board, including pursuant to a notice of meeting;

•  by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the CBCA, or a requisition of the shareholders made in accordance with the provisions of the CBCA; or

•  by any person (a “Nominating Shareholder”) (i) who, at the close of business on the date of the giving of the notice provided for in accordance with Encana’s by-laws and on the record date for announcement is first made by Newfield.

To be in proper form, the stockholder’s notice must set forth, among other things:

•  information about the person whom the stockholder proposes to nominate for election as a director, including that person’s name, age, business and residence addresses, principal occupation and class or series and number of shares of Newfield capital stock owned beneficially or as of record by that person; all information relating to such a person that is required to be disclosed in solicitations for proxies for election of directors in an election contest, or is otherwise required under Regulation 14A of the Exchange Act; all direct or indirect compensation agreements and other material monetary agreements between the noticing shareholder and beneficial owner and the proposed nominee as prescribed by Newfield’s bylaws; a signed and notarized acceptance letter by the proposed nominee;

•  as to business other than nomination of directors, a description of the business desired to be brought before the meeting, the text of the proposal (including the text of any resolutions

Encana	Newfield

notice of such meeting, is entered in the securities register of Encana as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting; and (ii) who complies with the below notice procedures.

The Nominating Shareholder must give timely notice in the proper written form to Encana’s Corporate Secretary at Encana’s principal executive offices. To be timely the Nominating Shareholder’s notice must be given:

•  in the case of an annual meeting of shareholders, not less than 30 days and not more than 65 days before the date of the annual meeting of shareholders; provided; however, that in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date (the “Notice Date”) on which the first public announcement of the date of the annual meeting was made, notice by the Nominating Shareholder may be given not later than the close of business on the tenth (10th) day following the Notice Date; and

•  in the case of a special meeting (which is not also an annual meeting)

proposed for consideration and, if any resolution proposed for consideration includes the amending of Newfield’s bylaws, the language of the proposed amendment), any material interest in conducting such business at the meeting, and a description of all arrangements between the noticing stockholder or beneficial owner and other persons in connection with the proposal;

•  information regarding the name and address of record as well as regarding the interests in securities of Newfield of the noticing stockholder and any beneficial owner; a representation of whether the noticing stockholder or beneficial owner intends to deliver a proxy statement; other information reasonably requested by Newfield.

Special Meetings of Stockholders:

If the Newfield board determines or Newfield stockholders determine that directors are to be elected at a special meeting, any stockholder may give notice of director nominations if that stockholder (i) gives timely written notice of the nomination to Newfield’s corporate secretary, (ii) is a stockholder of record on the date the stockholder gives notice and on the date of the meeting and (iii) is entitled to vote at the meeting. To be timely, a stockholder’s notice must be

	Encana	Newfield

of shareholders called for the purpose of electing directors (whether or not called for other purposes), not later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting of shareholders was made.

To be in proper written form, a Nominating Shareholder’s notice to Encana’s Corporate Secretary must set forth: (1) as to each nominee whom the Nominating Shareholder proposes to nominate for election or re–election as a director: certain information regarding each nominee set forth in the bylaws; and (2) the name and address of the Nominating Shareholder, and other information related to the shareholder its share ownership and associations with other shareholders as set forth in the bylaws.

delivered to Newfield’s corporate secretary at Newfield’s principal executive offices not earlier than 120 days prior to such special meeting and not later than the later of 90 days prior to such special meeting and 10 days following the date on which public announcement of the date of the special meeting at which the directors are to be elected is first made by Newfield. The stockholder’s notice must include the relevant information set forth above as to each proposed nominee.

Stockholder Action By Written Consent

The CBCA provides that a resolution in writing signed by all the shareholders entitled to vote on that resolution at a meeting of shareholders is as valid as if it had been passed at a meeting of the shareholders. A resolution in writing dealing with all matters required by the CBCA to be dealt with at a meeting of shareholders, and signed by all the shareholders entitled to vote at that meeting, satisfies all the requirements of the CBCA relating to meetings of shareholders.

The DGCL provides that, unless otherwise provided in a corporation’s certificate of incorporation or bylaws, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares

	Encana	Newfield
entitled to vote thereon were present and voted.

	Encana’s articles of incorporation and by-law are silent on this issue.	Newfield’s certificate of incorporation and bylaws provide that except as otherwise provided by statute, any action that might have been taken at a meeting of stockholders by a vote of the stockholders may be taken with the written consent of holders of at least 66 2⁄3% of the outstanding capital stock entitled to vote on such proposed corporate action. No written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the first date on which a written consent is delivered to the Newfield in the manner required by the bylaws, written consents signed by a sufficient number of holder to take action are delivered to Newfield.

Amendment of Governing Documents

Under the CBCA, an amendment of the articles of a corporation generally requires the approval of not less than two-thirds of the votes cast by shareholders who voted in respect of that resolution. The CBCA further provides that, unless the articles, by-laws or a unanimous shareholder agreement otherwise provide, the directors may, by resolution, make, amend or repeal any by-laws that regulate the business or affairs of the corporation. When the directors amend or repeal a by-law, they are required to submit the change to the shareholders at the next meeting. Shareholders may confirm, reject, or amend the by-law amendment or repeal by a resolution passed by a majority of the votes cast by the shareholders who voted in respect of that resolution.

Under the DGCL, amendments to a Delaware corporation’s certificate of incorporation must be approved by a resolution of the board of directors declaring the advisability of the amendment, and in most cases by the affirmative vote of a majority of the outstanding shares entitled to vote. If an amendment would increase or decrease the number of authorized shares of such class, increase or decrease the par value of the shares of such class or alter or change the powers, preferences or other special rights of a class of outstanding shares so as to affect the class adversely, then a majority of shares of that class also must approve the amendment. The DGCL also permits a Delaware corporation to include a provision in its certificate of incorporation requiring a greater

	Encana	Newfield
proportion of voting power to approve a specified amendment.

Encana’s articles of incorporation and by-law are silent on this issue.

Newfield’s certificate of incorporation provides that, subject to any express condition or restriction in the bylaws, it may be amended in accordance with the provisions of the DGCL. The affirmative vote of holders of at least 66 2⁄3% of the outstanding shares of Newfield common stock is required to amend, alter or repeal Article Ten (having to do with the voting requirement for mergers and sales or transfers of all or substantially all assets).

Newfield’s certificate of incorporation authorizes the board of directors to adopt, amend or repeal Newfield’s bylaws. The fact that such power has been so conferred upon the Newfield board, shall not divest stockholders of the power, nor limit their power to adopt, amend or repeal bylaws.

Fiduciary Duties	The CBCA requires directors and officers of a corporation, in exercising their powers and discharging their duties, to act honestly and in good faith with a view to the best interests of the corporation and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.	Directors of Delaware corporations have common law fiduciary duties, which generally consist of duties of loyalty and care. Under Delaware law, the duty of care requires that directors to act in an informed and deliberative manner and that they inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of loyalty requires that directors act in good faith, not out of self- interest and in a manner which the directors reasonably believe to be in the best interests of the stockholders.

Limitation on Liability of Directors	According to the CBCA, no provision in a contract, the	Under the DGCL and Newfield’s certificate of incorporation,

Encana	Newfield

articles, by-laws or a resolution relieves a director or officer of a corporation from the duty to act in accordance with the CBCA or the regulations thereunder or relieves them from liability for a breach thereof. Any such duty or liability will be alleviated only to the extent that a unanimous shareholder agreement restricts the powers of the directors to manage or supervise the management of, the business and affairs of the corporation.

Under the CBCA, a corporation may indemnify certain persons associated with the corporation against all reasonably incurred costs, charges, and expenses, including settlement amounts or judgments in respect of any proceeding in which such individual is involved because of his or her association with the corporation. Persons capable of being indemnified in such a manner include current and former directors of officers, persons who act or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity.

In order to qualify for indemnification such director or officer must:

•  have acted honestly and in good faith with a view to the best interests of the corporation; and

•  in the case of a criminal or administrative action or proceeding enforced by a monetary penalty, have had reasonable grounds for believing that his or her conduct was lawful.

directors are not be personally liable to Newfield or any stockholder for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to Newfield or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for willful or negligent payment of unlawful dividends or stock purchases or redemptions; or (4) for any transaction from which the director derived an improper personal benefit. Newfield’s certificate of incorporation further provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors of Newfield for a breach of fiduciary duty, then any such liability of the directors of Newfield must be eliminated or limited to the fullest extent permitted by the DGCL.

Under the DGCL and Newfield’s bylaws, Newfield is required to indemnify any person made a party or threatened to be made a party to any type of proceeding (other than an action by or in the right of the corporation) because he or she is or was an officer or director of Newfield, or was serving at the request of Newfield as a director, officer, employee or agent of another corporation or entity, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (1) if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or (2) in the case of a

Encana	Newfield

A corporation may, if the person meets the conditions above and it is approved by a court, also indemnify the person in respect of an action by or on behalf of the corporation. If a person meets the conditions above and was not judged by the court or other competent authority to have committed any fault or omitted to do anything that individual ought to have done, that person is entitled to be indemnified by the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation.

Encana’s by-law provides that Encana shall indemnify a director or an officer of Encana, a former director or officer of Encana or another individual who acts or acted at Encana’s request as director or officer or an individual acting in a similar capacity, of another entity against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal or administrative, investigative or other proceeding in which the individual is involved because of that association with Encana or other entity if the individual: (1) acted honestly and in good faith with a view to the best interests of the corporation; and (2) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. Encana’s criminal proceeding, such person had no reasonable cause to believe that his or her conduct was unlawful. Newfield shall indemnify any person made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because such person was an officer or director of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that there may not be such indemnification if the person is found liable to the corporation unless, in such a case, the court determines the person is fairly and reasonably entitled thereto.

Additionally, the DGCL provides that a Delaware corporation must indemnify a director or officer against expenses (including attorneys’ fees) actually and reasonably incurred if such person successfully defends himself or herself in a proceeding to which such person was a party because he or she was a director or officer of the Delaware corporation. Newfield’s certificate of incorporation provides that Newfield may, to the fullest extent permitted by law or to such lesser extent as is determined by the board of director, indemnify any and all such persons whom it shall have the power to indemnify, from and against all expenses, liabilities or other matters arising out of

	Encana	Newfield
by-law also provides that Encana shall advance monies to any individual who is so indemnified for costs, charges and expenses of a proceeding referred to in the preceding sentence.

their status as such or their acts, omissions or services rendered in such capacity.

Newfield’s bylaws state that the right to indemnification shall be a contractual right, and no amendment, modification or repeal of the article in the bylaws prescribing the right shall have the effect of limiting or denying any indemnification rights with respect to any acts, omissions, facts or circumstances prior to any such amendment, modification or repeal. The indemnification conferred in the bylaws could involve indemnification for negligence or under theories of strict liability.

The DGCL and Newfield’s governing documents further provide that Newfield may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Newfield, or is or was serving at the request of the Corporation as director, officer, employee or agent of another corporation or entity, against any liability asserted against such person and incurred by such person in any such capacity, whether or not Newfield would have the power to indemnify such person against such liability.

Merger Vote	The CBCA provides that the directors of an amalgamating corporation must submit the amalgamation agreement for approval at a meeting of the shareholders of the corporation. An amalgamation agreement is adopted when shareholders of each amalgamating corporation approve the amalgamation by not less than two-thirds of the votes

The DGCL provides that, subject to certain exceptions, the adoption of a merger agreement requires the approval of a majority of the outstanding stock of the corporation entitled to vote thereon.

No vote of stockholders of a corporation is required to approve (1) the merger of the corporation with or into another corporation

	Encana	Newfield
cast in person or by proxy on the resolution.

that owns 90% or more of the common stock of the corporation pursuant to a specific provision of the DGCL, (2) the merger of the corporation into a direct or indirect wholly-owned subsidiary of the corporation in a “holding company reorganization” meeting certain requirements, (3) in a merger in which the stock of the corporation remains outstanding, the certificate of incorporation is not amended in any respect and the corporation issues less than 20% of its stock, and (4) a merger meeting certain requirements following a tender offer in which the holders of sufficient shares to approve the merger if voted upon at a meeting tender their shares into the tender offer and those stockholders who do not tender receive the same consideration in the back end merger as those who tendered in the tender offer.

Newfield’s certificate of incorporation provides that the affirmative vote of at least 66 2⁄3% of the outstanding shares of common stock shall be required to approve (a) any merger or consolidation of Newfield, as well as (b) any sale or transfer of all or substantially all of the assets of Newfield.

Anti-Takeover Provisions	The CBCA does not contain a comparable provision to Section 203 of the DGCL. However, certain Canadian securities regulatory authorities, including the Alberta Securities Commission, have addressed related party transactions in Multilateral Instrument 61-101—Protection of Minority Security Holders in Special Transactions, or “MI 61-101.” In a related party transaction, among other things, an issuer acquires or transfers an	Under the DGCL, Newfield generally is prohibited from engaging in a business combination with an interested stockholder (a person or group of affiliates owning 15% or more of the voting power of Newfield) for a period of three years after such interested stockholder became an interested stockholder unless (1) before the stockholder became an interested stockholder, the Newfield board approved either the business combination or the

	Encana	Newfield
	asset or treasury securities, or assumes or transfers a liability, from or to a related party in one or any combination of transactions. A related party is defined in the policies to include directors, senior officers and holders of at least 10% of the issuer’s voting securities. MI 61-101 requires detailed disclosure in the proxy material sent to security holders in connection with a related party transaction. In addition, subject to certain exceptions, the policies require the proxy material to include a formal valuation of the subject matter of the related party transaction and any non-cash consideration and a summary of the valuation. The policies also require that the shareholders of the issuer, other than the related party and its affiliates, separately approve the transaction.	transaction which resulted in the stockholder becoming an interested stockholder, (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of Newfield’s outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (A) by persons who are directors and also officers and (B) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (3) at or subsequent to the time the stockholder became an interested stockholder the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock which is not owned by the interested stockholder at an annual or special meeting of the stockholders of Newfield.

Stockholders’ Rights Plan	Encana has an amended and restated shareholder rights plan (which we refer to as the “Encana Rights Plan”) that was adopted to ensure, to the extent possible, that any take-over bid for Encana’s securities is conducted in accordance with Canadian take-over bid rules, which allows all shareholders of Encana to benefit from the acquisition of a control position of 20% or more of the common shares and also allows the Encana board to have sufficient time to explore and	Newfield does not have a rights plan.

	Encana	Newfield
develop all options for maximizing shareholder value in the event a person tries to acquire a control position in Encana. The Encana Rights Plan creates a right that attaches to each present and subsequently issued Encana common share. Until the separation time, which typically occurs at the time of an unsolicited take-over bid, whereby a person acquires or attempts to acquire 20% or more of Encana common shares, the rights are not separable from the common shares, are not exercisable and no separate rights certificates are issued. Each right entitles the holder, other than the 20% acquirer, from and after the separation time and before certain expiration times, to acquire one common share at 50% of the market price at the time of exercise. The Encana Rights Plan was amended, reconfirmed and approved at an annual meeting of shareholders held on May 3, 2016.

Appraisal Rights

The CBCA provides that shareholders of a Canadian corporation entitled to vote on certain matters are entitled to exercise dissent rights and be paid for the fair value of the shares in respect of which the shareholder dissents. For this purpose, there is no distinction made between listed and unlisted shares.

Dissent rights exist when there is a vote upon matters such as:

•  any amalgamation with another corporation (other than with certain affiliated corporations);

•  an amendment to the corporation’s articles of amalgamation to add, change or remove any

Under the DGCL, a stockholder of a Delaware corporation generally has the right to demand an appraisal of their shares by the Delaware Court of Chancery in connection with certain mergers, subject to specified procedural requirements. The DGCL does not confer appraisal rights, however, if the Delaware corporation’s stock is either listed on a national securities exchange or held of record by more than 2,000 holders.

Even if a Delaware corporation’s stock meets the foregoing requirements (as Newfield currently does), the DGCL provides that appraisal rights generally will be permitted if stockholders of the Delaware

	Encana	Newfield

provisions restricting the issue, transfer or ownership of shares;

•  an amendment to the corporation’s articles of amalgamation to add, change or remove any restriction upon the business or businesses that the corporation may carry on;

•  a continuance under the laws of another jurisdiction;

•  a sale, lease or exchange of all or substantially all the property of the corporation other than in the ordinary course of business;

•  an arrangement proposed by the Corporation where there is a court order permitting a shareholder to dissent; and

•  a “going private” transaction or a “squeeze-out” transaction.

A shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving reorganization or if an amendment to the articles is effected by a court order made in connection with an oppression remedy.

corporation are required to accept for their stock in any merger, consolidation or similar transaction anything other than (1) shares of the corporation surviving or resulting from the transaction, or depository receipts representing shares of the surviving or resulting corporation, or those shares or depository receipts plus cash in lieu of any fractional interests; (2) shares of any other corporation, or depository receipts representing shares of the other corporation, or those shares or depository receipts plus cash in lieu of any fractional interests, unless those shares or depository receipts are listed on a national securities exchange or held of record by more than 2,000 holders; or (3) any combination of the foregoing.

Oppression Remedy	The CBCA gives a “complainant” such as a shareholder the right to bring a court action against a corporation where conduct has occurred that is oppressive, unfairly prejudicial or that unfairly disregards the interests of any security holder, creditor, director or officer. The oppression remedy	The DGCL does not contain a statutory “oppression” remedy; however, stockholders may bring equitable claims against persons owing them fiduciary duties for breach of fiduciary duty.

	Encana	Newfield
provides the court with very broad and flexible powers to intervene in corporate affairs to protect shareholders and other complainants. While conduct that is a breach of fiduciary duties of directors, or that is contrary to the legal right of a complainant, will normally trigger the court’s jurisdiction under the oppression remedy, the exercise of that discretion does not depend on a finding of a breach of those legal and equitable rights.

Inspection of Corporate Records:

Under the CBCA, shareholders, creditors and their representatives, after giving the required notice, may examine certain of the records of a corporation and financial statements of certain of its subsidiary bodies corporate during usual business hours and take copies of extracts free of charge.

Under the DGCL, any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the corporation’s stock ledger, a list of its stockholders, and its other books and records and to make copies or extracts therefrom.

Shareholders’ Agreement	Encana is not party to any investors’ rights, stockholders’ or voting agreement with respect to Encana common shares.	Newfield is not party to any investors’ rights, stockholders’ or voting agreement with respect to Newfield common stock.

APPRAISAL RIGHTS AND DISSENTERS’ RIGHTS

Because shares of Newfield common stock are listed on the NYSE and Newfield stockholders are not required to receive consideration other than Encana common shares, which are listed on the NYSE, with cash paid in lieu of the issuance of fractional Encana common shares, if any, in the merger, Newfield stockholders are not entitled to exercise dissenters’ or appraisal rights under Delaware law in connection with the merger.

Under Canadian law, Encana shareholders are not entitled to dissenters’ or appraisal rights in connection with the issuance of Encana common shares as contemplated by the merger agreement.

See “The Merger—Appraisal Rights and Dissenters’ Rights”

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT/DIRECTORS OF ENCANA

To Encana’s knowledge, the following table sets forth certain information regarding the beneficial ownership of Encana common shares as of the close of business on January 7, 2019 (except as noted in the footnotes below) and with respect to: each person known by Encana to beneficially own 5% or more of the outstanding Encana common shares; each member of the Encana board; each named executive officer; and the members of the Encana board and Encana’s current executive officers as a group.

Encana has determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, Encana believes, based on the information furnished to Encana, that the persons and entities named in the table below have sole voting and investment power with respect to all Encana common shares that he, she or it beneficially owns.

Applicable percentage ownership and voting power is based on approximately 952.5 million Encana common shares outstanding as of January 7, 2019.

Security Ownership of Encana Directors and Executive Officers

Unless otherwise noted below, the address of each beneficial owner listed in the table below is Suite 4400, 500 Centre Street S.E., P.O. Box 2850, Calgary, Alberta, Canada T2P 2S5.

Names of Beneficial Owner	Aggregate Number of Common Shares Beneficially Owned	Percent of Class (1)
Sherri Brillon	137,149	*
Peter A. Dea	34,303	*
Fred J. Fowler	25,000	*
David Hill	42,463	*
Howard J. Mayson	45,317	*
Mike McAllister	37,589	*
Lee A. McIntire	17,100	*
Margaret A. McKenzie	22,000	*
Suzanne P. Nimocks	15,648	*
Brian G. Shaw	20,000	*
Douglas J. Suttles	183,994	*
Bruce G. Waterman	200,000	*
Clayton H. Woitas	389,390	*
Renee Zemljak	31,607	*
All Directors and executive officers as a group(2)	1,252,871	*

(1)

Share units credited under Encana’s Director DSU Plan are not included as outstanding Encana common shares in calculating these percentages. Unvested performance share units and restricted share units that may be settled in Encana common shares upon vesting are also not included.

(2)	Included are Encana common shares beneficially owned by executive officers Joanne Alexander (31,031) and Mike Williams (20,280).
*	Represents less than 1.0%.

Security Ownership of Other Encana Beneficial Owners

Name and Address of Beneficial Owner		Aggregate Number of Common Shares Beneficially Owned	Percent of Class
(1)	Viking Global Investors LP 55 Railroad Avenue, Greenwich, CT 06830	93,384,875	9.8%
(2)	BlackRock, Inc. 55 East 52nd St., New York, NY 10055	77,204,064	8.1%
(3)	Causeway Capital Management LLC 11111 Santa Monica Blvd, 15 Floor, Los Angeles, CA 90025	64,042,161	6.7%
(4)	Davis Selected Advisers, L.P. 2949 East Elvira Road, Suite 101 Tucson, AZ 85756	61,421,348	6.4%
(5)	Point72 Asset Management 72 Cummings Point Road, Stamford, CT 06902	47,701,143	5.0%

(1)	Information based upon a Schedule 13G/A filed with the SEC on February 14, 2018.
(2)	Information based upon a Schedule 13G/A filed with the SEC on January 30, 2018.
(3)	Information based upon a Schedule 13G/A filed with the SEC on February 14, 2018.
(4)	Information based upon a Schedule 13G/A filed with the SEC on February 13, 2018.
(5)

Information based upon a Schedule 13G filed with the SEC on November 7, 2018, filed by Point72 Asset Management L.P. (“Point72 Asset Management”), Point72 Capital Advisors Inc. (“Point72 Capital Advisors”), Cubist Systematic Strategies, LLC (“Cubist Systematic Strategies”) and Mr. Steven A. Cohen (“Mr. Cohen”). Point72 Asset Management, Point72 Capital Advisors, Cubist Systematic Strategies and Mr. Cohen own directly no Encana common shares. Pursuant to an investment management agreement, Point72 Asset Management maintains investment and voting power with respect to the securities held by certain investment funds it manages. Point72 Capital Advisors is the general partner of Point72 Asset Management. Pursuant to an investment management agreement, Cubist Systematic Strategies maintains investment and voting power with respect to the securities held by certain investment funds it manages. Mr. Cohen controls each of Point72 Asset Management, Point72 Capital Advisors and Cubist Systematic Strategies. By reason of the provisions of Rule 13d-3 of the Exchange Act, each of (i) Point72 Asset Management, Point72 Capital Advisors and Mr. Cohen may be deemed to beneficially own 47,701,143 Encana common shares (constituting approximately 5.0% of the Encana common shares outstanding) and (ii) Cubist Systematic Strategies and Mr. Cohen may be deemed to beneficially own 155,406 Encana common shares (constituting less than 0.1% of the Encana common shares outstanding).

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT/DIRECTORS OF NEWFIELD

To Newfield’s knowledge, the following table sets forth certain information regarding the beneficial ownership of Newfield common stock as of the close of business on January 7, 2019 (except as noted in the footnotes below) and with respect to: (1) each person known by Newfield to beneficially own 5% or more of the outstanding shares of Newfield common stock; (2) each member of the Newfield board; (3) each named executive officer of Newfield; (4) and the members of the Newfield board and Newfield’s current executive officers as a group.

Newfield has determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, Newfield believes, based on the information furnished to Newfield, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Newfield common stock that he, she or it beneficially owns.

Applicable percentage ownership and voting power is based on approximately 200.9 million shares of Newfield common stock outstanding as of January 7, 2019.

Security Ownership of Newfield Directors and Executive Officers

Unless otherwise noted below, the address of each beneficial owner listed in the table below is 4 Waterway Square Place, Suite 100, The Woodlands, Texas 77380. None of the shares beneficially owned by any member of the Newfield board or any current executive officer of Newfield has been pledged as security for any obligation.

Names of Beneficial Owner	Aggregate Number of Common Shares Beneficially Owned(1)	Percent of Class
Pamela J. Gardner	48,256	*
Edgar R. Giesinger, Jr.	5,842	*
Steven W. Nance	36,733	*
Roger B. Plank	39,755	*
Thomas G. Ricks	73,415	*
Juanita M. Romans	46,002	*
John W. Schanck	29,765	*
J. Terry Strange	59,937	*
J. Kent Wells	18,787	*
Lee K. Boothby	291,712	*
George T. Dunn	139,245	*
John H. Jasek	118,582	*
Lawrence S. Massaro	238,727	*
Gary D. Packer	357,978	*
All Executive Officers and Directors as a Group (consisting of 19 persons)	1,715,316	*

(1)

The amounts shown include, as of January 7, 2019: (a) shares of common stock held under Newfield’s 401(k) plan for the accounts of participants; and (b) shares of restricted stock; however, the amounts shown do not include any shares of common stock that may be acquired pursuant to any outstanding restricted stock units (except for restricted stock units granted to directors prior to 2018). See the section entitled “Interests of Certain Newfield Directors and Executive Officers in the Merger—Treatment of Newfield Equity Awards in the Merger” beginning on page 134 for additional information regarding outstanding restricted stock unit awards held by members of the Newfield board and Newfield’s executive officers. As of January 7, 2019, none of the directors or executive officers held any stock options to purchase shares of Newfield stock.

*	Represents less than 1.0%.

Security Ownership of Other Newfield Beneficial Owners

Name and Address of Beneficial Owner		Aggregate Number of Common Shares Beneficially Owned	Percent of Class
(1)	The Vanguard Group, Inc. 100 Vanguard Blvd., Malvern, PA 19355	22,146,092	11.02%
(2)	BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	13,961,732	6.95%
(3)	Wellington Management Group LLP c/o Wellington Management Company LLP 280 Congress Street, Boston, MA 02210	13,228,224	6.58%
(4)	State Street Corporation State Street Financial Center, One Lincoln Street, Boston, MA 02111	11,821,612	5.88%
(5)	FMR LLC 245 Summer Street, Boston, MA 02210	10,981,920	5.46%

(1)

Information based upon a Schedule 13G/A filed with the SEC on February 9, 2018. The Vanguard Group, Inc. (“Vanguard”), in its capacity as an investment adviser, may be deemed to beneficially own the indicated shares, along with certain of its wholly-owned subsidiaries that serve as investment managers. Vanguard has sole voting power over 283,580 shares, shared voting power over 46,897 shares, sole dispositive power over 21,822,697 shares and shared dispositive power over 323,395 shares.

(2)

Information based upon a Schedule 13G/A filed with the SEC on January 25, 2018. BlackRock, Inc. (“BlackRock”), in its capacity as a parent holding company or control person for various subsidiaries (none of which individually owns more than 5% of Newfield’s outstanding common stock), may be deemed to beneficially own the indicated shares. BlackRock has sole voting power over 12,270,898 shares and sole dispositive power over 13,961,732 shares. BlackRock does not have shared voting or shared dispositive power over any of the shares.

(3)

Information based upon a Schedule 13G/A filed with the SEC on December 10, 2018 by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP. Wellington Management Group LLP (“Wellington”), in its capacity as a parent holding company or control person for various subsidiaries (none of which individually owns more than 5% of Newfield’s outstanding common stock), may be deemed to beneficially own the indicated shares, which are owned of record by clients of one or more investment advisors directly or indirectly owned by Wellington. Wellington does not have sole voting power or sole dispositive power over any of the shares. It has shared voting power over 9,719,375 shares and shared dispositive power over 13,228,224 shares.

(4)

Information based upon a Schedule 13G filed with the SEC on February 14, 2018. State Street Corporation (“State Street”), in its capacity as a parent holding company or control person for various subsidiaries (none of which individually owns more than 5% of Newfield’s outstanding common stock), may be deemed to beneficially own the indicated shares. State Street has shared voting power and shared dispositive power over all 11,821,612 shares and does not have sole voting power or sole dispositive power over any of the shares.

(5)

Information based upon a Schedule 13G filed with the SEC on February 13, 2018, by FMR LLC and Abigail P. Johnson. FMR LLC (“FMR”), in its capacity as a parent holding company or control person for various subsidiaries and affiliates and other companies (including FMR Co. Inc., which beneficially owns more than 5% of Newfield’s outstanding common stock), may be deemed to beneficially own the indicated shares. FMR has sole voting power over 212,185 shares, and sole dispositive power over 10,981,920 shares. FMR does not have shared voting or shared dispositive power over any of the shares. Abigail P. Johnson, together with other members of the Johnson family, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR.

LEGAL MATTERS

The legality of the Encana common shares issuable in the merger will be passed upon for Encana by Blake, Cassels & Graydon LLP.

EXPERTS

Encana

The consolidated financial statements of Encana and management’s assessment of the effectiveness of Encana’s internal control over financial reporting included in Encana’s Annual Report on Form 10-K for the year ended December 31, 2017 incorporated by reference in this joint proxy statement/prospectus have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Certain estimates of Encana’s oil and natural gas reserves as of December 31, 2017 incorporated by reference in this joint proxy statement/prospectus and elsewhere in the registration statement were based upon evaluations prepared by Encana’s internal qualified reserves evaluators and were audited by McDaniel & Associates Consultants Ltd. and Netherland, Sewell  & Associates, Inc. Encana has included these estimates in reliance on the authority of such experts in such matters.

Newfield

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Newfield incorporated in this joint proxy statement/prospectus by reference to Newfield’s Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Certain estimates of Newfield’s net crude oil and natural gas reserves as of December 31, 2017 and related information included or incorporated by reference in this joint proxy statement/prospectus and elsewhere in the registration statement have been prepared based on reports by Ryder Scott Company, L.P. and DeGloyer and MacNaughton, independent petroleum engineers, and all such information has been so incorporated in reliance on the authority of those firms as experts regarding the matters contained in their reports.

SHAREHOLDER AND STOCKHOLDER PROPOSALS

Encana

Encana will hold a regular annual meeting in 2019 regardless of whether the merger is completed.

Encana shareholders may propose matters to be presented at Encana shareholder meetings and may nominate persons to be directors of Encana. Formal procedures have been established for those proposals and nominations.

Proposals for 2019 Annual Meeting of Shareholders and 2019 Proxy Materials

Encana is subject to the rules of both the SEC under the Exchange Act and provisions of the CBCA with respect to shareholder proposals. As clearly indicated under the CBCA and SEC rules under the Exchange Act, simply submitting a shareholder proposal does not guarantee its inclusion in the proxy materials.

Encana shareholder proposals submitted pursuant to SEC rules under the Exchange Act for inclusion in Encana’s proxy materials for its 2019 annual meeting of shareholders must be received by Encana, addressed to its Corporate Secretary, at its principal executive offices located at Suite 4400, 500 Centre Street S.E., P.O. Box 2850, Calgary, Alberta, Canada T2P 2S5, no later than November 22, 2018. Such proposals must also comply with all applicable provisions of Exchange Act Rule 14a-8.

Proposals submitted under the applicable provisions of the CBCA that an Encana shareholder intends to present at the 2019 annual meeting of shareholders and wishes to be considered for inclusion in Encana’s proxy statement and form of proxy relating to its 2019 annual meeting of shareholders must be received no later than December 22, 2018. Such proposals must also comply with all applicable provisions of the CBCA and the regulations thereunder.

Nominations for 2019 Annual Meeting of Shareholders

Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of Encana. Pursuant to Encana’s by-laws, nominations of persons for election to the Encana board may be made at a meeting of its shareholders:

•	pursuant to Encana’s notice of the meeting;

•	by or at the direction of the Encana board;

•

by or at the direction or request of one or more Encana shareholders pursuant to a proposal made in accordance with the provisions of the CBCA, or a requisition of the shareholders made in accordance with the provisions of the CBCA; or

•	by any Encana shareholder:

•

who, at the close of business on the date of the giving of the notice provided in Section 5.10 of Encana’s by-laws and on the record date for notice of such meeting, is entered in the securities register of Encana as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting; and

•	who complies with the notice procedures set forth in Section 5.10 of Encana’s by-laws.

Nominations by any Encana shareholder shall be made pursuant to timely notice, in writing, to the Corporate Secretary of Encana. To be timely (in accordance with Section 5.10 of Encana’s by-laws), a shareholder’s notice with respect to Encana’s 2019 annual meeting of shareholders, shall be delivered to the

Corporate Secretary of Encana at its principal executive offices located at Suite 4400, 500 Centre Street S.E., P.O. Box 2850, Calgary, Alberta, Canada T2P 2S5, as follows:

(a)

in the case of an annual meeting of shareholders, not less than 30 days and not more than 65 days, before the date of the annual meeting of shareholders; provided; however, that in the event that the annual meeting of Encana shareholders is to be held on a date that is less than 50 days after the date (the “Notice Date”) on which the first public announcement of the date of the annual meeting was made, notice by the nominating shareholder may be given not later than the close of business on the 10th day following the Notice Date; and

(b)

in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors (whether or not called for other purposes), not later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting of shareholders was made.

In no event shall any adjournment or postponement of a meeting of Encana shareholders, or the announcement thereof, commence a new time period for the giving of an Encana shareholder’s notice as described above.

A copy of Encana’s by-laws is available on Encana’s website at http://www.encana.com/about/board-governance/documents-filings.html.

Newfield

If the merger agreement is approved by the requisite vote of Newfield stockholders and the merger is completed, Newfield will become an indirect wholly-owned subsidiary of Encana and, consequently, will not hold an annual meeting of its stockholders in 2019. Newfield stockholders will be entitled to participate, as Encana shareholders following the merger, in the 2019 annual meeting of shareholders of Encana.

If the merger agreement is not adopted by the requisite vote of Newfield stockholders or if the merger is not completed for any reason, Newfield intends to hold an annual meeting of its stockholders in 2019.

Pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals submitted for inclusion in Newfield’s proxy statement and proxy card for the next annual meeting would have to be received by Newfield’s corporate secretary no later than November 29, 2018 if the next annual meeting were held within 30 days of March 29, 2019. In the event that Newfield elects to hold its next annual meeting more than 30 days before or after March 29, 2019, such stockholder proposals would have to be received by Newfield a reasonable time before Newfield begins to print and send its proxy materials. Stockholder nominations of directors are not stockholder proposals within the meaning of Rule 14a-8 and are not eligible for inclusion in Newfield’s proxy statement.

Newfield stockholders of record may present proposals that are proper subjects for consideration at an annual meeting and/or nominate persons to serve on the Newfield board at an annual meeting or special meeting of Newfield stockholders at which directors are to be elected. The Newfield bylaws require all stockholders who intend to make proposals or nominations at an annual stockholders’ meeting or special stockholders’ meeting to provide a written notice, including the information specified in the Newfield bylaws (which information is summarized in “Comparison of Rights of Encana Shareholders and Newfield Stockholders”), to Newfield’s corporate secretary at Newfield’s principal executive offices located at 4 Waterway Square Place, Suite 100, The Woodlands, Texas 77380, not earlier than the close of business on the 120th day and not later than the 90th day prior to the first anniversary of the preceding year’s annual meeting of Newfield stockholders. To be eligible for consideration at the 2019 annual meeting of Newfield stockholders, if the 2019 annual meeting of Newfield stockholders is held less than 30 days before or less than 60 days after May 15, 2019, the one year anniversary of the 2018 annual meeting of Newfield stockholders, notices must be received by Newfield between January 15,

2019 and February 14, 2019. In the event that the date of the 2019 annual meeting of Newfield stockholders is more than 30 days before or 60 days after May 15, 2019, stockholder notice must be received no later than the close of business on the date that is the later of the (i) 90th day prior to the 2019 annual meeting of Newfield stockholders and (ii) the 10th day following the day on which public announcement of the date of the 2019 annual meeting of Newfield stockholders is first made. For a special meeting of Newfield stockholders, notice must be received no later than the close of business on the date that is the later of the (i) 90th day prior to the special meeting and (ii)  the 10th day following the day on which public announcement of the date of the special meeting is first made.

HOUSEHOLDING OF JOINT PROXY STATEMENT/PROSPECTUS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to Newfield stockholders residing at the same address, unless the stockholders/shareholders have notified Newfield of their desire to receive multiple copies of the joint proxy statement/prospectus. This process, which is commonly referred to in this joint proxy statement/prospectus as “householding,” potentially provides extra convenience for Newfield stockholders and cost savings for Newfield.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of this joint proxy statement/prospectus, or if you are receiving multiple copies of this joint proxy statement/prospectus and wish to receive only one, please contact Newfield at its address identified in this paragraph below. Newfield will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to: Newfield at 4 Waterway Square Place Suite 100, The Woodlands, Texas 77380, Attention: Investor Relations, Phone: (281) 210-5182.

WHERE YOU CAN FIND MORE INFORMATION

Encana and Newfield each file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including Encana and Newfield, who file electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult Encana’s or Newfield’s website for more information about Encana or Newfield, respectively. Encana’s website is https://www.encana.com/investors/financial and Newfield’s website is www.newfield.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

Encana has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the Encana common shares to be issued to Newfield stockholders in the merger. The registration statement, including the attached exhibits, contains additional relevant information about Encana and Encana common shares. The rules and regulations of the SEC allow Encana and Newfield to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, the SEC allows Encana and Newfield to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus or incorporated by reference subsequent to the date of this joint proxy statement/prospectus as described below. This joint proxy statement/prospectus also contains summaries of certain provisions contained in some of the Encana or Newfield documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Some documents or information, such as that called for by Item 2.02 and 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference into this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Encana and Newfield have previously filed with the SEC. These documents contain important information about the companies, their respective financial condition and other matters.

Encana SEC Filings (File No. 001-15226)	Period or File Date
Annual Report on Form 10-K	Fiscal year ended December 31, 2017, as filed with the SEC on February 26, 2018.

Quarterly Reports on Form 10-Q

Quarterly period ended March 31, 2018, as filed with the SEC on May 3, 2018.

Quarterly period ended June 30, 2018, as filed with the SEC on August 2, 2018.

Quarterly period ended September 30, 2018, as filed with the SEC on November 6, 2018.

Current Reports on Form 8-K (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act)	Filed with the SEC on: • January 9, 2018 • February 5, 2018, as amended on February 12, 2018 • February 15, 2018

Encana SEC Filings (File No. 001-15226)	Period or File Date

•  February 26, 2018

•  February 27, 2018

•  March 29, 2018

•  April 2, 2018

•  May 1, 2018

•  May 2, 2018

•  August 1, 2018

•  October 1, 2018

•  November 1, 2018

•  November 2, 2018

•  December 14, 2018

•  December 27, 2018

•  January 8, 2019

Proxy Statement for 2018 Annual Meeting of Encana Shareholders on Schedule 14A	Filed on March 23, 2018

The description of Encana common shares set forth in Encana’s Registration Statement on Form 8-A, filed on August 16, 2001, including any amendment or report filed for purposes of updating such description

The description of Encana common shares set forth in Encana’s Registration Statement on Form 40-F, filed on October 29, 2009, including any amendment or report filed for purposes of updating such description

Newfield SEC Filings (File No. 001-12534)	Period or File Date
Annual Report on Form 10-K	Fiscal year ended December 31, 2017, as filed with the SEC on February 20, 2018

Quarterly Reports on Form 10-Q

Quarterly period ended March 31, 2018, as filed with the SEC on May 1, 2018.

Quarterly period ended June 30, 2018, as filed with the SEC on July 31, 2018.

Quarterly period ended September 30, 2018, as filed with the SEC on October 31, 2018.

Current Reports on Form 8-K (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act)	Filed with the SEC on: • February 21, 2018 • March 26, 2018 • April 27, 2018 • May 15, 2018 • July 31, 2018 • November 2, 2018 • December 14, 2018 • January 8, 2019

Newfield SEC Filings (File No. 001-12534)	Period or File Date

Proxy Statement for 2018 Annual Meeting of Newfield Stockholders on Schedule 14A	Filed on March 29, 2018

The description of Newfield common stock contained in Newfield’s registration statement on Form 8-A filed under Section 12 of the Exchange Act on February 18, 1999, including any amendment or report filed for purposes of updating such description
The description of Newfield common stock filed as Exhibit 99.1 to Newfield’s registration statement on Form S-3 filed on August 10, 2011, including any amendment or report filed for purposes of updating such description

In addition, Encana and Newfield incorporate by reference any future filings they make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing and prior to the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and (ii) after the date of this joint proxy statement/prospectus and prior to the date of the Encana special meeting and the Newfield special meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or Encana or Newfield, as applicable, will provide you with copies of these documents, without charge, upon written or oral request to:

Encana Corporation Suite 4400, 500 Centre Street S.E., P.O. Box 2850 Calgary, Alberta, Canada, T2P 2S5 Attention: Corporate Secretary (403) 645-2000	Newfield Exploration Company 4 Waterway Square Place, Suite 100 The Woodlands, Texas 77380 Attention: Investor Relations (281) 210-5182

In the event of conflicting information in this joint proxy statement/prospectus in comparison to any document incorporated by reference into this joint proxy statement/prospectus, or among documents incorporated by reference, the information in the latest filed document controls.

You should rely only on the information contained or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated January 8, 2019. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither Encana’s mailing of this joint proxy statement/prospectus to Encana shareholders or Newfield stockholders nor the issuance by Encana of common shares in the merger will create any implication to the contrary.

This joint proxy statement/prospectus contains a description of the representations and warranties that each of Newfield and Encana made to the other in the merger agreement. Representations and warranties made by Newfield, Encana and other applicable parties are also set forth in contracts and other documents that are attached or filed as exhibits to this joint proxy statement/prospectus or are incorporated by reference into this joint proxy statement/prospectus. These materials are included or incorporated by reference to provide you with information regarding the terms and conditions of the agreements. Accordingly, the representations and warranties and other provisions of the merger agreement and the contracts and other documents that are attached to or filed as exhibits to this joint proxy statement/prospectus or are incorporated by reference into this joint proxy statement/prospectus should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus.

ANNEX A

Merger Agreement

AGREEMENT AND PLAN OF MERGER

by and among

ENCANA CORPORATION,

NEAPOLITAN MERGER CORP.,

and

NEWFIELD EXPLORATION COMPANY

dated as of

October 31, 2018

Annex A  Certain Definitions

Exhibit A Certificate of Incorporation of Surviving Corporation

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 31, 2018, is by and among Encana Corporation, a Canadian corporation (“Parent”), Neapolitan Merger Corp., a Delaware corporation and an indirect, wholly-owned Parent Subsidiary (“Merger Sub”), and Newfield Exploration Company, a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement, unless the context clearly provides otherwise. Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, Parent owns, directly or indirectly, all of the issued and outstanding stock of Alenco Inc., a Delaware corporation (“US Holdco”) and US Holdco owns all of the issued and outstanding stock of Encana Oil & Gas (USA) Inc., a Delaware corporation (“US Opco”), and US Opco owns all of the issued and outstanding stock of Merger Sub;

WHEREAS, the Parties wish to effect the acquisition of the Company by Parent through the merger of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), with the Company being the surviving entity and an indirect, wholly-owned Parent Subsidiary (the “Merger”);

WHEREAS, in connection with the Merger, at the Effective Time each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares) shall be automatically converted into the right to receive the Merger Consideration upon the terms and conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) has (a) unanimously determined that the terms of this Agreement and the transactions contemplated hereby (the “Transactions”), including the Merger, are advisable, fair to, and in the best interests of, the Company and its stockholders (the “Company Stockholders”), (b) unanimously approved and declared advisable this Agreement and the Transactions, including the Merger, (c) unanimously approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions contained herein, (d) unanimously directed that this Agreement be submitted to the Company Stockholders at the Company Stockholders Meeting to approve its adoption, (e) taken all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL and any other applicable Law with respect to a “moratorium,” “control share acquisition,” “business combination,” “fair price” or other forms of anti-takeover Laws that may purport to be applicable will not apply with respect to or as a result of the entry into this Agreement and the consummation of the Transactions, including the Merger, and (f) unanimously resolved to recommend that the Company Stockholders approve the adoption of this Agreement (the “Company Board Recommendation”);

WHEREAS, the board of directors of Parent (the “Parent Board of Directors”) has (a) unanimously determined that the terms of this Agreement and the Transactions, including the Merger and the issuance of common shares of Parent, without par value (“Parent Common Shares”), pursuant to this Agreement (the “Parent Share Issuance”), are in the best interests of Parent, (b) unanimously approved the execution and delivery by Parent of this Agreement, the performance by Parent of its covenants and agreements contained herein and the consummation of the Transactions, including the Merger and the Parent Share Issuance, upon the terms and subject to the conditions contained herein, (c) unanimously directed that this Agreement be submitted to the holders of Parent Common Shares (“Parent Shareholders”) at the Parent Shareholders Meeting to approve the

Parent Share Issuance, and (d) unanimously resolved to recommend that the Parent Shareholders approve the Parent Share Issuance (the “Parent Board Recommendation”);

WHEREAS, the board of directors of Merger Sub (the “Merger Sub Board of Directors”) has (a) unanimously determined that the terms of this Agreement and the Transactions, including the Merger, are in the best interests of, Merger Sub and its sole stockholder, (b) unanimously approved and declared advisable this Agreement and the Transactions, including the Merger, (c) unanimously approved the execution and delivery by Merger Sub of this Agreement, the performance by Merger Sub of its covenants and agreements contained herein and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions contained herein and (d) unanimously directed that this Agreement be submitted to its sole stockholder for adoption by the sole stockholder; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various terms of and conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1. The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub will cease, with the Company surviving the Merger (the Company, as the surviving entity, sometimes being referred to herein as the “Surviving Corporation”), such that following the Merger, the Surviving Corporation will be an indirect, wholly-owned Parent Subsidiary. The Merger shall have the effects provided in this Agreement, the Certificate of Merger and as specified in the DGCL. At the Effective Time, all of the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.2. The Closing. The closing of the Merger (the “Closing”) shall take place by the exchange of documents by facsimile, PDF or other electronic means at 10:00 a.m., New York City time, on a date that is no later than the third (3~~rd~~) Business Day after the satisfaction or, to the extent permitted by applicable Law, waiver of the last of the conditions set forth in Article VII to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing), unless another date or place is agreed to in writing by the Company and Parent. The date on which the Closing actually takes place is referred to as the “Closing Date.”

Section 1.3. Effective Time. Immediately following the Closing, the Parties shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be filed with the Office of the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the DGCL and make any other filings, recordings or publications required to be made by the Company or Merger Sub under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Office of the Secretary of State of the State of Delaware or on such other date and time (to the extent permitted by the DGCL) as shall be agreed to by the Company and Parent and specified in the Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”).

Section 1.4. Governing Documents.

(a) At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time (the “Charter”) shall be amended and restated in its entirety to read as set forth on Exhibit A attached hereto and, as so amended and restated, shall become the certificate of incorporation of the Surviving Corporation until, subject to the provisions of Section 6.4, thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation.

(b) The Parties shall take all necessary action such that the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall conform to the bylaws of the Surviving Corporation until, subject to the provisions of Section 6.4, thereafter amended in accordance with the applicable provisions of the DGCL and such bylaws.

Section 1.5. Officers and Directors of the Surviving Corporation. The Parties have taken all necessary action such that (a) the directors of Merger Sub immediately prior to the Effective Time, from and after the Effective Time, shall be the only directors of the Surviving Corporation, and (b) the officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall be the only officers of the Surviving Corporation, who shall, in each case, hold office in accordance with the applicable provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation until his or her successor is elected and qualifies or until his or her earlier death, resignation or proper removal in accordance with applicable Law.

Section 1.6. Governance. Unless otherwise agreed to by Parent and the Company prior to the Closing, Parent shall take such action as may be necessary so that, immediately after the Effective Time, two (2) members of the Company Board of Directors mutually agreed upon by Parent and the Company prior to the mailing of the Joint Proxy Statement, shall be appointed to the Parent Board of Directors (the “Company Designated Directors”). From the Closing until immediately following the first annual meeting of Parent Shareholders occurring after the Closing, Parent shall take such action as may be necessary to cause the Company Designated Directors, or individuals designated by the Company Designated Directors, to be appointed to the Parent Board of Directors; provided, however, that the Company Designated Directors or individuals designated by the Company Designated Directors must be reasonably acceptable to the nominating and governance committee of the Parent Board of Directors and the Parent Board of Directors.

ARTICLE II

TREATMENT OF SECURITIES

Section 2.1. Treatment of Capital Stock.

(a) Treatment of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of the Company or of Merger Sub each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares) shall be automatically converted into the right to receive 2.6719 Parent Common Shares (the “Exchange Ratio” and the Parent Common Shares issuable per share of Company Common Stock pursuant to this Section 2.1(a), together with the Fractional Share Consideration, the “Merger Consideration”), subject to the provisions of this Article II. From and after the Effective Time, all such shares of Company Common Stock shall no longer be outstanding, shall be automatically cancelled and shall cease to exist, and each applicable holder of such Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration per share of Company Common Stock upon the surrender of such shares of Company Common Stock in accordance with Section 2.2, including the right to receive, pursuant to Section 2.6, cash in lieu of a fractional Parent Common Share, if any, into which such shares of Company Common Stock have been converted pursuant to this Section 2.1(a) (the “Fractional Share Consideration”), together with the amounts, if any, payable pursuant to Section 2.2(f).

(b) Certain Company Common Stock. At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is (i) owned or held in treasury by the Company or any wholly-owned Company Subsidiaries or (ii) owned by Parent or any wholly-owned Parent Subsidiaries (including Merger Sub) shall be automatically cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor (collectively, the “Cancelled Shares”).

(c) Treatment of Merger Sub Shares. At the Effective Time, all issued and outstanding shares of common stock of Merger Sub (the “Merger Sub Shares”) shall be automatically converted into one (1) share of preferred stock, par value $0.01 per share, of the Surviving Corporation having a redemption amount and fair market value equal to the aggregate fair market value of the converted Merger Sub Shares immediately prior to the Effective Time.

(d) Issuance of Compensatory Shares. In consideration for, and in order to compensate Parent for the issuance by Parent of the Parent Common Shares required to be issued pursuant to the Merger and the contribution of such Parent Common Shares to each relevant Parent Subsidiary (including each of US Holdco and US Opco), contemporaneously with each such issuance and contribution, each relevant Parent Subsidiary (including each of US Holdco, US Opco, and the Surviving Corporation) shall issue common shares to Parent or the relevant Parent Subsidiary, as applicable.

(e) Adjustment to Merger Consideration. The Exchange Ratio shall be adjusted appropriately, without duplication, to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or a Parent Common Share, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares, issuance of securities convertible into Company Common Stock or Parent Common Shares or other like change with respect to the number of shares of Company Common Stock or Parent Common Shares outstanding after the date hereof and prior to the Effective Time. Nothing in this Section 2.1(e) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.2. Payment for Securities; Surrender of Certificates.

(a) Exchange Fund. Prior to the Effective Time, Parent shall designate the transfer agent of the Parent Common Shares or a bank, trust company or similar institution reasonably acceptable to the Company to act as the exchange agent in connection with the Merger (the “Exchange Agent”). The Exchange Agent shall also act as the agent for the Company Stockholders for the purpose of receiving and holding their Certificates and Book Entry Shares and shall obtain no rights or interests in the shares represented thereby. Prior to or concurrently with the Effective Time, Parent or Merger Sub, as applicable, shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of Parent Common Shares issuable pursuant to Section 2.1(a) in book entry form equal to the aggregate Merger Consideration (excluding any Fractional Share Consideration) and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate Fractional Share Consideration in accordance with Section 2.6, and any dividends or other distributions under Section 2.2(f) (such evidence of book-entry Parent Common Shares and cash amounts, together with any dividends or other distributions with respect thereto, the “Exchange Fund”), in each case, for the sole benefit of the Company Stockholders; provided that no such deposits shall be required to be made with respect to any Cancelled Shares. In the event the Exchange Fund shall be insufficient to pay the aggregate Fractional Share Consideration in accordance with Section 2.6, together with the amounts, if any, payable pursuant to Section 2.2(f), Parent shall promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount that is required to make such payment. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration, including payment of the Fractional Share Consideration in accordance with Section 2.6, together with any amounts payable pursuant to Section 2.2(f), out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. Any loss of any funds included in the Exchange Fund shall not alter Parent’s obligation to cause to be paid the Fractional Share Consideration.

(b) Procedures for Surrender. As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each Person who was, at the Effective Time, a holder of record of Company Common Stock (other than the Company Common Stock to be canceled in accordance with Section 2.1(b)), whether such shares of Company Common Stock are represented by a certificate or certificates (the “Certificates”) or are uncertificated shares of Company Common Stock in book-entry form only (“Book Entry Shares”), that were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book Entry Shares, as applicable, shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond in accordance with Section 2.2(e)) to the Exchange Agent and shall be in such form and have such other provisions (including customary provisions regarding delivery of an “agent’s message” with respect to Book Entry Shares) as the Exchange Agent may reasonably specify and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond in accordance with Section 2.2(e)) or Book Entry Shares in exchange for the Merger Consideration issued and payable with respect thereto, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.6, and any dividends or other distributions on Parent Common Shares in accordance with Section 2.2(f). Upon surrender of a Certificate (or an affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond in accordance with Section 2.2(e)) or Book Entry Share for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book Entry Share shall be entitled to receive in exchange therefor the applicable Merger Consideration pursuant to the provisions of this Article II, including any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 2.6, and any amounts that such holder has the right to receive in respect of dividends or other distributions on Parent Common Shares in accordance with Section 2.2(f) for each share of Company Common Stock formerly represented by such Certificate (or affidavit or loss in lieu thereof and, if requested by Parent, an indemnity bond in accordance with Section 2.2(e)) or Book Entry Share, and all Certificates so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond in accordance with Section 2.2(e)) and Book Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate (or affidavit or loss in lieu thereof and, if requested by Parent, an indemnity bond in accordance with Section 2.2(e)) or Book Entry Share is registered, it shall be a condition precedent of payment that (x) the Certificate (or affidavit or loss in lieu thereof and, if requested by Parent, an indemnity bond in accordance with Section 2.2(e)) or Book Entry Share so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate (or affidavit or loss in lieu thereof and, if requested by Parent, an indemnity bond in accordance with Section 2.2(e)) or Book Entry Share surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not required to be paid.

(c) No interest shall be paid or accrue on any portion of the Merger Consideration payable upon surrender of any Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.2(e)), including in respect of any Fractional Share Consideration.

(d) Transfer Books; No Further Ownership Rights in Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Common Stock on the records of the Company. Until surrendered as contemplated by this Section 2.2, each Certificate and Book Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II. If, after the Effective Time, Certificates or Book Entry Shares are presented to Parent for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(e) Termination of Exchange Fund; No Liability. At any time following the nine (9) month anniversary of the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund that has not been disbursed, or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures, to holders of Certificates or Book Entry Shares, and thereafter such holders shall be entitled to look only to Parent (subject to abandoned property, escheat or similar Laws) as general creditors thereof with respect to the applicable Merger Consideration, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.6, together with the amounts, if any, payable pursuant to Section 2.2(f), payable upon due surrender of their Certificates (or affidavit of loss in lieu thereof in accordance with Section 2.2(e)) or Book Entry Shares and compliance with the procedures in Section 2.2(b), without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, Merger Sub, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any holder of a Certificate or Book Entry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. To the fullest extent permitted by Law, immediately prior to the date any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, such Merger Consideration shall become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by Parent, an indemnity bond in customary and reasonable amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it, the Exchange Agent or the Surviving Corporation with respect to such Certificate, the applicable Merger Consideration payable in respect thereof pursuant to Section 2.1, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.6, together with the amounts, if any, payable pursuant to Section 2.2(f).

(g) Dividends or Distributions with Respect to Parent Common Shares; Voting. No dividends or other distributions with respect to Parent Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book Entry Share with respect to the Parent Common Shares that such holder would be entitled to receive upon surrender of such Certificate or Book Entry Share payable in respect thereof pursuant to Section 2.1 until the surrender of such Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond in accordance with Section 2.2(e)) or Book Entry Share in accordance with this Agreement. Subject to applicable Law, following surrender of any such Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond in accordance with Section 2.2(e)) or Book Entry Share there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Parent Common Shares to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such Parent Common Shares.

Section 2.3. [Reserved].

Section 2.4. Treatment of Company Equity Awards.

(a) At the Effective Time, each Company Restricted Share Award that is outstanding immediately prior to the Effective Time shall, without any action on the part of Parent, the Company or the holder thereof, be cancelled, with the holder of such Company Restricted Share Award becoming entitled to receive on a fully vested basis, in full satisfaction of the rights of such holder with respect thereto, the Merger Consideration in respect of each share of Company Common Stock subject to such Company Equity Award immediately prior to the Effective Time. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay or deliver the amounts described in this Section 2.4(a) within ten (10) Business Days following the Closing Date through, to the extent applicable, the Surviving Corporation’s standard payroll procedures and other procedures for the delivery of Parent Common Shares, and any holder of a Company Equity Award as described in this Section 2.4(a) shall cease to have any rights with respect thereto, except the rights to receive the payments set forth in this Section 2.4(a).

(b) At the Effective Time, each Company RSU (whether vested or unvested), that is outstanding immediately prior to the Effective Time shall, without any action on the part of Parent, the Company or the holder thereof, be cancelled, with the holder of such Company RSU becoming entitled to receive on a fully vested basis, in full satisfaction of the rights of such holder with respect thereto, (i) a cash payment equal to the Per Share Total Consideration in respect of each share of Company Common Stock subject to any Company RSU that has a cash-settlement feature and (ii) (x) the Merger Consideration multiplied by (y) the number of shares of Company Common Stock subject to any Company RSU that has a stock-settlement feature, with any fractional shares settled in cash based on the Parent Trading Price. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay and deliver the amounts described in this Section 2.4(b) within ten (10) Business Days following the Closing Date through, to the extent applicable, the Surviving Corporation’s standard payroll procedures and any holder of a Company Equity Award as described in this Section 2.4(b) shall cease to have any rights with respect thereto, except the rights to receive the payments set forth in this Section 2.4(b). Notwithstanding the foregoing, to the extent that payment of the amounts described in this Section 2.4(b) with respect to Company RSUs constitute nonqualified deferred compensation subject to Section 409A of the Code, Parent shall cause the Surviving Corporation to make such payment at the earliest time permitted under the Company Equity Plan and applicable award agreement that would not result in the imposition of any Tax or penalty under Section 409A of the Code.

(c) At the Effective Time, each Company PSU that is outstanding immediately prior to the Effective Time shall, without any action on the part of Parent, the Company or the holder thereof, be cancelled and converted automatically into the right to receive the Merger Consideration with respect to each share of Company Common Stock that is deemed to be earned in respect of the Company PSU (with the performance-based vesting conditions applicable to any Company PSU deemed to have been achieved based on the determination of the Compensation and Management Committee of the Company Board of Directors, not to exceed 200% per Company PSU). The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay the amounts described in this Section 2.4(c) within ten (10) Business Days following the Closing Date through, to the extent applicable, the Surviving Corporation’s standard payroll procedures and other procedures for the delivery of Parent Common Shares, and any holder of a Company Equity Award as described in this Section 2.4(c) shall cease to have any rights with respect thereto, except the rights to receive the payments set forth in this Section 2.4(c).

(d) At the Effective Time, any compensation deferred by an employee of the Company and deemed notionally invested in Company Common Stock pursuant to the Company’s Nonqualified Deferred Compensation Plan (“Notional Stock”) shall without any action on the part of Parent, the Company or the holder thereof, be converted into, a right to receive a cash payment equal to the Per Share Total Consideration in respect of each share of Notional Stock held in the Company’s Nonqualified Deferred Compensation Plan immediately prior to the Effective Time, less any applicable Taxes required to be withheld with respect to such payment. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay the amounts described in this Section 2.4(d), following the Effective Time, and such amounts shall otherwise continue to be governed by the same terms and conditions (including, settlement) applicable to such deferred compensation under the Company’s Nonqualified Deferred Compensation Plan.

(e) As soon as practicable following the date of this Agreement, the Company shall take all reasonable actions, including adopting any necessary resolution, to (i) terminate the Company ESPP as of immediately prior to the Effective Time, (ii) ensure that no offering period under the Company ESPP shall commence on or after the date of this Agreement, (iii) prohibit participants in the Company ESPP from altering their payroll deductions from those in effect on the date of this Agreement (other than to discontinue or reduce their participation in the

Company ESPP in accordance with the terms and conditions of the Company ESPP) and (iv) provide that the amount of the accumulated contributions of each participant under the Company ESPP as of immediately prior to the Effective Time, if any, shall, to the extent not used to purchase shares of Company Common Stock in accordance with the terms and conditions of the Company ESPP, be refunded to such participant as promptly as practicable following the Effective Time (without interest).

(f) Prior to the Effective Time, the Company Board of Directors shall pass resolutions as are necessary for the treatment of the Company Equity Awards as contemplated by this Section 2.4.

(g) Parent Common Shares issued pursuant to this Section 2.4 will be included in the Form S-4.

Section 2.5. Withholding. Notwithstanding anything to the contrary herein, each of the Company, Parent, Merger Sub, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement (including any amounts payable under Article II) any amounts as are required to be withheld or deducted with respect to such payment under the Code, or any other applicable Law. Other than in connection with amounts payable under Section 2.4, Parent or the Exchange Agent, as applicable, will (a) provide commercially reasonable notice to the Company (on behalf of the Company Stockholders) of any anticipated withholding, (b) consult with the Company in good faith to determine whether such deduction and withholding is required and (c) reasonably cooperate with the Company to minimize the amount of any applicable withholding. To the extent that amounts are so deducted or withheld, and timely remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Section 2.6. Fractional Shares. No certificate or scrip or shares representing fractional Parent Common Shares shall be issued upon the surrender for exchange of Certificates or Book Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. Notwithstanding any other provision of this Agreement, each holder of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent Common Share (after aggregating all shares represented by the Certificates and Book Entry Shares delivered by such holder) shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional amount multiplied by the Parent Trading Price.

ARTICLE III

REPRESENTATIONS AND

WARRANTIES OF THE COMPANY

Except as disclosed in (x) the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 31, 2017, or any other Company SEC Documents filed or furnished by the Company with the SEC on or after December 31, 2017 and publicly available one (1) Business Day prior to the date hereof (including exhibits and other information incorporated by reference therein but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors” or “forward-looking information”), or (y) the applicable section or subsection of the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and each other representation and warranty set forth in this Article III for which it is reasonably apparent on its face that such information is relevant to such other section), the Company represents and warrants to Parent and Merger Sub as set forth below.

Section 3.1. Qualification, Organization, Subsidiaries, etc.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. The Company is duly qualified to do business as a foreign corporation and, where such concept is recognized, is in good standing in each jurisdiction in which the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where such concept is recognized, in good standing, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has filed with the SEC, prior to the date hereof, a complete and accurate copy of the Company Governing Documents, as amended to the date hereof. The Company Governing Documents are in full force and effect and the Company is not in violation of the Company Governing Documents.

(b) Each Company Subsidiary is a legal entity duly organized, validly existing and, where such concept is recognized, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be, where such concept is recognized, in good standing, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company Subsidiaries is qualified to do business and, where such concept is recognized, is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where such concept is recognized, in good standing, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent complete and accurate copies of the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of each Company Subsidiary that constitutes a “significant subsidiary” of the Company within the meaning of Item 601(b)(21)(ii) of Regulation S-K as of February 20, 2018 (collectively, the “Company Subsidiary Governing Documents”). The Company Subsidiary Governing Documents are in full force and effect and none of the Company Subsidiaries is in violation of their respective Company Subsidiary Governing Documents.

(c) All the issued and outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are wholly-owned, directly or indirectly, by the Company free and clear of all Liens, other than Permitted Liens. Section 3.1(c) of the Company Disclosure Letter sets forth an accurate and complete list of each Company Subsidiary and each Person in which the Company or any Company Subsidiary owns an equity or other economic interest, together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Company Subsidiary or such other Person, (ii) the type and percentage of interest held, directly or indirectly, by the Company in each Company Subsidiary or in each such other Person, (iii) the names and the type of and percentage of interest held by any Person other than the Company or a Company Subsidiary in each Company Subsidiary or in each such other Person and (iv) the classification for U.S. federal income Tax purposes of each Company Subsidiary.

Section 3.2. Capitalization.

(a) The authorized capital stock of the Company consists of 300,000,000 shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) and 5,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of October 29, 2018 (the “Company Capitalization Date”), (i) (A) 200,357,030 shares of Company Common Stock were issued and outstanding, (B) 1,992,660 shares of Company Common Stock were held in the Company’s treasury, (C) no shares of Company Common Stock were held by the Company Subsidiaries, (D) Company RSUs covering 2,185,851 shares of Company Common Stock were outstanding (excluding any Company RSUs with a cash-settlement feature), (E) Company Restricted Share Awards covering 41,808 shares of Company Common Stock were outstanding, (F) Company PSUs covering 1,174,500 shares of Company Common Stock were outstanding (based on target performance) with 2,349,000 shares of Company Common Stock to be issued upon maximum performance, (G) 1750.29 shares of Notional Stock were outstanding pursuant to the Company’s Nonqualified Deferred Compensation Plan and

(H) $1,168,972.59 has been contributed to the Company ESPP in respect of the current offering period under the Company ESPP that will be used to purchase shares of Company Common Stock under the Company ESPP immediately prior to the Effective Time in accordance with Section 2.4(e); (ii) 4,469,460 shares of Company Common Stock were reserved for issuance pursuant to the Company Equity Plans; and (iii) no shares of Company Preferred Stock were issued or outstanding. All the outstanding shares of Company Common Stock are, and all shares of Company Common Stock reserved for issuance as described above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b) Section 3.2(b) of the Company Disclosure Letter sets forth a true and complete list, as of the Company Capitalization Date, of (i) each Company Equity Award, (ii) the name of the Company Equity Award holder, (iii) the number of shares of Company Common Stock underlying each Company Equity Award and (iv) the date on which the Company Equity Award was granted.

(c) Except as set forth in Section 3.2(a) and Section 3.2(b) and other than the shares of Company Common Stock that have become outstanding after the Company Capitalization Date that were reserved for issuance as set forth in Section 3.2(a)(ii) and issued in accordance with the terms of the applicable Company Equity Plan and Company Equity Award: (i) the Company does not have any shares of capital stock or other equity interests issued or outstanding and (ii) there are no outstanding (x) restricted shares, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company or any of the Company Subsidiaries or (y) subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments for the issuance of, or that correspond to, capital stock to which the Company or any Company Subsidiary is a party obligating the Company or any Company Subsidiary to (A) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity interests of the Company or any Company Subsidiary or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests or (D) provide any amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary that is not wholly-owned or in any other Person. Except as set forth in Section 3.2(c) of the Company Disclosure Letter, there are no outstanding obligations of the Company or any Company Subsidiary (1) restricting the transfer of, (2) affecting the voting rights of, (3) requiring the repurchase, redemption or disposition of, or containing any right of first refusal, right of first offer or similar right with respect to, (4) requiring the registration for sale of or (5) granting any preemptive or anti-dilutive rights with respect to, any shares of capital stock or other equity interests of the Company or any Company Subsidiary.

(d) Neither the Company nor any Company Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders on any matter.

(e) There are no voting trusts, proxies or other similar agreements, commitments or understandings to which the Company or any Company Subsidiary (or to the Company’s Knowledge, a Company Stockholder) is a party with respect to the voting of the capital stock or other equity interests of the Company or any Company Subsidiary. The Company has no stockholder rights plan, “poison-pill” or other comparable arrangement in effect.

(f) The Company has not declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock.

Section 3.3. Corporate Authority.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Merger. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action of the Company (subject to obtaining the Company Stockholder Approval) and no other corporate proceedings (pursuant to the Company Governing Documents or otherwise) on the part of the Company are necessary to authorize the consummation of, and to consummate, the Transactions, except, with respect to the Merger, for obtaining the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. On or prior to the date hereof, at a meeting duly called and held, the Company Board of Directors has unanimously (i) determined that the terms of this Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of the Company and the Company Stockholders, (ii) approved and declared advisable this Agreement and the Transactions, including the Merger, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions contained herein, (iv) taken all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL and any other applicable Law with respect to a “moratorium,” “control share acquisition,” “business combination,” “fair price” or other forms of anti-takeover Laws that may purport to be applicable will not apply with respect to or as a result of the entry into this Agreement and the consummation of the Transactions, including the Merger, (v) directed that this Agreement and the Merger be submitted to the Company Stockholders at the Company Stockholders Meeting for approval of its adoption and (vi) resolved to make the Company Board Recommendation. None of the foregoing actions by the Company Board of Directors have been rescinded or modified in any way (unless such rescission or modification has been effected after the date hereof in accordance with the terms of Section 5.3).

(b) The only vote of holders of any class or series of capital stock of the Company necessary to approve this Agreement and to consummate the Transactions, including the Merger, is the adoption of this Agreement by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the issued and outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”).

(c) This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought (collectively, the “Enforceability Limitations”).

Section 3.4. Governmental Consents; No Violation.

(a) Other than in connection with or in compliance with (i) the DGCL, (ii) the filing with the SEC of the Joint Proxy Statement and the Form S-4 and any amendments or supplements thereto and declaration of effectiveness of the Form S-4 by the SEC, (iii) the Securities Act, the Exchange Act and other applicable state or federal securities, takeover and “blue sky” laws, (iv) the HSR Act and any other requisite clearances or approvals under any other applicable requirements of other Antitrust Laws and (v) any applicable requirements of the NYSE, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is necessary or required, under applicable Law, for the consummation by the Company of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery by the Company of this Agreement do not, and, except as described in Section 3.4(a), the consummation of the Transactions and compliance with the provisions hereof will not

(i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under any Company Material Contract binding upon the Company or any Company Subsidiary or by which or to which any of their respective properties, rights or assets are bound or subject to or result in the creation of any Lien upon any of the properties, rights or assets of the Company or any Company Subsidiary, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of (A) the Company Governing Documents or (B) the Company Subsidiary Governing Documents or (iii) conflict with or result in the violation or breach of any Laws applicable to the Company or any Company Subsidiary or any of their respective properties, rights or assets, other than in the case of clauses (i), (ii)(B) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that has not had and that would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.5. SEC Reports and Financial Statements.

(a) Since January 1, 2017, the Company has timely filed or furnished all forms, statements, documents and reports required to be filed or furnished by it with the SEC (such forms, statements, documents and reports, the “Company SEC Documents”). As of their respective filing dates the Company SEC Documents (including amendments) complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Securities Act and the Exchange Act, as the case may be, and the listing and corporate governance rules and regulations of the NYSE, and none of the Company SEC Documents contained (or, with respect to Company SEC Documents filed after the date hereof, will not contain) any untrue statement of a material fact or omitted to state (or, with respect to Company SEC Documents filed after the date hereof, will omit to state) any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information set forth in Company SEC Documents filed or furnished on a later date (but before the date hereof) will be deemed to modify information as of an earlier date). The Company has made available to Parent copies of all comment letters received by the Company from the SEC since January 1, 2017 relating to the Company SEC Documents, together with all written responses of the Company thereto. Since January 1, 2017, neither the Company nor any Company Subsidiary has received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the Company SEC Documents (including the financial statements included therein) that are not resolved, or as of the date hereof has received any written notice from the SEC or other Governmental Entity that such Company SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to the Company’s Knowledge, there is not any investigation or review being conducted by the SEC or any other Governmental Entity of any Company SEC Documents (including the financial statements included therein). No Company Subsidiary is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC.

(b) The financial statements included in the Company SEC Documents (i) complied in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with (A) the books and records of Company and the Company Subsidiaries and (B) U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved and (iii) fairly present in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein, all in accordance with GAAP (subject, in the case of the unaudited financial statements, to normal year-end adjustments and the absence of notes). No financial statements of any Person, other than a Company Subsidiary, are required by GAAP to be included in the financial statements.

(c) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied with the applicable provisions of the Sarbanes-Oxley Act. Neither the Company nor any of its executive officers has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(d) Neither the Company nor any Company Subsidiary is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among the Company or any Company Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any Company SEC Documents.

Section 3.6. Internal Controls and Procedures.

(a) The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting, including policies and procedures that (i) mandate the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of the Company and the Company Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and the Company Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board of Directors and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and the Company Subsidiaries. As at December 31, 2017, there were no material weaknesses or significant deficiencies in such internal control over financial reporting and, as of the date hereof, nothing has come to the attention of the Company that has caused the Company to believe that there are any material weaknesses or significant deficiencies in such internal control over financial reporting. Since January 1, 2017, no complaints from any source regarding accounting, internal accounting controls or auditing matters have been received by the Company. Since January 1, 2017, the Company has not received any material complaints through the Company’s whistleblower hotline or equivalent system for receipt of employee concerns regarding possible violations of applicable Law. Since January 1, 2017, no attorney representing the Company or any of the Company Subsidiaries, whether or not employed by the Company or any of the Company Subsidiaries, has reported evidence of a violation of applicable Law that are securities laws, breach of fiduciary duty or such similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee of the Company Board of Directors or to the Company Board of Directors pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting.

(b) The “disclosure controls and procedures” (as defined in Rules 13a-15(c) of the Exchange Act) of the Company are designed to ensure that all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure. The management of the Company has completed an assessment of the effectiveness of the Company’s disclosure controls and procedures as of December 31, 2017, and such assessment concluded that such controls were effective, as of such date.

(c) The Company SEC Documents accurately summarize, in all material respects, the outstanding Derivative positions of the Company and the Company Subsidiaries, including Hydrocarbon and financial Derivative positions attributable to the production and marketing of the Company and the Company Subsidiaries, as of the dates reflected therein.

Section 3.7. No Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any liabilities of any nature, whether accrued or unaccrued, asserted or unasserted, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that has resulted, or would reasonably be expected to result, in a liability, except (a) as and to the extent specifically disclosed, reflected or reserved against in the Company’s consolidated balance sheet (or the notes thereto) as of December 31, 2017 included in the Company SEC Documents, (b) as expressly required or expressly contemplated by this Agreement, (c) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2017 (other than any liability for breaches of Contract or relating to any Proceeding) and (d) for liabilities which have not had and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 3.8. Absence of Certain Changes or Events.

(a) From December 31, 2017, there has not occurred any Effect that has had or would reasonably be expected to have a Company Material Adverse Effect.

(b) From December 31, 2017, (i) except as for events giving rise to and the discussion and negotiation of this Agreement, the business of the Company and the Company Subsidiaries has been conducted in the ordinary course of business consistent with past practice, except where such conduct outside the ordinary course of business has not had and would not reasonably be expected to have a Company Material Adverse Effect and (ii) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date hereof, would constitute a breach of, or require the consent of Parent under Section 5.1(b)(ii), (iii), (iv), (vi), (viii), (xiii), (xiv), (xv), (xvii), (xviii), (xx) or (xxi).

Section 3.9. Compliance with Law; Permits. Except with respect to (i) Environmental Law matters (which are provided for in Section 3.18), (ii) Tax matters (which are provided for in Section 3.12) and (iii) employee benefits and labor Law matters (which are provided for in Section 3.10 and Section 3.11, respectively):

(a) Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries and, to the Company’s Knowledge, each third-party contractor operating any portion of the Oil and Gas Interests on behalf of the Company and the Company Subsidiaries (with respect to such interests), (A) is, and has at all times since January 1, 2017 been, in compliance with applicable Law, in each case; and (B) since January 1, 2017 has not received notice from any Governmental Entity alleging that it is in violation of any applicable Law. Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, no investigation or review by any Governmental Entity with respect to any of the Company and the Company Subsidiaries is pending or, to the Company’s Knowledge, threatened in writing, nor, to the Company’s Knowledge, has any Governmental Entity indicated an intention to conduct the same.

(b) Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have, and at all times since January 1, 2017 have had, and have been in compliance with, all licenses, permits, certifications, qualifications, accreditations, approvals, registrations, consents, authorizations, franchises, variances, exemptions and Orders of any Governmental Entity (collectively, the “Permits”), and have made all necessary filings required under applicable Law, necessary to conduct their respective businesses. Except as has not had and would not be expected to have a Company Material Adverse Effect, each Permit has been validly issued or obtained and is in full force and effect. Since January 1, 2017, except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries has received written notice of any violation of or failure to comply with any Permit or any actual revocation, withdrawal, suspension, cancellation or termination of any Permit.

(c) The Company is in compliance in all material respects with the applicable listing and other rules and regulations of the NYSE.

(d) During the past five (5) years, none of the Company or the Company Subsidiaries, or to the Company’s Knowledge, any director or officer, employee or any representative or agent of the Company or any of the Company Subsidiaries or, to the Company’s Knowledge, any other Person acting on behalf of the Company or any of the Company Subsidiaries, has, directly or indirectly, (i) paid, offered, promised or authorized the payment of money or anything of value to any Governmental Official for the purpose of influencing any official act or decision, to obtain or retain business, or to secure any improper advantage, (ii) made any unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity or (iii) violated or is in violation of any applicable Bribery Laws. Neither the Company nor any of the Company Subsidiaries has conducted any internal investigation, made any voluntary, directed, or involuntary disclosure to any Governmental Entity, or received any audit report, written communication from a Governmental Entity, or whistleblower or other written complaint, involving alleged violations of Bribery Laws on the part of the Company, any of the Company Subsidiaries, or any Person acting on behalf of the Company or any of the Company Subsidiaries.

(e) None of the Company or the Company Subsidiaries, any director or officer or employee of the Company or any of the Company Subsidiaries, or, to the Company’s Knowledge, any agent acting on behalf of the Company or any of the Company Subsidiaries, (i) is a Sanctioned Person, (ii) during the past five (5) years, has engaged in direct or indirect dealings with any Sanctioned Person or in any Sanctioned Country on behalf of the Company or any of the Company Subsidiaries, except pursuant to a license issued by an appropriate department or agency of the United States government, or (iii) during the past five (5) years, has violated , or engaged in any conduct sanctionable under, any Sanctions Law or any Law addressing exports or imports. During the past five (5) years, the Company or the Company Subsidiaries (as applicable) have been registered with the Directorate of Defense Trade Controls, U.S. Department of State in accordance with the International Traffic in Arms Regulations (“ITAR”), have maintained all licenses or other authorizations required by the ITAR and all necessary licenses or other authorizations, as required by any other Law addressing exports or imports, and have maintained policies and procedures reasonably designed to ensure compliance with the ITAR and any other Law addressing exports or imports. During the past five (5) years, neither the Company nor any of the Company Subsidiaries has conducted any internal investigation, made any voluntary, directed, or involuntary disclosure to any Governmental Entity, or received any audit report, written communication from a Governmental Entity, or whistleblower or other written complaint, involving alleged violations of Sanctions Law or any Law addressing exports or imports on the part of the Company, any of the Company Subsidiaries, or any Person acting on behalf of the Company or any of the Company Subsidiaries.

Section 3.10. Employee Benefit Plans.

(a) Section 3.10(a) of the Company Disclosure Letter sets forth a list of each material Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plan” means each employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), and each bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, welfare, severance, employment, change-in-control, collective bargaining, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and other similar fringe or employee benefit plan, policy, program, agreement or arrangement, in each case, for the benefit of current employees, directors or individual consultants (or any dependent or beneficiary thereof) of the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary has any obligation or liability (whether actual or contingent).

(b) Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, each of the Company Benefit Plans has been established, operated, funded and administered in accordance with its terms and in compliance with applicable Law, including ERISA and the Code. No liability under Title IV of ERISA or any foreign Law applicable to defined benefit pension plans has been incurred by the Company or the Company Subsidiaries that has not been satisfied in full, and to the Company’s Knowledge, no condition exists that is likely to cause the Company or the Company Subsidiaries to incur any such liability. All material contributions or other amounts payable by the Company or the Company Subsidiaries pursuant to each Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP, and except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, there are no pending, or to the Company’s Knowledge, threatened in writing or anticipated claims or Proceedings (other than routine claims for benefits) by, on behalf of or against or relating to any of the Company Benefit Plans or any trusts related thereto.

(c) Within the last six (6) years, no Company Benefit Plan has been an employee benefit plan subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code.

(d) Neither the Company nor any of the Company Subsidiaries has, at any time during the preceding six (6) years, contributed to, been obligated to contribute to or had any liability (including any contingent liability) with respect to any Multiemployer Plan or a plan that has two (2) or more contributing sponsors, at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA.

(e) Except as set forth on Section 3.10(e) of the Company Disclosure Letter, no Company Benefit Plan provides material welfare benefits, including life insurance or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or the Company Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by Section 4980B of the Code or comparable U.S. state Law.

(f) (i) Each of the Company Benefit Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to its qualification and (ii) to the Company’s Knowledge, there are no existing circumstances or any events that have occurred that would reasonably be expected to materially adversely affect the qualified status of any such plan.

(g) Except as set forth on Section 3.10(g) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will, except as required by the terms of this Agreement, (i) result in any payment (including severance and unemployment compensation, forgiveness of indebtedness or otherwise) becoming due or increasing any such payment due to any current or former director or any employee of the Company or any Company Subsidiary under any Company Benefit Plan or otherwise, (ii) increase any payments or benefits otherwise payable under any Company Benefit Plan, (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits, (iv) result in any breach or violation of, or default under or limit the Company’s right to amend, modify, terminate or transfer the assets of, any Company Benefit Plan or (v) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(h) Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan has been maintained and operated in documentary and operational compliance in all materials respects with Section 409A of the Code or an available exemption therefrom.

(i) Except as set forth on Section 3.10(i) of the Company Disclosure Letter, the Company is not a party to nor does it have any obligation under any Company Benefit Plan or otherwise to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

Section 3.11. Labor Matters.

(a) Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union, works council or labor organization. As of the date hereof, neither the Company nor any Company Subsidiary is (or has during the past three (3) years been) subject to a material labor dispute, strike or work stoppage. During the past three (3) years, there has been no organizational efforts with respect to the formation of a collective bargaining unit or, to the Company’s Knowledge, threatened involving employees of the Company or any Company Subsidiary.

(b) The Company and each Company Subsidiary are and have been since January 1, 2017 in compliance with all applicable Labor Laws, except as has not had and would not reasonably be expected to have a Company Material Adverse Effect. There are no actions, suits, claims, investigations or other legal Proceedings against the Company or any of the Company Subsidiaries pending, or to the Company’s Knowledge, threatened in writing to be brought or filed, by or with any Governmental Entity or arbitrator, any current or former employee or consultant relating to unpaid wages or overtime, unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Labor Laws.

(c) Neither the Company nor any Company Subsidiary has any material direct or indirect liability, whether actual or contingent, with respect to any misclassification of any individual as an independent contractor rather than as an employee, or as exempt rather than non-exempt from an employer’s obligation to pay overtime, or with respect to any employee leased from another employer and no such Person has been improperly included in or excluded from any Company Benefit Plan. A properly completed Form I-9 is on file with respect to each employee of the Company and the Company Subsidiaries.

Section 3.12. Tax Matters.

(a) Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect:

(i) The Company and the Company Subsidiaries have timely filed (taking into account any extension of time within which to file) all Tax Returns that are required to be filed by or with respect to any of them and all such Tax Returns are true, correct and complete;

(ii) The Company and the Company Subsidiaries have given or otherwise made available to Parent true, correct and complete copies of all U.S. federal, state and local income and other material Tax Returns, examination reports and statements of deficiencies for taxable periods ending on or after December 31, 2015;

(iii) The Company and the Company Subsidiaries have timely paid all amounts of Taxes required to be paid by any of them (including any Taxes required to be collected, deducted or withheld by any of them with respect to any payment owing to, or received from, their employees, creditors, independent contractors, customers and other third parties), other than Taxes that are being contested in good faith through appropriate proceedings or for which adequate reserves in accordance with GAAP have been established on the most recent financial statements of the Company and the Company Subsidiaries contained in the Company SEC Documents, and adequate accruals and reserves (as determined in accordance with GAAP) have been established for Taxes attributable to taxable periods (or portions thereof) since the date of such financial statements;

(iv) There is no claim, litigation, audit, examination, investigation or other Proceeding pending or, to the Knowledge of the Company, threatened with respect to any Taxes or Tax Returns of the Company or any Company Subsidiary, and no Governmental Entity has given notice of its intention to assert any deficiency or claim for additional amounts of Taxes against the Company or any of the Company Subsidiaries;

(v) None of the Company or any Company Subsidiary is a party to or bound by, or has any obligation under, any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in commercial agreements not primarily related to Taxes, and other than any agreement or arrangement solely among the Company and/or the Company Subsidiaries) or has any liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor or otherwise by operation of Law, and neither the Company nor any of the Company Subsidiaries has been a member of an affiliated group within the meaning of Section 1504 of the Code filing a consolidated U.S. federal income Tax Return, or any other affiliated, consolidated, combined, unitary or similar group (other than a group the common parent of which is or was the Company or any of the Company Subsidiaries) for purposes of filing Tax Returns or paying Taxes;

(vi) There are no Liens in respect of or on account of Taxes upon any property or assets of the Company or any Company Subsidiary, other than Permitted Liens;

(vii) During the past three (3) years, no claim has been made in writing by any Governmental Entity in a jurisdiction where the Company or any of the Company Subsidiaries has not filed Tax Returns that it is or may be subject to Taxes by, or required to file Tax Returns in, such jurisdiction;

(viii) Neither the Company nor any Company Subsidiary is bound with respect to the current or any future taxable period by any closing agreement (within the meaning of Section 7121(a) of the Code), private letter ruling, technical advice or other ruling or written agreement with a Governmental Entity, in each case, that could affect the liability for Taxes of the Company or any Company Subsidiary following the Closing;

(ix) Neither the Company nor any Company Subsidiary will be required to include in a taxable period ending after the Closing Date any material item of taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period (or to exclude from taxable income in a taxable period ending after the Closing Date any material deduction the recognition of which was accelerated from such taxable period to a taxable period prior to the Closing Date) as a result of (A) the use of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, or the cash method of accounting with respect to any transaction, disposition, or other arrangement made on or prior to the Closing, (B) any prepaid amount received on or prior to the Closing Date, (C) any installment sale or open transaction disposition made on or prior to the Closing Date, (D) any intercompany transactions occurring on or prior to the Closing Date, (E) any election under Section 108(i) of the Code made prior to the Closing Date, or (F) any change in accounting method for a taxable period ending on or prior to the Closing Date that results in an adjustment made under Section 481 of the Code (or comparable provisions of state, local or non-U.S. Tax Law);

(x) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of the Company Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending;

(xi) The transfer pricing methodology of each of the Company and the Company Subsidiaries is in material compliance with Section 482 of the Code (and any related sections), the Treasury Regulations promulgated thereunder and any comparable provisions of state, local or non-U.S. Tax Law; and

(xii) Neither the Company nor any Company Subsidiary has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(b) Within the last two (2) years, neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355(a) or Section 361 of the Code.

(c) The Company is not aware of the existence of any fact that would reasonably be expected to cause Parent to be treated as a “domestic corporation” pursuant to Section 7874(b) of the Code as a result of the Merger.

Section 3.13. Litigation; Orders.

(a) There is no pending Proceeding, and, to the Company’s Knowledge, no Person has threatened in writing to commence any Proceeding against the Company or any of the Company Subsidiaries or any director or officer of the Company or any of the Company Subsidiaries (in their capacity as such) that (i) challenges, or would reasonably be expected to have the effect of making illegal, restraining, enjoining or otherwise prohibiting or preventing the Transactions or (ii) would reasonably be expected to have a Company Material Adverse Effect.

(b) There are no Orders in effect to which any of the Company or any of the Company Subsidiaries is a party or subject which (i) materially interferes with, or would be reasonably expected to materially interfere with, the business of the Company or any of its Subsidiaries as currently conducted or (ii) would reasonably be expected to prevent, impede or delay beyond the Outside Date the ability of the Company to consummate the Transactions, including the Merger.

Section 3.14. Intellectual Property.

(a) The Company and the Company Subsidiaries own or, to the Knowledge of the Company, have the right to use all Intellectual Property that is used in and necessary for the operation of the businesses of the Company and the Company Subsidiaries as presently conducted (collectively, the “Company IP”) free and clear of all Liens except for Permitted Liens, except where the failure to own or have the right to use such Intellectual Property has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The use of the Company IP by the Company and the Company Subsidiaries and the conduct of the business of the Company and the Company Subsidiaries does not infringe, dilute or misappropriate any Intellectual Property of any other Person, except for such matters that have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) The Company and the Company Subsidiaries have taken reasonable measures to enforce, maintain and protect the confidentiality of trade secrets used in the businesses of each of the Company and the Company Subsidiaries as presently conducted, except where failure to do so has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.15. Real Property; Company Oil and Gas Leases and Oil and Gas Interests.

(a) Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect and except for (i) property sold or otherwise disposed of in the ordinary course of business since the date of the Company Reserve Report relating to the Company Oil and Gas Interests referred to therein as of December 31, 2017 or (ii) reflected in the Company Reserve Reports or in the Company SEC Documents as having been sold or otherwise disposed of, as of the date hereof, the Company and the Company Subsidiaries have Good Title in all material respects to all of the Oil and Gas Interests reflected in the Company Reserve Reports or disclosed in the Company SEC Documents and attributable to interests owned by the Company and the Company Subsidiaries, in each case free and clear of all Liens other than Permitted Liens and Production Burdens. Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, each Oil and Gas Lease to which the Company or any of the Company Subsidiaries is a party is valid and in full force and effect, subject to Enforceability Limitations. Neither the Company nor any of the Company Subsidiaries has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease, in each case, except as has not had and would not be reasonably expected to have a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries has received written notice from the other party to any Oil and Gas Lease that the Company or any of the Company Subsidiaries, as the case may be, has breached, violated or defaulted, in each case, in any material respect under any Oil and Gas Lease which breach, violation or default remains uncured.

(b) Following the consummation of the Transactions, all bonds or other financial assurances held by the Company or the Company Subsidiaries or issued for the benefit of any thereof that are required for the Company or the Company Subsidiaries to own and operate the Oil and Gas Interests that it currently owns and operates will remain in place for the benefit of Merger Sub as the successor in interest to the Company or the Company Subsidiaries.

(c) Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has properly and timely paid (or caused to be paid), in accordance with the terms of each Oil and Gas Lease and applicable Laws, all Production Burdens with respect to the Oil and Gas Interests due by the Company and the Company Subsidiaries, or if not paid, is contesting such Production Burden in good faith in the ordinary course of business consistent with past practice. All rentals, shut-in payments, and operating expenses payable by the Company or any Company Subsidiary have been duly and properly paid in all material respects. As of the date hereof, other than any frivolous or immaterial claim or demands, neither the Company nor any Company Subsidiary has received any written requests or demands for payments, adjustments for payments or performance pursuant to the obligations under the Oil and Gas Leases.

(d) Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company or a Company Subsidiary, as applicable, has good, valid and marketable fee simple title to all property owned in fee by the Company or any Company Subsidiary (excluding any and all Oil and Gas Interests, the “Company Owned Real Property”), free and clear of all Liens, other than Permitted Liens. Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary has leased or otherwise granted to any Person the right to use or occupy the Company Owned Real Property or any portion thereof and (ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase the Company Owned Real Property or any portion thereof, in each case that would reasonably be expected to adversely affect the existing use of the Company Owned Real Property by the Company and the Company Subsidiaries in the operation of their respective businesses thereon.

(e) Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect: (i) each Company Lease is valid, binding and in full force and effect, subject to the Enforceability Limitations, and no uncured default on the part of the Company or, if applicable, any Company Subsidiary or, to the Company’s Knowledge, any counterparty thereunder exists with respect to any Company Lease, (ii) the Company or a Company Subsidiary has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the applicable Company Lease, each real property subject to the Company Leases, free and clear of all Liens, other than Permitted Liens, (iii) the consummation of the Transactions will not require the consent of any landlord under any Company Lease or otherwise affect the occupancy by Parent or Merger Sub of any lands or premises covered by any Company Lease and (iv) the Company or a Company Subsidiary has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens, other than Permitted Liens.

(f) Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, there is no pending or, to the Company’s Knowledge, threatened, appropriation, condemnation or like Proceeding or order affecting the Company Owned Real Property or lands or premises covered by any Company Leases or any part thereof or of any sale or other disposition of the Company Owned Real Property or lands or premises covered by any Company Leases or any part thereof in lieu of condemnation or other matters affecting and impairing the current use, occupancy or value thereof.

(g) All material proceeds from the sale of Hydrocarbons produced from the Oil and Gas Interests of the Company and the Company Subsidiaries are being received by them in a timely manner. No portion of such proceeds are being held in suspense for any reason other than awaiting preparation and approval of division order title opinions for the recently drilled Wells set forth in Section 3.15(g) of the Company Disclosure Letter.

(h) Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, all of the Wells, all water-producing wells, and all water, CO2 or injection wells located on the Oil and Gas Leases or Units of the Company and the Company Subsidiaries or otherwise associated with an Oil and Gas Interest of the Company or the Company Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable Oil and Gas Contracts and applicable Law, and all drilling and completion (and plugging and abandonment) of the Wells and such other wells and all related development, production and other operations have been conducted in compliance with all applicable Law.

(i) Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, all Oil and Gas Interests operated by the Company and the Company Subsidiaries have been operated in accordance with reasonable, prudent oil and gas field practices and in compliance with the applicable Oil and Gas Leases and in compliance with applicable Law.

(j) Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, none of the Oil and Gas Interests of the Company and the Company Subsidiaries is subject to any preferential purchase, consent or similar right that would become operative as a result of the Transactions.

(k) None of the Oil and Gas Interests of the Company or its Subsidiaries are subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

Section 3.16. Reserve Reports. The Company has made available to Parent true and correct copies of all written reports delivered to or received by the Company or the Company Subsidiaries from January 1, 2016 to the date hereof estimating the Company and the Company Subsidiaries’ oil and gas reserves, in each case prepared by a Person that is not an Affiliate (each, a “Company Report Preparer”) concerning the Oil and Gas Interests of the Company and the Company Subsidiaries (the “Company Reserve Reports”). The factual, non-interpretive data provided by the Company and the Company Subsidiaries to each Company Report Preparer in connection with the preparation of the Company Reserve Reports that was material to such Company Report Preparer’s estimates of the oil and gas reserves set forth in the Company Reserve Reports was, as of the time provided (or as modified or amended prior to the issuance of the Company Reserve Reports), accurate in all respects, except as has not had and would not reasonably be expected to have a Company Material Adverse Effect. To the Company’s Knowledge, there are no material errors in the assumptions and estimates provided by the Company to any Company Report Preparer in connection with their preparation of any Company Reserve Reports prepared by such Company Report Preparer. The oil and gas reserve estimates of the Company set forth in the Company Reserve Reports are derived from reports that have been prepared by the Company Report Preparer as set forth therein, and such reserve estimates fairly reflect, in all material respects, the oil and gas reserves of the Company at the dates indicated therein and are in accordance with the rules promulgated by the SEC and applied on a consistent basis throughout the periods reflected therein. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no material change in respect of the matters addressed in the Company Reserve Reports.

Section 3.17. Company Material Contracts.

(a) Section 3.17 of the Company Disclosure Letter contains a complete and correct list, as of the date hereof, of each Contract (other than, for the avoidance of doubt, Contracts disclosed in Company SEC Documents) described in this Section 3.17(a) under which the Company or any Company Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which the Company or any Company Subsidiary or any of their respective properties or assets is subject, in each case as of the date hereof (all Contracts of the type described in this Section 3.17(a), whether or not set forth on Section 3.17 of the Company Disclosure Letter, being referred to herein as the “Company Material Contracts”):

(i) [reserved];

(ii) any material joint venture, partnership or limited liability company agreement (other than any such agreement solely between or among the Company and its wholly-owned Subsidiaries) or similar Contract;

(iii) each acquisition or divestiture Contract that contains representations, covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making by the Company or any Company Subsidiary of future payments in excess of $10,000,000;

(iv) any settlement agreement or similar Contract restricting in any material respect the operations or conduct of the Company or any Company Subsidiary or any of their respective Affiliates (including Parent and its Affiliates after the Effective Time);

(v) each Contract not otherwise described in any other subsection of this Section 3.17(a) pursuant to which the Company or any Company Subsidiary is obligated to pay, or entitled to receive, payments in excess of $10,000,000 in the twelve (12)-month period following the date hereof;

(vi) any Contract not otherwise described in any other subsection of this Section 3.17(a) that obligates the Company or any Company Subsidiary to make any future capital investment or capital expenditure outside the ordinary course of business consistent with past practice and in excess of $10,000,000;

(vii) each material Contract to which the Company or any Company Subsidiary is a party relating to the license of any Intellectual Property rights and each material Contract granting a license from a third-party for use of geophysical survey data, information, or interpretations, other than (A) licenses of commercially-available Software licensed pursuant to a standard license agreement involving aggregate payments of no more than $1,000,000 and (B) non-exclusive licenses of Intellectual Property rights incidental to the sale or purchase of products or services in the ordinary course of business consistent with past practice;

(viii) each Contract that grants any right of first refusal or right of first offer or that limits the ability of the Company, any Company Subsidiary or any of its Affiliates (including Parent or any of its Affiliates after the Effective Time) to own, operate, sell, transfer, pledge or otherwise dispose of any material businesses or assets;

(ix) each Contract that contains any standstill, exclusivity rights or “most favored nation” provisions or minimum use or supply requirements that are material in any respect to the Company, the Company Subsidiaries and any Affiliates (including Parent or its Affiliates after the Effective Time);

(x) each Contract relating to outstanding or potential Indebtedness (or commitments in respect thereof) of the Company or the Company Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $10,000,000;

(xi) each Contract (or form thereof and a list of the parties thereto) between the Company or any Company Subsidiary, on the one hand, and any officer, director or Affiliate (other than a wholly-owned Company Subsidiary) of the Company or any Company Subsidiary or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand (other than any Contract that is a Company Benefit Plan);

(xii) any Contract (or form thereof and a list of the parties thereto) pursuant to which the Company or any Company Subsidiary has an obligation to indemnify such officer, director, Affiliate or family member;

(xiii) each Company Lease involving annual lease payments in excess of $5,000,000 or aggregate lease payments over the remaining life of the lease in excess of $10,000,000;

(xiv) each Contract that contains a put, call or similar right pursuant to which the Company or any of the Company Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or material amount of assets (other than the Company Equity Plans or agreements entered pursuant thereto);

(xv) each Contract that includes a material indemnification obligation of the Company or any of its Subsidiaries which was granted outside of the ordinary course of business consistent with past practice;

(xvi) each Contract that obligates any of the Company or the Company Subsidiaries to make any loans, advances or capital contributions to, or investments in, any Person other than advances for expenses required under customary joint operating agreements and customary advances to operators of Oil and Gas Interests of the Company and the Company Subsidiaries not covered by a joint operating agreement or participation agreement;

(xvii) [reserved];

(xviii) [reserved];

(xix) [reserved];

(xx) each Oil and Gas Lease that contains express provisions (A) establishing bonus obligations in excess of $10,000,000 that were not satisfied at the time of leasing or signing or (B) providing for a fixed term, even if there is still production in paying quantities;

(xxi) each agreement (other than Oil and Gas Leases) pursuant to which any of the Company or its Subsidiaries has paid amounts associated with any Production Burden in excess of $10,000,000 during the immediately preceding fiscal year or with respect to which the Company reasonably expects that it and/or one of its Subsidiaries will make payments associated with any Production Burden in any of the next three succeeding fiscal years that could, based on current projections, exceed $10,000,000 per year;

(xxii) each agreement which is a joint development agreement, joint operating agreement, farmout agreement, farmin agreement, area of mutual interest agreement, exploration agreement, participation agreement, acreage dedication agreement, pooling agreement, or pooling declaration, unit agreement that either (A) is material to the businesses of the Company and the Company Subsidiaries, taken as a whole, or (B) would reasonably be expected to require the Company and the Company Subsidiaries to make expenditures in excess of $10,000,000 in the aggregate in any 12-month period following the date hereof;

(xxiii) any Contract with any current employees, officers or directors of the Company or any Company Subsidiary which provides for annual base compensation in excess of $200,000, other than Contracts that are terminable without penalty or notice;

(xxiv) any Contract with any oilfield services company or other independent contractors that would reasonably be expected to require the Company and the Company Subsidiaries to make expenditures in excess of $5,000,000 in the aggregate in any 12-month period following the date hereof; and

(xxv) any Contract not otherwise described in any other subsection of this Section 3.17(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company.

(b) The Company has made available to Parent copies of all written Company Material Contracts (other than, for the avoidance of doubt, Contracts disclosed in Company SEC Documents) required to be identified in Section 3.17(a) of the Company Disclosure Letter in the possession of the Company or any Company Subsidiary, including all material amendments thereto.

(c) Except as has not had and would not be reasonably expected to have a Company Material Adverse Effect, (i) each Company Material Contract is, and immediately after the Effective Time will continue to be, a valid and binding agreement of the Company or one of the Company Subsidiaries party thereto and, to the Company’s Knowledge, each other party thereto, and (ii) each Company Material Contract (except for any such Contract that has expired or terminated in accordance with its terms) is in full force and effect, subject to the Enforceability Limitations, and each of the Company and the Company Subsidiaries (to the extent it is a party thereto or bound thereby) and, to the Company’s Knowledge, each other party thereto has performed in all material respects all obligations required to be performed by it under each Company Material Contract. Neither the Company nor any of the Company Subsidiaries, and, to the Company’s Knowledge, no other party thereto is (or, with or without notice or lapse of time would be) in default or breach in any material respect under the terms of any such Company Material Contract and, to the Company’s Knowledge, no event has occurred that (with or without notice or lapse of time) will, or would reasonably be expected to (A) constitute such a violation or breach, (B) give any Person the right to accelerate the maturity or performance of any Company Material Contract or (C) give any Person the right to cancel, terminate or modify any Company Material Contract.

(d) Since January 1, 2017, neither the Company nor any of the Company Subsidiaries has received any notice of any material violation or breach of, material default under or intention to cancel, terminate, materially modify or not renew, any Company Material Contract.

Section 3.18. Environmental Matters. Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect:

(a) (i) as of the date hereof, (A) no written notice, notification, demand, request for information, citation, summons or Orders has been received that remains outstanding, (B) no complaint has been filed that remains outstanding, (C) no penalty or other sanction has been assessed that remains outstanding and (D) no Proceeding is pending, or to the Company’s Knowledge, threatened in writing, that, in each case of (A), (B) and (C), alleges a violation of, or liability under, any Environmental Law with respect to any of the Company, any of the Company Subsidiaries, or any of their respective ownership or operation of the Oil and Gas Interests; (ii) each of the Company and the Company Subsidiaries is, and has at all times since January 1, 2017 been, in compliance with Environmental Laws and Environmental Permits; (iii) there are no liabilities or obligations of any of the Company or the Company Subsidiaries under Environmental Law relating to or arising out of any Release, threatened Release or presence of, or exposure to, any Hazardous Substance, where such Release, threatened Release, presence or exposure occurred (A) on, at, under, to or from the Oil and Gas Leases, or (B) on, at, under, to or from any real properties offsite the Oil and Gas Leases where such Hazardous Substances were transported or disposed, or arranged to be transported or disposed by any of the Company or any of the Company Subsidiaries; and (iv) all Environmental Permits for operating the Company’s and each of the Company Subsidiaries’ Oil and Gas Interests have been obtained and are currently in full force and effect, and neither the Company nor any of the Company Subsidiaries has received any written notice that any such existing Environmental Permit will be revoked or any pending application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied; and

(b) the Company has made available to Parent copies of material environmental site assessment reports, results of investigations and correspondence that are in the Company’s possession and pertaining to the business of any of the Company or the Company Subsidiaries or any property or facility of any of the Company or the Company Subsidiaries.

Section 3.19. Insurance. The insurance policies maintained by the Company and the Company Subsidiaries are with reputable insurance carriers, provide coverage that the Company believes is adequate for all normal risks incident to the businesses of the Company and the Company Subsidiaries and their respective properties and assets, and are in character and amount customary for Persons engaged in similar businesses and subject to the same or similar perils or hazards. All such insurance policies are in full force and effect and all premiums due with respect thereto have been paid and, since the most recent renewal date, the Company and the Company

Subsidiaries have not received any written notice threatening termination of, premium increase with respect to, or material alteration of coverage under, any of such policies.

Section 3.20. Information Supplied. The information relating to the Company and the Company Subsidiaries supplied by or on behalf of the Company and which is to be contained in, or incorporated by reference in, the Joint Proxy Statement and the Form S-4 (and any amendment or supplement thereto) will not, on the date the Joint Proxy Statement is first mailed to Company Stockholders or at the time the Form S-4 (and any amendment or supplement thereto), is filed with the SEC, is declared effective by the SEC or is first mailed to Company Stockholders, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Joint Proxy Statement and the Form S-4 (i) will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing provisions of this Section 3.20, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Joint Proxy Statement or the Form S-4, which information or statements were not supplied by or on behalf of the Company.

Section 3.21. Opinion of Financial Advisor. The Company Board of Directors has received an opinion of J.P. Morgan Securities LLC (“J.P. Morgan”) to the effect that, as of the date of such opinion and based upon and subject to the various assumptions and limitations set forth therein, the Exchange Ratio pursuant to the Merger is fair, from a financial point of view, to the holders of the Company Common Stock (other than holders of Cancelled Shares). A signed copy of such opinion will be provided to Parent promptly following receipt by the Company (it being agreed that such opinion is for the benefit of the Company Board of Directors and may not be relied upon by Parent or Merger Sub or any other Persons).

Section 3.22. State Takeover Statutes; Anti-Takeover Laws. Prior to the execution of this Agreement, the Company Board of Directors has taken all action necessary so that no restrictive provision of any “business combination,” “fair price,” “moratorium,” “control share acquisition,” “takeover,” “interested shareholder” or other similar anti-takeover Law (including Section 203 of the DGCL) (each, a “Takeover Statute”) is applicable to this Agreement or the Transactions, including the Merger.

Section 3.23. Affiliate Transactions. No director or officer of the Company or members of their “immediate family” (as such terms are defined in Rule 16a-1 of the Exchange Act) (each of the foregoing, a “Related Person”), other than in his or her capacity as a director, officer or employee of any of the Company or the Company Subsidiaries (a) is involved, directly or indirectly, in any material business arrangement or other material relationship with any of the Company or the Company Subsidiaries, or (b) directly or indirectly owns, or otherwise has any right, title, interest in, to or under, any material property or right, tangible or intangible, that is used by any of the Company or the Company Subsidiaries and is material to the conduct of the business of the Company and the Company Subsidiaries as currently conducted, taken as a whole.

Section 3.24. Finders and Brokers. Except for J.P. Morgan and Goldman Sachs & Co. LLC, there is no investment banker, broker, finder or other financial intermediary that has been retained by or is authorized to act on behalf of any of the Company or the Company Subsidiaries who is entitled to any fee, commission or any other payment from any of the Company or the Company Subsidiaries in connection with the Transactions or will have any ongoing commitment from the Company or the Company Subsidiaries after the Effective Time.

Section 3.25. No Other Representations. In connection with the due diligence investigation of Parent by the Company, the Company has received and may continue to receive from Parent certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding Parent, the Parent Subsidiaries and their respective business and operations. The Company hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which the Company is familiar, that, without limiting in any respect any of the representations and warranties in Article IV, the Company is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, so furnished to it. Accordingly, except for the representations and warranties contained in Article IV, the Company acknowledges that none of Parent, Merger Sub or any of their respective Representatives makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Parent or Merger Sub or any of their respective Subsidiaries or with respect to any other information provided or made available to the Company in connection with the Transactions, including any information, documents, projections, estimates, forecasts, predictions, expectations, plans or other material (including the reasonableness of assumptions underlying any of the foregoing) made available or otherwise furnished or provided in any form to the Company or to the Company’s Representatives, including in any “data rooms” or “virtual data rooms” or management presentations in expectation of the Transactions or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Except as disclosed in (x) Parent’s Annual Report on Form 10-K filed by Parent with the SEC for the fiscal year ended December 31, 2017, or any other Parent SEC Documents filed or furnished by Parent with the SEC on or after December 31, 2017 and publicly available one (1) Business Day prior to the date hereof (including exhibits and other information incorporated by reference therein but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors” or “forward looking statements”), or (y) the applicable section or subsection of the disclosure letter delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and each other representation and warranty set forth in this Article IV for which it is reasonably apparent on its face that such information is relevant to such other section), Parent and Merger Sub represent and warrant to the Company as set forth below.

Section 4.1. Qualification, Organization, Subsidiaries, etc.

(a) Parent is a corporation duly incorporated and validly subsisting under the Canada Business Corporations Act (the “CBCA”). Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each Parent Subsidiary other than Merger Sub is a legal entity duly organized, validly existing and, where such concept is recognized, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be, where such concept is recognized, in good standing, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent, Merger Sub and the other Parent Subsidiaries is qualified to do business and, where such concept is recognized, is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where such concept is recognized, in good standing, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent has filed with the SEC, prior to the date hereof, a complete and accurate copy of the restated certificate of incorporation and restated articles of incorporation, the certificate of amendment and articles of amendment and By-Law No. 1 of Parent (the “Parent Governing Documents”). The Parent Governing Documents are in full force and effect and Parent is not in violation of the Parent Governing Documents. Parent has made available to the Company complete and accurate copies of the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of Merger Sub and each Parent Subsidiary that constitutes a “significant subsidiary” of Parent within the meaning of Item 601(b)(21)(ii) of Regulation S-K as of December 31, 2017 including Merger Sub (collectively, the “Parent Subsidiary Governing Documents”). The Parent Subsidiary Governing Documents are in full force and effect and none of the Parent Subsidiaries is in violation of their respective Parent Subsidiary Governing Documents.

(b) All the issued and outstanding shares of capital stock of, or other equity interests in, each Parent Subsidiary have been validly issued and are fully paid and nonassessable and are wholly-owned, directly or indirectly, by Parent free and clear of all Liens, other than Permitted Liens. Section 4.1(b) of the Parent Disclosure Letter sets forth an accurate and complete list of each Parent Subsidiary and each Person in which Parent or any Parent Subsidiary owns an equity or other economic interest, together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Parent Subsidiary or such other Person and (ii) the type and percentage of interest held, directly or indirectly, by Parent in each Parent Subsidiary or in each such other Person.

Section 4.2. Capitalization.

(a) The authorized share capital of Parent consists of an unlimited number of Parent Common Shares and an unlimited number Class A Preferred Shares, without par value, limited to a number equal to not more than twenty percent (20%) of the issued and outstanding number of Parent Common Shares at the time of issuance (“Parent Preferred Stock”). As of October 29, 2018 (the “Parent Capitalization Date”): (i) (A) 952,478,421 Parent Common Shares were issued and outstanding, (B) no Parent Common Shares were held in Parent’s treasury and (C) options (with tandem stock appreciation rights) granted under Parent Equity Plans to purchase 10,575,873 Parent Common Shares were outstanding with a weighted average exercise price per share of CDN$13.43 and (ii) no shares of Parent Preferred Stock were issued or outstanding. Parent RSUs, Parent PSUs, Parent SARs and Parent DSUs are cash settled. All the outstanding Parent Common Shares are and all Parent Common Shares reserved for issuance as described above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which shares are owned by Parent and are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b) Except as set forth in Section 4.2(a) and other than the Parent Common Shares that have become outstanding after the Parent Capitalization Date that are permitted to be issued pursuant to Section 5.2(iv): (i) Parent does not have any shares of capital stock or other equity interests issued or outstanding and (ii) there are no outstanding (x) restricted shares, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, Parent or any of the Parent Subsidiaries or (y) subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments for the issuance of, or that correspond to, capital stock to which Parent or any Parent Subsidiary is a party obligating Parent or any Parent Subsidiary to (A) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity interests of Parent or any Parent Subsidiary or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests or (D) provide any amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Parent Subsidiary that is not wholly-owned or in any other Person. Except as set forth in Section 4.2(b) of the Parent Disclosure Letter, there are no outstanding obligations of Parent or any Parent Subsidiary (1) restricting the transfer of, (2) affecting the voting rights of, (3) requiring the repurchase, redemption or disposition of, or containing any right of first refusal, right of first offer or similar right with respect to, (4) requiring the registration for sale of or (5) granting any preemptive or anti-dilutive rights with respect to, any shares of capital stock or other equity interests of Parent or any Parent Subsidiary.

(c) Neither Parent nor any Parent Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with Parent Shareholders on any matter.

(d) There are no voting trusts, proxies or other similar agreements, commitments or understandings to which Parent or any Parent Subsidiary (or to Parent’s Knowledge, a Parent Shareholder) is a party with respect to the voting of the capital stock or other equity interests of Parent or any Parent Subsidiary.

(e) Neither Parent nor Merger Sub has declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock.

Section 4.3. Corporate Authority.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Merger. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action of each of Parent (subject to obtaining Parent Shareholder Approval) and Merger Sub (other than the adoption of this Agreement by Parent as sole stockholder of Merger Sub, which shall occur immediately after the execution of this Agreement) and no other corporate proceedings (pursuant to the Parent Governing Documents or otherwise) on the part of Parent or Merger Sub are necessary to authorize the consummation of, and to consummate, the Transactions, except, with respect to the Merger, for obtaining the Parent Shareholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. On or prior to the date hereof, at a meeting duly called and held, the Parent Board of Directors has unanimously (i) determined that the terms of this Agreement and the Transactions, including the Merger and the Parent Share Issuance, are in the best interests of Parent, (ii) approved the execution and delivery by Parent of this Agreement, the performance by Parent of its covenants and agreements contained herein and the consummation of the Transactions, including the Parent Share Issuance, upon the terms and subject to the conditions contained herein, (iii) directed that this Agreement be submitted to the Parent Shareholders at the Parent Shareholders Meeting for approval of the Parent Share Issuance and (iv) resolved to make the Parent Board Recommendation. On or prior to the date hereof, at a meeting duly called and held, the Merger Sub Board of Directors has unanimously (i) determined that the terms of this Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Transactions, including the Merger, (iii) approved the execution and delivery by Merger Sub of this Agreement, the performance by Merger Sub of its covenants and agreements contained herein and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions contained herein and (iv) directed that this Agreement be submitted to its sole stockholder for adoption by the sole stockholder. Parent, as the owner of all of the outstanding shares of capital stock of Merger Sub, will immediately after the execution and delivery of this Agreement adopt this Agreement in its capacity as sole stockholder of Merger Sub. None of the foregoing actions by the Parent Board of Directors or Merger Sub Board of Directors have been rescinded or modified in any way (unless such rescission or modification has been effected after the date hereof in accordance with the terms of Section 5.4).

(b) The only vote of holders of any class or series of capital stock of Parent necessary to approve this Agreement and to consummate the Transactions, including the Merger, is approval of the Parent Share Issuance by the affirmative vote of a majority of votes cast by holders of Parent Common Shares entitled to vote thereon and present in person or represented by proxy at the Parent Shareholders Meeting in accordance with Section 312.03(c) of the NYSE Listed Company Manual and Section 611 of the TSX Company Manual (the “Parent Shareholder Approval”).

(c) This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Limitations.

Section 4.4. Governmental Consents; No Violation.

(a) Other than in connection with or in compliance with (i) the DGCL and the CBCA, (ii) the filing with the SEC and the Canadian Securities Administrators of the Joint Proxy Statement and the filing with the SEC of the Form S-4 and any amendments or supplements thereto and declaration of effectiveness of the Form S-4 by the SEC, (iii) the Securities Act, the Exchange Act and other applicable state, provincial or federal securities, takeover and “blue sky” laws, (iv) the HSR Act and any other requisite clearances or approvals under any other applicable requirements of other Antitrust Laws and (v) any applicable requirements of the NYSE or the TSX, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is necessary or required, under applicable Law, for the consummation by Parent and Merger Sub of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery by Parent and Merger Sub of this Agreement do not, and, except as described in Section 4.4(a), the consummation of the Transactions and compliance with the provisions hereof will not (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under any Parent Material Contract binding upon Parent or any Parent Subsidiary or by which or to which any of their respective properties, rights or assets are bound or subject to or result in the creation of any Lien upon any of the properties, rights or assets of Parent or any Parent Subsidiary, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of (A) the Parent Governing Documents or (B) the Parent Subsidiary Governing Documents or (iii) conflict with or result in the violation or breach of any Laws applicable to Parent or any Parent Subsidiary or any of their respective properties, rights or assets, other than in the case of clauses (i), (ii)(B) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that has not had and that would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.5. SEC Reports and Financial Statements.

(a) Since January 1, 2017, Parent has timely filed or furnished all forms, statements, documents and reports required to be filed or furnished by it with the SEC (such forms, statements, documents and reports, the “Parent SEC Documents”). As of their respective filing dates the Parent SEC Documents (including amendments) complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act, the Securities Act, the Exchange Act, as the case may be, and the listing and corporate governance rules and regulations of the NYSE and the TSX, and none of the Parent SEC Documents contained (or, with respect to Parent SEC Documents filed after the date hereof, will not contain) any untrue statement of a material fact or omitted to state (or, with respect to Parent SEC Documents filed after the date hereof, will omit to state) any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information set forth in Parent SEC Documents filed or furnished on a later date (but before the date hereof) will be deemed to modify information as of an earlier date. Parent has made available to the Company copies of all comment letters received by Parent from the SEC since January 1, 2017 relating to the Parent SEC Documents, together with all written responses of Parent thereto. Since January 1, 2017, neither Parent nor any Parent Subsidiary has received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the Parent SEC Documents (including the financial statements included therein) that are not resolved, or as of the date hereof has received any written notice from the SEC or other Governmental Entity that such Parent SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to Parent’s Knowledge, there is not any investigation or review being conducted by the SEC or any other Governmental Entity of any Parent SEC Documents (including the financial statements included therein). No Parent Subsidiary is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC.

(b) The financial statements included in the Parent SEC Documents (i) complied in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with (A) the books and records of Parent and the Parent Subsidiaries and (B) GAAP applied on a consistent basis during the periods involved and (iii) fairly present in all material respects the consolidated financial position of Parent and the Parent Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows of Parent and the Parent Subsidiaries as of the dates or for the periods presented therein, all in accordance with GAAP (subject, in the case of the unaudited financial statements, to normal year-end adjustments and the absence of notes). No financial statements of any Person, other than a Parent Subsidiary, are required by GAAP to be included in the financial statements.

(c) Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by Parent’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act, as applicable, and, at the time of filing or submission of each such certification, such certification complied with the applicable provisions of the Sarbanes-Oxley Act. Neither Parent nor any of its executive officers has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(d) Neither Parent nor any Parent Subsidiary is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among Parent or any Parent Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s published financial statements or any Parent SEC Documents.

(e) Since January 1, 2017, Parent has timely filed all forms, statements, documents and reports required to be filed by it with the Canadian Securities Administrators (such forms, statements, documents and reports, the “Parent CSA Documents”). As of their respective filing dates the Parent CSA Documents (including amendments) complied in all material respects with the applicable requirements of Canadian Securities Laws and the listing and corporate governance rules and regulations of the TSX, and none of the Parent CSA Documents contained (or, with respect to Parent CSA Documents filed after the date hereof, will not contain) any untrue statement of a material fact or omitted to state (or, with respect to Parent CSA Documents filed after the date hereof, will omit to state) any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information set forth in Parent CSA Documents filed on a later date (but before the date hereof) will be deemed to modify information as of an earlier date.

Section 4.6. Internal Controls and Procedures.

(a) Parent has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) and of ICRF (as defined under National Instrument 52-109) sufficient to provide reasonable assurance regarding the reliability of financial reporting, including policies and procedures that (i) mandate the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of Parent and the Parent Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent and the Parent Subsidiaries are being made only in accordance with appropriate authorizations of management and the Parent Board of Directors and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Parent and the Parent Subsidiaries. As at December 31, 2017, there were no material weaknesses or significant deficiencies in such internal control over financial reporting and, as of the date hereof, nothing has come to the attention of Parent that has caused Parent to believe that there are any material weaknesses or significant deficiencies in such internal control over financial reporting. Since January 1, 2017, no material complaints from any source regarding accounting, internal accounting controls or auditing matters have been received by Parent. Since January 1, 2017, Parent has not received any material complaints through Parent’s whistleblower hotline or equivalent system for receipt of employee concerns regarding possible violations of applicable Law. Since January 1, 2017, no attorney representing Parent or any of the Parent Subsidiaries, whether or not employed by Parent or any of the Parent Subsidiaries, has reported evidence of a violation of applicable Law that are securities laws, breach of fiduciary duty or such similar violation by Parent or any of its officers, directors, employees or agents to Parent’s chief legal officer, audit committee of Parent Board of Directors or to Parent Board of Directors pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Parent policy contemplating such reporting.

(b) The “disclosure controls and procedures” (as defined in Rules 13a-15(c) of the Exchange Act) and DC&P (as defined in National Instrument 52-109) of Parent are designed to ensure that all material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is accumulated and communicated to the management of Parent as appropriate to allow timely decisions regarding required disclosure. The management of Parent has completed an assessment of the effectiveness of Parent’s disclosure controls and procedures as of December 31, 2017, and such assessment concluded that such controls were effective as of such date.

(c) The Parent SEC Documents accurately summarize, in all material respects, the outstanding Derivative positions of Parent and the Parent Subsidiaries, including Hydrocarbon and financial Derivative positions attributable to the production and marketing of Parent and the Parent Subsidiaries, as of the dates reflected therein.

Section 4.7. No Undisclosed Liabilities. Neither Parent nor any Parent Subsidiary has any liabilities of any nature, whether accrued or unaccrued, asserted or unasserted, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that has resulted, or would reasonably be expected to result, in a liability, except (a) as and to the extent specifically disclosed, reflected or reserved against in Parent’s consolidated balance sheet (or the notes thereto) as of December 31, 2017 included in the Parent SEC Documents, (b) as expressly required or expressly contemplated by this Agreement, (c) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2017 (other than any liability for breaches of Contracts or relating to any Proceeding) and (d) for liabilities which have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

Section 4.8. Absence of Certain Changes or Events.

(a) From December 31, 2017, there has not occurred any Effect that has had, or would reasonably be expected to have a Parent Material Adverse Effect.

(b) From December 31, 2017, except as for events giving rise to and the discussion and negotiation of this Agreement, the business of Parent and the Parent Subsidiaries has been conducted in the ordinary course of business consistent with past practice, except where such conduct outside the ordinary course of business has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.9. Compliance with Law; Permits. Except with respect to (i) Environmental Law matters (which are provided for in Section 4.18), (ii) Tax matters (which are provided for in Section 4.12) and (iii) employee benefits and labor Law matters (which are provided for in Section 4.10 and Section 4.11, respectively):

(a) Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, each of Parent and the Parent Subsidiaries and, to Parent’s Knowledge, each third-party contractor operating any portion of the Oil and Gas Interests on behalf of Parent and the Parent Subsidiaries (with respect to such interests) (A) is, and has at all times since January 1, 2017 been, in compliance with applicable Law, in each case; and (B) since January 1, 2017 has not received notice from any Governmental Entity alleging that it is in violation of any applicable Law. Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, no investigation or review by any Governmental Entity with respect to any of Parent and the Parent Subsidiaries is pending or, to Parent’s Knowledge, threatened in writing, nor, to Parent’s Knowledge, has any Governmental Entity indicated an intention to conduct the same.

(b) Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, Parent and the Parent Subsidiaries have, and at all times since January 1, 2017 have had, and have been in compliance with, all Permits, and have made all necessary filings required under applicable Law, necessary to conduct their respective businesses. Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, each Permit has been validly issued or obtained and is in full force and effect. Since January 1, 2017, except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor any of the Parent Subsidiaries has received written notice of any violation of or failure to comply with any Permit or any actual revocation, withdrawal, suspension, cancellation or termination of any Permit.

(c) Parent is in compliance in all material respects with the applicable listing and other rules and regulations of the NYSE and the TSX.

(d) During the past five (5) years, none of Parent or the Parent Subsidiaries, or to Parent’s Knowledge, any director or officer, employee, representative or agent of Parent or any of the Parent Subsidiaries or, to Parent’s Knowledge, any other Person acting on behalf of Parent or any of the Parent Subsidiaries, has directly or indirectly, (i) paid, offered, promised or authorized the payment of money or anything of value to any Governmental Official for the purpose of influencing any official act or decision, to obtain or retain business, or to secure any improper advantage, (ii) made any unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity or (iii) violated or is in violation of any applicable Bribery Laws. Neither Parent nor any of the Parent Subsidiaries has conducted any internal investigation, made any voluntary, directed, or involuntary disclosure to any Governmental Entity, or received any audit report, written communication from a Governmental Entity, or whistleblower or other written complaint, involving alleged violations of Bribery Laws on the part of Parent, any of the Parent Subsidiaries, or any Person acting on behalf of Parent or any of the Parent Subsidiaries.

(e) None of Parent or the Parent Subsidiaries, any director or officer or employee of Parent or any of the Parent Subsidiaries, or, to Parent’s knowledge, any agent acting on behalf of Parent or any of the Parent Subsidiaries, (i) is a Sanctioned Person, (ii) during the past five (5) years, has engaged in direct or indirect dealings with any Sanctioned Person or in any Sanctioned Country on behalf of Parent or any of the Parent Subsidiaries, except pursuant to a license issued by an appropriate department or agency of the United States government, or (iii) during the past five (5) years, has violated , or engaged in any conduct sanctionable under, any Sanctions Law or any Law addressing exports or imports. During the past five (5) years, Parent or the Parent

Subsidiaries (as applicable) have been registered with the Directorate of Defense Trade Controls, U.S. Department of State in accordance with the ITAR, have maintained all licenses or other authorizations required by the ITAR and all necessary licenses or other authorizations, as required by any other Law addressing exports or imports, and have maintained policies and procedures reasonably designed to ensure compliance with the ITAR and any other Law addressing exports or imports. During the past five (5) years, neither Parent nor any of the Parent Subsidiaries has conducted any internal investigation, made any voluntary, directed, or involuntary disclosure to any Governmental Entity, or received any audit report, written communication from a Governmental Entity, or whistleblower or other written complaint, involving alleged violations of Sanctions Law or any Law addressing exports or imports on the part of Parent, any of the Parent Subsidiaries, or any Person acting on behalf of Parent or any of the Parent Subsidiaries.

Section 4.10. Employee Benefit Plans.

(a) Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, each of the Parent Benefit Plans has been established, operated, funded and administered in accordance with its terms and in compliance with applicable Law, including ERISA and the Code. No liability under Title IV of ERISA or any foreign Law applicable to defined benefit pension plans has been incurred by Parent or the Parent Subsidiaries that has not been satisfied in full, and to Parent’s Knowledge, no condition exists that is likely to cause Parent or the Parent Subsidiaries to incur any such liability. All material contributions or other amounts payable by Parent or the Parent Subsidiaries pursuant to each Parent Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP, and except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, there are no pending, or to Parent’s Knowledge, threatened in writing or anticipated claims or Proceedings (other than routine claims for benefits) by, on behalf of or against or relating to any of the Parent Benefit Plans or any trusts related thereto. “Parent Benefit Plan” means each employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), and each bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, welfare, severance, employment, change-in-control, collective bargaining, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and other similar fringe or employee benefit plan, policy, program, agreement or arrangement, in each case, for the benefit of current employees, directors or individual consultants (or any dependent or beneficiary thereof) of Parent or any Parent Subsidiary or with respect to which Parent or any Parent Subsidiary has any obligation or liability (whether actual or contingent).

(b) Except as set forth on Section 4.10(b) of the Parent Disclosure Letter, none of the Parent Benefit Plans is: (i) a “registered pension plan” which contains a “defined benefit provision”, as such terms are defined in the Income Tax Act (Canada), or (ii) a supplemental pension plan. Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Benefit Plan that is a funded plan is fully funded on a going concern basis and solvency basis in compliance with applicable Law, the Parent Benefit Plan terms, and pursuant to the actuarial assumptions and methodology utilized in the most recent actuarial valuation therefore. Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Benefit Plan that is a “retirement compensation arrangement”, as such term is defined in the Income Tax Act (Canada), has been funded and administered in accordance with the Income Tax Act (Canada).

(c) Within the last six (6) years, no Parent Benefit Plan has been an employee benefit plan subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code.

(d) Neither Parent nor any of the Parent Subsidiaries has, at any time during the preceding six (6) years, contributed to, been obligated to contribute to or had any liability (including any contingent liability) with respect to any Multiemployer Plan or a plan that has two (2) or more contributing sponsors, at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA.

(e) Except as set forth on Section 4.10(d) of the Parent Disclosure Letter, no Parent Benefit Plan provides material welfare benefits, including life insurance or medical benefits (whether or not insured), with respect to current or former employees or directors of Parent or the Parent Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by Section 4980B of the Code or comparable U.S. state Law.

(f) (i) Each of the Parent Benefit Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to its qualification and (ii) to Parent’s Knowledge, there are no existing circumstances or any events that have occurred that would reasonably be expected to materially adversely affect the qualified status of any such plan.

(g) Except as set forth on Section 4.10(f) of the Parent Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will, except as required by the terms of this Agreement, (i) result in any payment (including severance and unemployment compensation, forgiveness of indebtedness or otherwise) becoming due or increasing any such payment due to any current or former director or any employee of Parent or any Parent Subsidiary under any Parent Benefit Plan or otherwise, (ii) increase any payments or benefits otherwise payable under any Parent Benefit Plan, (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(h) Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Benefit Plan has been maintained and operated in documentary and operational compliance in all materials respects with Section 409A of the Code or an available exemption therefrom.

(i) Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, Parent is not a party to nor does it have any obligation under any Parent Benefit Plan or otherwise to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

Section 4.11. Labor Matters.

(a) Neither Parent nor any Parent Subsidiary is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union, works council or labor organization. As of the date hereof, neither Parent nor any Parent Subsidiary is (or has during the past three (3) years been) subject to a material labor dispute, strike or work stoppage. During the past three (3) years, there has been no organizational efforts with respect to the formation of a collective bargaining unit or, to Parent’s Knowledge, threatened involving employees of Parent or any Parent Subsidiary.

(b) Parent and each Parent Subsidiary are and have been since January 1, 2017 in compliance with all applicable Labor Laws, except as has not been and would not reasonably be expected to have a Parent Material Adverse Effect. There are no actions, suits, claims, investigations or other legal Proceedings against Parent or any of the Parent Subsidiaries pending, or to Parent’s Knowledge, threatened in writing to be brought or filed, by or with any Governmental Entity or arbitrator, any current or former employee or consultant relating to unpaid wages or overtime, unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Labor Laws.

(c) Neither Parent nor any Parent Subsidiary has any material direct or indirect liability, whether actual or contingent, with respect to any misclassification of any individual as an independent contractor rather than as an employee, or as exempt rather than non-exempt from an employer’s obligation to pay overtime, or with respect to any employee leased from another employer and no such Person has been improperly included in or excluded from any Parent Benefit Plan. A properly completed Form I-9 is on file with respect to each employee of Parent and the Parent Subsidiaries.

Section 4.12. Tax Matters.

(a) Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect:

(i) Parent and the Parent Subsidiaries have timely filed (taking into account any extension of time within which to file) all Tax Returns that are required to be filed by or with respect to any of them and all such Tax Returns are true, correct and complete;

(ii) Parent and the Parent Subsidiaries have given or otherwise made available to the Company true, correct and complete copies of all U.S. federal, state and local income and other material Tax Returns, examination reports and statements of deficiencies for taxable periods ending on or after December 31, 2015;

(iii) Parent and the Parent Subsidiaries have timely paid all amounts of Taxes required to be paid by any of them (including any Taxes required to be collected, deducted or withheld by any of them with respect to any payment owing to, or received from, their employees, creditors, independent contractors, customers and other third parties), other than Taxes that are being contested in good faith through appropriate proceedings or for which adequate reserves in accordance with GAAP have been established on the most recent financial statements of Parent and the Parent Subsidiaries contained in the Parent SEC Documents, and adequate accruals and reserves (as determined in accordance with GAAP) have been established for Taxes attributable to taxable periods (or portions thereof) since the date of such financial statements;

(iv) There is no claim, litigation, audit, examination, investigation or other Proceeding pending or, to the Knowledge of Parent, threatened with respect to any Taxes or Tax Returns of Parent or any Parent Subsidiary, and no Governmental Entity has given notice of its intention to assert any deficiency or claim for additional amounts of Taxes against Parent or any of the Parent Subsidiaries;

(v) None of Parent or any Parent Subsidiary is a party to or bound by, or has any obligation under, any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in commercial agreements not primarily related to Taxes, and other than any agreement or arrangement solely among Parent and/or the Parent Subsidiaries) or has any liability for Taxes of any Person (other than Parent or any Parent Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor;

(vi) There are no Liens in respect of or on account of Taxes upon any property or assets of Parent or any Parent Subsidiary, other than Permitted Liens;

(vii) During the past three (3) years, no claim has been made in writing by any Governmental Entity in a jurisdiction where Parent or any of the Parent Subsidiaries has not filed Tax Returns that it is or may be subject to Taxes by, or required to file Tax Returns in, such jurisdiction;

(viii) Neither Parent nor any Parent Subsidiary is bound with respect to the current or any future taxable period by any closing agreement (within the meaning of Section 7121(a) of the Code), private letter ruling, technical advice or other ruling or written agreement with a Governmental Entity, in each case, that could affect the liability for Taxes of Parent or any Parent Subsidiary following the Closing;

(ix) Neither Parent nor any Parent Subsidiary will be required to include in a taxable period ending after the Closing Date any material item of taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period (or to exclude from taxable income in a taxable period ending after the Closing Date any material deduction the recognition of which was accelerated from such taxable period to a taxable period prior to the Closing Date) as a result of (A) the use of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, or the cash method of accounting with respect to any transaction, disposition, or other arrangement made on or prior to the Closing, (B) any prepaid amount received on or prior to the Closing Date, (C) any installment sale or open transaction disposition made on or prior to the Closing Date, (D) any intercompany transactions occurring on or prior to the Closing Date, (E) any election under Section 108(i) of the Code made prior to the Closing Date, or (F) any change in accounting method for a taxable period ending on or prior to the Closing Date that results in an adjustment made under Section 481 of the Code (or comparable provisions of state, local or non-U.S. Tax Law);

(x) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from Parent or any of the Parent Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending;

(xi) For all transactions between Parent (or any Parent Subsidiary which is a resident of Canada for Tax purposes) and any Person who is not a resident of Canada and with whom Parent (or the applicable Parent Subsidiary) does not deal at arm’s length (within the meaning of the Income Tax Act (Canada)), Parent (or the applicable Parent Subsidiary) has made or obtained records or documents that meet the requirements of subsection 247(4) of the Income Tax Act (Canada); and

(xii) Neither Parent nor any Parent Subsidiary has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(b) Within the last two (2) years, neither Parent nor any Parent Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355(a) or Section 361 of the Code.

(c) Neither Parent nor any Parent Subsidiary is aware of the existence of any fact that would reasonably be expected to cause Parent to be treated as a “domestic corporation” pursuant to Section 7874(b) of the Code as a result of the Merger.

Section 4.13. Litigation; Orders.

(a) There is no pending Proceeding, and, to Parent’s Knowledge, no Person has threatened in writing to commence any Proceeding against Parent or any Parent Subsidiaries or any director or officer of Parent or any Parent Subsidiaries (in their capacity as such) that (i) challenges, or would reasonably be expected to have the effect of making illegal, restraining, enjoining or otherwise prohibiting or preventing the Transactions or (ii) would reasonably be expected to have a Parent Material Adverse Effect.

(b) There are no Orders in effect to which any of Parent or any of the Parent Subsidiaries is a party or subject which (i) materially interferes with, or would be reasonably expected to materially interfere with, the business of Parent or Parent Subsidiaries as currently conducted or (ii) would reasonably be expected to prevent, impede or delay beyond the Outside Date the ability of Parent to consummate the Transactions, including the Merger.

Section 4.14. Intellectual Property.

(a) Parent and the Parent Subsidiaries own or, to the Knowledge of Parent, have the right to use all Intellectual Property that is used in and necessary for the operation of the businesses of Parent and the Parent

Subsidiaries as presently conducted (collectively, the “Parent IP”) free and clear of all Liens except for Permitted Liens, except where the failure to own or have the right to use such Intellectual Property has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) The use of the Parent IP by Parent and the Parent Subsidiaries and the conduct of the business of Parent and the Parent Subsidiaries does not infringe, dilute or misappropriate any Intellectual Property of any other Person, except for such matters that have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c) Parent and the Parent Subsidiaries have taken reasonable measures to enforce, maintain and protect the confidentiality of trade secrets used in the businesses of each of Parent and the Parent Subsidiaries as presently conducted, except where failure to do so has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.15. Real Property; Parent Oil and Gas Leases and Oil and Gas Interests.

(a) Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect and except for (i) property sold or otherwise disposed of in the ordinary course of business since the date of the Parent Reserve Report relating to the Parent Oil and Gas Interests referred to therein as of December 31, 2017 or (ii) reflected in the Parent Reserve Reports or in the Parent SEC Documents as having been sold or otherwise disposed of, as of the date hereof, Parent and the Parent Subsidiaries have Good Title in all material respects to all of the Oil and Gas Interests reflected in the Parent Reserve Reports or disclosed in the Parent SEC Documents and attributable to interests owned by Parent and the Parent Subsidiaries, in each case free and clear of all Liens other than Permitted Liens and Production Burdens. Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, each Oil and Gas Lease to which Parent or any of the Parent Subsidiaries is a party is valid and in full force and effect, subject to Enforceability Limitations. Neither Parent nor any of the Parent Subsidiaries has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease, in each case, except as has not had and would not be reasonably expected to have a Parent Material Adverse Effect. Neither Parent nor any of the Parent Subsidiaries has received written notice from the other party to any Oil and Gas Lease that Parent or any of the Parent Subsidiaries, as the case may be, has breached, violated or defaulted, in each case, in any material respect under any Oil and Gas Lease which breach, violation or default remains uncured.

(b) Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, each of Parent and the Parent Subsidiaries has properly and timely paid (or caused to be paid), in accordance with the terms of each Oil and Gas Lease and applicable Laws, all Production Burdens with respect to the Oil and Gas Interests due by Parent and the Parent Subsidiaries, or if not paid, is contesting such Production Burden in good faith in the ordinary course of business consistent with past practice. All rentals, shut-in payments, and operating expenses payable by Parent or any Parent Subsidiary have been duly and properly paid in all material respects. As of the date hereof, other than any frivolous or immaterial claim or demands, neither Parent nor any Parent Subsidiary has received any written requests or demands for payments, adjustments for payments or performance pursuant to the obligations under the Oil and Gas Leases.

(c) Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, Parent or a Parent Subsidiary, as applicable, has good, valid and marketable fee simple title to all property owned in fee by Parent or any Parent Subsidiary (excluding any and all Oil and Gas Interests, the “Parent Owned Real Property”), free and clear of all Liens, other than Permitted Liens. Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor a Parent Subsidiary has leased or otherwise granted to any Person the right to use or occupy the Parent Owned Real Property or any portion thereof that would reasonably be expected to adversely affect the existing use of the Parent Owned Real Property by Parent and the Parent Subsidiaries in the operation of their respective businesses thereon.

(d) Except as has not and would not reasonably be expected to have a Parent Material Adverse Effect: (i) each Parent Lease is valid, binding and in full force and effect, subject to the Enforceability Limitations, and no uncured default on the part of the Parent or, if applicable, any Parent Subsidiary or, to Parent’s Knowledge, any counterparty thereunder exists with respect to any Parent Lease, (ii) Parent or a Parent Subsidiary has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the applicable Parent Lease, each real property subject to the Parent Leases, free and clear of all Liens, other than Permitted Liens, and (iii) Parent or a Parent Subsidiary has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of Parent and the Parent Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens, other than Permitted Liens.

(e) Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, there is no pending or, to Parent’s Knowledge, threatened, appropriation, condemnation or like Proceeding or order affecting the Parent Owned Real Property or lands or premises covered by any Parent Leases or any part thereof or of any sale or other disposition of the Parent Owned Real Property or lands or premises covered by any Parent Leases or any part thereof in lieu of condemnation or other matters affecting and impairing the current use, occupancy or value thereof.

(f) All material proceeds from the sale of Hydrocarbons produced from the Oil and Gas Interests of the Parent and the Parent Subsidiaries are being received by them in a timely manner.

(g) Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, all of the Wells, all water-producing wells, and all water, CO2 or injection wells located on the Oil and Gas Leases or Units of Parent and the Parent Subsidiaries or otherwise associated with an Oil and Gas Interest of Parent or the Parent Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable Oil and Gas Contracts and applicable Law and all drilling and completion (and plugging and abandonment) of the Wells and such other wells and all related development, production and other operations have been conducted in compliance with all applicable Law.

(h) Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, all Oil and Gas Interests operated by Parent and the Parent Subsidiaries have been operated in accordance with reasonable, prudent oil and gas field practices and in compliance with the applicable Oil and Gas Leases and in compliance with applicable Law.

(i) Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, none of the Oil and Gas Interests of Parent and the Parent Subsidiaries is subject to any consent or similar right that would become operative as a result of the Transactions.

(j) None of the Oil and Gas Interests of Parent or its Subsidiaries are subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

Section 4.16. Parent Reserve Reports. Parent has made available to the Company true and correct copies of all written reports delivered to or received by Parent or the Parent Subsidiaries from January 1, 2016 to the date hereof estimating Parent and the Parent Subsidiaries’ oil and gas reserves, in each case prepared by a Person that is not an Affiliate (each, a “Parent Report Preparer”) concerning the Oil and Gas Interests of Parent and the Parent Subsidiaries (the “Parent Reserve Reports”). The factual, non-interpretive data provided by Parent and the Parent Subsidiaries to each Parent Report Preparer in connection with the preparation of the Parent Reserve Reports that was material to such Parent Report Preparer’s estimates of the oil and gas reserves set forth in the Parent Reserve Reports was, as of the time provided (or as modified or amended prior to the issuance of the Parent Reserve Reports), accurate in all respects, except as has not had or would not reasonably be expected to have a Parent Material Adverse Effect. To Parent’s Knowledge, there are no material errors in the assumptions and estimates provided by Parent to any Parent Report Preparer in connection with their preparation of any

Parent Reserve Reports prepared by such Parent Report Preparer. The oil and gas reserve estimates of Parent set forth in the Parent Reserve Reports are derived from reports that have been prepared by the Parent Report Preparer as set forth therein, and such reserve estimates fairly reflect, in all material respects, the oil and gas reserves of the Parent at the dates indicated therein and are in accordance with the rules promulgated by the SEC and applied on a consistent basis throughout the periods reflected therein. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no material change in respect of the matters addressed in the Parent Reserve Reports.

Section 4.17. Parent Material Contracts.

(a) Section 4.17(a) of the Parent Disclosure Letter contains a complete and correct list, as of the date hereof, of each Contract (other than, for the avoidance of doubt, Contracts disclosed in Parent SEC Documents) described in this Section 4.17(a) under which Parent or any Parent Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which Parent or any Parent Subsidiary or any of their respective properties or assets is subject, in each case as of the date hereof (all Contracts of the type described in this Section 4.17(a), whether or not set forth on Section 4.17 of the Parent Disclosure Letter, being referred to herein as the “Parent Material Contracts”):

(i) [reserved];

(ii) any material joint venture, partnership or limited liability company agreement (other than any such agreement solely between or among the Parent and its wholly-owned Subsidiaries) or similar Contract;

(iii) each acquisition or divestiture Contract that contains representations, covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making by Parent or any Parent Subsidiary of future payments in excess of $20,000,000 and that is material to Parent and the Parent Subsidiaries taken as a whole;

(iv) any settlement agreement or similar Contract restricting in any material respect the operations or conduct of Parent or any Parent Subsidiary or any of their respective Affiliates;

(v) each Contract not otherwise described in any other subsection of this Section 4.17(a) pursuant to which Parent or any Parent Subsidiary is obligated to pay, or entitled to receive, payments in excess of $20,000,000 in the twelve (12)-month period following the date hereof and that is material to Parent and the Parent Subsidiaries taken as a whole;

(vi) any Contract not otherwise described in any other subsection of this Section 4.17(a) that obligates Parent or any Parent Subsidiary to make any future capital investment or capital expenditure outside the ordinary course of business consistent with past practice and in excess of $20,000,000;

(vii) each material Contract to which Parent or any Parent Subsidiary is a party relating to the license of any Intellectual Property rights and each material Contract granting a license from a third-party for use of geophysical survey data, information, or interpretations, other than (A) licenses of commercially-available Software licensed pursuant to a standard license agreement involving aggregate payments of no more than $6,100,000 and (B) non-exclusive licenses of Intellectual Property rights incidental to the sale or purchase of products or services in the ordinary course of business consistent with past practice;

(viii) each Contract that grants any right of first refusal or right of first offer or that limits the ability of Parent, any Parent Subsidiary or any of its Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any material businesses or assets;

(ix) each Contract that contains any standstill, exclusivity rights or “most favored nation” provisions or minimum use or supply requirements that are material in any respect to Parent, the Parent Subsidiaries or their Affiliates;

(x) each Contract relating to outstanding or potential Indebtedness (or commitments in respect thereof) of Parent or the Parent Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $75,000,000;

(xi) each Contract (or form thereof and a list of the parties thereto) between Parent or any Parent Subsidiary, on the one hand, and any officer, director or Affiliate (other than a wholly-owned Parent Subsidiary) of Parent or any Parent Subsidiary or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand (other than any Contract that is a Parent Benefit Plan);

(xii) any Contract (or form thereof and a list of the parties thereto) pursuant to which Parent or any Parent Subsidiary has an obligation to indemnify such officer, director, Affiliate or family member;

(xiii) each Parent Lease involving annual lease payments in excess of $10,000,000 or aggregate lease payments over the remaining life of the lease in excess of $20,000,000, and in each case that is material to Parent and the Parent Subsidiaries taken as whole;

(xiv) each Contract that contains a put, call or similar right pursuant to which Parent or any of the Parent Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or material amount of assets (other than the Parent Equity Plans or agreements entered into pursuant thereto);

(xv) each Contract that includes a material indemnification obligation of Parent or any of its Subsidiaries which was granted outside of the ordinary course of business consistent with past practice;

(xvi) each Contract that obligates any of Parent or the Parent Subsidiaries to make any loans, advances or capital contributions to, or investments in, any Person other than advances for expenses required under customary joint operating agreements and customary advances to operators of Oil and Gas Interests of Parent and the Parent Subsidiaries not covered by a joint operating agreement or participation agreement;

(xvii) [reserved];

(xviii) [reserved];

(xix) [reserved];

(xx) each material Oil and Gas Lease that contains express provisions (A) establishing bonus obligations in excess of $20,000,000 that were not satisfied at the time of leasing or signing or (B) providing for a fixed term, even if there is still production in paying quantities;

(xxi) each agreement (other than Oil and Gas Leases) pursuant to which any of Parent or its Subsidiaries has paid amounts associated with any Production Burden in excess of $20,000,000 during the immediately preceding fiscal year or with respect to which the Parent reasonably expects that it and/or one of its Subsidiaries will make payments associated with any Production Burden in any of the next three succeeding fiscal years that could, based on current projections, exceed $20,000,000 per year;

(xxii) each agreement which is a joint development agreement, joint operating agreement, farmout agreement, farmin agreement, area of mutual interest agreement, exploration agreement, participation agreement, acreage dedication agreement, pooling agreement, or pooling declaration, unit agreement that either (A) is material to the businesses of Parent and the Parent Subsidiaries, taken as a whole, or (B) would reasonably be expected to require Parent and the Parent Subsidiaries to make expenditures in excess of $20,000,000 in the aggregate in any 12-month period following the date hereof;

(xxiii) any Contract with any current employees, officers or directors of Parent or any Parent Subsidiary which provides for annual base compensation in excess of $200,000, other than Contracts that are terminable without penalty or notice;

(xxiv) any Contract with any oilfield services company or other independent contractors that could not be terminated without payment in excess of $15,000,000; and

(xxv) any Contract not otherwise described in any other subsection of this Section 4.17(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC and under National Instrument 51-102—Continuous Disclosure Obligations) with respect to Parent.

(b) Except as has not had and would not be reasonably expected to have a Parent Material Adverse Effect, (i) each Parent Material Contract is, and immediately after the Effective Time will continue to be, a valid and binding agreement of Parent or one of the Parent Subsidiaries party thereto and, to Parent’s Knowledge, each other party thereto, and (ii) each Parent Material Contract (except for any such Contract that has expired or terminated in accordance with its terms) is in full force and effect, subject to the Enforceability Limitations, and each of Parent and the Parent Subsidiaries (to the extent it is a party thereto or bound thereby) and, to Parent’s Knowledge, each other party thereto has performed in all material respects all obligations required to be performed by it under each Parent Material Contract. Neither Parent nor any of the Parent Subsidiaries, and, to Parent’s Knowledge, no other party thereto is (or, with or without notice or lapse of time would be) in default or breach in any material respect under the terms of any such Parent Material Contract and, to the Parent’s Knowledge, no event has occurred that (with or without notice or lapse of time) will, or would reasonably be expected to (A) constitute such a violation or breach, (B) give any Person the right to accelerate the maturity or performance of any Parent Material Contract or (C) give any Person the right to cancel, terminate or modify any Parent Material Contract.

(c) Since January 1, 2017, neither Parent nor any of the Parent Subsidiaries has received any notice of any material violation or breach of, material default under or intention to cancel, terminate, materially modify or not renew, any Parent Material Contract.

Section 4.18. Environmental Matters. Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect:

(a) (i) as of the date hereof, (A) no written notice, notification, demand, request for information, citation, summons or Orders has been received that remains outstanding, (B) no complaint has been filed that remains outstanding, (C) no penalty or other sanction has been assessed that remains outstanding and (D) no Proceeding is pending, or to Parent’s Knowledge, threatened in writing, that, in each case of (A), (B) and (C), alleges a violation of, or liability under, any Environmental Law with respect to any of Parent, Merger Sub, any of the Parent Subsidiaries, or any of their respective ownership or operation of the Oil and Gas Interests; (ii) each of Parent, Merger Sub and the Parent Subsidiaries is, and has at all times since January 1, 2017 been, in compliance with Environmental Laws and Environmental Permits; (iii) there are no liabilities or obligations of any of Parent, Merger Sub or the Parent Subsidiaries under Environmental Law relating to or arising out of any Release, threatened Release or presence of, or exposure to, any Hazardous Substance, where such Release, threatened Release, presence of or exposure occurred (A) on, at, under, to or from the Oil and Gas Leases, or (B) on, at, under, to or from any real properties offsite the Oil and Gas Leases where such Hazardous Substances were transported or disposed, or arranged to be transported or disposed by any of Parent, Merger Sub or any of the Parent Subsidiaries; and (iv) all Environmental Permits for operating Parent’s, Merger Sub’s and each of the Parent Subsidiaries’ Oil and Gas Interests have been obtained and are currently in full force and effect, and none of Parent, Merger Sub or any of the Parent Subsidiaries has received any written notice that any such existing Environmental Permit will be revoked or any pending application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied; and

(b) Parent has made available to the Company copies of material environmental site assessment reports, results of investigations and correspondence that are in the Parent’s possession and pertaining to the business of any of Parent, Merger Sub or the Parent Subsidiaries or any property or facility of any of Parent or the Parent Subsidiaries.

Section 4.19. [Reserved].

Section 4.20. Insurance. The insurance policies maintained by Parent and the Parent Subsidiaries are with reputable insurance carriers and, together with risks self-insured by Parent and the Parent Subsidiaries, provide coverage Parent believes is adequate for all normal risks incident to the businesses of Parent and the Parent Subsidiaries and their respective properties and assets, and are in character and amount customary for Persons engaged in similar businesses and subject to the same or similar perils or hazards. All such insurance policies are in full force and effect and all premiums due with respect thereto have been paid and, since the most recent renewal date, Parent and the Parent Subsidiaries have not received any written notice threatening termination of, premium increase with respect to, or material alteration of coverage under, any of such policies.

Section 4.21. Information Supplied. The information relating to Parent and the Parent Subsidiaries supplied by or on behalf of Parent and which is to be contained in, or incorporated by reference in, the Joint Proxy Statement and the Form S-4 (and any amendment or supplement thereto) will not, on the date the Joint Proxy Statement is first mailed to the Parent Shareholders or at the time the Form S-4 (and any amendment or supplement thereto), is filed with the SEC, is declared effective by the SEC or is first mailed to Parent Shareholders, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Joint Proxy Statement and the Form S-4 (i) will comply in all material respects as to form with the requirements of the CBCA, both the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder, applicable Canadian Securities Laws and the requirements of the NYSE and the TSX, and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing provisions of this Section 4.21, no representation or warranty is made by Parent or Merger Sub with respect to information or statements made or incorporated by reference in the Joint Proxy Statement or the Form S-4, which information or statements were not supplied by or on behalf of Parent or Merger Sub.

Section 4.22. Opinion of Financial Advisor. The Parent Board of Directors has received an opinion of each of Credit Suisse Securities (Canada), Inc. (“Credit Suisse”) and TD Securities Inc. (“TD Securities”) to the effect that, as of the date of such opinion and based upon and subject to the various assumptions and limitations set forth therein, the Exchange Ratio pursuant to the Merger is fair, from a financial point of view, to Parent.

Section 4.23. Affiliate Transactions. No director or officer of Parent or members of their “immediate family” (as such terms are defined in Rule 16a-1 of the Exchange Act) (each of the foregoing, a “Related Person”), other than in his or her capacity as a director, officer or employee of any of Parent or the Parent Subsidiaries (a) is involved, directly or indirectly, in any material business arrangement or other material relationship with any of Parent or the Parent Subsidiaries, or (b) directly or indirectly owns, or otherwise has any right, title, interest in, to or under, any material property or right, tangible or intangible, that is used by any of Parent or the Parent Subsidiaries and is material to the conduct of the business of Parent and the Parent Subsidiaries as currently conducted, taken as a whole.

Section 4.24. Finders and Brokers. Except for Credit Suisse and TD Securities, there is no investment banker, broker, finder or other financial intermediary that has been retained by or is authorized to act on behalf of any of Parent or the Parent Subsidiaries who is entitled to any fee, commission or any other payment from any of Parent or the Parent Subsidiaries in connection with the Transactions or will have any ongoing commitment from Parent or the Parent Subsidiaries after the Effective Time.

Section 4.25. Valid Issuance. The Parent Common Shares to be issued to the Company Stockholders pursuant to the terms hereof, when issued as provided in and pursuant to the terms of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, and (other than restrictions under applicable securities laws, or restrictions created by such Company Stockholder) will be free of restrictions on transfer.

Section 4.26. Stock Ownership. Parent is not, nor at any time for the past three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Neither Parent nor any Parent Subsidiary directly or indirectly owns as of the date hereof, and at all times for the past three (3) years through the date hereof, neither Parent or any Parent Subsidiary has owned, beneficially or otherwise, any shares of Company Common Stock.

Section 4.27. No Merger Sub Activity. Since its date of formation, Merger Sub has not engaged in any activities other than in connection with this Agreement and the Transactions.

Section 4.28. No Other Representations. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding the Company, the Company Subsidiaries and their respective business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which Parent and Merger Sub are familiar, that, without limiting in any respect any of the representations and warranties in Article III, Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all such estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, so furnished to them. Accordingly, except for the representations and warranties contained in Article III, each of Parent and Merger Sub acknowledge that neither the Company nor any Representative of the Company makes, and each of Parent and Merger Sub acknowledge that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to the Company or any Company Subsidiary or with respect to any other information provided or made available to Parent in connection with the Transactions, including any information, documents, projections, estimates, forecasts, predictions, expectations, plans or other material (including the reasonableness of assumptions underlying any of the foregoing) made available or otherwise furnished or provided in any form to Parent or to Parent’s Representatives, including in any “data rooms” or “virtual data rooms” or management presentations in expectation of the Transactions or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

PENDING THE MERGER

Section 5.1. Conduct of Business by the Company Pending the Closing. The Company agrees that between the date hereof and the earlier of the Effective Time or the date, if any, on which this Agreement is terminated in accordance with Article VIII, except as set forth in Section 5.1 of the Company Disclosure Letter, as expressly required by this Agreement, as required by applicable Law or otherwise with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company (a) shall use commercially reasonable efforts to, and to cause each Company Subsidiary to, conduct its business in the ordinary course of business consistent with past practice and use commercially reasonable efforts to (i) preserve intact its and their present business organizations, goodwill and ongoing businesses, (ii) keep available the services of its and their present officers and key employees (other than where termination of such services is for cause) and (iii) preserve its and their present relationships with customers, suppliers, vendors, licensors, licensees, Governmental Entities, employees and other Persons with whom it and they have material business relations and (b) shall not, and shall not permit any Company Subsidiary to, directly or indirectly:

(i) amend, modify, waive, rescind or otherwise change the Company’s or any Company Subsidiary’s certificate of incorporation, bylaws or equivalent organizational documents (whether by merger, consolidation, acquisition of stock or assets or otherwise);

(ii) authorize, declare, set aside, establish a record date, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, shares, property or other securities or any combination thereof) of the Company or any Company Subsidiary, except for dividends and distributions by a Company Subsidiary to the Company or another wholly-owned Company Subsidiary, or enter into any agreement and arrangement with respect to voting or registration of its capital stock or other equity interests or securities;

(iii) split, combine, subdivide, reduce, recapitalize or reclassify any of its capital stock or other equity interests, or redeem, purchase or otherwise acquire any of its capital stock or other equity interests, or issue or authorize the issuance of any of its capital stock or other equity interests or any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity interests, except for the issuance of securities of any Company Subsidiary to the Company or any wholly-owned Company Subsidiary;

(iv) issue, deliver, grant, sell, pledge, transfer, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, transfer, disposition or encumbrance of, any shares in the capital stock, voting securities or other equity interest in the Company or any Company Subsidiary or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable or vested any otherwise unexercisable or unvested Company Equity Award under any existing Company Equity Plan (except as otherwise provided by the express terms of any Company Equity Award), other than (A) issuances of Company Common Stock in respect of options issued under the ESPP for the offering period commenced prior to the date of this Agreement or in respect of vesting or settlement of Company Equity Awards, in all cases in accordance with their respective terms or as permitted by this Agreement and (B) transactions solely between the Company and a wholly-owned Company Subsidiary or solely between wholly-owned Company Subsidiaries;

(v) except as required by applicable Law or any Company Benefit Plan as in existence as of the date hereof, (A) increase the compensation or benefits payable or to become payable to any of its directors, executive officers or employees; (B) grant to any of its directors, executive officers or employees any retention, severance or termination pay or increase the entitlement to any such payments; (C) pay or award, or commit to pay or award, any bonuses, retention or incentive compensation to any of its directors or executive officers; (D) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Company Benefit Plan; (E) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan; (F) terminate the employment of any employee at the level of vice president or above, other than for cause; (G) hire any new directors, officers or employees; or (H) provide any funding for any rabbi trust or similar arrangement, other than with respect to monthly fundings of the Company’s Nonqualified Deferred Compensation Plan in accordance with past practice;

(vi) acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or authorize or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, directly or indirectly, any equity interests in or assets (including intangible assets) of any Person or any business, division, securities, properties or interests thereof, or otherwise engage in any mergers, consolidations or business combinations, except for (A) transactions solely between the Company and a wholly-owned Company Subsidiary or solely between wholly-owned Company Subsidiaries or acquisitions of supplies or equipment in the ordinary course of business consistent with past practice and (B) acquisitions of Oil and Gas Interests or Oil and Gas Leases for an amount not in excess of $5,000,000 individually or $30,000,000 in the aggregate;

(vii) dispose of any of its Oil and Gas Interests or Oil and Gas Leases (other than sales of Hydrocarbons in the ordinary course of business consistent with past practice), whether voluntarily or by the failure to exercise a right or make a payment, involving an amount in excess of $5,000,000 individually or $30,000,000 in the aggregate;

(viii) adopt any plan of merger, consolidation, reorganization, liquidation or dissolution of the Company or any of the Company Subsidiaries, adopt resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, file a petition in bankruptcy under any provisions of federal or state bankruptcy applicable Law on behalf of the Company or any Company Subsidiaries or consent to the filing of any bankruptcy petition against the Company or any of the Company Subsidiaries under applicable Law;

(ix) make any loans, advances or capital contributions to, or investments in, any other Person, except for loans solely among the Company and its wholly-owned Company Subsidiaries or solely among the Company’s wholly-owned Company Subsidiaries or advances for reimbursable employee expenses in the ordinary course of business consistent with past practice;

(x) sell, lease, license, assign, abandon, mortgage, permit to lapse or expire, transfer, pledge, surrender, encumber, divest, cancel, exchange, swap or otherwise dispose of, or subject to any Lien (other than Permitted Liens) any of its material properties, rights or assets (including any intangible assets and shares in the capital of the Company or the Company Subsidiaries and Company IP), except (A) dispositions of obsolete or worthless equipment, in the ordinary course of business consistent with past practice, (B) non-exclusive licenses or other non-exclusive grants of rights in, to or under Company IP entered in the ordinary course of business consistent with past practice with customers of the Company or the Company Subsidiaries (C) sales of Hydrocarbons in the ordinary course of business, and (D) for transactions solely among the Company and its wholly-owned Company Subsidiaries or solely among wholly-owned Company Subsidiaries;

(xi) (A) enter into any Contract that would, if entered into prior to the date hereof, be a Company Material Contract, (B)(1) materially modify, materially amend, extend, accelerate, terminate, cancel, exercise or fail to exercise an expiring renewal option or terminate any Company Material Contract or (2) waive, release or assign any material rights or claims thereunder, in the case of this clause (2) other than in the ordinary course of business consistent with past practice or (C) enter into any Contract for terminal, storage, transportation, processing or gathering services, or dedications or commitments relating to such services (including any dedication of production or acreage or revenue, volumetric or capacity commitments), other than any such Contract that is terminable on sixty (60) days’ or less prior notice;

(xii) make any capital expenditure or expenditures, enter into agreements or arrangements providing for capital expenditure or expenditures or otherwise commit to do so, in excess of the budgeted amount of capital expenditures scheduled to be made in the Company’s capital expenditure budget from the date hereof to June 30, 2019 set forth in Section 5.1(b)(xii) of the Company Disclosure Letter, except for capital expenditures to repair damages resulting from insured casualty events or capital expenditures required on an emergency basis or for the safety of individuals, assets or the environment;

(xiii) compromise or settle, or offer to compromise or settle any Proceeding (other than any collection action in the ordinary course of business consistent with past practice or any action to enforce the provisions hereof or any Proceeding relating to Tax matters, which shall be governed by clause (xv)) other than any Proceeding that (A) is for an amount (in excess of insurance proceeds) not to exceed, for any such compromise or settlement, $1,000,000 per Proceeding or $2,000,000 in the aggregate for all such Proceedings, (B) does not impose any injunctive or non-monetary relief on the Company and the Company Subsidiaries which, in either case, imposes material restrictions on the business operations of the Company and the Company Subsidiaries, taken as a whole and (C) does not provide for the license of any material Company IP in favor of a third party; provided, that the compromise or settlement, or offer to compromise or settle any Stockholder Litigation shall be subject to Section 6.9;

(xiv) make any change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or applicable Law;

(xv) make, change or rescind any material Tax election, adopt or change any Tax accounting period or material method of Tax accounting, file any income or other material Tax Return (other than in a manner that is not inconsistent with past practice), settle or compromise any material liability for Taxes or any Tax audit, claim or other Proceeding relating to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), surrender any right to claim a material refund of Taxes, or agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes without timely notifying Parent in writing;

(xvi) redeem, terminate early, unwind, repurchase, prepay, defease, create, suffer to exist, incur, enter into, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness or any Derivative instruments or arrangements, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) any Indebtedness solely among the Company and its wholly-owned Company Subsidiaries or solely among wholly-owned Company Subsidiaries, and (B) any incremental borrowings under the Credit Agreement in the ordinary course of business consistent with past practice not to exceed $5,000,000;

(xvii) enter into any Contract or transaction with (including the making of any payment to) a Related Person (other than the Company or one of the Company Subsidiaries) or an Affiliate of a Related Person (other than the Company or one of the Company Subsidiaries), in each case of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(xviii) enter into a new line of business or abandon or discontinue any existing line of business;

(xix) convene any special meeting (or any adjournment or postponement thereof) of the Company Stockholders;

(xx) adopt or otherwise implement any stockholder rights plan, “poison pill” or other comparable agreement;

(xxi) fail to timely file any report required to be filed by the Company or any Company Subsidiary with the SEC or any other Governmental Entity;

(xxii) enter into any Derivative instrument or position with, or amend or extend any Derivative instrument or position to have, a term in excess of three (3) months;

(xxiii) enter into any Contract with any oilfield services company or other independent contractors that could not be terminated without payment in excess of $1,000,000;

(xxiv) enter into any Contract that limits in any material respect the freedom of the Company, any Company Subsidiary or any of their respective Affiliates (including Parent and its Affiliates after the Effective

Time) to compete or engage in any line of business or geographic region or with any Person or sell, supply or distribute any product or service or that otherwise has the effect of restricting the Company, the Company Subsidiaries or their Affiliates (including Parent and its Affiliates after the Effective Time) from the development, marketing or distribution of products and services, in each case, in any geographic area;

(xxv) enter into any Contract providing for the purchase or sale, transportation, or processing of Hydrocarbons that has a remaining term of greater than ninety (90) days and does not allow the Company or such Company Subsidiary to terminate it without penalty on ninety (90) days’ notice or less;

(xxvi) enter into any material Contract providing for the sale by the Company or any of the Company Subsidiaries of Hydrocarbons that contains a “take-or-pay” clause or any similar material prepayment or forward sale arrangement or obligation (excluding “gas balancing” arrangements associated with customary joint operating agreements) to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor;

(xxvii) enter into any material Contract that provides for a call or option on production, or acreage dedication to a gathering, transportation or other arrangement downstream of the wellhead; and

(xxviii) agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Notwithstanding anything to the contrary in this Section 5.1, the Parties acknowledge and agree that nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations (including for purposes of the HSR Act) prior to the consummation of the Merger.

Section 5.2. Conduct of Business by Parent Pending the Closing. Parent agrees that between the date hereof and the earlier of the date of the Effective Time or the date, if any, on which this Agreement is terminated in accordance with Article VIII, except as set forth in Section 5.2 of the Parent Disclosure Letter, as expressly required by this Agreement, as required by applicable Law or otherwise with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), Parent (a) shall use commercially reasonable efforts to, and to cause each Parent Subsidiary to, conduct its business in the ordinary course of business consistent with past practice and use commercially reasonable efforts to (i) preserve intact its and their present business organizations, goodwill and ongoing businesses, (ii) keep available the services of its and their present officers and key employees (other than where termination of such services is for cause) and (iii) preserve its and their present relationships with customers, suppliers, vendors, licensors, licensees, Governmental Entities, employees and other Persons with whom it and they have material business relations and (b) shall not, and shall not permit any Parent Subsidiary to, directly or indirectly:

(i) amend the Parent Governing Documents (other than in immaterial respects) or adopt any material change in the certificate of incorporation, bylaws or equivalent organizational documents of any Parent Subsidiary that would adversely affect the consummation of the Transaction;

(ii) authorize, declare, set aside, establish a record date, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, stock or other securities of Parent or any Parent Subsidiary), except (i) Parent’s regular quarterly dividend of $0.015 per Parent Common Share, (ii) dividends and distributions paid or made from wholly-owned Parent Subsidiaries to Parent or between wholly-owned Parent Subsidiaries and (iii) for transactions that would require an adjustment to the Merger Consideration pursuant to Section 3.1(c), respectively, and for which the proper adjustment is made;

(iii) split, combine, subdivide, reduce or reclassify any of its capital stock, except for (i) any such transaction involving only wholly-owned Parent Subsidiaries, and (ii) any transactions that would require an adjustment to the Merger Consideration pursuant to Section 2.1(e), respectively, and for which the proper adjustment is made;

(iv) issue, deliver, grant, sell, pledge, transfer, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, transfer, disposition or encumbrance of, any shares in the capital stock, voting securities or other equity interest in the Parent or any Parent Subsidiary or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, other than: (A) the issuance of Parent Common Shares under any existing Parent Equity Plan, (B) transactions solely between Parent and a wholly-owned Parent Subsidiary or solely between wholly-owned Parent Subsidiaries and (C) issuances of Parent Common Shares through any public or private registered offering or other transaction of up to 10% of the shares of Parent Common Shares issued and outstanding as of the date of this Agreement, in the aggregate;

(v) adopt any material plan of merger, consolidation, reorganization, liquidation or dissolution of Parent or any of the material Parent Subsidiaries, adopt resolutions providing for a material complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, file a petition in bankruptcy under any provisions of federal or state bankruptcy applicable Law on behalf of Parent or any material Parent Subsidiaries or consent to the filing of any bankruptcy petition against Parent or any material Parent Subsidiaries under applicable Law;

(vi) other than in the ordinary course of business consistent with past practice (A) enter into any Contract that would, if entered into prior to the date hereof, be a Parent Material Contract, (B) materially modify, materially amend, extend, accelerate, terminate, cancel, exercise or fail to exercise an expiring renewal option or terminate any Parent Material Contract or (C) waive, release or assign any material rights or claims thereunder;

(vii) make any change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or applicable Law;

(viii) make, change or rescind any material Tax election, adopt or change any Tax accounting period or material method of Tax accounting, file any income or other material Tax Return (other than in a manner that is not inconsistent with past practice), settle or compromise any material liability for Taxes or any Tax audit, claim or other Proceeding relating to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), surrender any right to claim a material refund of Taxes, or agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes without timely notifying the Company in writing;

(ix) enter into any Contract or transaction with (including the making of any payment to) a Related Person (other than the Company or one of the Company Subsidiaries) or an Affiliate of a Related Person (other than the Company or one of the Company Subsidiaries), in each case of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(x) fail to timely file any report required to be filed by Parent or any Parent Subsidiary with the SEC or the Canadian Securities Administrators or any other Governmental Entity; or

(xi) agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Notwithstanding anything to the contrary in this Section 5.2, the Parties acknowledge and agree that nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent or Merger Sub’s operations (including for purposes of the HSR Act) prior to the consummation of the Merger.

Section 5.3. Solicitation by the Company.

(a) Except as expressly permitted by this Section 5.3, from and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated in accordance with

Article VIII, the Company agrees that it shall not, and shall cause the Company’s Affiliates not to, and shall direct and use commercially reasonable efforts to cause its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly encourage or facilitate (including by way of providing information or taking any other action) any inquiry, proposal, offer, request for information, expression of interest or the making, submission or announcement of any inquiry, proposal, offer, request for information or expression of interest from any Person which constitutes or may reasonably be expected to result in, an Acquisition Proposal, (ii) other than clarifying terms of the Acquisition Proposal in accordance with the penultimate sentence of this Section 5.3(a), or to disclose to such Person the existence of this Section 5.3, engage or participate in any discussions or negotiations regarding, or furnish to any Person any information relating to the Company or any Company Subsidiary in connection with or in response to an Acquisition Proposal, (iii) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend any Acquisition Proposal, (iv) withdraw (or change, amend, modify or qualify in a manner adverse to Parent) or otherwise publicly propose to withdraw (or change, amend, modify or qualify in a manner adverse to Parent) the Company Board Recommendation, or commit or agree to take any such action, (v) if an Acquisition Proposal has been publicly disclosed, fail to publicly reaffirm the Company Board Recommendation within ten (10) Business Days (or, with respect to any material amendments, revisions or changes to the terms of any such previously publicly disclosed Acquisition Proposal that are publicly disclosed within the last five (5) Business Days prior to the Effective Time, fail to take the actions referred to in this clause (v), with references to the applicable ten (10) Business Day period being replaced with three (3) Business Days), in each case subject to clause (vi) of this Section 5.3(a), (vi) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal subject to Regulation 14D under the Exchange Act within ten (10) Business Days after the commencement of such Acquisition Proposal, (vii) fail to include the Company Board Recommendation in the Joint Proxy Statement, (viii) exempt any Person other than Parent or Merger Sub from any Takeover Statute or approve or authorize, or cause or permit the Company or any Company Subsidiary to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement or partnership agreement providing for any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 5.3) (a “Company Acquisition Agreement”) or (ix) commit or agree to do any of the foregoing (the acts described in clauses (iii), (iv), (v), (vi), (vii), (viii) or (ix) (to the extent related to the foregoing clauses (iii), (iv), (v), (vi), (vii), (viii) or (ix)), a “Change of Recommendation”). Immediately following the execution of this Agreement, the Company shall, and shall cause the Company’s Affiliates to, and shall direct and use commercially reasonable efforts to cause its and their respective Representatives to, immediately cease and cause to be terminated any and all existing solicitations, discussions or negotiations with any Persons (or provision of any non-public information to any Persons) with respect to any inquiry, proposal, offer, request for non-public information or expression of interest that constitutes, or may reasonably be expected to result in, an Acquisition Proposal. Promptly following the execution of this Agreement, the Company shall terminate or cause to be terminated access to any physical or electronic data rooms relating to a possible Acquisition Proposal by any such Person. The Company shall be permitted to waive, without Parent’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement (i) in order to permit such person to make an Acquisition Proposal to the Company or (ii) if the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel that the failure to waive a particular standstill provision would reasonably be expected to be inconsistent with the directors’ fiduciary duties to the Company Stockholders under applicable Law. For purposes of this Section 5.3, the term “Person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to Parent, the Company or any Company Subsidiary or any of their Representatives. Notwithstanding the limitations set forth in this Section 5.3(a) and subject to compliance with the Company’s obligations contained in Section 5.3(c), if the Company receives, following the date hereof and prior to the receipt of the Company Stockholder Approval, an unsolicited bona fide written Acquisition Proposal that did not result from a knowing and intentional breach of this Section 5.3, the Company and the Company Subsidiaries and the Company’s Representatives may contact the Person or any of its Representatives who has made such Acquisition Proposal solely to clarify the terms of such Acquisition Proposal so that the Company may inform itself about such Acquisition Proposal.

Notwithstanding anything to the contrary contained in this Agreement, any notices required to be made to Parent pursuant to this Section 5.3 shall not, in and of themselves, be deemed to be a Change of Recommendation.

(b) Notwithstanding the limitations set forth in Section 5.3(a), if the Company receives, prior to obtaining the Company Stockholder Approval, an unsolicited bona fide written Acquisition Proposal that did not result from a knowing and intentional breach of this Section 5.3, which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel and financial advisors constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal, then the Company may, subject to compliance with this Section 5.3, take the following actions: (x) furnish non-public information with respect to the Company to the Person making such Acquisition Proposal (and its Representatives), if, and only if, prior to so furnishing such non-public information, the Company receives from such Person an executed Acceptable Confidentiality Agreement and the Company also provides Parent, prior to or substantially concurrently with the time such non-public information is provided or made available to such Person, any non-public information furnished to such other Person that was not previously furnished to Parent, and (y) engage in discussions or negotiations with such Person with respect to such Acquisition Proposal (and its Representatives). The Company shall provide Parent with an accurate and complete copy of all Acceptable Confidentiality Agreements entered into pursuant to this Section 5.3 substantially concurrently with the Company’s entry into such Acceptable Confidentiality Agreement.

(c) The Company shall promptly (and in any event within two (2) days) notify Parent orally and in writing of any receipt by the Company or by any of the Company’s Affiliates or, to the Company’s Knowledge, its or their respective Representatives of any Acquisition Proposal or any inquiries, proposals, offers, requests, or expressions of interest that may reasonably be expected to result in an Acquisition Proposal, or any inquiry, proposal, offer, request for non-public information, or expression of interest for non-public information relating to the Company or any Company Subsidiary by any Person who has made or has communicated to the Company it intends to make any Acquisition Proposal (or of becoming aware of any of its or their other Affiliates having received any such Acquisition Proposal, inquiry, proposal, offer, request for non-public information, or expression of interest). Such notice shall indicate the identity of the Person making the Acquisition Proposal, inquiry or request, and the material terms and conditions of any such inquiry, proposal, offer, request for non-public information, or expression of interest or the nature of the information requested pursuant to such inquiry, proposal, offer, request for non-public information, or expression of interest, including unredacted copies of all written requests, proposals or offers, including proposed agreements received by the Company or, if such Acquisition Proposal is not in writing, a reasonably detailed written description of the material terms and conditions thereof (including, price) to the extent known to the Company. Without limiting the Company’s other obligations under this Section 5.3, the Company shall keep Parent informed on a prompt and timely basis (and in any event, within two (2) days) of the status and material terms (including any amendments or proposed amendments to such material terms) of any such Acquisition Proposal or potential Acquisition Proposal and keep Parent informed on a prompt and timely basis (and in any event, within two (2) days) as to the nature of any information requested of the Company with respect thereto. Without limiting the Company’s other obligations under this Section 5.3, the Company shall promptly provide (and in any event within two (2) days) to Parent any material non-public information concerning the Company provided to any other Person in connection with any Acquisition Proposal that was not previously provided to Parent. Without limiting the foregoing, the Company shall promptly (and in any event within two (2) days after such determination) inform Parent in writing if the Company determines to begin providing non-public information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.3(b). The Company agrees that it will not, directly or indirectly, enter into any agreement with any Person which directly or indirectly prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 5.3.

(d) Notwithstanding anything in this Section 5.3 to the contrary, but subject to Section 5.3(e), at any time prior to the receipt of the Company Stockholder Approval, the Company Board of Directors may (i) make a Change of Recommendation (only of the type contemplated by Section 5.3(a)(iv) or Section 5.3(a)(vii)) in response to an Intervening Event if the Company Board of Directors has determined in good faith after consultation with the Company’s outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties to the Company Stockholders under applicable Law or (ii) make a Change of Recommendation and cause the Company to terminate this Agreement pursuant to and in accordance with Section 8.1(j) in order to enter into a Company Acquisition Agreement with respect to an Acquisition Proposal that did not result from a material breach of this Section 5.3, which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel and financial advisors is a Superior Proposal, but only if the Company Board of Directors has determined in good faith after consultation with the Company’s outside legal counsel, that the failure to terminate this Agreement to enter into such Company Acquisition Agreement providing for such Superior Proposal would reasonably be expected to be inconsistent with the directors’ fiduciary duties to the Company Stockholders under applicable Law; provided that notwithstanding anything to the contrary herein, neither the Company nor any Company Subsidiary shall enter into any Company Acquisition Agreement unless (x) the Company has materially complied with its obligations under this Section 5.3 and (y) prior to or contemporaneously with entering into such Company Acquisition Agreement, (1) the Company pays, or causes to be paid to Parent, the Termination Fee in accordance with Section 8.2, and (2) this Agreement has been validly terminated in accordance with Section 8.1(j). “Intervening Event” means any Effect first occurring or arising after the date hereof that is material to the Company and the Company Subsidiaries (taken as a whole) (other than any event, occurrence or fact resulting from a breach of this Agreement by the Company) and was not known by or reasonably foreseeable to the Company Board of Directors as of the date hereof; provided, however, that in no event shall the following events, changes or developments constitute an Intervening Event: (A) the receipt, existence or terms of an Acquisition Proposal or any inquiry, proposal, offer, request for information or expression of interest that may reasonably be expected to lead to, or result in, an Acquisition Proposal, (B) changes in the market price or trading volume of Company Common Stock, Parent Common Shares or any other securities of the Company, Parent or their respective Subsidiaries, or any change in credit rating or the fact that the Company meets or exceeds (or that Parent fails to meet or exceed) internal or published estimates, projections, forecasts or predictions for any period (it being understood that the underlying cause thereof may be taken into account for purposes of determining whether an Intervening Event has occurred), (C) changes after the date hereof in general economic or business conditions (including, without limitation, the price of oil, natural gas and other commodities) in the United States or elsewhere in the world or (D) changes after the date hereof in the credit, debt, financial or capital markets or in interest or exchange rates, in each case, in the United States or elsewhere in the world.

(e) Prior to the Company taking any action permitted (i) under Section 5.3(d)(i), the Company shall provide Parent with four (4) Business Days’ prior written notice advising Parent it intends to effect a Change of Recommendation and specifying, in reasonable detail, the reasons therefor, and during such four (4) Business Day period, the Company shall cause its Representatives (including its executive officers) to be available to negotiate in good faith (to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Change of Recommendation and at the end of such four (4) Business Day period the Company Board of Directors again makes the fiduciary determination under Section 5.3(d)(i) (after in good faith taking into account any amendments proposed by Parent) or (ii) under Section 5.3(d)(ii), the Company shall provide Parent with four (4) Business Days’ prior written notice advising Parent that the Company Board of Directors intends to take such action and specifying the material terms and conditions of the Acquisition Proposal, including a copy of any proposed definitive documentation, and during such four (4) Business Day period, the Company shall cause its Representatives (including its executive officers) to be available to negotiate in good faith (to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal and at the end of such four (4) Business Day period the Company Board of Directors again makes the determination under Section 5.3(d)(ii) (after in good faith taking into account the amendments to this Agreement proposed by Parent). With respect to Section 5.3(e)(ii), if there are any material amendments, revisions or changes to the terms of any such Superior Proposal (including any revision to the amount, form or mix of consideration the Company Stockholders would receive as a result of the Superior Proposal), the Company shall comply again with Section 5.3(e)(ii) with references to the applicable four (4) Business Day period being replaced by two (2) Business Days.

(f) Nothing in this Agreement shall prohibit the Company or the Company Board of Directors from (i) disclosing to the Company Stockholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act or (ii) making any “stop, look and listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) under the Exchange Act, or any similar statement in response to any publicly disclosed Acquisition Proposal; provided that any “stop, look and listen” statement, or any such similar statement, also includes an express reaffirmation of the Company Board Recommendation. For the avoidance of doubt, this Section 5.3(f) shall not permit the Company Board of Directors to make (or otherwise modify the definition of) a Change of Recommendation except to the extent expressly permitted by Section 5.3(d).

Section 5.4. Solicitation by Parent.

(a) Except as expressly permitted by this Section 5.4, from and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated in accordance with Article VIII, Parent agrees that it shall not, and shall cause its Affiliates not to, and shall direct and use commercially reasonable efforts to cause its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly encourage or facilitate (including by way of providing information or taking any other action) any inquiry, proposal, offer, request for information, expression of interest or the making, submission or announcement of any inquiry, proposal, offer, request for information or expression of interest from any Person which constitutes or may reasonably be expected to result in, a Parent Acquisition Proposal, (ii) other than clarifying terms of the Acquisition Proposal in accordance with the penultimate sentence of this Section 5.4(a), or to disclose to such Person the existence of this Section 5.4, engage or participate in any discussions or negotiations regarding, or furnish to any Person any information relating to Parent or any Parent Subsidiary in connection with or in response to a Parent Acquisition Proposal, (iii) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend any Parent Acquisition Proposal, (iv) withdraw (or change, amend, modify or qualify in a manner adverse to the Company) or otherwise publicly propose to withdraw (or change, amend, modify or qualify in a manner adverse to the Company) the Parent Board Recommendation, or commit or agree to take any such action, (v) if a Parent Acquisition Proposal has been publicly disclosed, fail to publicly reaffirm the Parent Board Recommendation within ten (10) Business Days (or, with respect to any material amendments, revisions or changes to the terms of any such previously publicly disclosed Parent Acquisition Proposal that are publicly disclosed within the last five (5) Business Days prior to the Effective Time, fail to take the actions referred to in this clause (v), with references to the applicable ten (10) Business Day period being replaced with three (3) Business Days), in each case subject to clause (vi) of this Section 5.4(a), (vi) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Parent Acquisition Proposal subject to Regulation 14D under the Exchange Act within ten (10) Business Days after the commencement of such Parent Acquisition Proposal, (vii) fail to include the Parent Board Recommendation in the Joint Proxy Statement, (viii) approve or authorize, or cause or permit Parent or any Parent Subsidiary to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement or partnership agreement providing for any Parent Acquisition Proposal (other than an Acceptable Parent Confidentiality Agreement entered into in accordance with this Section 5.4) (a “Parent Acquisition Agreement”) or (ix) commit or agree to do any of the foregoing (the acts described in clauses (iii), (iv), (v), (vi), (vii), (viii) or (ix) (to the extent related to the foregoing clauses (iii), (iv), (v), (vi), (vii), (viii) or (ix)), a “Parent Change of Recommendation”). Immediately following the execution of this Agreement, Parent shall, and shall cause Parent’s Affiliates to, and shall direct and use commercially reasonable efforts to cause its and their respective Representatives to, immediately cease and cause to be terminated any and all existing solicitations, discussions or negotiations with any Persons (or provision of any non-public information to any Persons) with respect to any inquiry, proposal, offer, request for non-public information or expression of interest that constitutes, or may reasonably be expected to result in, a Parent Acquisition Proposal. Promptly following the execution of this Agreement, Parent shall terminate or cause to be terminated access to any physical or electronic data rooms relating to a possible Parent Acquisition Proposal by any such Person. Parent shall be permitted to waive, without the Company’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement (i) in order to permit such person to make a Parent Acquisition

Proposal to Parent or (ii) if the Parent Board of Directors determines in good faith after consultation with the Parent’s outside legal counsel that the failure to waive a particular standstill provision would reasonably be expected to be inconsistent with the directors’ fiduciary duties to the Parent Shareholders under applicable Law. For purposes of this Section 5.4, the term “Person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent or any Parent Subsidiary or any of their Representatives. Notwithstanding the limitations set forth in this Section 5.4(a) and subject to compliance with the Parent’s obligations contained in Section 5.4(c), if Parent receives, following the date hereof and prior to the receipt of the Parent Shareholder Approval, an unsolicited bona fide written Parent Acquisition Proposal that did not result from a knowing and intentional breach of this Section 5.4, Parent and the Parent Subsidiaries and the Parent’s Representatives may contact the Person or any of its Representatives who has made such Parent Acquisition Proposal solely to clarify the terms of such Parent Acquisition Proposal so that Parent may inform itself about such Parent Acquisition Proposal. Notwithstanding anything to the contrary contained in this Agreement, any notices required to be made to the Company pursuant to this Section 5.4 shall not, in and of themselves, be deemed to be a Parent Change of Recommendation.

(b) Notwithstanding the limitations set forth in Section 5.4(a), if Parent receives, prior to obtaining the Parent Shareholder Approval, an unsolicited bona fide written Parent Acquisition Proposal that did not result from a knowing and intentional of this Section 5.4, which the Parent Board of Directors determines in good faith after consultation with Parent’s outside legal counsel and financial advisors constitutes a Parent Superior Proposal or would reasonably be expected to result in a Parent Superior Proposal, then Parent may, subject to compliance with this Section 5.4, take the following actions: (x) furnish non-public information with respect to Parent to the Person making such Parent Acquisition Proposal (and its Representatives), if, and only if, prior to so furnishing such non-public information, Parent receives from such Person an executed Acceptable Parent Confidentiality Agreement and Parent also provides the Company, prior to or substantially concurrently with the time such non-public information is provided or made available to such Person, any non-public information furnished to such other Person that was not previously furnished to the Company, and (y) engage in discussions or negotiations with such Person with respect to such Parent Acquisition Proposal (and its Representatives). Parent shall provide the Company with an accurate and complete copy of all Acceptable Parent Confidentiality Agreements entered into pursuant to this Section 5.4 substantially concurrently with Parent’s entry into such Acceptable Parent Confidentiality Agreement.

(c) Parent shall promptly (and in any event within two (2) days) notify the Company orally and in writing of any receipt by Parent or by any of Parent’s Affiliates or, to Parent’s Knowledge, its or their respective Representatives of any Parent Acquisition Proposal or any inquiries, proposals, offers, requests, or expressions of interest that may reasonably be expected to result in a Parent Acquisition Proposal, or any inquiry, proposal, offer, request for non-public information, or expression of interest for non-public information relating to Parent or any Parent Subsidiary by any Person who has made or has communicated to Parent it intends to make any Parent Acquisition Proposal (or of becoming aware of any of its or their other Affiliates having received any such Parent Acquisition Proposal, inquiry, proposal, offer, request for non-public information, or expression of interest). Such notice shall indicate the identity of the Person making the Parent Acquisition Proposal, inquiry or request, and the material terms and conditions of any such inquiry, proposal, offer, request for non-public information, or expression of interest or the nature of the information requested pursuant to such inquiry, proposal, offer, request for non-public information, or expression of interest, including unredacted copies of all written requests, proposals or offers, including proposed agreements received by Parent or, if such Parent Acquisition Proposal is not in writing, a reasonably detailed written description of the material terms and conditions thereof (including, price) to the extent known to Parent. Without limiting Parent’s other obligations under this Section 5.4, Parent shall keep the Company informed on a prompt and timely basis (and in any event, within two (2) days) of the status and material terms (including any amendments or proposed amendments to such material terms) of any such Parent Acquisition Proposal or potential Parent Acquisition Proposal and keep the Company informed on a prompt and timely basis (and in any event, within two (2) days) as to the nature of any information requested of Parent with respect thereto. Without limiting Parent’s other obligations under this Section 5.4, Parent shall promptly provide (and in any event within two (2) days) to the Company any material non-public information concerning Parent provided to any other Person in connection with any Parent Acquisition Proposal that was not previously provided to the Company. Without limiting the foregoing, Parent shall promptly (and in any event within two (2) days after such determination) inform the Company in writing if Parent determines to begin providing non-public information or to engage in discussions or negotiations concerning a Parent Acquisition Proposal pursuant to Section 5.4(b). Parent agrees that it will not, directly or indirectly, enter into any agreement with any Person which directly or indirectly prohibits Parent from providing any information to the Company in accordance with, or otherwise complying with, this Section 5.4.

(d) Notwithstanding anything in this Section 5.4 to the contrary, but subject to Section 5.4(e), at any time prior to the receipt of the Parent Shareholder Approval, the Parent Board of Directors may (i) make a Parent Change of Recommendation (only of the type contemplated by Section 5.4(a)(iv) or Section 5.4(a)(vii)) in response to a Parent Intervening Event if the Parent Board of Directors has determined in good faith after consultation with Parent’s outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties to the Parent Shareholders under applicable Law or (ii) make a Parent Change of Recommendation and cause Parent to terminate this Agreement pursuant to and in accordance with Section 8.1(k) in order to enter into a Parent Acquisition Agreement with respect to a Parent Acquisition Proposal that did not result from a material breach of this Section 5.4 which the Parent Board of Directors determines in good faith after consultation with Parent’s outside legal counsel and financial advisors is a Parent Superior Proposal, but only if the Parent Board of Directors has determined in good faith after consultation with Parent’s outside legal counsel, that the failure to terminate this Agreement to enter into such Parent Acquisition Agreement providing for such Parent Superior Proposal would reasonably be expected to be inconsistent with the directors’ fiduciary duties to the Parent Shareholders under applicable Law; provided that notwithstanding anything to the contrary herein, neither Parent nor any Parent Subsidiary shall enter into any Parent Acquisition Agreement unless (x) Parent has materially complied with its obligations under this Section 5.4 and (y) prior to or contemporaneously with entering into such Parent Acquisition Agreement, (1) Parent pays, or causes to be paid to the Company, the Termination Fee in accordance with Section 8.2, and (2) this Agreement has been validly terminated in accordance with Section 8.1(k). “Parent Intervening Event” means any Effect first occurring or arising after the date hereof that is material to Parent and the Parent Subsidiaries (taken as a whole) (other than any event, occurrence or fact resulting from a breach of this Agreement by Parent) and was not known by or reasonably foreseeable to the Parent Board of Directors as of the date hereof; provided, however, that in no event shall the following events, changes or developments constitute a Parent Intervening Event: (A) the receipt, existence or terms of a Parent Acquisition Proposal or any inquiry, proposal, offer, request for information or expression of interest that may reasonably be expected to lead to, or result in, a Parent Acquisition Proposal, (B) changes in the market price or trading volume of Company Common Stock, Parent Common Shares or any other securities of the Company, Parent or their respective Subsidiaries, or any change in credit rating or the fact that Parent meets or exceeds (or that the Company fails to meet or exceed) internal or published estimates, projections, forecasts or predictions for any period (it being understood that the underlying cause thereof may be taken into account for purposes of determining whether a Parent Intervening Event has occurred), (C) changes after the date hereof in general economic or business conditions (including, without limitation, the price of oil, natural gas and other commodities) in the United States or elsewhere in the world or (D) changes after the date hereof in the credit, debt, financial or capital markets or in interest or exchange rates, in each case, in the United States or elsewhere in the world.

(e) Prior to Parent taking any action permitted (i) under Section 5.4(d)(i), Parent shall provide the Company with four (4) Business Days’ prior written notice advising the Company it intends to effect a Change of Recommendation and specifying, in reasonable detail, the reasons therefor, and during such four (4) Business Day period, Parent shall cause its Representatives (including its executive officers) to be available to negotiate in good faith (to the extent the Company desires to negotiate) any proposal by the Company to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Change of Recommendation and at the end of such four (4) Business Day period the Parent Board of Directors again makes the fiduciary determination under Section 5.4(d)(i) (after in good faith taking into account any amendments proposed by the Company) or (ii) under Section 5.4(d)(ii), Parent shall provide the Company with four (4) Business Days’ prior written notice advising the Company that the Parent Board of Directors intends to take such action and specifying the material terms and conditions of the Parent Acquisition Proposal, including a copy of any proposed definitive documentation, and during such four (4) Business Day period, Parent shall cause its Representatives (including its executive officers) to be available to negotiate in good faith (to the extent the Company desires to negotiate) any proposal by the Company to amend the terms and conditions of this Agreement such that such Parent Acquisition Proposal would no longer constitute a Parent Superior Proposal and at the end of such four (4) Business Day period the Parent Board of Directors again makes the determination under Section 5.4(d)(ii) (after in good faith taking into account the amendments to this Agreement proposed by Parent). With respect to Section 5.4(e)(ii), if there are any material amendments, revisions or changes to the terms of any such Parent Superior Proposal (including any revision to the amount, form or mix of consideration the Parent Shareholders would receive as a result of the Parent Superior Proposal), Parent shall comply again with Section 5.4(e)(ii) with references to the applicable four (4) Business Day period being replaced by two (2) Business Days.

(f) Nothing in this Agreement shall prohibit Parent or the Parent Board of Directors from (i) disclosing to the Parent Shareholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act, (ii) complying with Part 2 – Division 3 of National Instrument 62-104 Takeover Bids and Issuer Bids relating to the provision of directors’ circulars and making appropriate disclosure with respect thereto to Parent’s securityholder or (iii) making any “stop, look and listen” communication to the Parent Shareholders pursuant to Rule 14d-9(f) under the Exchange Act, or any similar statement in response to any publicly disclosed Parent Acquisition Proposal; provided that any “stop, look and listen” statement, or any such similar statement, also includes an express reaffirmation of the Parent Board Recommendation. For the avoidance of doubt, this Section 5.4(f) shall not permit the Parent Board of Directors to make (or otherwise modify the definition of) a Parent Change of Recommendation except to the extent expressly permitted by Section 5.4(d).

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1. Access; Confidentiality; Notice of Certain Events.

(a) From the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated in accordance with Article VIII, to the extent permitted by applicable Law, each Party shall, and shall cause each Parent Subsidiary or Company Subsidiary, as applicable, to, (i) afford to the other Party and its Representatives reasonable access during normal business hours and upon reasonable advance notice to the offices, properties, Company Material Contracts or Parent Material Contracts, as applicable, Tax Returns, personnel, books and records and, during such period, (ii) furnish reasonably promptly to the other Party all information (financial or otherwise) concerning its business, properties and personnel available to or prepared by the such Party or any Parent Subsidiary or Company Subsidiary, as applicable, in the normal course of its business as such Party may reasonably request and (iii) instruct the Representatives of the Company and the Company Subsidiaries or Parent and the Parent Subsidiaries, as applicable, to cooperate with the requesting Party in its investigation of the Company and the Company Subsidiaries or Parent and the Parent Subsidiaries, as applicable. Notwithstanding the foregoing, no Party shall be required by this Section 6.1 to provide the other Party or its Representatives with access to or to disclose information (i) the disclosure of which would violate applicable Law (provided, however, that the Parties shall use their respective commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of applicable Law) or (ii) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that each Party shall use its commercially reasonable efforts to allow for such disclosure to the maximum extent that does not result in a loss of such attorney-client, attorney work product or other legal privilege). Each Party will use its commercially reasonable efforts to minimize to the extent reasonably practicable any unnecessary disruption to the businesses of the other Party and or any Parent Subsidiary or Company Subsidiary, as applicable, that may result from the requests for access, data and information hereunder. Notwithstanding anything to the contrary herein, neither Party shall be permitted to conduct any testing, sampling or subsurface or invasive analysis (commonly known as a Phase II environmental assessment) at any property of the other Party or of any Parent Subsidiary or Company Subsidiary, as applicable.

(b) Each of the Company and Parent hereby acknowledge and agree to continue to be bound by the terms of the Confidentiality Agreement.

(c) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (i) of any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement, the Merger or other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other Transactions, (ii) of any legal Proceeding commenced or, to such Party’s Knowledge, threatened against such Party or any of its Subsidiaries or Affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other Transaction, and (iii) upon becoming aware of the occurrence or impending occurrence of any event or circumstance (including any communication by a security holder) relating to it or any Company Subsidiary or Parent Subsidiary, respectively, that (assuming such event or circumstance was realized) would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, or which would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 6.1(c) shall not (i) limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement, (ii) otherwise prejudice in any way the rights and remedies contained in this Agreement, (iii) be deemed to affect or modify such party’s reliance on the representations, warranties, covenants and agreements made by the other parties in this Agreement or (iv) be deemed to amend or supplement the Company Disclosure Letter or the Parent Disclosure Letter or cure any breach of any representation or warranty hereunder.

Section 6.2. Regulatory Approvals and Related Matters.

(a) Subject to the terms and conditions of this Agreement, each Party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions, including the Merger, as soon as practicable after the date hereof, including (i) preparing and filing or otherwise providing, in consultation with the other Party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Transactions, including the Merger, and (ii) taking all steps as may be necessary, subject to this Section 6.2, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals. Notwithstanding anything to the contrary in this Agreement, none of Parent, Merger Sub or any of their respective Subsidiaries shall be required to, and the Company may not and may not permit any Subsidiary to, without the prior written consent of Parent, become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (A) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of Parent or any of its Affiliates (including, after the Closing, the Company or any of its Subsidiaries), (B) conduct, restrict, operate, invest or otherwise change the assets, the business or portion of the business of Parent or any of its Affiliates (including, after the Closing, the Company or any of its Subsidiaries) in any manner or (C) impose any restriction, requirement or limitation on the operation of the business or portion of the business of Parent or any of its Affiliates (including, after the Closing, the Company or any of its Subsidiaries), in each case if becoming subject to, consenting to or offering or agreeing to, or otherwise taking any action with respect to, any requirement, condition, limitation, understanding, agreement or order described in clause (A), (B) or (C) would reasonably be expected to have a Parent Material Adverse Effect, after giving full effect to any such requirement, condition, limitation, understanding, agreement or order; provided, that for purposes of this Section 6.2 only, all references in the definition of “Parent Material Adverse Effect” to “Parent Subsidiaries” shall be deemed to include the Company and its Subsidiaries and clauses (viii) and (ix) of the definition of Parent Material Adverse Effect shall be disregarded. For the avoidance of doubt, notwithstanding anything in this Section 6.2 to the contrary, nothing in this Section 6.2 shall require the Company or any of its Subsidiaries to take, or cause to be taken, any action with respect to their respective assets, businesses or Subsidiaries that is not conditioned upon the consummation of the Transactions, including the Merger. Neither Parent nor the Company shall withdraw its Notification and Report Form that it files pursuant to the HSR Act, or commit to or agree with any Governmental Entity to stay, toll or extend any applicable waiting period under the HSR Act, other applicable antitrust or competition laws or regulations, or any other Law applicable to the Transactions or otherwise agree not to close the Merger for some period of time, without the prior written consent of the other. In furtherance and not in limitation of the foregoing, each Party agrees to (x) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable, and in any event within ten (10) Business Days after the execution of this Agreement (unless a later date is mutually agreed between the Parties), to request early termination of the initial HSR waiting period, and to supply as promptly as practicable and advisable any additional information and documentary materials that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable and (y) make all other necessary filings as promptly as practicable, and in any event within ten (10) Business Days after the execution of this Agreement (unless a later date is mutually agreed between the Parties), and to supply as promptly as practicable and advisable any additional information and documentary materials that may be requested under any Antitrust Laws.

(b) Each of Parent and the Company shall, in connection with and without limiting the efforts referenced in Section 6.2(a) to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations for the Transactions under the HSR Act or any other Antitrust Law, (i) cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any Proceeding initiated by a private party, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions and reasonably considering in good faith comments of the other party, (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity, by promptly providing copies to the other Party of any such written communications, and of any material communication received or given in connection with any Proceeding by a private party, in each case regarding any of the Transactions and (iii) permit the other Party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the DOJ, the FTC or any other Governmental Entity, or, in connection with any Proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC or other applicable Governmental Entity or other Person, give the other Party the opportunity to attend and participate in any in-person meetings, substantive telephone calls or conferences with the DOJ, the FTC or other Governmental Entity or other Person; provided, however, that materials required to be provided pursuant to the foregoing clauses (i)-(iii) may be redacted (A) to remove references concerning the valuation of Parent, Company or any of their respective Subsidiaries, (B) as necessary to comply with contractual arrangements and (C) as necessary to address reasonable privilege or confidentiality concerns; provided, further, that each of Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.2(b) as “Antitrust Counsel Only Material.” Notwithstanding anything to the contrary contained in this Agreement, Parent, after prior consultation with the Company to the extent practicable, shall have the principal responsibility for devising and implementing the strategy for obtaining the receipt of any required approvals under the HSR Act and any other applicable Antitrust Laws and shall take the lead in all meetings and communications with any Governmental Entity in connection with obtaining any such approvals.

(c) In connection with and without limiting the foregoing, each of the Parties shall give any notices to third parties required under the Company Material Contracts or the Parent Material Contracts, as applicable, and each of the Parties shall use, and cause each of their respective Subsidiaries to use, its reasonable best efforts to obtain any third party consents with respect to such Company Material Contracts or Parent Material Contracts that are necessary, proper or advisable to consummate the Transactions, including the Merger; provided that nothing contained in this Section 6.2(c) shall be deemed to be a condition to Closing and the failure to obtain any such third party consents with respect to such Company Material Contracts or Parent Material Contracts, as applicable, shall not, in and of itself, provide any Party with the ability to not close the Transactions or terminate this Agreement pursuant to Section 8.1.

Section 6.3. Publicity. Without limiting any other provision of this Agreement, each of Parent and the Company shall consult with the other and issue a joint press release to be reasonably agreed upon by the Parties with respect to the execution of this Agreement. So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective Subsidiaries, shall issue or cause the publication of any press release and the Company and the Company Subsidiaries shall not issue or cause the publication of any other public announcement or disclosure, in each case with respect to the Merger, the other Transactions or this Agreement without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of such press release or, in the case of the Company, such other public announcement or disclosure, with respect to the Merger, the other Transactions or this Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or such other announcement or disclosure (as applicable) in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that neither Party shall be required by this Section 6.3 to provide any such review or comment to the other in connection with the Company’s receipt of (and the existence of) an Acquisition Proposal, Parent’s receipt of (and the existence of) a Parent Acquisition Proposal, a Change of Recommendation or a Parent Change of Recommendation and matters directly related thereto; provided, further, that each Party and their respective Subsidiaries and Representatives may make statements that are consistent with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 6.3.

Section 6.4. D&O Insurance and Indemnification.

(a) For not less than six (6) years from and after the Effective Time, Parent and the Surviving Corporation shall jointly and severally indemnify and hold harmless all past and present directors and officers of the Company and the Company Subsidiaries (collectively, the “Indemnified Parties”) with respect to all acts or omissions by them in their capacities as such or taken at the request of any of the Company or its Subsidiaries at any time prior to the Effective Time to the fullest extent that the Company or the Subsidiary for which they were acting in such capacity would have been permitted to indemnify and hold harmless such individuals by applicable Law. The Parties agree that all rights to exculpation or indemnification for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time existing as of the date hereof in favor of the Indemnified Parties as provided in their respective certificate of incorporation or bylaws (or comparable organizational documents) or in any indemnification agreement in existence on the date hereof and provided to Parent prior to the date hereof shall survive the Merger and shall continue in full force and effect in accordance with the terms thereof.

(b) For six (6) years after the Effective Time, Parent shall cause to be maintained in effect the provisions in (i) the Company Governing Documents and (ii) any indemnification agreement of the Company or a Company Subsidiary with any Indemnified Party in existence on the date of this Agreement and provided to Parent prior to the date hereof, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time.

(c) At or prior to the Effective Time, the Company shall purchase a six (6)-year prepaid “tail” policy on terms and conditions providing coverage retentions, limits and other terms no less favorable than those of the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company Subsidiaries with respect to matters arising at or prior to the Effective Time; provided, however, that the Company shall not commit or spend on such “tail” policy, in the aggregate, more than three hundred percent (300%) of the last aggregate annual premium paid by the Company prior to the date hereof for the Company’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “Base Amount”); provided, however, that if the cost of such “tail” policy exceeds the Base Amount, the Company shall obtain “tail” insurance policies with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding the Base Amount. The Company shall in good faith cooperate with Parent prior to the Effective Time with respect to the procurement of such “tail” policy, including with respect to the selection of the broker, available policy price and coverage options.

Section 6.5. Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger and the other Transactions. No Change of Recommendation or Parent Change of Recommendation, as applicable, shall change, or be deemed to change, or permit (i) the Company or the Company Board of Directors to change, in any manner or respect the approval of the Company Board of Directors or (ii) Parent or the Parent Board of Directors to change, in any manner or respect the approval of the Parent Board of Directors, in each case, for purposes of causing any Takeover Statute to be inapplicable to the Merger or any of the other Transactions.

Section 6.6. Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 6.7. Employee Matters.

(a) For at least twelve (12) months following the Effective Time (the “Benefits Continuation Period”), Parent shall cause each employee of the Company or any Company Subsidiary who continues to be employed by Parent or any Parent Subsidiary after the Effective Time (the “Continuing Employees”) to be provided with (i) a base salary or wages that are no less favorable than such Continuing Employee’s base salary or wages provided by the Company immediately prior to the Closing, (ii) annual target cash incentive opportunities that are no less favorable than such Continuing Employee’s annual target cash incentive opportunities provided by the Company in effect immediately prior to the Closing, (iii) annual target long-term incentive opportunities that are no less favorable than such Continuing Employee’s annual target long-term incentive opportunities provided by the Company for the 2018 calendar year, except as otherwise set forth on Section 6.7(a)(iii) of the Company Disclosure Letter, (iv) severance benefits that are no less favorable than those that would have been provided by the Company to such Continuing Employee as of the Closing and (v) other compensation and benefits that are substantially similar to those provided to such Continuing Employee immediately prior to the Closing. For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the benefit and compensation plans of the Parent and the Parent Subsidiaries providing benefits to the Continuing Employees (the “New Plans”), each Continuing Employee shall, subject to applicable Law and applicable tax qualification requirements, be credited with his or her years of service with the Company and the Company Subsidiaries and their respective predecessors before the Effective Time; provided that the foregoing shall not include service credit for benefit accrual purposes under any defined benefit pension plan and shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is of the same type as the Company Benefit

Plan in which such Continuing Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) (A) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, Parent or its applicable Subsidiary shall use its commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents and (B) Parent and its applicable Subsidiary shall use commercially reasonable efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. With respect to the Company’s retiree welfare benefits listed on Section 3.10(a) of the Company Disclosure Letter, neither Parent nor any of its Affiliates (including, following the Closing, the Company and the Company Subsidiaries) shall at any time take any action to amend, modify or terminate or take any other action that would adversely impact the benefits provided thereunder to any Person receiving or eligible to receive such benefits as of the Closing or who becomes eligible to receive or commences receiving such benefits at any time within (2) years following the Closing.

(b) If, at least ten (10) Business Days prior to the Effective Time, Parent provides written notice to the Company directing the Company to terminate its 401(k) plan(s), the Company shall cause to be approved corporate resolutions to terminate any and all 401(k) plans effective as of the day immediately preceding the day on which the Effective Time occurs but contingent on the occurrence of the Effective Time (the “401(k) Termination Date”). In the event that Parent requests that such 401(k) plan(s) be terminated, the Company shall provide Parent with copies of such resolutions at least two (2) Business Days prior to the day on which the Effective Time occurs; provided that prior to approving such resolutions, the Company shall provide Parent with the form and substance of any applicable resolutions for review and approval (which approval shall not be unreasonably withheld, conditioned or delayed). If the Company 401(k) plan is terminated pursuant to this Section 6.7(b), then as soon as practicable following the 401(k) Termination Date, Parent shall permit all Continuing Employees who were eligible to participate in the Company 401(k) plan immediately prior to the 401(k) Termination Date to participate in Parent’s 401(k) plan, and shall permit each such Continuing Employee to elect to transfer his or her account balance when distributed from the terminated Company 401(k) plan, including any outstanding participant loans, to Parent’s 401(k) plan.

(c) Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent or any Affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Company or any Affiliate of Parent and the Continuing Employee or any severance, benefit or other applicable plan or program covering such Continuing Employee. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.7 shall (i) be deemed or construed to be an amendment or other modification of any Company Benefit Plan or employee benefit plan of Parent or Merger Sub or (ii) create any third party rights in any current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

(d) Parent and the Company hereby acknowledge that a “change in control” (or similar phrase) within the meaning of any Company Benefit Plan will occur at the Effective Time.

Section 6.8. Rule 16b-3. Prior to the Effective Time, the Company and Parent shall, as applicable, take all such steps as may be required to cause any dispositions of Company equity securities (including derivative securities of any equity securities) and acquisitions of Parent equity securities pursuant to the Transactions by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 under the Exchange Act.

Section 6.9. Stockholder Litigation. Each Party shall provide the other Party prompt notice (and in any event within twenty-four (24) hours) of any litigation brought by any Company Stockholder against the Company, any Parent Shareholder against Parent, or against any of their respective Subsidiaries and/or respective directors or officers relating to the Merger and any of the other Transactions or this Agreement (“Stockholder Litigation”), and shall keep the other Party informed on a prompt and timely basis with respect to the status thereof. Each Party shall give the other Party the opportunity to participate in the defense or settlement of any such Stockholder Litigation and reasonably cooperate with such Party in conducting any such defense or settlement of such Stockholder Litigation and no such settlement (whether full or partial) shall be agreed without such other Party’s prior written consent, and neither Party shall communicate with any opposing party in any such Stockholder Litigation regarding any settlement thereof without allowing the other Party’s counsel to participate in such communication.

Section 6.10. Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably requested by Parent or reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of Company Common Stock from the NYSE as promptly as practicable after the Effective Time and in any event no more than one (1) Business Day after the Closing Date.

Section 6.11. Director Resignations. The Company shall use its commercially reasonable efforts to cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time.

Section 6.12. Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the Parent Common Shares to be issued pursuant to this Agreement to be approved for listing on the NYSE, subject to official notice of issuance, and the TSX, subject to satisfaction of customary listing conditions of the TSX, prior to the Effective Time.

Section 6.13. Prepayment of Subject Indebtedness. The Company shall use commercially reasonable efforts, and shall cause the applicable Company Subsidiaries to use commercially reasonable efforts, to deliver to Parent at least two (2) Business Days prior to the Closing Date a copy of a payoff letter (subject to the delivery of funds and cash collateralization, backstopping or replacement of letters of credit, in each case, as arranged by Parent) with respect to the Credit Agreement (the “Subject Indebtedness”) in customary form (the “Payoff Letter”), which Payoff Letter shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations (other than contingent indemnification obligations for which no claim has been made) then due and payable under the Subject Indebtedness as of the anticipated Closing Date (and the daily accrual thereafter) (the “Payoff Amount”) (ii) state that upon receipt of the Payoff Amount under the Payoff Letter, the Subject Indebtedness and all related loan documents shall be terminated (other than the terms thereof that expressly survive such termination in accordance with the terms of such documents) and (iii) provide that all guarantees of any of the Company Subsidiaries of the Subject Indebtedness and, to the extent secured, all Liens securing obligations in respect of the Subject Indebtedness shall be released and terminated upon payment of the Payoff Amount and the cash collateralization, backstopping or replacement of any outstanding letters of credit (which cash collateralization, backstopping, replacement shall be arranged by Parent) on the Closing Date. At the Closing, the Surviving Corporation shall repay the outstanding amount of the Subject Indebtedness by wire transfer of immediately available funds arranged by Parent as provided for in the Payoff Letter.

Section 6.14. Preparation of Joint Proxy Statement and Form S-4.

(a) (i) Parent and the Company shall jointly prepare the Joint Proxy Statement in preliminary form and (ii) as promptly as practicable after the execution of this Agreement, Parent shall prepare (with the Company’s reasonable cooperation) and file with the SEC, the Canadian Securities Administrators and the TSX the Form S-4

(which shall include the Joint Proxy Statement), in a form mutually acceptable to the Parties. Each of Parent and the Company shall use its commercially reasonable efforts to ensure that the Form S-4, including the Joint Proxy Statement, complies as to form in all material respects with the rules and regulations promulgated by the SEC under the Exchange Act and the Securities Act and with all other applicable Law (including the CBCA and any applicable Canadian Securities Laws). The Company shall ensure that the Joint Proxy Statement includes: (i) the opinion of the financial advisor referred to in Section 3.21; and (ii) a summary of the financial analysis conducted by such financial advisor. Subject to Section 6.14(d) and Section 5.3, the Joint Proxy Statement shall include the Company Board Recommendation. Subject to Section 6.14(d) and Section 5.4, the Joint Proxy Statement shall include the Parent Board Recommendation. Parent and the Company shall use their respective commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing (including by responding to comments of the SEC or any Canadian Securities Administrator). Parent and the Company shall make all necessary filings with respect to the Merger and the Transactions under the Securities Act and the Exchange Act, the CBCA and any necessary state or Canadian Securities Laws or “blue sky” notice requirements in connection with the issuance of Parent Common Shares. As promptly as practicable after the Form S-4 shall have become effective, each of Parent and the Company shall use its commercially reasonable efforts to cause the Joint Proxy Statement to be mailed to the Company Stockholders and the Parent Shareholders, as applicable.

(b) Each of Parent and the Company shall furnish all information concerning such Party and its Affiliates to the other, and provide such other assistance, as may be reasonably requested by such other Party and shall otherwise reasonably assist and cooperate with the other in the preparation, filing and distribution of the Joint Proxy Statement, the Form S-4, and the resolution of any comments either received from the SEC or any Canadian Securities Administrator. If at any time prior to the later of the receipt of the Company Stockholder Approval and Parent Shareholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which is required to be set forth in an amendment or supplement to either the Form S-4 or the Joint Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and the Canadian Securities Administrators and, with respect to the Joint Proxy Statement, to the extent required by applicable Law, disseminated to the Company Stockholders and Parent Shareholders, as applicable.

(c) The Parties shall notify each other promptly of the receipt of any comments, whether written or oral, from the SEC, or any Canadian Securities Administrator or their respective staff and of any request by the SEC, or any Canadian Securities Administrator or their respective staff for amendments or supplements to the Joint Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC, or any Canadian Securities Administrator or their respective staff, on the other hand, with respect to the Joint Proxy Statement or the Form S-4 and (ii) all stop orders of the SEC or of or any Canadian Securities Administrator relating to the Joint Proxy Statement, or the Form S-4. Each Party shall give the other Party and its counsel a reasonable opportunity to participate in preparing the proposed response by such Party to comments received from the SEC, or any Canadian Securities Administrator or their respective staff and to provide comments on any proposed response thereto, and such Party shall give reasonable consideration to any such comments. Each Party shall use commercially reasonable efforts to respond promptly to any comments of the SEC, or any Canadian Securities Administrator or their respective staff with respect to the Joint Proxy Statement or the Form S-4, as applicable.

(d) No amendment or supplement to the Joint Proxy Statement or the Form S-4 will be made by Parent or the Company without the approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed; provided that the Company, in connection with a Change in Recommendation made in compliance with the terms hereof may (and Parent shall comply with any request by the Company to) amend or supplement the Joint Proxy Statement (including by incorporation by reference) pursuant to an amendment or supplement (including by incorporation by reference) to the extent it contains (i) a Change in Recommendation, (ii) a statement of the reason of the Company Board of Directors for making such a Change in Recommendation, and (iii) additional information reasonably related to the foregoing; provided, further, that Parent, in connection with a Parent Change of Recommendation made in compliance with the terms hereof may (and the Company shall comply with any request by Parent to) amend or supplement the Joint Proxy Statement (including by incorporation by reference) pursuant to an amendment or supplement (including by incorporation by reference) to the extent it contains (i) a Parent Change of Recommendation, (ii) a statement of the reason of the Parent Board of Directors for making such a Parent Change of Recommendation, and (iii) additional information reasonably related to the foregoing.

Section 6.15. Company Stockholders Meeting; Parent Stockholders Meeting.

(a) The Company shall take all action necessary in accordance with applicable Laws and the Company Governing Documents to duly give notice of, convene and hold the Company Stockholders Meeting for the purpose of obtaining the Company Stockholder Approval, as promptly as reasonably practicable following the clearance of the Joint Proxy Statement by the SEC (and in any event no later than forty-five (45) days thereafter). Except as otherwise expressly permitted by Section 5.3, the Company shall (i) through the Company Board of Directors, recommend, including through a recommendation in the Joint Proxy Statement that the Company Stockholders vote in favor of the approval of the adoption of this Agreement at the Company Stockholders Meeting and (ii) solicit from Company Stockholders proxies in favor of the approval of the adoption of this Agreement. Notwithstanding anything to the contrary contained in this Agreement (except for the sentence immediately following this sentence), the Company (i) shall be required to adjourn or postpone the Company Stockholders Meeting (A) to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the Company Stockholders within a reasonable amount of time in advance of the Company Stockholders Meeting or (B) if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Company Stockholders Meeting and (ii) may, and at Parent’s request shall, adjourn or postpone the Company Stockholders Meeting if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to obtain the Company Stockholder Approval; provided, however, that unless otherwise agreed to by the Parties, the Company Stockholders Meeting shall not be adjourned or postponed to a date that is more than twenty (20) Business Days after the date for which the Company Stockholders Meeting was previously scheduled (it being understood that such Company Stockholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) and (i)(B) exist, and such Company Stockholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist) and provided, further, that the Company Stockholders Meeting shall not be adjourned or postponed to a date on or after two (2) Business Days prior to the Outside Date. Notwithstanding the foregoing, the Company may adjourn or postpone the Company Stockholders Meeting to a date no later than the second (2nd) Business Day after the expiration of the periods contemplated by Section 5.3(e). Unless this Agreement has been terminated in accordance with its terms, the Company’s obligations to call, give notice of, convene and hold the Company Stockholders Meeting in accordance with this Section 6.15(a) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Superior Proposal or Acquisition Proposal, or by any Change of Recommendation. If requested by Parent, the Company shall promptly provide to Parent all voting tabulation reports relating to the Company Stockholders Meeting that have been prepared by the Company or the Company’s transfer agent, proxy solicitor or other Representatives.

(b) Parent shall take all action necessary in accordance with applicable Laws and the Parent Governing Documents to duly give notice of, convene and hold the Parent Shareholders Meeting for the purpose of obtaining Parent Shareholder Approval, as promptly as reasonably practicable following the clearance of the Joint Proxy Statement by the SEC (and in any event no later than forty-five (45) days thereafter). Unless this Agreement has been terminated in accordance with its terms, Parent’s obligations to call, give notice of, convene and hold the Parent Shareholders Meeting in accordance with this Section 6.15(b) shall not be limited or otherwise affected by any Parent Change of Recommendation. Except as otherwise expressly permitted by Section 5.4, Parent shall (i) through the Parent Board of Directors, recommend, including through a recommendation in the Joint Proxy Statement, that the Parent Shareholders vote in favor of issuance of Parent Common Shares pursuant to this Agreement and (ii) solicit from Parent Shareholders proxies in favor of the Parent Share Issuance pursuant to this Agreement. Notwithstanding anything to the contrary contained in this Agreement (except for the sentence immediately following this sentence), Parent (i) shall be required to adjourn or postpone Parent Shareholders Meeting (A) to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to Parent Shareholders within a reasonable amount of time in advance of the Parent Shareholders Meeting or (B) if, as of the time for which Parent Shareholders Meeting is scheduled, there are insufficient shares of Parent Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Parent Shareholders Meeting and (ii) may adjourn or postpone Parent Shareholders Meeting if, as of the time for which Parent Shareholders Meeting is scheduled, there are insufficient shares of Parent Common Shares represented (either in person or by proxy) to obtain Parent Shareholder Approval; provided, however, that unless otherwise agreed to by the Parties, the Parent Shareholders Meeting shall not be adjourned or postponed to a date that is more than twenty (20) Business Days after the date for which the meeting was previously scheduled (it being understood that such Parent Shareholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) and (i)(B) exist, and such Parent Shareholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist); and provided, further, that Parent Shareholders Meeting shall not be adjourned or postponed to a date on or after two (2) Business Days prior to the Outside Date. Notwithstanding the foregoing, Parent may adjourn or postpone the Parent Shareholders Meeting to a date no later than the second (2nd) Business Day after the expiration of the periods contemplated by Section 5.4(e). If requested by the Company, Parent shall promptly provide to the Company all voting tabulation reports relating to Parent Shareholders Meeting that have been prepared by Parent or Parent’s transfer agent, proxy solicitor or other Representatives.

(c) Subject to applicable Law, the Parties shall cooperate and use their commercially reasonable efforts to set the record dates for and hold the Company Stockholders Meeting and Parent Shareholders Meeting, as applicable, on the same day.

(d) Immediately after the execution of this Agreement, Parent shall duly approve and adopt this Agreement in its capacity as sole stockholder of Merger Sub in accordance with applicable Law and the certificate of incorporation, bylaws or equivalent organizational documents of Merger Sub and deliver to the Company evidence of its vote or action by written consent so approving and adopting this Agreement.

Section 6.16. U.S. Tax Matters.

(a) None of the Parties shall (and each Party shall cause its respective Subsidiaries not to) take any action that would reasonably be expected to cause Parent to be treated as a “domestic corporation” pursuant to Section 7874(b) of the Code as a result of the Merger.

(b) For U.S. federal (and applicable state and local) income Tax purposes, it is the intent of the Parties that (i) the Merger be treated as the acquisition by US Opco of all of the Company Common Stock, (ii) the Company Stockholders be treated as transferring all of the Company Common Stock to US Opco in exchange for the Merger Consideration in an exchange that is taxable under Section 1001 of the Code, and (iii) US Opco be treated as receiving a U.S. federal income Tax basis in the Company Common Stock under Section 1012 of the Code equal to the fair market value of the Merger Consideration issued in the Merger.

(c) In the event that Parent is reasonably expected to be treated as a “domestic corporation” pursuant to Section 7874(b) of the Code as a result of the Merger, the Parties shall in good faith discuss possible amendments and modifications to the Transactions in order to avoid causing Parent to be treated as a “domestic corporation”

pursuant to Section 7874(b) of the Code; provided that, no such amendment or modification shall (i) alter or change the amount or allocation of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Company Stockholders as a result of receiving the Merger Consideration or the Tax treatment of any of the Parties pursuant to this Agreement, (iii) materially impede or delay the receipt of any consents or approvals of or the completion of any filings or registrations with any Governmental Entity in connection with the Transactions, or (iv) materially impede or delay consummation of the Transactions.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1. Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to consummate the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the mutual consent of Parent, Merger Sub and the Company, to the extent permitted by applicable Law:

(a) Stockholder Approvals. The Company Stockholder Approval and the Parent Shareholder Approval shall have been obtained.

(b) No Legal Prohibition. No Governmental Entity of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the Effective Time or (ii) issued or granted any Orders (whether temporary, preliminary or permanent) that is in effect as of immediately prior to the Effective Time, in each case which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Merger.

(c) Regulatory Approval. Any waiting period (and extensions thereof) applicable to the Transactions under the HSR Act shall have expired or been terminated.

(d) Effectiveness of Form S-4. The Form S-4 shall have been declared effective under the Securities Act and shall not be the subject of any stop order or Proceeding seeking a stop order.

(e) Listing. The Parent Common Shares to be issued in the Merger shall have been approved for listing on each of the NYSE, subject to official notice of issuance, and the TSX, subject to satisfaction of customary listing conditions of the TSX.

Section 7.2. Conditions to Parent’s and Merger Sub’s Obligations to Effect the Merger. The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent and Merger Sub, to the extent permitted by applicable Law:

(a) (i) the representations and warranties of the Company set forth in this Agreement which are qualified by a “Company Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of the Company set forth in this Agreement which are not qualified by a “Company Material Adverse Effect” qualification shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided, however, that, with respect to clauses (i) and (ii) hereof, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable), only as of such date or period; and provided, further (A) the representations and warranties of the Company set forth in the first sentence of Section 3.1(a), the first sentence of Section 3.1(c), Section 3.2(f), Section 3.3(a), Section 3.4(b)(ii), Section 3.21, Section 3.22 and Section 3.24 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (B) the representations and warranties of the Company set forth in Section 3.2(a) and Section 3.2(c) (in each case with respect to the Company and not the Company Subsidiaries) shall be true and correct other than for de minimis inaccuracies as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); and (C) the representations and warranties of the Company set forth in Section 3.8(a) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date.

(b) The Company shall have performed or complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by it under the Agreement at or prior to the Effective Time.

(c) Parent shall have received a certificate, dated as of the Closing Date and signed by the Company’s chief executive officer and chief financial officer, certifying to the effect that the conditions set forth in clauses (a) and (b) immediately above have been satisfied.

Section 7.3. Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company, to the extent permitted by applicable Law:

(a) (i) the representations and warranties of Parent and Merger Sub set forth in this Agreement which are qualified by a “Parent Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of Parent and Merger Sub set forth in this Agreement which are not qualified by a “Parent Material Adverse Effect” qualification shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not, in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; provided, however, that, with respect to clauses (i) and (ii) hereof, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable), only as of such date or period; and provided, further (A) the representations and warranties of the Parent and Merger Sub set forth in the first sentence of Section 4.1(a), Section 4.2(e), Section 4.3, Section 4.4(b)(ii), Section 4.22 and Section 4.24 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (B) the representations and warranties of Parent and Merger Sub set forth in Section 4.2(a) (in each case with respect to Parent and not the Parent Subsidiaries) shall be true and correct other than for de minimis inaccuracies as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); and (C) the representations and warranties of Parent and Merger Sub set forth in Section 4.8(a) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date.

(b) Each of Parent and Merger Sub shall have performed or complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by it under the Agreement at or prior to the Effective Time.

(c) The Company shall have received a certificate, dated as of the Closing Date and signed by Parent’s chief executive officer and chief financial officer, certifying to the effect that the conditions set forth in clauses (a) and (b) immediately above have been satisfied.

ARTICLE VIII

TERMINATION

Section 8.1. Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned, at any time before the Effective Time, whether before or after obtaining the Company Stockholder Approval or the Parent Shareholder Approval, as follows (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of Parent and the Company;

(b) by the Company at any time prior to the Effective Time if (i) the Company is not then in material breach of any of its representations, warranties, covenants or agreements hereunder, (ii) (A) any of the representations and warranties of Parent or Merger Sub set forth in this Agreement shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 7.3(a) would not be satisfied, or (B) Parent and/or Merger Sub shall have breached, failed to perform or violated their respective covenants or agreements under this Agreement such that the condition set forth in Section 7.3(b) would not be satisfied, and (iii) in either of clause (A) or (B) such breach, failure to perform, violation or inaccuracy is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by Parent or Merger Sub, as applicable, before the earlier of (x) the Business Day immediately prior to the Outside Date and (y) the thirtieth (30th) calendar day following receipt of written notice from the Company of such breach, failure to perform, violation or inaccuracy;

(c) by Parent and Merger Sub at any time prior to the Effective Time if (i) neither Parent nor Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder, (ii) (A) any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 7.2(a) would not be satisfied, or (B) the Company shall have breached, failed to perform or violated their respective covenants or agreements under this Agreement such that the condition set forth in Section 7.2(b) would not be satisfied, and (iii) in either of clause (A) or (B) such breach, failure to perform, violation or inaccuracy is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by the Company before the earlier of (x) the Business Day immediately prior to the Outside Date and (y) the thirtieth (30th) calendar day following receipt of written notice from Parent of such breach, failure to perform, violation or inaccuracy;

(d) by either Parent or the Company, if the Effective Time has not occurred on or before June 30, 2019 (the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any Party whose material breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date;

(e) by the Company or Parent if, after the final adjournment or postponement of the Company Stockholders Meeting at which a vote of the Company Stockholders has been taken in accordance with this Agreement, the Company Stockholder Approval has not been obtained;

(f) by the Company or Parent if, after the final adjournment or postponement of the Parent Shareholders Meeting at which a vote of Parent Shareholders has been taken in accordance with this Agreement, the Parent Shareholder Approval has not been obtained;

(g) by Parent, prior to the time the Company Stockholder Approval is obtained, if (i) the Company Board of Directors shall have effected a Change of Recommendation; provided, however, Parent shall only be entitled to terminate this Agreement pursuant to clause (i) of this Section 8.1(g) for a ten (10) Business Day period following the date a Change of Recommendation occurs, or (ii) the Company has violated or breached (or is deemed pursuant to the terms thereof, to have violated or breached) in any material respect any provision of Section 5.3;

(h) by the Company, prior to the time the Parent Shareholder Approval is obtained, if (i) the Parent Board of Directors shall have effected a Parent Change of Recommendation; provided, however, the Company shall only be entitled to terminate this Agreement pursuant to clause (i) of this Section 8.1(h) for a ten (10) Business Day period following the date a Parent Change of Recommendation occurs or (ii) Parent has violated or breached (or is deemed pursuant to the terms thereof, to have violated or breached) in any material respect any provision of Section 5.4;

(i) by either the Company or Parent if a Governmental Entity of competent jurisdiction with a material connection to any Party, its Subsidiaries or their respective assets shall have issued a final, non-appealable Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions; provided that the right to terminate this Agreement pursuant to this Section 8.1(i) shall not be available to any Party who has not complied with its obligations under Section 6.2 with respect to such Order or whose material breach of any provision of this Agreement has been the cause of, or resulted in, the issuance of such final, non-appealable Order; and

(j) by the Company, prior to the time the Company Stockholder Approval is obtained, in order to effect a Change of Recommendation and substantially concurrently enter into a Company Acquisition Agreement providing for a Superior Proposal that did not result from a material breach of Section 5.3(a); provided that (i) the Company has complied with the terms of Section 5.3(d) and Section 5.3(e) and (ii) immediately prior to or substantially concurrently with (and as a condition to) the termination of this Agreement, the Company pays to Parent the Termination Fee payable pursuant to Section 8.2(b)(iii).

(k) by Parent, prior to the time the Parent Shareholder Approval is obtained, in order to effect a Parent Change of Recommendation and substantially concurrently enter into a Parent Acquisition Agreement providing for a Parent Superior Proposal that did not result from a material breach of Section 5.4(a); provided that (i) Parent has complied with the terms of Section 5.4(d) and Section 5.4(e) and (ii) immediately prior to or substantially concurrently with (and as a condition to) the termination of this Agreement, Parent pays to the Company the Parent Termination Fee payable pursuant to Section 8.2(b)(vii).

Section 8.2. Effect of Termination.

(a) In the event of any valid termination of this Agreement pursuant to Section 8.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement, Section 6.3, this Section 8.2 and Article IX shall survive such termination; provided that nothing herein shall relieve any Party from liability for intentional fraud or Willful Breach of this Agreement prior to such termination. For purposes of this Agreement, “Willful Breach” shall mean a deliberate action taken or deliberate failure to act that the breaching party intentionally takes (or fails to take) and actually knows would, or would reasonably be expected to, cause a material breach of this Agreement, it being acknowledged and agreed that the failure to consummate the Merger and the other Transactions contemplated by this Agreement after all of the conditions in Article VII have been satisfied or waived by the Party entitled to waive such conditions shall constitute a Willful Breach of this Agreement.

(b) Termination Fee.

(i) If this Agreement is terminated by the Company pursuant to Section 8.1(d) at a time when Parent would be permitted to terminate this Agreement pursuant to Section 8.1(g)(ii) or by Parent pursuant to Section 8.1(g)(ii) and (A) at any time on or after the date of this Agreement and prior to such termination an Acquisition Proposal shall have been made to the Company Board of Directors or the Company or publicly announced or publicly known and, in either case, not withdrawn at the time of the Company Stockholders Meeting, and (B) within twelve (12) months after the date of such termination, (x) the Company enters into a definitive agreement providing for an Acquisition Proposal or (y) any Acquisition Proposal is consummated, then the Company shall pay Parent a fee of $150,000,000 in cash (the “Termination Fee”) within two (2) Business Days following either of the events set forth in clauses (x) or (y) above occurring.

(ii) If Parent terminates this Agreement pursuant to Section 8.1(g)(i), then within two (2) Business Days after such termination, the Company shall pay to Parent the Termination Fee.

(iii) If the Company terminates this Agreement pursuant to Section 8.1(j), substantially concurrently with or prior to (and as a condition to) such termination, the Company shall pay or cause to be paid to Parent the Termination Fee.

(iv) If the Company or Parent terminates this Agreement pursuant to Section 8.1(e) during a time which Parent is entitled to terminate this Agreement pursuant to Section 8.1(g)(i), the Company shall pay or cause to be paid to Parent the Termination Fee.

(v) If this Agreement is terminated by Parent pursuant to Section 8.1(d) at a time when the Company would be permitted to terminate this Agreement pursuant to Section 8.1(h)(ii) or by the Company pursuant to Section 8.1(h)(ii) and (A) at any time on or after the date of this Agreement and prior to such termination a Parent Acquisition Proposal shall have been made to the Parent Board of Directors or Parent or publicly announced or publicly known and, in either case, not withdrawn at the time of the Parent Shareholders Meeting, and (B) within twelve (12) months after the date of such termination, (x) Parent enters into a definitive agreement providing for a Parent Acquisition Proposal or (y) any Parent Acquisition Proposal is consummated, then Parent shall pay the Company a fee of $300,000,000 in cash (the “Parent Termination Fee”) within two (2) Business Days following either of the events set forth in clauses (x) or (y) above occurring.

(vi) If Company terminates this Agreement pursuant to Section 8.1(h)(i), then within two (2) Business Days after such termination, Parent shall pay to the Company the Parent Termination Fee.

(vii) If Parent terminates this Agreement pursuant to Section 8.1(k), substantially concurrently with or prior to (and as a condition to) such termination, Parent shall pay or cause to be paid to the Company the Parent Termination Fee.

(viii) If the Company or Parent terminates this Agreement pursuant to Section 8.1(f) during a time which the Company is entitled to terminate this Agreement pursuant to Section 8.1(h)(i), Parent shall pay or cause to be paid to the Company the Parent Termination Fee.

(ix) In the event any amount is payable by the Company or Parent pursuant to the preceding clauses (i) through (viii), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by the Party to whom such amount is owed. Such Party shall promptly provide wire transfer instructions in writing to the other Party upon request (and in any event with sufficient time to allow the other Party to pay or cause to be paid to the first Party any Termination Fee or Parent Termination Fee, as applicable, payable hereunder within the time periods required by this Section 8.2(b)). For the avoidance of doubt, in no event shall the Company or Parent be obligated to pay the Termination Fee, Parent Termination Fee, Company Expenses or Parent Expenses, as applicable, on more than one occasion.

(x) Solely for purposes of Section 8.2(b)(i) and Section 8.2(b)(v), the term “Acquisition Proposal” and “Parent Acquisition Proposal” shall have the meaning assigned to such term in Annex A, except that all references to “twenty-five percent (25%)” therein shall be deemed to be references to “fifty percent (50%).”

(xi) If this Agreement is terminated (i) by Parent or the Company pursuant to Section 8.1(d) at a time when all the conditions set forth in Section 7.3 have been satisfied or waived and at a time when Parent is entitled to terminate this Agreement pursuant to Section 8.1(c), (ii) by Parent pursuant to Section 8.1(c) or (iii) by

Parent or the Company pursuant to Section 8.1(e) and in the case of clause (i), (ii) or (iii) a Termination Fee is not otherwise payable by the Company pursuant to this Section 8.2(b) in connection with such termination, then the Company shall promptly, but in no event later than one (1) Business Day after delivery to the Company of a notice of demand for payment for all expenses of Parent or Merger Sub incurred in connection with the Transactions, pay Parent an amount equal to the Parent Expenses. Any amount paid pursuant to this Section 8.2(b)(xi) may be deducted from any amount that is subsequently paid under Section 8.2(b)(i).

(xii) If this Agreement is terminated (i) by Parent or the Company pursuant to Section 8.1(d) at a time when all the conditions set forth in Section 7.2 have been satisfied or waived and at a time when the Company is entitled to terminate this Agreement pursuant to Section 8.1(b), (ii) by the Company pursuant to Section 8.1(b) or (iii) by the Company or Parent pursuant to Section 8.1(f) and in the case of clause (i), (ii) or (iii) a Parent Termination Fee is not otherwise payable by Parent pursuant to this Section 8.2(b) in connection with such termination, then Parent shall promptly, but in no event later than one (1) Business Day after delivery to Parent of a notice of demand for payment for all expenses of the Company incurred in connection with the Transactions, pay the Company an amount equal to the Company Expenses. Any amount paid pursuant to this Section 8.2(b)(xii) may be deducted from any amount that is subsequently paid under Section 8.2(b)(v).

(c) Each Party acknowledges that the agreements contained in this Section 8.2 are an integral part of the Transactions and that, without these agreements, the Parties hereto would not enter into this Agreement. Each Party further acknowledges that the Termination Fee or the Parent Termination Fee, as applicable, is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub or the Company, as applicable, in the circumstances in which the Termination Fee or the Parent Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions. In addition, if the Company or Parent fails to pay in a timely manner any amount due pursuant to Section 8.2(b), then (i) the Company or Parent, as applicable, shall reimburse the other Party for all costs and expenses (including disbursements and fees of counsel) incurred in the collection of such overdue amounts, including in connection with any related claims or Proceedings commenced and (ii) such Party shall pay to the other Party interest on the amounts payable pursuant to Section 8.2(b) and the costs and expenses described in clause (i) of this Section 8.2(c) from and including the date payment of such amounts were due through the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus six percent (6%). Notwithstanding anything to the contrary in this Agreement, but subject to the specific performance remedies set forth in Section 9.12, (i) upon Parent’s receipt of the full Termination Fee or Parent Expenses, as applicable (and any other amounts contemplated by this Section 8.2(c)), pursuant to this Section 8.2 in circumstances in which the Termination Fee or Parent Expenses are payable, none of the Company, any Company Subsidiary or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for intentional fraud or Willful Breach and (ii) upon the Company’s receipt of the full Parent Termination Fee or Company Expenses, as applicable (and any other amounts contemplated by this Section 8.2(c)), pursuant to this Section 8.2 in circumstances in which the Parent Termination Fee or Company Expenses are payable, none of Parent, any Parent Subsidiary or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for intentional fraud or Willful Breach.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Amendment and Modification; Waiver.

(a) Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented by written agreement of each of the Parties.

(b) At any time and from time to time prior to the Effective Time, either the Company, on the one hand, or Parent and Merger Sub, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made by the other Parties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for their respective benefit contained herein. Any agreement on the part of Parent, Merger Sub or the Company to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Parent or the Company, as applicable. No failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 9.2. Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section 9.3. Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses.

Section 9.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by facsimile transmission or electronic mail (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Parent or Merger Sub, to:

Encana Corporatoin

Suite 4400, 500 Centre Street South East

P.O. Box 2850

Calgary, Alberta T2P 2S5

Email: joanne.alexander@encana.com

Facsimile:   403-645-2000

Attention:    Executive Vice-President & General Counsel

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Email: agivertz@paulweiss.com

           jmarell@paulweiss.com

Facsimile:    212-492-0105

Attention:    Adam M. Givertz

                    Jeffrey D. Marell

if to the Company, to:

Newfield Exploration Company

4 Waterway Square Place, Suite 100

The Woodlands, Texas 77380

Email:    bpaul@newfield.com

               meilers@newfield.com

Attention:    Benjamin Paul

                    Meghan Eilers

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street Houston, Texas 77002

Email:    sean.wheeler@kirkland.com

               douglas.bacon@kirkland.com

Facsimile:    713-836-3601

Attention:    Sean T. Wheeler, P.C.

                    Douglas E. Bacon, P.C.

901 Main Street

Dallas, Texas 75702

Email:    ryan.gorsche@kirkland.com

Fascimile:    214-972-1771

Attention:    Ryan D. Gorsche

and

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Email:    daneff@wlrk.com

               gsmoodie@wlrk.com

Facsimile:    212-403-2218

                      212-403-2180

Attention:    Daniel A. Neff

                    Gordon S. Moodie

Section 9.5. Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” When a reference is made in the Agreement to “Company Stockholders,” such reference shall be to the record and/or beneficial Company Stockholders as the context requires. When a reference is made in the Agreement to “Parent Shareholders,” such reference shall be to the record and/or beneficial Parent Shareholders as the context requires. The words “made available” used in this Agreement shall mean that prior to the execution of this Agreement, such information, document or material was (i) publicly available on the SEC EDGAR database or (ii) made available for review by a Party or such Party’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions. Any singular term used in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting either gender shall include both genders as the context requires. The table of contents and headings and captions set forth in this Agreement or any schedule delivered pursuant to this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or such schedule or any term or provision hereof or thereof. All exhibits, annexes and schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any exhibits, annexes or schedules but not otherwise defined therein, shall have the meaning as defined in this Agreement. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation. If the date on which any action is required or permitted to be taken under this Agreement by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful currency of the

United States. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.6. Counterparts. This Agreement may be executed manually or by facsimile or by other electronic transmission by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in.PDF format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 9.7. Entire Agreement; Third-Party Beneficiaries.

(a) This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter), the Confidentiality Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Article VIII, Parent and Merger Sub shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b) It is expressly agreed that (i) each Company Designated Director shall be an express third party beneficiary of Section 1.6 and (ii) this Section 9.7(b) shall survive consummation of the Transactions so long as a Company Designated Director serves on the Parent Board of Directors and shall be enforceable by such Company Designated Director against Parent and its successors and assigns.

(c) Except as provided in Section 6.4 and Section 9.7(b), nothing in this Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) or in the Confidentiality Agreement, express or implied, is intended to confer upon any Person other than the Parties any rights or remedies hereunder or thereunder.

Section 9.8. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Merger are fulfilled to the extent possible.

Section 9.9. Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other jurisdiction.

(b) Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or Proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or Proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (ii) agrees that any claim in respect of any such action or Proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or Proceeding in such courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or Proceeding in such courts. Each of the Parties hereto agrees that a final judgment in any such action or Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 9.9(b) in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by applicable Law.

Section 9.10. Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.10.

Section 9.11. Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties, except that prior to the Effective Time, Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or in part to any Subsidiary of Parent, after the Effective Time, Parent or Merger Sub may transfer or assign their rights and obligations under this Agreement, in whole or in part to any Person; provided that any such transfer or assignment shall not relieve Parent or Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Sub. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Any purported assignment in violation of this Section 9.11 shall be null and void.

Section 9.12. Enforcement; Remedies.

(a) Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) The Parties agree that irreparable injury will occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is agreed that prior to the valid termination of this Agreement pursuant to Article VIII, each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, to a decree or order of specific performance specifically enforcing the terms and provisions of this Agreement and to any further equitable relief.

(c) The Parties’ rights in this Section 9.12 are an integral part of the Transactions and each Party hereby waives any objections to any remedy referred to in this Section 9.12 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). For the avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party. In the event any Party seeks any remedy referred to in this Section 9.12, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

ENCANA CORPORATION

By:	/s/ Douglas J. Suttles
Name: Douglas J. Suttles
Title: President & Chief Executive Officer

By:	/s/ Sherri A. Brillon
Name: Sherri A. Brillon
Title: Executive Vice-President & Chief
Financial Officer

[Signature Page to Agreement and Plan of Merger]

NEAPOLITAN MERGER CORP.

By:	/s/ Andrew L. Rogers
Name: Andrew L. Rogers
Title: Vice-President

[Signature Page to Agreement and Plan of Merger]

NEWFIELD EXPLORATION COMPANY

By:	/s/ Lee K. Boothby Name: Lee K. Boothby
Title: Chairman, President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex A

Certain Definitions

For the purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement entered into after the date hereof that contains terms and conditions that (a) are at least as favorable to the Company and no less restrictive of any Person party thereto than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain a “standstill” provision), (b) do not in any way restrict the Company or its Representatives from complying with its disclosure obligations under this Agreement, and (c) do not in any way prohibit the Company from providing any information to Parent in accordance with Section 5.3 or otherwise prohibit the Company from complying with its obligations under Section 5.3.

“Acceptable Parent Confidentiality Agreement” means a confidentiality agreement entered into after the date hereof that contains terms and conditions that (a) are at least as favorable to Parent and no less restrictive of any Person party thereto than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain a “standstill” provision) , (b) do not in any way restrict Parent or its Representatives from complying with its disclosure obligations under this Agreement, and (c) do not in any way prohibit Parent from providing any information to the Company in accordance with Section 5.4 or otherwise prohibit Parent from complying with its obligations under Section 5.4.

“Acquisition Proposal” means (a) any proposal or offer (other than the Transactions or any other proposal or offer by Parent or any Parent Subsidiary) with respect to a merger, consolidation, business combination, recapitalization, reorganization, joint venture, partnership, liquidation, dissolution or similar transaction involving the Company or any of the Company Subsidiaries or (b) any proposal or offer to acquire, by tender offer, share exchange, stock or asset purchase or in any other manner, which, in each case with respect to clauses (a) and (b), if consummated, would result in any Person (other than Parent or any Parent Subsidiary) becoming, in one or a series of related transactions, directly or indirectly, the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act) of (i) twenty-five percent (25%) or more of the total voting power or of any class of equity securities of the Company or, in the case of a transaction described in clause (a), the entity resulting from such transaction or (ii) assets (including equity securities of any of the Company Subsidiaries) comprising twenty-five percent (25%) or more of the consolidated revenues, consolidated net income or consolidated total assets of the Company and the Company Subsidiaries, taken as a whole.

“Affiliate” has the meaning ascribed to such term in Rule 12b-2 under the Exchange Act.

“Antitrust Laws” means any applicable supranational, national, federal, state, county, local or foreign antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act, the Sherman Act, the Clayton Act and the Federal Trade Commission Act and other similar antitrust, competition or trade regulation laws of any jurisdiction other than the United States.

“Bribery Laws” means the U.S. Foreign Corrupt Practices Act of 1977, the Corruption of Foreign Public Officials Act (Canada), Criminal Law of the People’s Republic of China, the Anti-Unfair Competition Act (PRC), the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation, and any applicable anti-bribery or anti-corruption related provisions in criminal and anti-competition laws and/or anti-bribery, anti-corruption and/or anti-money laundering laws of any jurisdiction in which the Company or any of its Subsidiaries operates or Parent or any of its Subsidiaries operates, as applicable.

“Business Days” means a day, other than Saturday, Sunday or other day on which commercial banks in Houston, Texas, New York, New York or Calgary, Alberta are authorized or required by applicable Law to close.

“Canadian Securities Administrators” means the securities commission or similar regulatory authority in each province and territory of Canada.

“Canadian Securities Laws” means the securities legislation and rules and regulations thereunder of each province and territory of Canada and the rules, instruments, policies and orders of each Canadian Securities Administrator made thereunder.

“Code” means the Internal Revenue Code of 1986.

“Company Bylaws” means the Amended and Restated Bylaws of the Company as in effect on the date hereof.

“Company Certificate” means the Fourth Amended and Restated Certificate of Incorporation of the Company as in effect on the date hereof.

“Company Equity Awards” means the Company Restricted Share Awards, Company PSUs, Company RSUs, and any Notional Stock.

“Company Equity Plans” means (a) the Company’s 2017 Omnibus Incentive Plan and (b) the Company’s 2011 Omnibus Stock Incentive Plan, as amended.

“Company ESPP” means the Company’s Amended and Restated 2010 Employee Stock Purchase Plan.

“Company Expenses” means $50,000,000.

“Company Governing Documents” means the Company Bylaws and the Company Certificate.

“Company Lease” means any Contract pursuant to which the Company or any Company Subsidiary leases, subleases or occupies any real property or has the right to do so (excluding any and all Oil and Gas Leases and Oil and Gas Interests).

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to (a) have a material adverse effect on the financial condition, business, capitalization or operations of the Company and the Company Subsidiaries, taken as a whole or (b) prevent, materially impede or delay beyond the Outside Date the ability of the Company to consummate the Transactions, including the Merger; provided, however, that in the case of clause (a), no Effects (individually or when aggregated or taken together with all other Effects) resulting or arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred or would reasonably expected to exist or occur: (i) general United States or global economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions (including commodity prices, interest rates and exchange rates) or changes thereof, (ii) general conditions in the oil and gas exploration, development or production industries or changes thereof, (iii) general political conditions and changes thereof, (iv) any changes after the date hereof in GAAP or the interpretation thereof, (v) any changes after the date hereof in applicable Law or the interpretation thereof, (vi) any failure by the Company to meet any internal or published projections, estimates, predictions or expectations of the Company’s revenue, earnings or other financial performance or results of operations or operating metrics for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations or operating metrics, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Company Material Adverse Effect” may be taken into account), (vii) geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters or other force majeure events, including any material worsening of such conditions threatened or existing as of the date hereof, or changes in such conditions, (viii) the execution and delivery of this Agreement or the consummation of the Transactions, or the public announcement of this Agreement or the Transactions, including the impact thereof on relationships, contractual or otherwise, with officers, employees, customers, suppliers, distributors, vendors, licensors, licensees, lenders, Governmental Entities, Governmental Officials and other Persons with whom the Company has material business relations (provided that this clause (viii) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions) (ix) any action or failure to take any action which action or failure to act is requested in writing by Parent or required by this Agreement, and (x) any Stockholder Litigation provided that with respect to the exceptions set forth in clauses (i), (ii), (iv), (v) and (vii) shall not be excluded to the extent such Effect has had a disproportionate adverse impact on the Company or any Company Subsidiary relative to other similarly-situated oil and gas exploration, development or production companies.

“Company PSU” means each restricted share unit award subject to performance-based vesting conditions granted under any Company Equity Plan that is outstanding immediately prior to the Effective Time.

“Company Restricted Share Award” means each award of restricted stock granted under any Company Equity Plan that is outstanding immediately prior to the Effective Time.

“Company RSU” means each restricted stock unit award (other than a Company PSU) granted under any Company Equity Plan that is outstanding immediately prior to the Effective Time.

“Company Stockholders Meeting” means the special meeting of the Company Stockholders to approve the adoption of this Agreement (including any postponement, adjournment or recess thereof).

“Company Subsidiaries” means the Subsidiaries of the Company.

“Confidentiality Agreement” means the Confidentiality Agreement, effective as of October 16, 2018, between Parent and the Company, as amended hereby.

“Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, permit, concession, franchise, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of March 23, 2018, among Newfield Exploration Company, JPMorgan Chase Bank, N.A., as the administrative agent, Wells Fargo Bank, National Association, The Bank of Nova Scotia, Houston Branch and The Bank of Tokyo Mitsubishi UFJ, Ltd, as co-syndication agents, and BMO Harris Bank N.A., Citibank, N.A., Credit Suisse AG, Cayman Islands Branch, Sumitomo Mitsui Banking Corporation and U.S. Bank National Association, as co-documentation agents, and the lenders party thereto, as the same may be amended, supplemented, replaced or otherwise modified from time to time.

“Derivative” means a derivative transaction within the coverage of Statement of Financial Accounting Standard No. 133, including any swap transaction, option, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction, whether or not entered into for hedging purposes, and relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral, transportation or other similar arrangements related to such transaction.

“Effect” means any change, effect, development, event or occurrence.

“Environmental Law” means any and all applicable Laws which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of or exposure to Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including protection of the health and safety of employees or (b) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act or any other Law of similar effect.

“Environmental Permits” means applicable permits, licenses, certificates, consents, registrations, exemptions, variances, approvals and authorizations issued by Governmental Entities or required under Environmental Laws for the business of the Company and the Company Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Form S-4” means the registration statement on Form S-4 to be filed with the SEC by Parent, which will include the Joint Proxy Statement, pursuant to which Parent Common Shares issuable under this Agreement will be registered with the SEC (including any amendments or supplements thereto).

“Good Title” means such title that a prudent Person engaged in the business of purchasing and owning, developing, and operating producing or non-producing oil and gas properties in the geographical areas in which they are located, with knowledge of all of the facts and their legal bearing, would be willing to accept the same acting reasonably.

“Governmental Entity” means (a) any supranational, national, federal, provincial, state, county, municipal, local, or foreign government, court, tribunal, commission, instrumentality, regulatory body or self-regulatory body (including any securities exchange) or any other entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (b) any public international governmental organization or (c) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition (including patent and trademark offices, self-regulatory organizations (including the NYSE and the TSX) and public and private arbitrators).

“Governmental Official” means (i) any official, officer, employee or representative of, or any Person acting in an official capacity for, or on behalf of, any Governmental Entity or (ii) any political party or political party official or candidate or political office.

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, chemical compound, hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores, and mycotoxins.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Hydrocarbons” means crude oil, natural gas, condensate, drip gas and natural gas liquids and other liquids or gaseous hydrocarbons or other substances (including minerals) produced or associated therewith.

“Indebtedness” means with respect to any Person at any date means, without duplication, all obligations of such Person under the applicable governing documentation to pay principal, interest, penalties, fees, guarantees, reimbursements, damages, “make whole” amounts, costs of unwinding and other liabilities with respect to (a) all obligations for borrowed money, whether current, fixed or contingent, secured or unsecured, (b) all obligations evidenced by bonds, debentures, notes, mortgages or similar instruments or debt securities, (c) all Indebtedness of others secured by any Lien on owned or acquired property, whether or not the Indebtedness secured thereby has been assumed, (d) all direct or indirect guarantees (or any other arrangement having the economic effect of a guarantee) of Indebtedness, (e) all capital lease obligations and all synthetic lease obligations, (f) all obligations, contingent or otherwise, of such Person as an account party in respect of financial guaranties, letters of credit, letters of guaranty, surety bonds and other similar instruments, (g) all securitization transactions and all obligations under Derivative instruments or agreements, (h) all obligations representing the deferred and unpaid purchase price of property, goods or services (other than trade payables incurred in the ordinary course of business consistent with past practice), and (i) all obligations, contingent or otherwise, in respect of bankers’ acceptances.

“Intellectual Property” means any of the following: (a) patents, including design patents, and applications relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, continuing prosecution applications, provisionals, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patents and patent applications that are counterparts to such patents and patent applications; (b) trademarks, trade names, service marks, service names, trade dress, logos, slogans, certification marks, collective marks, d/b/a’s, Internet domain names, URLs, corporate names, brand names and other indicia of origin, together with any registrations and applications for registration thereof, including all renewals of the same, and any goodwill associated therewith; (c) rights in works of authorship, whether copyrightable or not (including rights in Software, databases and other compilations of information), copyrights therein and thereto, and other similar exclusive exploitation rights and moral rights, and any registrations and applications for registration thereof, and all renewals, extensions, restorations and reversions thereof; (d) trade secret rights and other rights in know-how and confidential or proprietary information, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists; and (e) all other intellectual property or proprietary rights.

“Joint Proxy Statement” means the definitive joint proxy statement/prospectus (including, in the case of Parent, the notice of the Parent Shareholders Meeting and accompanying management proxy circular, including all schedules, appendices and exhibits thereto) included in the Form S-4 at the time it becomes effective to be sent to the Company Stockholders in connection with the Company Stockholders Meeting and the Parent Shareholders in connection with the Parent Shareholders Meeting (including any amendments or supplements thereto)

“Knowledge” means, as the case may be, the actual knowledge of (a) with respect to Parent or Merger Sub, the individuals listed in Section 1.1 of the Parent Disclosure Letter or (b) with respect to the Company, the individuals listed in Section 1.1 of the Company Disclosure Letter.

“Labor Laws” means all federal, state and local Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, nondiscrimination in employment, occupational safety and health, the calculation and payment of wages, equal employment opportunity (including Laws prohibiting discrimination and/or harassment on the basis of race, national origin, religion, gender, disability, age, or any other protected classification), workers’ compensation, unemployment, employment of minors, labor relations, unions, tips and overtime of any kind, pay equity, employee classification, family and medical leave, the Immigration Reform and Control Act, the Worker Adjustment and Retraining Act of 1998 or any similar applicable Laws.

“Law” means any law (including common law), statute, requirement, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity.

“Lien” means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, conditional or installment sale agreement, encumbrance, covenant, condition, charge, claim, option, right of first refusal, easement, title defect, right of way, encroachment, occupancy right, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), whether voluntarily incurred or arising by operation of Law.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) of ERISA or any plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control within the meaning of Section 4063 of ERISA.

“NYSE” means the New York Stock Exchange.

“Oil and Gas Contracts” means any of the following Contracts to which the applicable Person is a party (other than, in each case, an Oil and Gas Lease): all farm-in and farm-out agreements, areas of mutual interest agreements, joint venture agreements, development agreements, production sharing agreements, operating agreements, unitization, pooling and communitization agreements, declarations and orders, divisions orders, transfer orders, royalty deeds, oil and gas sales agreements, exchange agreements, gathering and processing Contracts and agreements, drilling, service and supply Contracts, geophysical and geological Contracts, land broker, title attorney and abstractor Contracts and all other Contracts relating to Oil and Gas Interests.

“Oil and Gas Interests” means (a) direct and indirect interests in and rights with respect to Hydrocarbons and related properties and assets of any kind and nature, direct or indirect, including working and leasehold interests and operating rights and royalties, overriding royalties, production payments, net profit interests, carried interests, and other non-working interests and non-operating interests; (b) Hydrocarbons or revenues therefrom and claims and rights thereto; (c) all Oil and Gas Leases and the leasehold estates created thereby and the lands covered by the Oil and Gas Leases or included in units with which the Oil and Gas Leases may have been pooled or united; (d) all Oil and Gas Contracts; (e) surface interests, fee interests, reversionary interests, reservations and concessions; (f) all easements, surface use agreements, rights of way, licenses and permits, in each case, in connection with Oil and Gas Leases, the drilling of Wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons, (g) all rights and interests in, under or derived from unitization and pooling agreements in effect with respect to clauses (a) and (b) above and the units created thereby which accrue or are attributable to the interests of the holder thereof; (h) all interests in machinery, equipment and inventory (including Wells, equipment, machinery, pipe, and other goods and materials purchased by any operator for the joint account of the operator and non-operators, without regard to whether any thereof is located on the Oil and Gas Leases or the Wells), oil and gas production, gathering, transmission, treating, processing and storage facilities (including tanks, tank batteries, pipelines, flow lines, gathering Systems and metering equipment), pumps, water plants, electric plants, gasoline and gas platforms, processing plants, separation plants, refineries, testing and monitoring equipment, in each case, in connection with Oil and Gas Leases, the drilling of Wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons, and (i) all other property or interests of any kind or character associated with, appurtenant to, or necessary for the operation of any of the foregoing.

“Oil and Gas Leases” means all Hydrocarbon and mineral leases and subleases, royalties, overriding royalties, net profits interests, mineral fee interests, carried interests, and other rights to Hydrocarbons in place, and mineral servitudes, and all leases, subleases, licenses or other occupancy or similar agreements under which a Person acquires or obtains operating rights in and to Hydrocarbons or any other real property which is material to the operation of such Person’s oil and gas business.

“Order” means any judgment, settlement, order, decision, writ, injunction, decree, stipulation or legal or arbitration award of, or promulgated or issued by, any Governmental Entity.

“Parent Acquisition Proposal” means (a) any proposal or offer with respect to a merger, consolidation, business combination, recapitalization, reorganization, joint venture, partnership, liquidation, dissolution or similar transaction involving Parent or any of the Parent Subsidiaries or (b) any proposal or offer to acquire, by tender offer, share exchange, stock or asset purchase or in any other manner, which, in each case with respect to clauses (a) and (b), if consummated, would result in any Person (other than the Company or any Company Subsidiary) becoming, in one or a series of related transactions, directly or indirectly, the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act) of (i) twenty-five percent (25%) or more of the total voting power or of any class of equity securities of Parent or, in the case of a transaction described in clause (a), the entity resulting from such transaction or (ii) assets (including equity securities of any of the Parent Subsidiaries) comprising twenty-five percent (25%) or more of the consolidated revenues, consolidated net income or consolidated total assets of Parent and the Parent Subsidiaries, taken as a whole.

“Parent DSU” means each deferred share unit award granted under any Parent Equity Plan that is outstanding immediately prior to the Effective Time.

“Parent Equity Plans” means (i) the Encana Corporation Employee Stock Option Plan, (ii) the Encana Corporation Employee Stock Appreciation Rights Plan, (iii) the Performance Share Unit Plan for Employees of Encana Corporation, (iv) the Restricted Share Unit Plan for Directors of Encana Corporation, (v) the Restricted Share Unit Plan for Employees of Encana Corporation (vi) the Deferred Share Unit Plan for Employees of Encana Corporation, (vii) the Deferred Share Unit Plan for Directors of Encana Corporation, and (viii) any other incentive equity or equity-based plans maintained by Encana or its affiliates.

“Parent Expenses” means $50,000,000.

“Parent Lease” means any Contract pursuant to which the Parent leases, subleases or occupies any real property or has the right to do so (excluding any and all Oil and Gas Leases and Oil and Gas Interests).

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to (a) have a material adverse effect on the financial condition, business, capitalization or operations of Parent and the Parent Subsidiaries, taken as a whole or (b) prevent, materially impede or delay beyond the Outside Date the ability of Parent and Merger Sub to consummate the Transactions, including the Merger; provided, however, that in the case of clause (a), no Effects (individually or when aggregated or taken together with all other Effects) resulting or arising from the following shall be deemed to constitute a Parent Material Adverse Effect or shall be taken into account when determining whether a Parent Material Adverse Effect exists or has occurred or would reasonably expected to exist or occur: (i) general United States or global economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions (including commodity prices, interest rates and exchange rates) or changes thereof, (ii) general conditions in the oil and gas exploration, development or production industries or changes thereof, (iii) general political conditions or changes thereof, (iv) any changes after the date hereof in GAAP or the interpretation thereof, (v) any changes after the date hereof in applicable Law or the interpretation thereof, (vi) any failure by Parent to meet any internal or published projections, estimates, predictions or expectations of Parent’s revenue, earnings or other financial performance or results of operations or operating metrics for any period, in and of itself, or any failure by Parent to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations or operating metrics, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Parent Material Adverse Effect” may be taken into account), (vii) geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters or other force majeure events, including any material worsening of such conditions threatened or existing as of the date hereof, or changes in such conditions, (viii) the execution and delivery of this Agreement or the consummation of the Transactions, or the public announcement of this Agreement or the Transactions, including the impact thereof on relationships, contractual or otherwise, with officers, employees, customers, suppliers, distributors, vendors, licensors, licensees, lenders or Governmental

Entities or Governmental Officials and other Persons with whom Parent has material business relations (provided that this clause (viii) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions), (ix) any action or failure to take any action which action or failure to act is requested in writing by the Company or required by this Agreement and (x) any Stockholder Litigation; provided that with respect to the exceptions set forth in clauses (i), (ii), (iv), (v) and (vii) shall not be excluded to the extent such Effect has had a disproportionate adverse impact on Parent or any Parent Subsidiary relative to other similarly-situated oil and gas exploration, development or production companies.

“Parent PSU” means each restricted share unit award subject to performance-based vesting conditions granted under any Parent Equity Plan that is outstanding immediately prior to the Effective Time.

“Parent RSU” means each restricted share unit award (other than a Parent PSU) granted under any Parent Equity Plan that is outstanding immediately prior to the Effective Time.

“Parent SAR” means each share appreciation rights granted under any Parent Equity Plan that is outstanding immediately prior to the Effective Time.

“Parent Shareholders Meeting” means the special meeting of the Parent Shareholders to consider the approval of the Parent Share Issuance (including any postponement, adjournment or recess thereof).

“Parent Subsidiaries” means the Subsidiaries of Parent.

“Parent Superior Proposal” means a bona fide, written Parent Acquisition Proposal (with references to “twenty-five (25%) or more” being deemed to be replaced with references to “one hundred percent (100%)”) by a third party, which the Parent Board of Directors determines in good faith after consultation with Parent’s outside legal and financial advisors to be more favorable to the Parent Shareholders than the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal or offer (including the transaction consideration, conditionality, timing, certainty of financing and/or regulatory approvals and likelihood of consummation) and this Agreement).

“Parent Trading Price” means the volume weighted averages of the trading price of Parent Common Shares on the NYSE as displayed under the heading “Bloomberg VWAP” on Bloomberg page “ECA US <equity>” (or its equivalent successor if such page is not available) on each of the five (5) consecutive trading days ending on the trading day that is three (3) trading days prior to the date of the Effective Time, rounded down to the nearest penny (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“Per Share Total Consideration” means the product of (a) the Exchange Ratio multiplied by (b) the Parent Trading Price.

“Permitted Liens” means, collectively, any Lien (a) for Taxes or governmental assessments, charges or claims of payment not yet due or that is being contested in good faith by appropriate Proceedings and for which adequate reserves have been established on the Company’s or Parent’s (as applicable) financial statements in accordance with GAAP, (b) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business consistent with past practice, which is not yet due or is being contested in good faith by appropriate Proceedings and for which adequate reserves have been established on the Company’s or Parent’s (as applicable) financial statements, (c) which is specifically disclosed on the most recent consolidated balance sheet of the Company or Parent (as applicable) or the notes thereto included in the Company SEC Documents or Parent SEC Documents (as applicable) as of the date hereof, (d) which is a statutory or common law Lien to secure landlords or lessors under leases or rental agreements, (e) which is imposed on the underlying fee interest in real property subject to a Company Lease or any Contract pursuant to which Parent or any Parent Subsidiary leases, subleases or occupies any real property or has the right to do so (as applicable), (f) which is a common law or statutory Lien securing obligations for labor, services, materials and supplies furnished to mineral interests, (g) which is a Lien on pipeline or pipeline facilities that arise out of operation of Law, (h) which is a Lien (i) arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements that are customary in the oil and gas business and (ii) customarily granted in the oil and gas industry, (i) that arises from the rights reserved to or vested in any Governmental Entity to control or regulate any of the Company’s or the Company Subsidiaries’, or Parent’s or the Parent Subsidiaries’, as applicable, properties or assets in any manner, (j) that arises in connection with production burdens payable to third parties that are deducted in the calculation of discounted present value in the Company Reserve Report or the Parent Reserve Report, as applicable, and any production burdens payable to third parties affecting any Oil and Gas Interest that was acquired subsequent to the date of the Company Reserve Report or Parent Reserve Report, as applicable, (k) consisting of any easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of the Company or of any Company Subsidiary, or of Parent or of any of the Parent Subsidiaries, as applicable, that are customarily granted in the oil and gas industry and do not (i) materially interfere with the operation, value or use of the property or asset affected or (ii) increase the burdens payable to third parties that are deducted in the calculation of discounted present value in the Company Reserve Report or the Parent Reserve Report, as applicable, including any royalty, overriding royalty, net profits interest, production payment, carried interest or reversionary working interest, (l) that is a Lien which Parent (in the case of title defects with respect to properties or assets of the Company or the Company Subsidiaries) has expressly waived in writing, (m) that arises as a result of a non-exclusive license or other non-exclusive grant of rights under Intellectual Property rights to use products and services, (n) that will be discharged at or prior to the Effective Time (including Liens securing any Indebtedness that will be paid off in connection with the Closing) and (o) consisting of any other non-monetary Liens, defects and irregularities not arising in connection with Indebtedness, and any encroachments, overlapping improvements, and other state of facts as would be shown on an accurate survey of any real property, that are not such as to materially interfere with the operation, value or use of the property or asset affected.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Proceedings” means all actions, suits, claims, hearings, arbitrations, litigations, mediations, grievances, audits, investigations, examinations or other proceedings, in each case, by or before any Governmental Entity.

“Production Burden” means all royalty interests, overriding royalty interests, production payments, net profit interests or other similar interests that constitute a burden on, and are measured by or are payable out of, the production of Hydrocarbons or the proceeds realized from the sale or other disposition thereof (including any amounts payable to publicly traded royalty trusts), only to the extent that any such royalty interests, overriding royalty interests, production payments, net profit interests or other similar interests are valid and subsisting under applicable Law and are set out in the public records of the counties or parishes in which such burdened Oil and Gas Interest or Oil and Gas Lease is located, provided that Taxes and assessments of Governmental Entities shall not constitute Production Burdens.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing.

“Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of such Person and its Subsidiaries.

“Sanctioned Country” means any of the Crimea region, Cuba, Iran, North Korea, Sudan and Syria.

“Sanctioned Person” means any Person with whom dealings are restricted or prohibited under the Sanctions Laws of the United States, Canada, the United Kingdom, the European Union or any member state of the European Union, or the United Nations, including (i) any Person identified in any list of sanctioned persons maintained by (A) the United States Department of Treasury, Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (B) Canada; (C) the United Kingdom; (D) any committee of the United Nations Security Council; or (E) the European Union or any member state of the European Union; (ii) any Person located, organized, or resident in, or a Governmental Entity or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly 50% or more owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii).

“Sanctions Laws” means all Laws concerning economic sanctions, including embargoes, export restrictions, the ability to make or receive international payments, the freezing or blocking of assets of a targeted Person, the ability to engage in transactions with specified Persons or countries, or the ability to take an ownership interest in assets of a specified Person or located in a specified country, including any Laws threatening to impose economic sanctions on any Person for engaging in proscribed behavior.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Software” means any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code or other form.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company, partnership or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Superior Proposal” means a bona fide, written Acquisition Proposal (with references to “twenty-five percent (25%) or more” being deemed to be replaced with references to “one-hundred percent (100%)”) by a third party, which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal and financial advisors to be more favorable to the Company Stockholders than the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal or offer (including the transaction consideration, conditionality, timing, certainty of financing and/or regulatory approvals and likelihood of consummation) and this Agreement (and any changes to the terms of this Agreement proposed by Parent pursuant to Section 5.3)).

“Systems” means the refined petroleum product, crude oil, natural gas, liquefied natural gas, natural gas liquid and other pipelines, lateral lines, pumps, pump stations, storage facilities, terminals, processing plants and other related operations, assets, machinery and equipment that are owned by the Company and the Company Subsidiaries and used for the conduct of their respective businesses.

“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, assessments, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, property, sales, capital gains, goods and services, license, branch, use, net worth, capital stock, payroll, employment, social security (or similar), workers’ compensation, unemployment compensation, utility, escheat, excise, severance, production, withholding, ad valorem, stamp, transfer, value-added, gains, premium, occupation, environmental, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, including any interest, penalty, additions to tax and any additional amounts imposed with respect thereto, whether disputed or not.

“Tax Return” means any report, return, certificate, claim for refund, election, disclosure, estimated Tax filing or declaration filed, required to be filed or otherwise required to be supplied to any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

“TSX” means the Toronto Stock Exchange.

“Units” means all pooled, communitized or unitized acreage that includes all or a part of any Oil and Gas Lease.

“Wells” means all oil and/or gas wells, whether producing, operating, shut-in or temporarily abandoned, located on any Oil and Gas Lease or Unit or otherwise associated with any Oil and Gas Interest of the applicable Person, together with all oil, gas and mineral production from such well.

Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Section
401(k) Termination Date	6.7(b)
Agreement	Preamble
Base Amount	6.4(c)
Benefits Continuation Period	6.7(a)
Book Entry Shares	2.2(b)
Cancelled Shares	2.1(b)
CBCA	4.1(a)
Certificate of Merger	1.3
Certificates	2.2(b)
Change of Recommendation	5.3(a)
Charter	1.4(a)
Closing	1.2
Closing Date	1.2
Company	Preamble
Company Acquisition Agreement	5.3(a)
Company Benefit Plan	3.10(a)
Company Board of Directors	Recitals
Company Board Recommendation	Recitals
Company Capitalization Date	3.2(a)
Company Common Stock	3.2(a)
Company Designated Directors	1.6
Company Disclosure Letter	III
Company IP	3.14(a)

Term	Section
Company Material Contract	3.17(a)
Company Owned Real Property	3.15(d)
Company Preferred Stock	3.2(a)
Company Report Preparer	3.16
Company Reserve Reports	3.16
Company SEC Documents	3.5(a)
Company Stockholder Approval	3.3(b)
Company Stockholders	Recitals
Company Subsidiary Governing Documents	3.1(b)
Continuing Employees	6.7(a)
Credit Suisse	4.21
DGCL	Recitals
DOJ	6.2(b)
Effective Time	1.3
Enforceability Limitations	3.3(c)
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)
Exchange Ratio	2.1(a)
Fractional Share Consideration	2.1(a)
FTC	6.2(b)
GAAP	3.5(b)
Indemnified Parties	6.4(a)
Intervening Event	5.3(d)
ITAR	3.9(e)
J.P. Morgan	3.21
Merger	Recitals
Merger Consideration	2.1(a)
Merger Sub	Preamble
Merger Sub Board of Directors	Recitals
Merger Sub Shares	2.1(c)
New Plans	6.7(a)
Notional Stock	2.4(d)
Old Plans	6.7(a)
Outside Date	8.1(d)
Parent	Preamble
Parent Acquisition Agreement	5.4(a)
Parent Benefit Plan	4.10(a)
Parent Board of Directors	Recitals
Parent Board Recommendation	Recitals
Parent Capitalization Date	4.2(a)
Parent Change of Recommendation	5.4(a)
Parent Common Shares	Recitals
Parent CSA Documents	4.5(e)
Parent Disclosure Letter	IV
Parent Governing Documents	4.1(a)
Parent Intervening Event	5.4(d)
Parent IP	4.14(a)
Parent Material Contracts	4.17(a)
Parent Owned Real Property	4.15(c)
Parent Preferred Stock	4.2(a)

Term	Section
Parent Report Preparer	4.16
Parent Reserve Reports	4.16
Parent SEC Documents	4.5(a)
Parent Share Issuance	Recitals
Parent Shareholder Approval	4.3(b)
Parent Shareholders	Recitals
Parent Subsidiary Governing Documents	4.1(a)
Parent Termination Fee	8.2(b)(v)
Parties	Preamble
Party	Preamble
Payoff Amount	6.13(b)
Payoff Letter	6.13(b)
Permits	3.9(b)
Related Person	4.23
Sarbanes-Oxley Act	3.5(a)
Stockholder Litigation	6.9
Subject Indebtedness	6.13(b)
Surviving Corporation	1.1
Takeover Statute	3.22
TD Securities	4.21
Termination Fee	8.2(b)(i)
Transactions	Recitals
Willful Breach	8.2(a)
US Holdco	Recitals
US Opco	Recitals

ANNEX B

Opinion of Credit Suisse

CREDIT SUISSE SECURITIES (CANADA), INC.
1 First Canadian Place	Phone +1 416 352 4500
Suite 2900, P.O. Box 301	Fax +1 416 352 4685
Toronto, Ontario M5X 1C9	www.credit-suisse.com
Canada

October 31, 2018

Encana Corporation

500 Centre Street SE

Calgary, Alberta T2G 1A6

Attention: Board of Directors

Members of the Board:

You have asked us to advise you in your capacity as the Board of Directors (the “Board”) of Encana Corporation (the “Acquiror”) with respect to the fairness, from a financial point of view, to the Acquiror of the Exchange Ratio (as defined below) pursuant to the terms of the Agreement and Plan of Merger (the “Agreement”) to be entered into by and among the Acquiror, Neapolitan Merger Corp., a wholly owned subsidiary of the Acquiror (“Merger Sub”), and Newfield Exploration Company (the “Company”). We understand that the Agreement provides for, among other things, the merger of Merger Sub with and into the Company (the “Transaction”) pursuant to which the Company will become a wholly owned subsidiary of the Acquiror and each outstanding share of common stock, par value $0.01 per share (“Company Common Stock”), of the Company, other than shares of Company Common Stock that are owned or held in treasury by the Company or any of its wholly owned subsidiaries or owned by the Acquiror or any of its wholly owned subsidiaries, will be converted into the right to receive 2.6719 common shares, without par value (“Acquiror Common Shares”), of the Acquiror (the “Exchange Ratio”).

In arriving at our opinion, we have reviewed a draft, dated October 31, 2018, of the Agreement and certain publicly available business and financial information relating to the Company and the Acquiror. We have also reviewed certain other information relating to the Company and the Acquiror, including (i) financial forecasts and projected production and operating data prepared by and provided to us by the Acquiror’s management relating to the Company (the “Acquiror Projections for the Company”), which were based on certain oil and gas reserve information prepared by the Company’s management regarding its oil and gas reserves (the “Company Reserve Information”); (ii) financial forecasts and projected production and operating data, as well as an estimate of the value of certain acreage not accounted for in the projected production and operating data, prepared by and provided to us by the Acquiror’s management relating to the Acquiror (the “Acquiror Projections for the Acquiror”), which were based on certain oil and gas reserve information prepared by the Acquiror’s management regarding its oil and gas reserves (the “Acquiror Reserve Information”); (iii) riskings for the Company’s oil and gas reserves prepared by the Acquiror’s management (the “Acquiror Riskings for the Company”); (iv) riskings for the Acquiror’s oil and gas reserves prepared by the Acquiror’s management (the “Acquiror Riskings for the Acquiror”); and (v) certain publicly available market data regarding future oil and gas commodity pricing and certain alternative estimates regarding future oil and gas commodity pricing prepared and provided to us by the Acquiror’s management (collectively, “Future Pricing Data”). We have also reviewed estimates prepared and provided to us by the Acquiror’s management with respect to the cost savings, net of costs necessary to achieve such cost savings, anticipated by such management to result from the Transaction. We have spoken with the managements of the Company and the Acquiror and certain of their respective representatives regarding the business and prospects of the Company and the Acquiror and the Company’s and the Acquiror’s respective oil and gas reserves and oil and gas development and operating assumptions. We have considered certain financial and stock market data of the Company and the Acquiror, and we have compared that data with similar data for other companies with publicly traded equity securities in businesses we deemed similar to those of the Company and the Acquiror, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information and, with your consent, we have assumed and relied upon such information being complete and accurate in all respects material to our analyses and this opinion. With respect to the Acquiror Projections for the Company that we have used in our analyses, management of the Acquiror has advised us and we have assumed that such financial forecasts have been reasonably prepared in good faith and reflect such management’s best currently available estimates and judgments as to the future financial performance of the Company. With respect to the Acquiror Projections for the Acquiror (and other estimates of the Acquiror’s management described above) that we have used in our analyses, management of the Acquiror has advised us and we have assumed that such financial forecasts and other estimates have been reasonably prepared in good faith and reflect such management’s best currently available estimates and judgments as to the future financial performance of the Acquiror and the other matters addressed thereby. With respect to the Company Reserve Information that we have reviewed, management of the Company has advised us and we have assumed that such reserve information has been reasonably prepared in good faith and reflects such management’s best currently available estimates and judgments as to the Company’s oil and gas reserves. With respect to the Acquiror Reserve Information that we have reviewed, management of the Acquiror has advised us and we have assumed that such reserve information has been reasonably prepared in good faith and reflects such management’s best currently available estimates and judgments as to the Acquiror’s oil and gas reserves. With respect to the Acquiror Riskings for the Company and the Acquiror Riskings for the Acquiror, management of the Acquiror has advised us and we have assumed that such riskings have been reasonably prepared in good faith and reflect such management’s best currently available estimates and judgments as to the appropriate riskings for the Company Reserve Information and the Acquiror Reserve Information, respectively.

We express no view or opinion with respect to the Acquiror Projections for the Company, the Acquiror Projections for the Acquiror, the Company Reserve Information, the Acquiror Reserve Information, the Acquiror Riskings for the Company, the Acquiror Riskings for the Acquiror, the Future Pricing Data or the assumptions and methodologies upon which any of the foregoing are based. At your direction, we have assumed that the Acquiror Projections for the Company, the Acquiror Projections for the Acquiror, the Company Reserve Information, the Acquiror Reserve Information, the Acquiror Riskings for the Company, the Acquiror Riskings for the Acquiror, and the Future Pricing Data, taken together, are a reasonable basis on which to evaluate the Company, the Acquiror and the Transaction and have used and relied upon such information for purposes of our analyses and this opinion.

In addition, we have relied upon, without independent verification (i) the assessments of the management of the Acquiror with respect to the Acquiror’s ability to integrate the businesses of the Company and the Acquiror and (ii) the assessments of the management of the Acquiror as to the Company’s and the Acquiror’s existing technology and future capabilities with respect to the extraction of the Company’s and the Acquiror’s oil and gas reserves and other oil and gas resources and associated timing and costs and, with your consent, have assumed that there have been no developments that would adversely affect such management’s views with respect to such technologies, capabilities, timing and costs. We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, the Acquiror or the contemplated benefits of the Transaction, that the Transaction will be consummated in accordance with all applicable laws and regulations and in accordance with the terms of the Agreement, without waiver, modification or amendment of any term, condition or agreement thereof that is material to our analyses or this opinion. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Acquiror, nor have we been furnished with any such evaluations or appraisals (other than certain oil and gas reserve information, including the Company Reserve Information and the Acquiror Reserve Information). With your consent, we have further assumed that the final form of the Agreement, when executed by the parties thereto, will conform to the draft reviewed by us in all respects material to our analyses and this opinion.

Our opinion addresses only the fairness, from a financial point of view, to the Acquiror of the Exchange Ratio in the Transaction pursuant to the Agreement and does not address any other aspect or implication of the Transaction or any agreement, arrangement or understanding entered into in connection therewith or otherwise, including, without limitation, the form or structure of the Transaction and the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received or otherwise payable to any officers, directors, employees, securityholders or affiliates of any party to the Transaction, or class of such persons, relative to the Exchange Ratio or otherwise. Furthermore, we are not expressing any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, intellectual property, tax, environmental, executive compensation or other similar professional advice, including, without limitation, any advice regarding the amounts of any company’s oil and gas reserves, the riskings of such reserves or any other aspects of any company’s (including the Company’s or the Acquiror’s) oil and gas reserves. We have assumed that the Acquiror has or will obtain such advice or opinions from the appropriate professional sources. The issuance of this opinion was approved by our authorized internal committee.

Our opinion is necessarily based on information made available to us as of the date hereof and upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. In addition, as you are aware, the financial projections and estimates that we have reviewed relating to the future financial performance of the Company and the Acquiror reflect certain assumptions regarding the oil and gas industry and future commodity prices associated with that industry that are subject to significant uncertainty and volatility and that, if different than assumed, could have a material impact on our analyses and this opinion. Also, as you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Company, the Acquiror or the Transaction. Our opinion does not address the relative merits of the Transaction as compared to alternative transactions or strategies that might be available to the Acquiror, nor does it address the underlying business decision of the Board or the Acquiror to proceed with or effect the Transaction. We are not expressing any opinion as to what the value of shares of Acquiror Common Shares actually will be when issued pursuant to the Transaction or the price or range of prices at which Company Common Stock or Acquiror Common Shares may be purchased or sold at any time.

We have acted as financial advisor to the Acquiror in connection with the Transaction and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Transaction. We also became entitled to receive a fee upon the rendering of our opinion. In addition, the Acquiror has agreed to reimburse us for certain of our expenses and to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. We and our affiliates have in the past provided and currently are providing investment banking and other financial advice and services to the Acquiror and its affiliates for which advice and services we and our affiliates have received and would expect to receive compensation, including among other things, during the past two years, having been and continuing to be a lender to the Acquiror and having acted as a lead underwriter in connection with the public offering of securities by the Acquiror in September 2016. We and our affiliates have in the past provided and currently are providing investment banking and other financial advice and services to the Company and its affiliates for which advice and services we and our affiliates have received and would expect to receive compensation, including among other things, during the past two years, having been and continuing to be a lender to the Company and having acted as a lead underwriter in connection with the public offering of securities by the Company in February 2016. We and our affiliates may in the future provide investment banking and other financial advice and services to the Acquiror, the Company and their respective affiliates for which advice and services we and our affiliates would expect to receive compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial advice and services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Acquiror, the Company and any other company that may be involved in the Transaction, as well as provide investment banking and other financial advice and services to such companies and their affiliates.

It is understood that this letter is for the information of the Board (in its capacity as such) in connection with its consideration of the Transaction and does not constitute advice or a recommendation to any security holder as to how such security holder should vote or act on any matter relating to the proposed Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Transaction pursuant to the Agreement is fair, from a financial point of view, to the Acquiror.

Very truly yours,

CREDIT SUISSE SECURITIES (CANADA), INC.

ANNEX C

Opinion of TD Securities

TD Securities TD Securities Inc. 66 Wellington Street West TD Bank Tower, 9th Floor Toronto, Ontario M5K 1A2

PRIVILEGED & CONFIDENTIAL

October 31, 2018

Board of Directors of Encana Corporation

500 Centre Street SE

Calgary, Alberta

T2P 2S5

Members of the Board of Directors:

We understand that Encana Corporation, a Canadian corporation (“Encana”), Neapolitan Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Encana (“Merger Sub”), and Newfield Exploration Company, a Delaware corporation (the “Company”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated October 30, 2018 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”).

Pursuant to the Merger, the Company will become a wholly-owned subsidiary of Encana, and each issued and outstanding share of common stock of the Company, par value $0.01 per share (the “Company Common Stock”), other than shares owned or held in treasury by the Company or any of its wholly-owned subsidiaries or owned by Encana or its wholly-owned subsidiaries, will be converted into the right to receive 2.6719 shares (the “Exchange Ratio”) of common stock, without par value, of Encana (the “Encana Common Stock”). The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair, from a financial point of view, to Encana.

For purposes of the opinion set forth herein, we have:

1.	Reviewed the draft Merger Agreement;

2.	Reviewed certain publicly available financial statements and other business and financial information of Encana and the Company, respectively;

3.	Reviewed certain internal financial statements and other financial and operating data concerning Encana and the Company, respectively;

4.

Reviewed estimates of certain oil and gas reserves and resources engineering analyses relating to Encana and the Company and prepared by the respective managements of Encana and the Company and their reserve evaluators (the “Engineering Analyses”);

5.	Discussed the past and current operations and financial condition and the prospects of Encana and the Company with senior executives of Encana and the Company, respectively;

6.

Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Encana, including the amounts and timing of the cost savings and operational synergies expected by the management of Encana to result from a combination of the businesses of Encana and the Company (the “Expected Synergies”);

7.

Reviewed certain financial projections and operating data prepared by the management of Encana (the “Encana Projections”) and by the management of the Company (the “Company Projections”), including, in each case, certain adjustments thereto prepared at the direction of the management of Encana;

8.	Reviewed the pro forma impact of the Merger on Encana’s consolidated cash flow, consolidated capitalization and certain financial ratios;

9.

Reviewed the historical market prices and trading activity for Encana Common Stock and Company Common Stock and compared the financial performance of Encana and the Company and the prices and trading activity of Encana Common Stock and Company Common Stock with each other and with that of certain other publicly-traded companies considered comparable with Encana and the Company, respectively;

10.	Reviewed the financial terms, to the extent publicly available, of selected acquisition transactions;

11.	Reviewed published estimates of research analysts with respect to Encana and the Company;

12.

Reviewed certain publicly available data regarding future oil and gas commodity prices including certain extrapolations therefrom prepared at the direction of Encana (the “Commodity Pricing Data”); and

13.	Performed such other analyses and reviewed such other information and considered such other matters as we deemed appropriate.

For purposes of rendering our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, us by Encana and the Company. With respect to the Encana Projections and the Company Projections, including the adjustments thereto prepared at the direction of the management of Encana, we have been advised by the management of Encana, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Encana and the Company of the future financial performance of Encana and the Company, respectively. With respect to the Expected Synergies, we have been advised by the management of Encana, and we have assumed, that such Expected Synergies have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Encana and have assumed that such Expected Synergies will be realized in the amounts and the times indicated thereby. With respect to the Engineering Analyses, we have been advised by the management of Encana, and have assumed that such reports have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments as to Encana’s and the Company’s proved and probable oil and gas reserves. We express no view or opinion with respect to the Engineering Analyses, the Encana Projections, the Company Projections, the Expected Synergies, the Commodity Pricing Data or the assumptions upon which they are based, and, at the direction of management of Encana, have assumed that the Engineering Analyses, the Encana Projections (including the adjustments thereto prepared at the direction of the management of Encana), the Company Projections (including the adjustments thereto prepared at the direction of the management of Encana), the Expected Synergies and the Commodity Pricing Data, as well as the assumptions upon which they are based, are a reasonable basis on which to evaluate the Company, Encana and the Merger and we have used and relied upon such information for purposes of our analyses and this opinion.

We have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without any waiver, modification or amendment of any material term, condition or agreement, or delay, including, among other things, that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. In addition, we have assumed that in connection with the receipt of all the necessary governmental, regulatory and third party approvals relating to the proposed Merger, no delays, limitations, conditions, modifications or restrictions will be imposed that could have an adverse effect on Encana, the Company or the contemplated benefits expected to be derived in the proposed Merger.

We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Encana or the Company, nor have we been furnished with any such evaluation or appraisal, other than the Engineering Analyses, upon which we have relied without independent verification. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees or any class of such persons, relative to the consideration to be paid to the holders of shares of the Company Common Stock in the transaction. We have relied, without independent verification, upon the assessments of the management of Encana as to (i) the existing and future technology and products of the

Company and the risks associated with such technology and products, (ii) their ability to integrate the businesses of Encana and the Company and (iii) their ability to retain key employees of Encana and the Company. Additionally, we are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory, accounting, insurance, environmental or other similar professional advisors with respect to legal, tax, regulatory, accounting, insurance, environmental and oil and gas reserve and resource matters.

We have acted as financial advisor to the Board of Directors of Encana in connection with this transaction and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also became entitled to receive a fee upon the rendering of this opinion. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. During the two year period prior to the date hereof, we and our affiliates have provided financial advisory and financing services for Encana and have received fees in connection with such services. In addition, TD Securities Inc. and its affiliates may in the future provide investment banking and other financial services to Encana and the Company and their respective affiliates for which we and our affiliates would expect to receive customary fees for such services.

TD Securities Inc. and its affiliates provide investment and commercial banking, lending, asset management and other financial and non-financial services to a wide range of corporations and individuals. In the ordinary course of these activities, we and our affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions in any currency or commodity that may be involved in the Merger, debt, equity and/or other securities or loans of Encana, the Company or certain of their respective affiliates or related derivative instruments and we may have received or may receive compensation in connections with such activities. We or our affiliates also conduct research on securities and may, in the ordinary course of business, provide research reports and investment advice to its clients on investment matters, including matters with respect to Encana, the Company or any of their affiliates.

This opinion has been approved by the Fairness Opinion Committee of TD Securities Inc. in accordance with our customary practice. This opinion is for the information of the Board of Directors of Encana (in its capacity as such) in connection with its consideration of the Merger and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing Encana is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to Encana, from a financial point of view, of the Exchange Ratio pursuant to the Merger Agreement. In addition, we express no view or opinion as to any terms or other aspects of the Merger (other than the Exchange Ratio to the extent expressly specified in this opinion). Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. In addition, as you are aware, the financial projections and estimates that we have reviewed relating to the future financial performance of Encana and the Company reflect certain assumptions regarding the oil and gas industry and future commodity prices associated with that industry that are subject to significant uncertainty and volatility and that, if different than assumed, could have a material impact on our analyses and this opinion. Our opinion does not address the underlying business decision of Encana to engage in the Merger, or the relative merits of the Merger as compared to any alternative transactions or strategies that may be available to Encana. This opinion is not a solvency opinion and does not in any way address the solvency or financial condition of Encana, Merger Sub or the Company. This opinion does not constitute a recommendation to any holder of Encana Common Stock or holder of Company Common Stock as to how to vote with respect to the Merger and does not in any manner address the prices at which Encana Common Stock will trade at any time.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio pursuant to the Merger Agreement is fair, from a financial point of view, to Encana.

Very truly yours,

/s/ TD Securities Inc.
TD Securities Inc.

ANNEX D

Opinion of J.P. Morgan

October 31, 2018

The Board of Directors

Newfield Exploration Company

4 Waterway Square Place

Suite 100

The Woodlands, Texas 77380

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of Newfield Exploration Company (the “Company”) of the Exchange Ratio (as defined below) in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of Encana Corporation (the “Acquiror”). Pursuant to the Agreement and Plan of Merger, dated as of October 31, 2018 (the “Agreement”), among the Company, the Acquiror and its subsidiary, Neapolitan Merger Corp., the Company will become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Acquiror and its affiliates, will be converted into the right to receive 2.6719 shares (the “Exchange Ratio”) of the Acquiror’s no par value common stock (the “Acquiror Common Stock”).

In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Acquiror and the industries in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company and the Acquiror with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Acquiror Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of the Company relating to its business and certain internal financial analyses and forecast prepared by the management of the Acquiror, as adjusted and approved for use by the management of the Company, relating to its business, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Acquiror with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Acquiror, the financial condition and future prospects and operations of the Company and the Acquiror, the effects of the Transaction on the financial condition and future prospects of the Company and the Acquiror, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Acquiror to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Acquiror or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Exchange Ratio in the proposed Transaction and we express no opinion as to the fairness of any consideration to be paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio applicable to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Acquiror Common Stock will trade at any future time.

We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had, and continue to have, commercial or investment banking relationships with the Company and the Acquiror and certain of its affiliates, for which we and such affiliates have received customary compensation. Such services during such period have included acting as sole bookrunner and joint lead arranger on the Company’s revolving credit facility which closed in March 2018 and joint bookrunner and joint lead arranger on the revolving credit facility of an affiliate of the Acquiror which closed in March 2018. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company and certain affiliates of the Acquiror, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Acquiror. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the holders of the Company Common Stock.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

D-4